UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

INFRAREIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 4, 2019

To our Stockholders:

We are pleased to invite you to attend a special meeting of stockholders of InfraREIT, Inc. to be held on February 7, 2019 at 11:00 a.m. Central Time, at our offices at 1900 North Akard Street, Dallas, Texas 75201.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger that we entered into on October 18, 2018, which we refer to as the “merger agreement,” and approve the acquisition of InfraREIT, Inc. by affiliates of Oncor Electric Delivery Company LLC, which we refer to as the “company merger,” and the other transactions contemplated by the merger agreement. If the merger agreement is adopted and the company merger is completed, each share of our common stock issued and outstanding (other than certain shares of common stock specified in the merger agreement) will be converted into the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding taxes.

The Conflicts Committee of the Board of Directors of InfraREIT, Inc. unanimously determined that the company merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of InfraREIT, Inc., approved the company merger and the merger agreement, and recommended the approval of the company merger and the merger agreement to the Board of Directors of InfraREIT, Inc., which we refer to as the “board of directors.” Based upon such approval and recommendation, the board of directors unanimously determined that the company merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of InfraREIT, Inc., approved the merger agreement and the performance by InfraREIT, Inc. of the obligations contemplated thereby, directed that a special meeting be called for the purpose of submitting the merger agreement, the company merger and the other transactions contemplated by the merger agreement to a vote of the stockholders of InfraREIT, Inc. and recommended that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the company merger and the other transactions contemplated by the merger agreement and “FOR” the other matters to be considered at the special meeting.

The enclosed proxy statement describes the merger agreement, the company merger and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the company merger.

Your vote is very important. The company merger cannot be completed unless (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt Consolidated, Inc. and its affiliates, in each case vote in favor of the proposal to adopt the merger agreement and approve the company merger and the other transactions contemplated by the merger agreement. If you fail to vote in person or by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the company merger and the other transactions contemplated by the merger agreement.

Thank you for your ongoing support of InfraREIT, Inc.

Sincerely,

David A. Campbell, President and Chief Executive Officer	Harold R. Logan, Jr., Chairman of the Board of Directors

IMPORTANT

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the company merger, passed upon the merits or fairness of the company merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 4, 2019 and is first being mailed to our stockholders on or about January 7, 2019.

If you vote your proxy by telephone or by Internet, you do NOT need to mail back your proxy card. Any stockholder granting a proxy may revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to our corporate secretary or by attending the meeting and by withdrawing the proxy. You may vote in person at the special meeting even if you send in your proxy card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote.

INFRAREIT, INC.

1900 North Akard Street

Dallas, Texas 75201

214-855-6700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 7, 2019

TO OUR STOCKHOLDERS:

Notice is hereby given that a special meeting of stockholders of InfraREIT, Inc., a Maryland corporation, which we refer to in this notice as “InfraREIT,” the “Company,” “we” or “our,” will be held at our offices at 1900 North Akard Street, Dallas, Texas 75201 at 11:00 a.m. Central Time on February 7, 2019. At the special meeting, stockholders will be asked to consider and vote upon the following matters:

1.    The proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2018, as it may be amended from time to time, which we refer to in this notice as the “merger agreement,” by and among InfraREIT, InfraREIT Partners, LP, a Delaware limited partnership and subsidiary of InfraREIT, Oncor Electric Delivery Company LLC, a Delaware limited liability company, which we refer to in this notice as “Oncor,” 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Oncor, and Oncor T&D Partners, LP, a Delaware limited partnership and a wholly owned indirect subsidiary of Oncor, and approve the company merger and the other transactions contemplated by the merger agreement, this proposal referred to in this notice as the “merger proposal”; and

2.    The proposal to approve any adjournment(s) of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum, this proposal referred to in this notice as the “adjournment proposal.”

Please vote your shares.	If you are a stockholder of record, you may vote in the following ways:
We encourage stockholders to vote promptly. If you fail to vote, the effect will be the same as a vote “AGAINST” the merger proposal.	By Telephone You can vote by calling 1-866-883-3382.	By Internet You can vote online at www.proxypush. com/hifr.	By Mail You can vote by mail by marking, dating and signing your proxy card and returning it in the postage-paid envelope.

In Person

You can vote in person at the special meeting. Please refer to the section of this proxy statement titled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information regarding attending the special meeting.

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

The Board of Directors of InfraREIT, Inc., which we refer to in this notice as the “board of directors,” acting on the unanimous recommendation of the Conflicts Committee of the board of directors, has unanimously approved the merger agreement, the company merger and the other transactions contemplated by the merger agreement and declared the merger agreement, the company merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of InfraREIT. The board of directors unanimously recommends that the stockholders of InfraREIT vote (1) “FOR” the merger proposal and (2) “FOR” the adjournment proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the board of directors.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt Consolidated, Inc. and its affiliates, and each is a condition to the completion of the company merger. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but approval of this proposal is not a condition to the completion of the company merger. If you fail to vote in person or by proxy, or fail to instruct your broker, bank or nominee on how to vote, the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as a vote “AGAINST” the merger proposal.

Holders of shares of InfraREIT’s common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of common stock in connection with the company merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless the board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. The board of directors has made no such determination. However, holders of shares of our common stock may vote against the company merger.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Only holders of record of InfraREIT’s common stock as of the close of business on January 15, 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. We are commencing our solicitation of proxies on or about January 7, 2019, which is before the record date of January 15, 2019. We will continue to solicit proxies until the February 7, 2019 special meeting. Each stockholder of record on January 15, 2019 who has not yet received a proxy statement prior to that date will be sent a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a holder of record on the record date. If you are not a holder of record on the record date, any proxy you deliver will be invalid and will not be counted at the special meeting. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Before voting your shares, we urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference herein. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or at (212) 929-5500 or by email at proxy@mackenziepartners.com.

DATED this 4th day of January, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

Greg Imhoff, Corporate Secretary

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SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to (1) the merger agreement (as defined below), (2) the company merger (as defined below), (3) the partnership merger (as defined below) and (4) certain related transactions. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Additional Information About the Company.”

The Parties (page 25)

InfraREIT Entities

InfraREIT, Inc.

InfraREIT, Inc. (NYSE: HIFR), referred to in this proxy statement as “InfraREIT,” the “Company,” “we,” “our” or “us,” is a Maryland corporation. InfraREIT is engaged in owning and leasing rate-regulated assets in the state of Texas and is structured as a real estate investment trust, referred to in this proxy statement as a “REIT.” InfraREIT is externally managed by Hunt Utility Services, LLC, referred to in this proxy statement as “Hunt Manager.” See the sections of this proxy statement entitled “Additional Information About the Company” and “The Parties – InfraREIT, Inc.”

InfraREIT Partners, LP

InfraREIT Partners, LP, referred to in this proxy statement as the “Operating Partnership,” is a Delaware limited partnership. All of InfraREIT’s assets are held by, and all of InfraREIT’s business activities are conducted through, the Operating Partnership, either directly or indirectly through its subsidiaries. InfraREIT is the sole general partner of the Operating Partnership, and owns approximately 72.45% of the outstanding limited partnership units in the Operating Partnership, referred to in this proxy statement as “partnership units.” See the section of this proxy statement entitled “The Parties – InfraREIT Partners, LP.”

Sharyland Distribution & Transmission Services, L.L.C.

Sharyland Distribution & Transmission Services, L.L.C., referred to in this proxy statement as “SDTS,” is a Texas limited liability company and indirect subsidiary of the Operating Partnership. SDTS is a Texas-based regulated electric utility. See the section of this proxy statement entitled “The Parties – Sharyland Distribution & Transmission Services, L.L.C.”

We refer in this proxy statement to InfraREIT and its subsidiaries, including the Operating Partnership and SDTS, collectively as the “InfraREIT Entities.”

Oncor Entities

Oncor Electric Delivery Company LLC

Oncor Electric Delivery Company LLC, referred to in this proxy statement as “Oncor,” is a Delaware limited liability company. Oncor operates the largest transmission and distribution system in Texas, delivering electricity to more than 3.6 million homes and businesses and operating more than 134,000 miles of transmission and distribution lines. Oncor employs more than 3,900 full-time employees. See the section of this proxy statement entitled “The Parties – Oncor Electric Delivery Company LLC.”

1912 Merger Sub LLC

1912 Merger Sub LLC, referred to in this proxy statement as “Merger Sub,” is a Delaware limited liability company and wholly owned subsidiary of Oncor that will function as the merger subsidiary for purposes of the company merger. Merger Sub was formed solely for the purpose of acquiring us and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to the mergers and its formation. Upon completion of the transactions contemplated by the merger agreement, InfraREIT will merge with and into Merger Sub and Merger Sub will be the surviving entity. See the section of this proxy statement entitled “The Parties – 1912 Merger Sub LLC.”

Oncor T&D Partners, LP

Oncor T&D Partners, LP, referred to in this proxy statement as “Merger Partnership,” is a Delaware limited partnership and wholly owned indirect subsidiary of Oncor that will function as the merger subsidiary for purposes of the partnership merger. Merger Partnership was formed solely for the purpose of acquiring the Operating Partnership and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to the mergers and its formation. Upon completion of the transactions contemplated by the merger agreement, Merger Partnership will merge with and into the Operating Partnership and the Operating Partnership will be the surviving entity. See the section of this proxy statement entitled “The Parties – Oncor T&D Partners, LP.”

Other Parties

Sharyland Utilities, L.P.

Sharyland Utilities, L.P., referred to in this proxy statement as “Sharyland,” is a Texas limited partnership. Sharyland is privately owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is managed by Hunter L. Hunt. Sharyland is a Texas-based regulated electric utility, which leases all of the InfraREIT Entities’ regulated assets pursuant to leases with SDTS. See the section of this proxy statement entitled “The Parties – Sharyland Utilities, L.P.”

Sempra Energy

Sempra Energy (NYSE: SRE), referred to in this proxy statement as “Sempra,” is a California corporation. Sempra is a Fortune 500 energy-services holding company headquartered in San Diego, California whose businesses invest in energy infrastructure, develop and operate energy infrastructure and provide gas and electricity services to their customers in North and South America. Additionally, Sempra indirectly owns an 80.25% interest in Oncor. See the section of this proxy statement entitled “The Parties – Sempra Energy.”

Texas Transmission Investment LLC

Texas Transmission Investment LLC, referred to in this proxy statement as “TTI,” is a Delaware limited liability company and an entity indirectly principally owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity OMERS Infrastructure Management Inc., and Cheyne Walk Investment Pte Ltd. TTI owns a 19.75% interest in Oncor. See the section of this proxy statement entitled “The Parties – Texas Transmission Investment LLC.”

The Special Meeting (page 28)

Date, Time and Place of the Special Meeting

The Special Meeting of Stockholders of InfraREIT, referred to in this proxy statement as the “special meeting,” will be held at our offices at 1900 North Akard Street, Dallas, Texas 75201 at 11:00 a.m. Central Time on February 7, 2019.

Purposes of the Special Meeting

At the special meeting, InfraREIT stockholders will be asked to consider and vote upon the following matters:

•

The proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2018, by and among the Company, the Operating Partnership, Oncor, Merger Sub and Merger Partnership, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement,” and approve the company merger and the other transactions contemplated by the merger agreement, referred to in this proxy statement as the “merger proposal”; and

•

The proposal to approve any adjournment(s) of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum, referred to in this proxy statement as the “adjournment proposal.”

Our stockholders must approve the merger proposal for the mergers to occur. If our stockholders fail to approve the merger proposal, the mergers will not occur. See the sections of this proxy statement entitled “The Special Meeting” and “The Merger Agreement.”

With respect to the special meeting, only the business specified in the Company’s notice may be brought before the meeting.

Record Date, Notice and Quorum

The holders of record of shares of common stock, par value $0.01 per share, of the Company, referred to in this proxy statement as the “common stock,” the “Company common stock” or the “InfraREIT common stock,” as of the close of business on January 15, 2019, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of January 3, 2019, 43,997,672 shares of common stock were outstanding.

We are commencing our solicitation of proxies on or about January 7, 2019, which is before the record date. We will continue to solicit proxies until the special meeting. Each stockholder of record on January 15, 2019 who has not yet received a proxy statement prior to that date will be sent a proxy statement and have the opportunity to vote on the matters described in this proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a holder of record on the record date. If you are not a holder of record on the record date, any proxy you deliver will be invalid and will not be counted at the special meeting. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

The presence at the special meeting, in person or represented in proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.

Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the mergers, InfraREIT stockholders holding (1) a majority of the shares of common stock outstanding at the close of business on the record date and (2) a majority of the shares of common stock outstanding at the close of business on the record date, excluding for purposes of such calculation any shares of common stock held by Hunt Consolidated, Inc., referred to in this proxy statement as “HCI,” and its affiliates (including Hunt Transmission Services, L.L.C., referred to in this proxy statement as “Hunt Developer,” Electricity Participant Partnership, L.L.C., referred to in this proxy statement as “EPP,” and Hunt Manager but excluding the InfraREIT Entities), collectively referred to in this proxy statement as “Hunt,” must vote “FOR” the merger proposal. An abstention with respect to the merger proposal, or a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting, but is not a condition to the completion of the mergers.

Any shares not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as votes cast and will have no effect on the result of the vote on the adjournment proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum.

Proxies; Revocation

Any InfraREIT stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting and voting in person. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.

Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary at InfraREIT, Inc., 1900 North Akard Street, Dallas, Texas 75201, or by attending the special meeting and voting in person.

The Mergers (page 32)

You will be asked to consider and vote upon the merger proposal. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides, among other things, (i) that at the effective time of the company merger, referred to in this proxy statement as the “company merger effective time,” the Company will be merged with and into Merger Sub, with Merger Sub surviving the merger and (ii) immediately thereafter, referred to in this proxy statement as the “partnership merger effective time,” Merger Partnership will be merged with and into the Operating Partnership, with the Operating Partnership surviving the partnership merger. In the company merger and the partnership merger, respectively, each (A) share of common stock issued and outstanding immediately before the company merger effective time and (B) partnership unit issued and outstanding immediately before the partnership merger effective time (other than certain shares of common stock and partnership units specified in the merger agreement) will be converted into the right to receive $21.00 per share of common stock or partnership unit, as applicable, in cash, referred to in this proxy statement as the “merger consideration,” without interest, and subject to deduction for any required withholding tax.

This proxy statement does not constitute an offer to exchange or convert any partnership units that you may own for or into limited partnership units in the surviving partnership.

Concurrently with the execution and delivery of the merger agreement, SDTS entered into an Agreement and Plan of Merger, dated as of October 18, 2018, with Sharyland and Oncor, referred to in this proxy statement as the “asset exchange agreement.” Upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated by the asset exchange agreement, among other things, Sharyland and SDTS will consummate a joint survivor merger, as a result of which (i) Sharyland will acquire SDTS’s transmission and distribution assets in south Texas, collectively referred to in this proxy statement as the “STX Assets,” and (ii) SDTS will acquire Sharyland’s Golden Spread Electric Cooperative interconnection located in the Texas Panhandle, along with certain development projects in the Texas Panhandle and South Plains regions, including the Lubbock Power & Light interconnection, collectively referred to in this proxy statement as the “NTX Assets,” and such transaction referred to as the “asset exchange.” The completion of the asset exchange is subject to, and conditioned upon, the substantially concurrent consummation of the mergers. See the section of this proxy statement entitled “The Merger Agreement – Asset Exchange Transactions.”

Treatment of Common Stock; Equity Awards and Plans (page 81)

At the company merger effective time, each share of our common stock issued and outstanding (other than certain shares of common stock described in the merger agreement) immediately prior to the company merger effective time will automatically be converted into the right to receive the merger consideration. If we declare a distribution (other than any regular quarterly dividend) reasonably necessary to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the “Code,” or to avoid the payment of income or excise tax under the Code as permitted under the merger agreement, the merger consideration will be decreased by an amount equal to the per share amount of such distribution.

Immediately prior to the company merger effective time, any vesting conditions applicable to each outstanding (i) share of Restricted Stock or Stock Units, as such terms are defined in the InfraREIT, Inc. 2015 Equity Incentive Plan, dated as of December 1, 2014, referred to this proxy statement as “Restricted Stock,” and (ii) LTIP Unit, as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of March 10, 2015, referred to in this proxy statement as “LTIP Units,” will, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto will, automatically and without any required action on the part of the holder thereof, lapse and, as of immediately prior to the company merger effective time, each outstanding share of Restricted Stock will become one fully vested share of common stock and each outstanding LTIP Unit will be converted into one partnership unit.

Regulatory Approvals Required to Complete the Mergers (page 72)

The completion of the mergers is subject to the satisfaction of a number of regulatory conditions, including, among others, (i) the approval of the Public Utility Commission of Texas, referred to in this proxy statement as the “PUCT,” (ii) the approval of the Federal Energy Regulatory Commission, referred to in this proxy statement as the “FERC,” (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the “HSR Act,” and (iv) clearance by the Committee on Foreign Investment in the United States, referred to in this proxy statement as “CFIUS.” Early termination of the 30-day waiting period required by the HSR Act was granted on December 14, 2018. For further discussion, see “The Mergers – Regulatory Approvals Required to Complete the Mergers.”

Other Conditions to Completion of the Mergers (page 96)

In addition to the regulatory approvals identified above, each party’s obligation to complete the mergers is subject to the satisfaction or mutual waiver, at or prior to the closing of the mergers, of the following conditions:

•	the approval of the merger proposal by (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt, collectively referred to in this proxy statement as the “company stockholder approval”; and

•

no law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers.

The respective obligations of the Company and the Operating Partnership to complete the mergers are subject to the satisfaction or waiver at or prior to the closing of the mergers of the following additional conditions:

•

the accuracy of the representations and warranties of Oncor, Merger Sub and Merger Partnership in the merger agreement as of the date of the merger agreement and the closing date of the mergers (except for any representations and warranties expressly related to an earlier date, which representations and warranties must be true and correct only as of such earlier date), except where the failure of such representations or warranties to be accurate would not have a “material adverse effect” on Oncor, Merger Sub or Merger Partnership (it being understood that, for purposes of determining such accuracy, all materiality qualifiers in such representations and warranties will be disregarded);

•

the performance by Oncor, Merger Sub and Merger Partnership in all material respects of all obligations required to be performed by such entities under the merger agreement at or prior to the company merger effective time; and

•

the receipt by the Company of a certificate signed by an executive officer of Oncor, dated as of the closing date, certifying that the conditions set forth in the two preceding bullet points have been satisfied.

The respective obligations of Oncor, Merger Sub and Merger Partnership to complete the mergers are subject to the satisfaction or waiver at or prior to the closing of the mergers of the following additional conditions:

•

the accuracy of the representations and warranties of the Company and the Operating Partnership in the merger agreement as of the date of the merger agreement and as of the closing date of the mergers (except for any representations and warranties expressly related to an earlier date, which representations and warranties must be true and correct only as of such earlier date), except where the failure of such representations or warranties to be accurate would not have a “material adverse effect” (it being understood that, for purposes of determining such accuracy, all materiality qualifiers in such representations and warranties will be disregarded); provided that such representations and warranties pertaining to the Company’s capitalization may include de minimis inaccuracies; provided further that such representations and warranties pertaining to the Company’s organization, good standing, qualification, authority and brokers must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the mergers;

•

the performance by the Company and the Operating Partnership in all material respects of all obligations required to be performed by such entities under the merger agreement at or prior to the company merger effective time;

•

the termination of certain agreements with Hunt and our leases with Sharyland in accordance with the terms of that certain Omnibus Termination Agreement, dated as of October 18, 2018, by and among the Company, the Operating Partnership, HCI, Hunt Developer, Hunt Manager, Sharyland, SDTS and EPP, such agreement referred to in this proxy statement as the “omnibus termination agreement” (see the section of this proxy statement entitled “The Merger Agreement – Other Contemporaneous Transactions – Omnibus Termination Agreement”);

•	the consummation of the transactions contemplated by the asset exchange agreement (see the sections of this proxy statement entitled “The Merger Agreement – Asset Exchange Transactions”);

•

the absence of any law or regulatory approvals, individually or in the aggregate, that would reasonably be expected to impose a “burdensome condition” (as defined below) and the approval by the PUCT of certain regulatory conditions (see the section of this proxy statement entitled “The Merger Agreement – Conditions to Completion of the Mergers”);

•	the receipt by Oncor of a tax opinion from our outside tax counsel, dated as of the closing date, in the form attached to the merger agreement;

•

no make-whole or mandatory prepayment will be due and payable and no default or event of default with regard to certain of the InfraREIT Entities’ existing private placement notes will exist immediately after giving effect to the closing of the mergers, and certain specified amendments to such notes will have become effective prior to or substantially concurrently with the closing of the mergers;

•	the absence of a material adverse effect occurring from and after the date of the merger agreement; and

•

the receipt by Oncor of a certificate signed by an executive officer of the Company and the Operating Partnership, dated as of the closing date, to the effect that the conditions set forth in the first, second and eighth preceding bullet points have been satisfied.

On December 21, 2018, certain of the InfraREIT Entities entered into amendments to their existing private placement notes that will be effective at the closing of the mergers and will satisfy the condition in the seventh bullet point above.

No party to the merger agreement may rely on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s breach of the merger agreement.

Recommendation of the Board of Directors (page 57)

The Board of Directors of InfraREIT, referred to in this proxy statement as the “board of directors,” acting on the unanimous recommendation of the Conflicts Committee of the board of directors, referred to in this proxy statement as the “conflicts committee,” has unanimously approved the merger agreement, the company merger and the other transactions contemplated by the merger agreement and declared the merger agreement, the company merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of InfraREIT. The board of directors unanimously recommends that the stockholders of InfraREIT vote (1) “FOR” the merger proposal and (2) “FOR” the adjournment proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the board of directors.

Reasons for the Mergers (page 52)

In the course of reaching their decisions to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the conflicts committee and the board of directors considered a number of factors in their deliberations. For a description of the reasons considered by the conflicts committee and the board of directors in resolving to recommend in favor of the adoption of the merger agreement, see the sections of this proxy statement entitled “The Mergers – Reasons for the Mergers; Recommendation of the Board of Directors.”

Opinion of the Financial Advisor to the Conflicts Committee (page 60)

The conflicts committee retained Evercore Group L.L.C., referred to in this proxy statement as “Evercore,” to act as its independent financial advisor in connection with evaluating the proposed mergers. At the request of the conflicts committee, at a meeting of the conflicts committee held on October 17, 2018, Evercore rendered its oral opinion to the conflicts committee (subsequently confirmed in writing) that, as of October 17, 2018, based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth therein, the merger consideration was fair, from a financial point of view, to the holders (other than Hunt) of the Company common stock entitled to receive the merger consideration, such holders are referred to in this proxy statement as the “unaffiliated stockholders.”

The opinion speaks only as of the date it was delivered and not as of the time the mergers will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after October 17, 2018, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent developments or information of which Evercore is, or was, not aware may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

The full text of the written opinion of Evercore, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement. The Company’s stockholders are urged to read the opinion in its entirety. Evercore’s opinion was addressed to the conflicts committee (in its capacity as such), and only addressed the fairness, from a financial point of view, as of October 17, 2018, to the unaffiliated stockholders of the merger consideration. Evercore’s opinion did not address any other term, aspect or implication of the mergers. Neither Evercore’s opinion, the summary of such opinion nor the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the conflicts committee, the board of directors or any other persons in respect of the mergers, including as to how any holder of the Company common stock or the partnership units should vote or act in respect of the mergers or any other transaction. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion.

For further information, see the section of this proxy statement entitled “The Mergers – Opinion of the Financial Advisor to the Conflicts Committee” and the full text of the written opinion of Evercore attached as Annex B to this proxy statement.

Interests of Our Directors and Executive Officers in the Mergers (page 70)

In considering the recommendation of the board of directors that InfraREIT stockholders vote in favor of the merger proposal, InfraREIT stockholders should be aware that the directors and executive officers of InfraREIT have potential interests in the mergers that may be different from, or in addition to, the interests of InfraREIT stockholders generally, including the treatment of their equity awards in connection with the transaction, certain potential retention and severance payments, and the right to continued indemnification and insurance coverage. The conflicts committee and the board of directors were aware of these interests and considered them, among other matters, in making their respective recommendations that InfraREIT stockholders vote in favor of the merger proposal. See “The Mergers – Interests of Our Directors and Executive Officers in the Mergers.”

Financing (page 70)

Oncor has obtained equity financing commitments from Sempra and the principal owners of TTI to provide an aggregate equity contribution of up to $1.330 billion solely for the purpose of funding a portion of the merger consideration pursuant to, and in accordance with, the merger agreement, and the payment of related fees and expenses in connection with the closing of the mergers. The equity financing commitments are subject to the terms and conditions set forth in the equity commitment letter entered into by and among Oncor, Sempra and the principal owners of TTI on October 18, 2018, referred to in this proxy statement as the “equity commitment letter.” For more information, see “The Mergers – Financing.”

Material U.S. Federal Income Tax Considerations (page 74)

The receipt of cash in exchange for shares of our common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Mergers – Material U.S. Federal Income Tax Considerations”) of shares of our common stock that receives cash in exchange for such common stock in the company merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such stock. In general, a non-U.S. holder (as defined in “The Mergers – Material U.S. Federal Income Tax Considerations”) will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain or loss recognized on the receipt of cash in exchange for common stock in the company merger, subject to certain conditions and exceptions (as described in “The Mergers – Material U.S. Federal Income Tax Considerations”). You should consult your tax advisors regarding the particular tax consequences to you of the exchange of our common stock for cash pursuant to the company merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers – Material U.S. Federal Income Tax Considerations.”

No Dissenters’ Rights of Appraisal (page 106)

We are organized as a corporation under Maryland law. Holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s common stock in connection with the company merger because, as permitted by the Maryland General Corporation Law, our charter provides that holders are not entitled to exercise such rights unless the board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. The board of directors has made no such determination. However, our stockholders can vote against the merger proposal.

Delisting and Deregistration of Company Common Stock (page 78)

If the mergers are completed, the Company common stock will be delisted from the New York Stock Exchange, referred to in this proxy statement as the “NYSE,” and deregistered under the U.S. Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act.”

Go-Shop and Restrictions on Solicitation of Acquisition Proposals (page 90)

The merger agreement contains a “go-shop” provision pursuant to which, beginning on the date of the merger agreement and continuing until 11:59 p.m. (Dallas, Texas time) on November 17, 2018, referred to in this proxy statement as the “go-shop period end time” and the period starting from the date of the merger agreement until the go-shop period end time, referred to as the “go-shop period,” InfraREIT, InfraREIT’s subsidiaries and their respective representatives had the right to solicit acquisition proposals and engage in discussions and negotiations with persons making or seeking to make an acquisition proposal. During a period of up to 40 days following the go-shop period end time, InfraREIT had the right to consider and negotiate any proposal received during the go-shop period that would reasonably be expected to result in a superior proposal (as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals”) to allow for bidding between Oncor and any party who submitted a superior proposal during the go-shop period, referred to in this proxy statement as an “excluded party,” as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals.”

During the go-shop period, at the direction of the conflicts committee, InfraREIT and representatives from Evercore actively solicited competing acquisition proposals from 37 potential acquirers, and two other parties made unsolicited inquiries. On November 16, 2018, prior to the expiration of the go-shop period, InfraREIT received a preliminary and non-binding acquisition proposal from one of the potential acquirers and such party was designated as an excluded party by InfraREIT. On December 3, 2018, the party previously designated as an excluded party informed InfraREIT that it was terminating discussions and was no longer considering a potential transaction with InfraREIT. As a result, such party no longer qualified as an excluded party.

Except as described above, after the go-shop period end time until the company merger effective time or, if earlier, termination of the merger agreement, neither the Company, any of its subsidiaries, nor any of their respective directors, officers or employees may, and the Company must cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries or discussions regarding, or the making of any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal,” as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals”;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person with respect to, or otherwise knowingly cooperate in any way with, or knowingly facilitate in any way any effort by, any person in connection with, any acquisition proposal or any inquiry, request, indication of interest, proposal or offer that could reasonably be expected to lead to an acquisition proposal, as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals”;

•

waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is party or fail to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction;

•

approve or recommend an acquisition proposal, or declare advisable or execute or enter into any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or could reasonably be expected to lead to, an acquisition proposal or requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the mergers or the other transactions contemplated by the merger agreement; or

•	agree or propose publicly to do any of the foregoing.

However, before the company stockholder approval is obtained, if InfraREIT receives an unsolicited, bona fide written acquisition proposal that did not result from a material breach of the provisions of the merger agreement described above and the board of directors (or the conflicts committee acting on behalf of the board of directors) then determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) the failure to take such action would be inconsistent with its duties under applicable law and (2) such acquisition proposal either constitutes a “superior proposal,” as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals,” or is reasonably likely to lead to a superior proposal, then InfraREIT and its representatives may:

•

provide nonpublic information in response to a request therefor by such person or group of persons if the Company receives from such person an executed confidentiality agreement containing terms not materially less favorable to InfraREIT than those contained in the confidentiality agreement to which Oncor is subject, and makes available to Oncor and Merger Sub as promptly as practicable any such information concerning InfraREIT or its subsidiaries that is provided to any such person and that was not previously made available to Oncor or Merger Sub; and

•	engage or participate in any discussions or negotiations with that person and its representatives regarding such acquisition proposal.

Change in Board Recommendation (page 90)

The board of directors, acting on the unanimous recommendation of the conflicts committee, has unanimously recommended that InfraREIT stockholders vote “FOR” the merger proposal. The merger agreement permits the board of directors to effect a “change of recommendation” (as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals”) in certain circumstances, as described below.

Before the company stockholder approval is obtained, the board of directors may (1) outside the context of an acquisition proposal, make a change of recommendation if, upon the occurrence of an intervening event (as described in the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals”), the board of directors (or the conflicts committee acting on behalf of the board of directors) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its duties under applicable law; or (2) terminate the merger agreement or make a change of recommendation if the Company receives a bona fide acquisition proposal after the date of the merger agreement that did not result from a material breach of the merger agreement that the board of directors (or the conflicts committee acting on behalf of the board of directors) determines in good faith, after consultation with the financial advisor to the conflicts committee and its outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, provided that in either case:

•

InfraREIT must have given Oncor at least five business days’ prior written notice that it intends to make a change of recommendation, referred to in this proxy statement as a “notice of change of recommendation,” and/or terminate the merger agreement, which notice must specify in reasonable detail the circumstances giving rise to such proposed action and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof or, in the case of an intervening event, the material facts underlying the board of directors’ determination that an intervening event has occurred;

•

after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, InfraREIT must have negotiated, and must have caused its financial and legal advisors to negotiate, in good faith with Oncor and its representatives (to the extent Oncor desires to negotiate) during the five-business-day notice period to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; provided, however, that in the event of any amendment to the material terms of a superior proposal or any material change in the circumstances of an intervening event, the Company must deliver a new written notice to Oncor and a new notice period lasting two business days will commence upon such delivery; and

•

at the end of the five-business-day notice period, the board of directors must have determined in good faith that, after consultation with the financial advisor to the conflicts committee and its outside legal counsel, with respect to a superior proposal giving rise to the notice of change of recommendation, taking into account any changes to the merger agreement made or proposed in writing by Oncor in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the board of directors to make a change of recommendation would continue to be inconsistent with its fiduciary obligations under applicable law.

For more information, see the section of this proxy statement entitled “The Merger Agreement – Go-Shop and Restrictions on Solicitation of Acquisition Proposals.”

Termination (page 99)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the company merger effective time (whether before or after the company stockholder approval has been obtained, unless otherwise specified) in the following circumstances:

•	by the mutual written consent of Oncor and the Company;

•	by either Oncor or the Company:

•

if the mergers have not been consummated on or before July 15, 2019, referred to in this proxy statement as the “termination date”; provided that the termination date may be extended on one occasion by either Oncor or the Company for a period of 90 days by written notice to the other party if, as of the termination date, all of the closing conditions under the merger agreement (other than the conditions pertaining to certain regulatory approvals) have been satisfied, are capable of being satisfied or would be capable of being satisfied but for the fact that certain regulatory approvals were unable to be obtained at such time; provided further that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the mergers to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•

if an order by a court of competent jurisdiction or other governmental entity restraining, enjoining or otherwise prohibiting the completion of the mergers has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the issuance of such order, or the order becoming final and nonappealable, was attributable to the failure of such party to perform any of its obligations under the merger agreement;

•

if the PUCT issues a final order denying the requested approval of the mergers and, within 30 days following the date that such order becomes final, such order has not been vacated or materially modified; or

•

if the special meeting has been duly convened and the company stockholder approval has not been obtained at that meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken.

•	by the Company:

•

if Oncor, Merger Sub or Merger Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the obligation of any party to the merger agreement to effect the mergers and (2) is either not capable of being cured before the termination date or is not cured before the earlier of (x) 30 days following receipt of written notice from InfraREIT to Oncor of such breach or (y) the termination date; provided that InfraREIT does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•

at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Oncor the termination fee described below.

•	by Oncor:

•

if InfraREIT or the Operating Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the obligation of any party to the merger agreement to effect the mergers and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 days following receipt of written notice from Oncor to InfraREIT of such breach or the termination date; provided that Oncor does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it, Merger Sub or Merger Partnership is then in material breach of any of their representations, warranties, covenants or agreements in the merger agreement;

•

at any time prior to the time the company stockholder approval is obtained, if the board of directors (or any committee thereof) has made a change of recommendation or allowed InfraREIT or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement);

•

if the PUCT issues a final order imposing a burdensome condition (which has not been accepted by Oncor) and, within 30 days following the date that such order becomes final, such order has not been vacated or materially modified; or

•	if the asset exchange agreement is validly terminated in accordance with its terms.

Termination Fee (page 100)

InfraREIT will pay Oncor a termination fee in an amount equal to $44.6 million, referred to in this proxy statement as the “termination fee,” in any of the following circumstances:

•	we terminate the merger agreement in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement;

•	Oncor terminates the merger agreement following the board of directors making an adverse recommendation change; or

•	if all three of the following conditions are satisfied:

(1) the merger agreement is terminated by (a) either InfraREIT or Oncor because the mergers have not been completed on or before the termination date or because the company stockholder approval has not been obtained or (b) Oncor as a result of a breach or failure to perform by InfraREIT or the Operating Partnership of any representation, warranty, covenant or agreement in the merger agreement, which breach (i) gives rise to the failure of a condition to the obligations of Oncor and Merger Sub to complete the mergers related to InfraREIT’s and the Operating Partnership’s representations, warranties, covenants and agreements in the merger agreement and (ii) is either not capable of being cured before the termination date or is not cured before the earlier of 30 days follow receipt of written notice from Oncor of such breach or the termination date, and in each case at the time of the termination, the company stockholder approval has not been obtained;

(2) (a) a bona fide acquisition proposal has been received by the Company, the board of directors or any representative thereof or (b) any person has publicly proposed or publicly announced an intention to make an acquisition proposal and, in the case of a termination pursuant to a failure of the mergers to not be completed on or before the termination date or as a result of a breach or failure to perform by

InfraREIT of any representation, warranty, covenant or agreement in the merger agreement, not withdrawn such public proposal or announcement prior to such termination, and in the case of a termination because the company stockholder approval has not been obtained, not publicly withdrawn such public proposal or announcement at least two business days prior to the special meeting; and

(3) within 12 months after such termination, the Company or any Company subsidiary enters into a definitive agreement with respect to any acquisition proposal that is later consummated.

For more information, see the section of this proxy statement entitled “The Merger Agreement – Termination Fee.”

Other Contemporaneous Transactions (page 103)

Concurrently with the execution of the merger agreement and the asset exchange agreement, Sharyland and Sempra entered into an agreement pursuant to which an affiliate of Sempra will purchase a 50% limited partnership interest in Sharyland Holdings, L.P., which will own a 100% interest in Sharyland, for a purchase price of approximately $98 million, referred to in this proxy statement as the “SU Investment.” The substantially concurrent closing of the SU Investment is both a closing condition and regulatory approval condition in the asset exchange agreement. For more information, see the section of this proxy statement entitled “The Mergers – Other Contemporaneous Transactions – Agreements among Hunt, Oncor and Sempra.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company and its subsidiaries, including the Operating Partnership, by Oncor pursuant to, and subject to the conditions contained in, the merger agreement. After the mergers and the other transactions contemplated by the merger agreement have been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity, referred to in this proxy statement as the “surviving company” and such transaction the “company merger.” Immediately following the company merger effective time, Merger Partnership will merge with and into the Operating Partnership, with the Operating Partnership being the surviving entity, referred to in this proxy statement as the “surviving partnership” and such transaction the “partnership merger” and, together with the company merger, the “mergers.” Each of the company merger and the partnership merger will occur at the times provided in the merger agreement. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	As a stockholder, what will I receive in the mergers?

A:

For each outstanding share of common stock of InfraREIT that you own immediately prior to the company merger effective time, you will receive $21.00 in cash, without interest, and subject to deduction for any required withholding tax.

Q:	Will I receive any regular quarterly dividends with respect to the common stock that I own?

A:

Under the terms of the merger agreement, we are permitted to pay regular quarterly cash dividends of $0.25 per share of common stock for each quarter that ends prior to the closing of the mergers. In the event closing of the mergers does not coincide with the end of a quarter, you will be paid a prorated portion of the $0.25 per share quarterly cash dividend on your shares of common stock for the quarter in which the closing occurs. Under the terms of the merger agreement, we may not declare or pay any additional dividends to the holders of our common stock during the term of the merger agreement without the prior written consent of Oncor, other than, upon consultation with Oncor, dividends reasonably required to maintain our status as a REIT under the Code or to avoid the payment of income or excise tax (with any such additional dividend resulting in a corresponding deduction to the merger consideration).

Q:	What will happen to my Restricted Stock or LTIP Units in the mergers?

A:

Any vesting conditions applicable to each share of Restricted Stock or LTIP Unit that is outstanding on the business day prior to the company merger effective time will, automatically and without any required action on your part, accelerate in full, and all restrictions with respect thereto will lapse and (i) each share of Restricted Stock will become a fully vested share of common stock and (ii) each LTIP Unit will be converted into an equivalent number of partnership units and, in each case, consequently will be entitled to receive $21.00 in cash, without interest, and subject to deduction for any required withholding tax.

Q:	When do you expect the mergers to be completed?

A:

If our stockholders vote to approve the company merger and the other transactions contemplated by the merger agreement, and assuming that the other conditions to the mergers are satisfied or waived, it is anticipated that the mergers will be completed by mid-2019. Pursuant to the merger agreement, the closing of the mergers will take place on the third business day after satisfaction or, to the extent permitted by law, waiver of the conditions to the mergers described under “The Merger Agreement — Conditions to Completion of the Mergers” (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions) or at such other date as mutually agreed to by the parties to the merger agreement. For further information regarding the timing of the closing of the mergers, see “The Merger Agreement — Effective Time; Closing Date.”

Q:	What happens if the mergers are not completed?

A:

If the company merger and the other transactions contemplated by the merger agreement are not approved by our stockholders, or if the mergers are not completed for any other reason, our stockholders will not receive any payment for their common stock pursuant to the merger agreement. Instead, InfraREIT will remain a public company and our common stock will continue to be registered under the Exchange Act and listed on the NYSE. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay Oncor the termination fee.

Q:	If the mergers are completed, how do I obtain the merger consideration for my common stock?

A:

Following the completion of the mergers, your common stock will automatically be converted into the right to receive your portion of the merger consideration. Shortly after the company merger is completed, you will receive a letter of transmittal describing how you may exchange your common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	When and where is the special meeting?

A:	The special meeting will be held on February 7, 2019 at 11:00 a.m. Central Time, at our offices at 1900 North Akard Street, Dallas, Texas 75201.

Q:	Who can vote and attend the special meeting?

A:

All holders of record of our common stock as of the record date, which is the close of business on January 15, 2019, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owns as of the record date.

We are commencing our solicitation of proxies on or about January 7, 2019, which is before the record date. We will continue to solicit proxies until the special meeting. Each stockholder of record on January 15, 2019 who has not yet received a proxy statement prior to that date will be sent a proxy statement and have the opportunity to vote on the matters described in this proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a holder of record on the record date. If you are not a holder of record on the record date, any proxy you deliver will be invalid and will not be counted at the special meeting. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:	What vote of stockholders is required to approve the merger proposal?

A:

Approval of the merger proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your common stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the merger proposal.

Q:	What vote of stockholders is required to approve the adjournment proposal?

A:

Approval of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your common stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not authorize your proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt, your failure to authorize your proxy or to give voting instructions to your broker, bank or other nominee or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the approval of the merger proposal.

Q:	How does the merger consideration compare to the market price of the Company’s common stock?

A:

The merger consideration of $21.00 per share represents (i) a premium of approximately 18 percent over the closing price of our common stock of $17.79 per share on January 12, 2018, the last trading day before Hunt filed the January 2018 13D (as defined below), and (ii) a premium of approximately 1.8 percent over the closing price of our common stock of $20.63 per share on October 17, 2018, the last trading day prior to public announcement of the merger agreement.

Q:	How does the Board of Directors recommend that I vote?

A:

The board of directors, acting on the unanimous recommendation of the conflicts committee, unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary or appropriate.

Q:	Do any of the Company’s directors and executive officers have any interest in the mergers that is different than mine?

A:

Our directors and executive officers have certain interests in the mergers that are different from, or in addition to, the interests of our stockholders generally, including (1) with respect to our directors, the vesting of their Restricted Stock and the conversion of their LTIP Units into partnership units and (2) with respect to our executive officers, retention and severance payments and benefits that may, in certain circumstances, become payable by Hunt Manager following the closing of the mergers. Mr. Hunter L. Hunt, one of our directors, through his affiliation with Hunt and Sharyland, has financial interests in the transactions described in this proxy statement to which Hunt or Sharyland is a party, including the receipt of the management termination fee (as defined below) payable under the omnibus termination agreement. See “The Mergers — Interests of Our Directors and Executive Officers in the Mergers” for additional information about interests that our directors and executive officers have in the mergers that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the exhibits attached to this proxy statement, please vote your shares of common stock or authorize a proxy to vote your shares of common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of common stock that you own as of the record date.

Q:	How do I cast my vote if I am a stockholder of record?

A:

If you are a stockholder of record at the close of business on the record date, you may vote in person at the special meeting or authorize a proxy to vote your common stock at the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. We strongly encourage you to vote by telephone or Internet because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling 1-866-883-3382 or on the Internet at www.proxypush.com/hifr. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Central Time, on February 6, 2019. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided. If you attend the special meeting in person, you may request a ballot when you arrive.

Q:	How do I cast my vote if my common stock are held of record in “street name”?

A:

If you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction form that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. We strongly encourage you to provide your voting instructions by telephone or Internet because it is faster and less costly. If you have not received such voting instruction form or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your common stock. If you hold your common stock through a broker, bank or other nominee and wish to vote in person at the special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the merger proposal, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your common stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger agreement, the company merger and the other transactions contemplated by the merger agreement. With respect to the adjournment proposal, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your common stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposal.

Q:	How will proxy holders vote my common stock?

A:

If you properly authorize a proxy prior to the special meeting, your common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. Pursuant to our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Q:	What happens if I sell my common stock before the special meeting?

A:

If you held shares of common stock at the close of business on the record date but transfer them prior to the company merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for those shares. The right to receive such consideration when the company merger becomes effective will pass to the person who at that time owns the common stock you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own common stock as a record holder as of the close of business on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares of common stock, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the company merger expected to be taxable to me?

A:

Yes. The receipt of cash in exchange for shares of common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Considerations”), you will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the adjusted tax basis of your stock. In general, if you are a non-U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Considerations”), you will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain or loss recognized on your receipt of cash in exchange for your stock, subject to certain conditions and exceptions (as described in “The Mergers — Material U.S. Federal Income Tax Considerations”). You should consult your tax advisors regarding the particular tax consequences to you of the exchange of shares of our common stock for cash pursuant to the company merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers — Material U.S. Federal Income Tax Considerations.”

Q:	What rights do I have if I oppose the mergers?

A:

If you are a stockholder of record at the close of business on the record date, you can vote against the merger proposal. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the company merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise any such rights unless the board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. The board of directors has made no such determination. See “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed and on our website at www.infrareitinc.com.

Q:	Can I participate if I am unable to attend the special meeting?

A:

If you are unable to attend the meeting in person, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet. The special meeting will not be broadcast telephonically or over the Internet.

Q:	Have any stockholders already agreed to approve the mergers?

A:

No. There are no agreements between Oncor, Merger Sub, Merger Partnership or other affiliates of Oncor and any of our stockholders in which a stockholder has agreed to vote in favor of approval of the mergers and the other transactions contemplated by the merger agreement.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC. This information is available on the SEC’s website at www.sec.gov and on our website at www.infrareitinc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See “Additional Information About the Company.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the special meeting. The board of directors is soliciting your proxy on our behalf. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and employees of Hunt Manager. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $14,500, plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding common stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the special meeting or the mergers, you should contact us at:

InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Greg Imhoff, Corporate Secretary

214-855-6700

You may also contact MacKenzie Partners, Inc., our proxy solicitor, as follows:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500

or

Toll-Free: (800) 322-2885

proxy@mackenziepartners.com

If your broker holds your common stock, you should also contact your broker for additional information.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement and the documents that we incorporate by reference herein contain forward-looking statements. Forward-looking statements give InfraREIT’s current expectations and include projections of results of operations or financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “potential” or “continue” and similar expressions are used to identify forward-looking statements.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, the assumptions and estimates underlying the forward-looking statements included in this document are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in this document. Accordingly, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this document and the documents that we incorporate by reference herein, and you are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors, and you should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•

delays in consummating, or failure to consummate, the company merger or the related transactions, including the asset exchange with Sharyland, whether due to the failure to obtain required approvals or to obtain necessary regulatory approvals on favorable terms or due to other unsatisfied closing conditions;

•

risks associated with our ability to obtain the company stockholder approval and the timing of the closing of the mergers, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the mergers will not occur;

•

the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay the termination fee;

•	the failure of the mergers to close for any other reason;

•	the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the parties’ ability to meet expectations regarding the timing and consummation of the mergers, including uncertainties as to the timing of the closing of the mergers;

•	our restricted ability to pay dividends to the holders of our common stock pursuant to the merger agreement;

•	our current reliance on our tenant for all our lease revenues and, as a result, our dependency on our tenant’s solvency and financial and operating performance;

•	our ability to negotiate future rent payments or renew leases with our tenant;

•	insufficient cash available to meet distribution requirements;

•	cyber breaches and weather conditions or other natural phenomena;

•	the price and availability of debt and equity financing;

•	our level of indebtedness or debt service obligations;

•	the effects of existing and future tax and other laws and governmental regulations;

•	our failure to qualify or maintain our status as a REIT or changes in the tax laws applicable to REITs;

•

the termination of that certain Management Agreement, dated as of January 29, 2015, among the Company, the Operating Partnership and Hunt Manager, as amended, referred to in this proxy statement as the “management agreement,” or the loss of the services of Hunt Manager or other qualified personnel;

•	adverse economic developments in the electric power industry or in business conditions generally; and

•	certain other factors discussed elsewhere in this proxy statement.

For the above reasons, there can be no assurance that any forward-looking statements included herein will prove to be indicative of our future performance or that actual results will not differ materially from those presented. In no event should the inclusion of forward-looking information in this document be regarded as a representation by any person that the results contained in such forward-looking information will be achieved.

Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to applicable laws. For a further discussion of these and other factors that could impact our future results and performance, see Part I, Item 1A., Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 5, 2018 and Part II, Item 1A., Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 1, 2018.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to adopt the merger agreement and approve the company merger and the other transactions contemplated by the merger agreement.

For detailed information regarding this proposal, see the information about the merger agreement and the mergers throughout this proxy statement, including the information set forth in the sections entitled “The Merger Agreement” and “The Mergers.” A copy of the merger agreement is attached as Annex A to this proxy statement.

Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your common stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your common stock will be voted in accordance with the recommendation of the board of directors, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your common stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” this proposal.

Approval of this proposal is a condition to the completion of the mergers. In the event this proposal is not approved, the mergers cannot be completed.

Recommendation of the Board of Directors

The board of directors, acting on the unanimous recommendation of the conflicts committee, unanimously recommends that our stockholders vote “FOR” the merger proposal.

PROPOSAL 2

ADJOURNMENT PROPOSAL

We are asking our stockholders to vote on a proposal to approve any adjournments of the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal or in the absence of a quorum.

Approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is not a condition to the completion of the mergers. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your common stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your common stock will be voted in accordance with the recommendation of the board of directors, which is “FOR” this Proposal 2. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

In addition, even if a quorum is not present at the special meeting, the chairman of the meeting may adjourn the meeting to another place, date or time announced at the special meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Oncor’s consent, on a date that is more than 10 business days after the date on which the special meeting was originally scheduled).

Recommendation of the Board of Directors

The board of directors, acting on the unanimous recommendation of the conflicts committee, unanimously recommends that our stockholders vote “FOR” the adjournment proposal.

THE PARTIES

InfraREIT Entities

InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

214-855-6700

InfraREIT, Inc. (NYSE: HIFR), referred to in this proxy statement as “InfraREIT,” the “Company,” “we,” “our” or “us,” is a Maryland corporation engaged in owning and leasing rate-regulated assets in Texas. InfraREIT was formed as a Delaware corporation in 2001 and converted into a Maryland corporation in 2014.

InfraREIT conducts its business through a traditional umbrella partnership REIT in which its properties are owned by the Operating Partnership or direct or indirect subsidiaries of the Operating Partnership. All of InfraREIT’s assets are held by and all its business activities are conducted through the Operating Partnership, either directly or through its subsidiaries. Our assets, which are leased to Sharyland, pursuant to leases between Sharyland and our subsidiary, SDTS, are located in the Texas Panhandle; near Wichita Falls, Abilene and Brownwood; in the Permian Basin; and in south Texas.

Hunt Manager manages the day-to-day business of InfraREIT, subject to oversight from InfraREIT’s board of directors.

A detailed description of InfraREIT’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement, and additional information about InfraREIT is contained in its public filings. See “Additional Information About the Company.”

InfraREIT Partners, LP

1900 North Akard Street

Dallas, Texas 75201

214-855-6700

InfraREIT Partners, LP, referred to in this proxy statement as the “Operating Partnership,” is a Delaware limited partnership. InfraREIT is the sole general partner of the Operating Partnership, and owns approximately 72.45% of the outstanding partnership units. The remaining partnership units are held by the Operating Partnership’s limited partners. Subject to the terms of the Operating Partnership’s partnership agreement, partnership units held by the limited partners may be redeemed for cash or, at InfraREIT’s option, exchanged for shares of our common stock on a one-for-one basis.

Sharyland Distribution & Transmission Services, L.L.C.

1900 North Akard Street

Dallas, Texas 75201

214-855-6700

Sharyland Distribution & Transmission Services, L.L.C., referred to in this proxy statement as “SDTS,” is a Texas limited liability company and indirect subsidiary of the Operating Partnership. SDTS is a Texas-based regulated electric utility. SDTS currently leases all of its assets to Sharyland pursuant to five separate leases.

Sharyland is the managing member of SDTS and has operational control over our regulated assets pursuant to the leases. However, to the extent that day-to-day operations of SDTS involve matters primarily related to passive ownership of the assets, such as capital sourcing, financing, cash management and investor relations, Sharyland has delegated those responsibilities and authorities to InfraREIT pursuant to a delegation agreement.

We refer in this proxy statement to InfraREIT and its subsidiaries, including the Operating Partnership and SDTS, collectively as the “InfraREIT Entities.”

Oncor Entities

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

(214) 486-2000

Oncor Electric Delivery Company LLC, referred to in this proxy statement as “Oncor,” is a Delaware limited liability company. Oncor operates the largest transmission and distribution system in Texas, delivering electricity to more than 3.6 million homes and businesses and operating more than 134,000 miles of transmission and distribution lines. Oncor employs more than 3,900 full-time employees. Additional information about Oncor is contained in its public filings.

1912 Merger Sub LLC

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

(214) 486-2000

1912 Merger Sub LLC, referred to in this proxy statement as “Merger Sub,” is a Delaware limited liability company and wholly owned subsidiary of Oncor that will function as the merger subsidiary for purposes of the company merger. Merger Sub was formed solely for the purpose of acquiring us and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to the mergers and its formation. Upon the company merger effective time, InfraREIT will merge with and into Merger Sub and Merger Sub will be the surviving entity.

Oncor T&D Partners, LP

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

(214) 486-2000

Oncor T&D Partners, LP, referred to in this proxy statement as “Merger Partnership,” is a Delaware limited partnership and wholly owned indirect subsidiary of Oncor that will function as the merger subsidiary for purposes of the partnership merger. Merger Partnership was formed solely for the purpose of acquiring the Operating Partnership and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to the mergers and its formation. Upon completion of the company merger, Merger Partnership will merge with and into the Operating Partnership and the Operating Partnership will be the surviving entity.

Other Parties

Sharyland Utilities, L.P.

1900 North Akard Street

Dallas, Texas 75201

(214) 972-8000

Sharyland Utilities, L.P., referred to in this proxy statement as “Sharyland,” is a Texas limited partnership. Sharyland is privately owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is managed by Hunter L. Hunt. Sharyland is a Texas-based regulated electric utility, which leases all of the InfraREIT Entities’ regulated assets pursuant to leases with SDTS.

Sempra Energy

488 8th Avenue

San Diego, California 92101

(619) 696-2000

Sempra Energy (NYSE: SRE), referred to in this proxy statement as “Sempra,” is a California corporation. Sempra is a Fortune 500 energy-services holding company headquartered in San Diego, California whose businesses invest in energy infrastructure, develop and operate energy infrastructure and provide gas and electricity services to their customers in North and South America. Additionally, Sempra indirectly owns an 80.25% interest in Oncor. Additional information about Sempra is contained in its public filings.

Texas Transmission Investment LLC

c/o OMERS Infrastructure Management Inc.

900-100 Adelaide St W

Toronto, ON M5H 0E2 Canada

-and-

c/o Cheyne Walk Investment Pte Ltd.

1st Floor, York House

45 Seymour Street

London W1H 7LX, United Kingdom

Texas Transmission Investment LLC, referred to in this proxy statement as “TTI,” is a Delaware limited liability company and an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity OMERS Infrastructure Management Inc., and Cheyne Walk Investment Pte Ltd. In addition, Hunt owns a 1% interest in TTI. TTI owns a 19.75% interest in Oncor.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the board of directors to be exercised at a special meeting to be held on February 7, 2019 at 11:00 a.m. Central Time. The special meeting will be held at our offices at 1900 North Akard Street, Dallas, Texas 75201.

Purpose of the Special Meeting

The purpose of the special meeting is for you to consider and vote on the following matters:

1.	The merger proposal; and

2.	The adjournment proposal.

Pursuant to our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting. The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt, is required to approve the merger proposal and for the mergers to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common stock as of the record date, which is the close of business on January 15, 2019, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owns as of the record date. As of January 3, 2019, there were 43,997,672 shares of common stock outstanding.

We are commencing our solicitation of proxies on or about January 7, 2019, which is before the record date. We will continue to solicit proxies until the special meeting. Each stockholder of record on January 15, 2019 who has not yet received a proxy statement prior to that date will be sent a proxy statement and have the opportunity to vote on the matters described in this proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a holder of record on the record date. If you are not a holder of record on the record date, any proxy you deliver will be invalid and will not be counted at the special meeting. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

The presence in person or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Pursuant to our bylaws, the chairman of the meeting may adjourn the meeting, whether or not a quorum is present, to a later date, time and place announced at the special meeting, subject to certain limitations set forth in the merger agreement.

Required Vote

Completion of the mergers requires approval of the merger proposal by (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt. Each stockholder is entitled to cast one vote on each matter presented at the special meeting for each share of common stock owned by such stockholder at the close of business on the record date. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you fail to vote by proxy or in person (including by abstaining), or fail to instruct your broker on how to vote your shares, such failure will have the same effect as voting against the merger proposal.

In addition, the approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

As of January 3, 2019, Hunt was the record owner of, and is entitled to vote, 6,334 shares of common stock.

Approval of the adjournment proposal is not a condition to completion of the mergers. For the purpose of this proposal, if you fail to vote by proxy or in person, or fail to instruct your broker on how to vote your shares, it will not have any effect on the outcome of such proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of the adjournment proposal.

Accordingly, in order for your common stock to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote in person at the special meeting.

Votes cast by proxy or in person at the special meeting will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of common stock represented at the special meeting, in person or by proxy.

How to Authorize a Proxy

Holders of record of our common stock may vote or cause their shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your common stock as described above as promptly as possible.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the two proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your common stock. If you hold your common stock through a broker, bank or other nominee and wish to vote in person at the special meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). Because the merger proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the special meeting and (2) a majority of the outstanding shares of common stock entitled to vote at the special meeting, excluding for purposes of such calculation any shares of common stock held by Hunt, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal. Because the approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of such proposal, assuming a quorum is present.

Proxies and Revocation

If you authorize a proxy, your common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your common stock will be voted in accordance with the recommendations of the board of directors. The board of directors, acting on the unanimous recommendation of the conflicts committee, unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at 1900 North Akard Street, Dallas, Texas 75201;

•

by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same common stock; or

•	by attending the special meeting and voting in person.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares. Pursuant to our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and employees of Hunt Manager, for which they will not receive additional compensation. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $14,500, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses. We also will request persons, firms and corporations holding common stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if the holders of a sufficient number of common stock are not present at the special meeting, in person or by proxy, to constitute a quorum or if we believe it is reasonably likely that the merger proposal will not be approved at the special meeting when convened on February 7, 2019, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the special meeting), by the chairman of the meeting, whether or not a quorum is present (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Oncor’s consent, on a date that is more than 10 business days after the date on which the special meeting was originally scheduled).

Postponements

At any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be held, without Oncor’s consent, on a date that is more than 10 business days after the date on which the special meeting was originally scheduled).

THE MERGERS

General Description of the Mergers

Pursuant to the terms of the merger agreement, among other things, (i) at the company merger effective time, the company merger will occur, pursuant to which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity, and (ii) immediately thereafter, the partnership merger will occur, pursuant to which Merger Partnership will be merged with and into the Operating Partnership, with the Operating Partnership being the surviving entity. In the company merger and the partnership merger, respectively, each (A) share of common stock and (B) partnership unit issued and outstanding immediately before the company merger effective time and partnership merger effective time, respectively (other than certain shares of common stock and partnership units specified in the merger agreement), will be converted into the right to receive the merger consideration, without interest, and subject to deduction for any required withholding tax. This proxy statement does not constitute an offer to exchange or convert any partnership units that you may own for or into limited partnership units in the surviving partnership.

Concurrently with the execution and delivery of the merger agreement, SDTS entered into the asset exchange agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated thereby, among other things, Sharyland and SDTS will consummate a joint survivor merger, as a result of which Sharyland will acquire the STX Assets from SDTS and SDTS will acquire the NTX Assets from Sharyland. The completion of the asset exchange is subject to, and conditioned upon, the substantially concurrent consummation of the mergers.

Background of the Mergers

As part of their ongoing evaluation of InfraREIT’s business and long-term strategic goals and plans, the board of directors and the Company’s senior management team, referred to in this proxy statement as “senior management,” have periodically reviewed and assessed the Company’s operations, financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans. This evaluation has included, from time to time, reviewing potential strategic acquisitions, ventures, separation transactions and counterparties to strategic transactions and engaging in preliminary discussions with certain of those potential counterparties.

In connection with InfraREIT’s initial public offering in 2015, the board of directors established the conflicts committee as a standing committee consisting of all members of the board of directors who are independent within the meaning of NYSE listing standards. In accordance with its charter, the conflicts committee reviews and advises the board of directors on specific matters that the board of directors believes may involve conflicts of interest, including transactions or arrangements with Hunt or Sharyland. The conflicts committee held regular meetings, made numerous decisions regarding the ongoing contractual relationships between the InfraREIT Entities and Hunt, and monitored InfraREIT’s exploration of various alternative transactions prior to the formal delegation of authority to it that is described in the discussion below of the board of directors meeting held on February 8, 2018. Under its charter, the conflicts committee has the authority to engage legal and financial advisors. Beginning in 2015, the conflicts committee engaged Hunton Andrews Kurth LLP, referred to in this proxy statement as “Hunton,” as its corporate counsel, and from time to time since 2016 has engaged Evercore, as its financial advisor. All members of senior management are employees of, and compensated by, Hunt Manager and provided to the Company pursuant to the management agreement.

On April 29, 2016, Sharyland filed a system-wide rate proceeding with the PUCT to update its rates. However, as part of that rate case, a number of fundamental legal and policy issues regarding our REIT structure were raised, including questions regarding whether SDTS’s leases with Sharyland are tariffs under the Texas Public Utility Regulatory Act, referred to in this proxy statement as “PURA,” that are subject to regulation by the PUCT and challenges to the recovery of an income tax allowance by a utility organized in a REIT structure. In

October 2016, the PUCT approved a preliminary order requiring Sharyland and SDTS to file an amended rate filing package that, among other things, requested PUCT approval of an SDTS tariff establishing terms and conditions for the leases between Sharyland and SDTS. In accordance with the preliminary order, Sharyland and SDTS filed an amended rate filing package with the PUCT in December 2016.

On February 28, 2017, Hunt filed an amendment to its Schedule 13D with the SEC, referred to in this proxy statement as the “February 2017 13D,” stating that, in light of the significant risks and uncertainties associated with the then-pending rate case, as well as the effects of any federal tax reform legislation that might reduce the benefit of electing to be taxed as a REIT, Hunt might begin developing and evaluating scenarios that may involve possible alternatives, referred to in this proxy statement as “alternative arrangements,” to the current business structures and arrangements in place between InfraREIT and its subsidiaries, including SDTS, on the one hand, and Hunt and its affiliates, including Sharyland, on the other hand. For example, Hunt indicated that it might evaluate whether, from its perspective, it would be desirable and practicable for InfraREIT or Sharyland to make structural, economic and other changes to the leases between InfraREIT and Sharyland and other agreements and arrangements between InfraREIT and Hunt. Similarly, Hunt stated that it expected to develop and evaluate scenarios and consider alternative arrangements that might consist of or involve (i) a “de-REIT” transaction in which InfraREIT would elect to no longer be treated as a REIT for federal income tax purposes, (ii) a sale by InfraREIT of all or certain of its assets or operations to a third party, (iii) a business combination between InfraREIT and a third party, (iv) a business combination between InfraREIT or SDTS and Sharyland, (v) an acquisition of InfraREIT by or involving Hunt or (vi) other transactions that would significantly alter the organizational structure, business or ownership of InfraREIT.

In July 2017, we announced an agreement regarding the proposed dismissal of the pending rate case and we entered into a definitive agreement with Oncor to exchange SDTS’s retail distribution assets for a group of Oncor’s transmission assets located in west and central Texas, referred to in this proxy statement as the “2017 Asset Exchange Transaction.” In November 2017, we completed the 2017 Asset Exchange Transaction and the pending rate case was dismissed, but the dismissal preserved the right of the parties to the rate case to address in a future proceeding all issues not mooted by the rate case dismissal, including the various legal and policy issues raised regarding the regulation of a utility organized in a REIT structure. The rate case dismissal required SDTS and Sharyland to file a new rate case in the calendar year 2020 based on a test year ending December 31, 2019.

On September 25 and 26, 2017, the board of directors met in joint session with the conflicts committee together with senior management. Also present at the September 25 and 26 meetings were representatives from Hunton and Jackson Walker LLP, referred to in this proxy statement as “Jackson Walker,” regulatory counsel to the conflicts committee, a representative from Eversheds Sutherland LLP, referred to in this proxy statement as “Eversheds,” regulatory counsel to the Company, and representatives from Evercore. Senior management led a discussion of the various contracts between InfraREIT, on the one hand, and Hunt and Sharyland, on the other hand, InfraREIT’s regulatory and legal structure, historical acquisition and development activity and InfraREIT’s prospective growth profile, and senior management identified market and regulatory challenges and opportunities going forward. Senior management also led a presentation and discussion of InfraREIT’s REIT status as compared to a traditional C-corporation, and representatives from Evercore reviewed its preliminary financial analysis of InfraREIT.

In December 2017, Congress passed legislation commonly referred to as the Tax Cuts and Jobs Act, referred to in this proxy statement as the “TCJA.” The TCJA reduced the highest marginal U.S. federal corporate income tax rate, referred to in this proxy statement as the “corporate tax rate,” from 35% to 21%, effective for taxable years beginning on or after January 1, 2018. We derive revenues by leasing our transmission and distribution assets to Sharyland, our sole tenant. At the time of the passage of the TCJA, Sharyland’s revenue requirement included its recovery in rates of an income tax allowance at the 35% corporate tax rate, and our leases with Sharyland reflect this tax rate. Repricing our leases with Sharyland to implement the 21% federal corporate income tax allowance, while holding all other inputs constant, would reduce net income attributable to our stockholders per share by approximately $0.30 per year. Absent a renegotiation of lease terms with Sharyland, such repricing of our leases to implement the 21% federal corporate income tax allowance would occur in the normal course through annual lease supplements and lease renewals.

On January 10, 2018, we filed a Current Report on Form 8-K, referred to in this proxy statement as the “January 8-K,” in which we disclosed that, in consideration of the significant impact of the TCJA, we were continuing to review our REIT election and the existing lessor-lessee relationship with Sharyland, including consideration of whether InfraREIT should terminate its REIT status and instead opt for a traditional C-corporation structure, which could involve one or more of the following: combining Sharyland with SDTS, terminating the leases between SDTS and Sharyland, terminating the Operating Partnership, and/or other negotiations with Hunt, including terminating or renegotiating the management agreement, terminating or renegotiating that certain Development Agreement, dated as of January 29, 2015, among the Company, the Operating Partnership, Sharyland and Hunt Developer, referred to in this proxy statement as the “development agreement,” and engaging in related negotiations.

On January 15, 2018, the board of directors met in joint session with the conflicts committee together with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed the potential impact of the TCJA on the Company, including the effects on the alternatives discussed in the January 8-K and the various regulatory and financial implications. At the request of the board of directors, Mr. David Hernandez, Executive Vice President and Chief Strategy Officer of HCI, provided information about Hunt’s investment in InfraREIT and how the TCJA may change Hunt’s perspective regarding its investment.

On January 16, 2018, Hunt filed an amendment to its Schedule 13D with the SEC, referred to in this proxy statement as the “January 2018 13D,” stating that, in light of the passage of the TCJA as well as the ongoing evaluation by Hunt of alternative arrangements, Hunt believed that the likelihood that InfraREIT would continue indefinitely to elect to be treated as a REIT had been reduced. Hunt further stated that it would continue to develop and evaluate scenarios and consider alternative arrangements of the types originally identified in the February 2017 13D, but at that time Hunt did not have a high level of interest in pursuing alternative arrangements that would involve a disposition of its entire interest in InfraREIT and the Operating Partnership. Instead, Hunt was focusing on alternative arrangements that would enable it to maintain a substantial equity stake in InfraREIT or the Operating Partnership and continue to actively participate in, and exercise a substantial degree of influence over, the business and affairs of these entities, including through a potential acquisition of InfraREIT in a “going private” transaction as a result of which InfraREIT would no longer be a publicly traded entity, referred to in this proxy statement as a “going private transaction.” Such a transaction would require that Hunt obtain outside financing from one or more investors to acquire the interests in InfraREIT and the Operating Partnership then held by public investors and other third parties.

The board of directors met on February 8, 2018 together with senior management and representatives from Hunton and Evercore to discuss the January 2018 13D, including Hunt’s statement that it was focusing on and evaluating a potential acquisition of the Company in a going private transaction. The board of directors also discussed Hunt’s beneficial ownership of shares of common stock of the Company and Hunt’s other relationships with the Company, including serving as the manager of the Company pursuant to the management agreement. The board of directors resolved that, in the event Hunt made a proposal for a going private transaction, the conflicts committee would be authorized, empowered and directed to exercise all power and authority of the board of directors, to: (1) make such investigation of such transaction as the conflicts committee deemed appropriate; (2) evaluate the terms of such transaction; (3) negotiate with Hunt and its representatives any element of such transaction; (4) make such investigation of potential alternatives to such transaction, including maintaining the status quo, each such alternative transaction referred to in this proxy statement as an “alternative transaction,” as the conflicts committee deemed appropriate (including, to the extent necessary or beneficial in evaluating such transaction, evaluating and negotiating the terms of any alternative transaction with any party the conflicts committee deems appropriate); (5) negotiate the terms of any definitive agreement with respect to such transaction; (6) approve such transaction or, alternatively, report to the board of directors its recommendations and conclusions with respect to such transaction, including a determination and recommendation as to whether such transaction is fair and in the best interests of the stockholders of the Company other than Hunt and should be approved by the board of directors; and (7) determine to elect not to pursue such transaction. The board of directors further resolved not to approve or recommend in favor of a going private transaction without a prior favorable recommendation from the conflicts committee. Senior management then led a discussion of the TCJA and the PUCT’s actions relating to the TCJA, and Mr. Hernandez then joined the meeting to discuss Hunt’s perspective regarding its investment in the Company as disclosed in the January 2018 13D.

The conflicts committee also met separately on February 8, 2018 together with senior management and representatives from Hunton and Evercore, and senior management led a discussion of the various agreements between InfraREIT and Hunt and reviewed the potential regulatory, financial and other processes that would be required if Hunt were to begin to act on some of the alternative arrangements. Representatives from Evercore reviewed certain strategic alternatives potentially available to InfraREIT. The conflicts committee agreed that, in light of the fact that pursuit of a going private transaction would require third party involvement, it was appropriate for InfraREIT to begin entering into confidentiality agreements with third parties identified by Morgan Stanley & Co. LLC, referred to in this proxy statement as “Morgan Stanley,” financial advisor to Hunt, as potential counterparties. Additionally, the conflicts committee employed a standard procedure under which senior management would be included in the initial part of the meeting and then excused during the latter portion so that the conflicts committee could have an “executive session” where only its independent advisors were present. On occasion, senior management would be invited to re-join the meeting in order to receive direct guidance, and at other times the chair of the conflicts committee would give this direction during a post-meeting phone call.

In late February 2018, due to the enactment of the TCJA and at the request of the PUCT, Sharyland agreed to reduce its wholesale transmission service rate to reflect an income tax allowance at the 21% corporate federal income tax rate. This reduction impacts our percentage rent revenues, which are calculated based on a percentage of Sharyland’s gross revenue. Further, as we disclosed, the impact of the TCJA would also be incorporated into new lease supplements for future assets placed in service or upon the renewal of our leases, resulting in a reduction, relative to the existing lease terms, in the amount of lease revenue we received per dollar of rate base. InfraREIT also noted, as part of its March 1, 2018 earnings announcement, that it was also possible that, in the future, Sharyland could request a reduction in rent for existing assets already under lease to reflect the impacts of the TCJA, but that Sharyland had indicated that it did not intend to make such a request with respect to the 2018 lease payments.

Beginning in February 2018 and ending in May 2018, with the assistance of Gibson, Dunn & Crutcher LLP, referred to in this proxy statement as “Gibson Dunn,” corporate counsel to InfraREIT, and Hunton, InfraREIT entered into approximately 30 confidentiality agreements with various potential counterparties identified by Morgan Stanley, including Oncor and Sempra. In each case, once both InfraREIT and HCI had entered into a confidentiality agreement with the potential counterparties, InfraREIT would authorize HCI to provide that counterparty with certain non-public information regarding InfraREIT that had previously been provided to HCI.

On March 20, 2018, the board of directors met together with senior management and representatives from Hunton, Jackson Walker and Evercore, and senior management led a discussion of the Company’s REIT structure and potential alternative structures. The board of directors discussed the timing to complete its review and determination regarding the REIT structure and the goal to communicate the board of directors’ conclusions at the first quarter 2018 earnings call in May.

The conflicts committee held meetings on March 20, 2018, April 9, 2018 and May 1, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore. The participants discussed a potential going private offer from Hunt, including timing and processes for the negotiations. Senior management then reviewed its financial projections for various de-REIT scenarios and the conflicts committee approved such financial projections for use by representatives from Evercore. On March 20, 2018, the conflicts committee formally entered into an engagement letter with Evercore as its independent financial advisor in connection with its evaluation of a possible sale of the Company.

On May 1, 2018, the board of directors directed senior management to pursue consideration of de-REIT alternatives, and on May 3, 2018, InfraREIT reported its quarterly results for the first quarter of 2018 and disclosed it was pursuing a de-REIT alternative. InfraREIT disclosed that, even though it had not determined to pursue a specific form of de-REIT alternative, such alternative could involve one or more of the following: combining Sharyland with SDTS, terminating the leases between SDTS and Sharyland, terminating the Operating Partnership, and/or other negotiations with Hunt, including terminating or renegotiating the Company’s management agreement and development agreement, and engaging in related negotiations.

The conflicts committee met on May 16 and 17, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and, among other items, discussed the various de-REIT alternatives, including senior management’s financial projections for such alternatives and the various impacts of such alternatives on the Company. At the request of the conflicts committee, Mr. Hunter L. Hunt, the Co-Chairman, Co-Chief Executive Officer and Co-President of HCI and a member of the board of directors, attended a portion of the meeting and gave a brief update on the status of Hunt’s efforts as described in the January 2018 13D. After Mr. Hunt departed the meeting, the conflicts committee directed senior management to request information from Hunt regarding its discussions with the various counterparties during the course of the process conducted by Hunt between February and May disclosed in the January 2018 13D, referred to in this proxy statement as the “initial Hunt process.” In addition, the conflicts committee directed senior management to inform Hunt that the Company had been developing potential alternative structures and intended to advance that work in parallel to the activities undertaken by Hunt.

On May 24, 2018, Hunt filed an amendment to its Schedule 13D with the SEC, referred to in this proxy statement as the “May 2018 13D,” disclosing that, at that time, it did not believe that a going private transaction was likely to be viable and stating that, in the course of Hunt’s discussions with various parties about participating in a potential going private transaction, certain parties expressed interest in a possible direct acquisition of InfraREIT, referred to in this proxy statement as a “third-party acquisition,” as an alternative to a going private transaction. Hunt further disclosed that it was engaged in discussions with potential third-party acquirers regarding certain transactions and arrangements involving Hunt, including Sharyland, that would be implemented in connection with a third-party acquisition, including the possible termination of certain agreements between Hunt and InfraREIT. Hunt also stated that it expected that at least one potential third-party acquirer would make an offer to InfraREIT with respect to a third-party acquisition. InfraREIT also issued a press release on May 24 that outlined the disclosures in the May 2018 13D and further stated that to date it had not been a party to Hunt’s negotiations with third parties.

Later on May 24, Mr. E. Allen Nye, Jr., the Chief Executive Officer of Oncor, Mr. Don J. Clevenger, the Senior Vice President and Chief Financial Officer of Oncor, Mr. Matthew C. Henry, the Senior Vice President, General Counsel & Secretary of Oncor, Mr. Joseph A. Householder, the President and Chief Operating Officer of Sempra, Mr. Trevor I. Mihalik, the Executive Vice President and Chief Financial Officer of Sempra, and Mr. Sandeep K. Mor, the Vice President, Mergers and Acquisitions of Sempra, met in person with Mr. David A. Campbell, the President and Chief Executive Officer of InfraREIT, and Ms. Stacey H. Doré, the Senior Vice President and General Counsel of InfraREIT, at which time Oncor and Sempra submitted a non-binding proposal to InfraREIT, referred to in this proxy statement as the “May 24 Proposal,” for the acquisition by Oncor of all of the outstanding equity interests in InfraREIT and the Operating Partnership for total equity consideration of $1.267 billion, less (i) the payment of a termination fee to Hunt under the management agreement of approximately $40 million and (ii) any InfraREIT advisor fees and an estimate of fees and expenses required to be paid to lenders for debt consents. Based on approximately 60.7 million shares of common stock and partnership units outstanding, the conflicts committee viewed that this would result in consideration of approximately $19.88 per share of common stock and partnership unit. Additionally, the May 24 Proposal contemplated a payment to Hunt by Oncor for certain transaction-related fees and expenses in an amount of $20 million. The May 24 Proposal also contemplated that the asset exchange and the SU Investment would occur concurrently with the acquisition of InfraREIT and the Operating Partnership, the key terms of which had previously been negotiated among Hunt, Oncor and Sempra. In the asset exchange, Sharyland would acquire the STX Assets from SDTS and, in exchange for the STX Assets, SDTS would acquire the NTX Assets from

Sharyland. A cash payment would be made to SDTS or Sharyland, as applicable, to the extent that the net book value of the STX Assets and the NTX Assets were not equal. In the SU Investment, Sempra would acquire a limited partnership interest in Sharyland and SDTS and Sharyland would enter into a development agreement pursuant to which Sharyland would continue to have rights to develop certain transmission projects on the existing SDTS system with ownership of those projects to be shared between SDTS and Sharyland. The May 24 Proposal stated that it was not conditioned on financing, but that it was subject to completion of due diligence, final approval of the boards of directors of Oncor and Sempra, the negotiation and execution of definitive agreements and regulatory approvals and customary closing conditions.

Following the receipt of the May 24 Proposal, senior management discussed the May 24 Proposal with representatives from Gibson Dunn, Hunton and Evercore.

Effective May 25, 2018, the board of directors adopted new resolutions that updated the board of directors’ February 8 resolutions and delegated to the conflicts committee all power and authority of the board of directors with respect to any third-party acquisition offer, including the May 24 Proposal and any other potential transaction. Later that same day, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore to discuss the May 24 Proposal.

On May 29, 2018, senior management and representatives from Hunton and Evercore held a conference call with Oncor and Sempra in which senior management informed Oncor and Sempra that the conflicts committee had an initial discussion about the May 24 Proposal and would continue to diligently evaluate such proposal. Senior management further stated that they would inform Oncor and Sempra the following week on the expected timing of a response to the May 24 Proposal.

The conflicts committee met again on June 4, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and reviewed the potential impact the various de-REIT alternatives may have on InfraREIT’s debt instruments. They also discussed the information senior management had received from Hunt in response to its request that Hunt provide it with information regarding Hunt’s contacts and negotiations with various counterparties during the initial Hunt process. The conflicts committee directed senior management to share the May 24 Proposal with Hunt and also directed representatives from Evercore to contact Barclays Capital Inc., referred to in this proxy statement as “Barclays,” financial advisor to Oncor, to request certain clarifications of the May 24 Proposal and notify them as to the expected timing of a response.

On June 13, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore. Also joining the meeting at the request of the conflicts committee were Messrs. Hunt and Hernandez who discussed with the committee Hunt’s contacts with Oncor and Sempra and other parties who may have an interest in acquiring InfraREIT. After Mr. Hernandez and Mr. Hunt left the meeting, senior management also provided updates from Hunt regarding Hunt’s discussions with a third party other than Oncor and Sempra, referred to in this proxy statement as “Company A,” who was potentially interested in acquiring InfraREIT. The conflicts committee discussed Company A’s ability to execute a potential third-party acquisition and instructed representatives from Evercore to inform Company A that it should deal directly with InfraREIT on making any proposal to acquire InfraREIT.

The conflicts committee met again on June 19, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and reviewed, discussed and approved a draft response letter to the May 24 Proposal. The conflicts committee also authorized the formation of a special subcommittee of the conflicts committee, referred to in this proxy statement as the “special subcommittee,” consisting of Ms. Storrow M. Gordon, Mr. Harold L. Logan, Jr. and Ms. Ellen C. Wolf to exercise all power and authority of the conflicts committee with respect to the day-to-day matters regarding a potential acquisition of the Company, including providing directions to the legal and financial advisors to the conflicts committee, and report to the conflicts committee its recommendation with respect to any potential acquisition. The conflicts committee also determined (and implemented procedures to assure) that each member of the conflicts committee would be invited to attend and participate fully in each meeting of the special subcommittee, to the extent that they were available, but that the special subcommittee was necessary in order to more quickly respond to developments if the potential transaction progressed. Later on June 19, senior management and representatives from Hunton and Evercore met with representatives from Oncor, Sempra and Lazard Frères & Co. LLC, financial advisor to Sempra, and delivered and reviewed a letter from Ms. Gordon, the Chair of the conflicts committee, responding to the May 24 Proposal on behalf of the conflicts committee and stating that, at the right price and on the right terms and conditions, a combination of Oncor and InfraREIT could be an attractive transaction to InfraREIT stockholders. The June 19 letter further proposed (i) a cash purchase price of $23.25 per share of common stock or partnership unit, as applicable, without any deductions for any Hunt-related contractual obligations, transaction related fees or expenses to be reimbursed to Hunt, or any other fees or expenses incurred by InfraREIT, (ii) a “go-shop provision,” allowing for 30 days of active solicitation of alternative bids following the execution of the definitive agreements, referred to in this proxy statement as the “go-shop provision,” (iii) a go-shop break-up fee of 1.5% of equity value for any termination of the definitive agreement in order to enter into a transaction identified during the go-shop period, (iv) customary fiduciary out provisions and termination rights, providing for a break-up fee of 3.0% of equity value, (v) customary regulatory approval conditions and related termination rights, with a reverse break-up fee payable to InfraREIT of 5.0% of equity value in case those approvals are not obtained, referred to in this proxy statement as the “reverse break fee,” and (vi) approval by the holders of a majority of the outstanding shares excluding shares held by Hunt, referred to in this proxy statement as the “unaffiliated vote provision,” in addition to the approval of the stockholders holding a majority of all of the outstanding InfraREIT shares.

The special subcommittee met on June 20, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee, and senior management led a discussion about Oncor’s reaction to the June 19 letter from the conflicts committee.

Oncor delivered a letter to the conflicts committee on June 21, 2018 revising Oncor’s non-binding proposal in response to the June 19 letter from the conflicts committee. Oncor’s June 21 letter (i) proposed the acquisition of 100% of the equity interests in InfraREIT and remaining ownership interest in the Operating Partnership for net equity consideration of $1.275 billion, which reflected a $40 million payment to Hunt for termination of the management agreement and up to $15 million of lender and advisor fees payable by InfraREIT (which resulted in consideration of $21.00 per share of common stock or partnership unit, as applicable), (ii) agreed to a 30-day go-shop provision, (iii) agreed to customary fiduciary out provisions and termination rights, (iv) proposed a break-up fee of 2.0% of net equity consideration for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, and 4.0% of the net equity consideration in respect of a transaction identified following the go-shop period, (v) agreed that a reasonable regulatory approval covenant is necessary but stated that Oncor was unwilling to consider or agree to a regulatory reverse break fee, and (vi) agreed to the unaffiliated vote provision. The June 21 letter also indicated Oncor’s willingness for the parties to publicly announce over the ensuing few days an intention to enter into a transaction and to finalize negotiations and definitive documents. Later that day, Hunt confirmed that, in separate discussions with Oncor, it had agreed to drop its request for a $20 million expense reimbursement from Oncor, which had been referred to in the May 24 Proposal.

The special subcommittee met later on June 21, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore, and considered the June 21 response from Oncor. It was determined that it was not in InfraREIT’s best interest to publicly announce anything with Oncor unless and until a transaction was fully negotiated and executed. The special subcommittee directed Mr. Campbell to contact and more fully explore with Oncor certain aspects of Oncor’s June 21 response.

On the morning of June 22, 2018, Mr. Campbell and Mr. Clevenger held a telephone conversation during which Mr. Clevenger indicated Oncor’s willingness to accelerate the negotiations and committed to clarify other aspects of Oncor’s most recent offer. Later that day, the special subcommittee met with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee. At the request of the special subcommittee, Messrs. Hunt and Hernandez also attended a portion of the meeting for the purpose of informing the special subcommittee of Hunt’s discussions with Oncor, Sempra and Company A. After Messrs. Hernandez and Hunt left the meeting, the special subcommittee then discussed a proposed response to Oncor’s June 21 letter and Company A’s request for more diligence information prior to making a proposal. After an executive session with its advisors and without senior management, the special subcommittee then informed senior management that the special subcommittee planned to submit a response letter to Oncor and directed senior management to provide certain diligence information to Company A to facilitate a potential third-party acquisition proposal by Company A. Later that day, Ms. Gordon sent a letter to Oncor and Sempra on behalf of the conflicts committee responding to the revised June 21 letter from Oncor and (i) proposed a cash purchase price of $22.60 per share of common stock or partnership unit, as applicable, without any deductions for any Hunt-related contractual obligations, transaction related fees or expenses, or any other fees or expenses, (ii) proposed a break-up fee of 1.5% of net equity consideration for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, and 3.25% of the net equity consideration in respect of a transaction identified following the go-shop period and (iii) agreed to withdraw the requirement of a reverse break fee.

In addition, on June 22, 2018, at the direction of the conflicts committee, senior management and representatives from Evercore and Hunton held a call with Mr. Michael Carter, a representative from Hunt, and Morgan Stanley, in which Mr. Carter and Morgan Stanley provided additional information and answered questions regarding the initial Hunt process. Later that evening, Mr. Campbell received a call from Mr. Householder in which Mr. Householder conveyed Sempra’s and Oncor’s continued interest in the potential acquisition of InfraREIT, but stated that, due to other pressing business matters, Sempra would need to wait until mid-July before responding to the conflicts committee’s June 22 letter. Mr. Householder relayed that the Sempra and Oncor teams looked forward to re-engaging with InfraREIT at that time. Mr. Campbell informed the members of the conflicts committee of this communication.

Beginning in June and through July, senior management and representatives from Gibson Dunn prepared an initial draft of a merger agreement for a potential third-party acquisition of InfraREIT, with representatives from Hunton, Jackson Walker, Eversheds and Venable LLP, Maryland counsel to the Company and the conflicts committee, reviewing and commenting.

On June 25, 2018, the special subcommittee met with senior management and representatives from Hunton, Jackson Walker and Evercore. Messrs. Hunt and Hernandez were also invited to attend a portion of the meeting, and they reported on their conversations with Sempra and Oncor and their reaction to Sempra’s decision to pause negotiations until mid-July. After Messrs. Hunt and Hernandez left the meeting, the special subcommittee also discussed the status of various de-REIT alternative transactions, including a possible alternative of negotiating with Hunt in advance the terms under which InfraREIT and Sharyland could be combined and then pursue a third-party sales process for such combined entity, referred to in this proxy statement as the “Buy All / Sale” transaction. The conflicts committee directed senior management to prepare a Buy All / Sale proposal for Hunt and discussed preparing for reengagement by Sempra and Oncor including compiling materials responsive to prior due diligence requests. After the departure of senior management, the special subcommittee also discussed contacting other third parties who might be interested in acquiring InfraREIT in the event that Sempra and Oncor did not reengage. The special subcommittee directed representatives from Evercore to contact six potential counterparties identified by the special subcommittee during its discussion, including Company A. Over the next several weeks, representatives from Evercore, at the direction of the conflicts committee, held various telephone calls with third parties identified in the initial Hunt process to gather additional information about such process and the results thereof, and to gauge the possible interest on the part of such parties in a direct third-party acquisition of InfraREIT.

On June 29, 2018, Hunt delivered a draft of the asset exchange agreement to InfraREIT.

On July 5, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed management’s progress with preparing the Buy All / Sale proposal.

The conflicts committee also received a report from representatives of Evercore on inquiries from third parties and discussed Company A’s continued interest in a transaction, including relaying a communication from Company A that it might be able to convey an indication of value to the conflicts committee by the end of July. In the absence of any further indications from Sempra and Oncor as to when they intended to reengage with InfraREIT, the conflicts committee directed that senior management and representatives from Evercore continue with their efforts on alternative transactions.

The special subcommittee met on July 13, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee. Representatives from Evercore reviewed their contacts and discussions with other third parties regarding any potential interest in acquiring the Company at the direction of the special subcommittee, which third parties had been identified by Morgan Stanley as having participated in the initial Hunt process. The special subcommittee discussed the six potential counterparties that representatives from Evercore had contacted at the special subcommittee’s direction. These included Company A, which had continued through June and July to carry out its evaluation of InfraREIT. Representatives from Evercore reported that they had, at the direction of the conflicts committee, informed Company A’s financial advisors that the conflicts committee wished to receive a preliminary indication of value as soon as possible. Another of the six potential counterparties that the conflicts committee discussed, referred to in this proxy statement as “Company B,” was reported by representatives from Hunton to be a company with whom InfraREIT had negotiated a confidentiality agreement during the initial Hunt process but had declined to enter into a confidentiality agreement. The conflicts committee also reviewed and provided feedback on a draft term sheet for a Buy All / Sale proposal to be delivered to Hunt.

On July 17, 2018, Hunt delivered a revised draft of the asset exchange agreement to InfraREIT.

After being contacted by representatives from Evercore, on July 18, 2018, Company B returned comments to the standard form of confidentiality agreement that InfraREIT had entered into with a number of other potential interested parties identified in the initial Hunt process. After two weeks of negotiating with Company B and being unable to reach agreement on non-disclosure terms similar to those agreed to by other parties, on July 31, 2018, InfraREIT and Company B entered into a limited confidentiality agreement under which, later that day, representatives from Evercore, at the direction of the conflicts committee, shared a summary structural presentation with representatives from Company B in order to measure Company B’s interest in a potential acquisition of InfraREIT. After receiving the presentation, Company B did not engage further.

On July 18, 2018, Company A delivered to representatives from Evercore a letter indicating its non-binding proposal, referred to in this proxy statement as the “July 18 Proposal,” to acquire 100% of the outstanding equity interests in InfraREIT and the Operating Partnership. In such letter, Company A proposed cash consideration of $1.350 billion, less deductions for Hunt-related contractual obligations and transaction fees and expenses. The July 18 Proposal from Company A further stated that it would need to complete additional due diligence before submitting a final proposal, including further analysis of the requirements for approval by the PUCT. Company A also requested a reasonable period of exclusivity to complete due diligence and negotiate and execute definitive agreements.

On July 20, 2018, the special subcommittee met with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and representatives from Evercore led a discussion on the July 18 Proposal received from Company A, including a comparison of the terms of the July 18 Proposal and the June 21 response from Oncor. The special subcommittee also discussed a draft term sheet for a Buy All / Sale proposal to be provided to Hunt. Following such discussion, the special subcommittee directed representatives from Evercore and senior management to contact Company A to clarify certain points in the July 18 Proposal and to finalize the Buy All / Sale proposal term sheet and deliver it to Hunt.

On July 23, 2018, senior management held a conference call with representatives from Company A, Hunton and Evercore in which Company A clarified certain aspects of the terms and conditions of its July 18 Proposal.

Company A confirmed that the July 18 Proposal contemplated that Hunt would receive aggregate payments of $60 million for termination of the management agreement and expense reimbursements and that Company A did not plan to make an investment in Sharyland.

On July 24, 2018, Oncor delivered to the conflicts committee a letter reiterating its non-binding proposal for the acquisition of 100% of the equity interests in InfraREIT and remaining ownership interest in the Operating Partnership for a purchase price per share of common stock or partnership unit of $21.00. In such letter, Oncor stated that the proposal represented Oncor’s best and final offer and would remain valid until 5:00 p.m. CDT on July 31, 2018. By email on July 25, 2018, Oncor clarified that its $21.00 price was not subject to any deductions and that the other terms set forth in InfraREIT’s June 22 response were also agreed to in principle, subject to negotiating definitive agreements and subject to further negotiation of the amounts of the two proposed break-up fees.

The special subcommittee met on July 26, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and discussed the clarification of certain terms in Company A’s July 18 Proposal and compared the material terms and assumptions in Oncor’s July 24 proposal to Company A’s July 18 Proposal. With input from the advisors to the conflicts committee, the special subcommittee determined that Company A’s indicative price should be valued at approximately $20.93 per share of common stock, after deducting for contractual obligations and transaction fees and expenses, but also determined to clarify this point with Company A and to communicate that this price was below a price that would be acceptable to the conflicts committee. After discussion, the special subcommittee determined to proceed with negotiations of a potential third-party acquisition with both Oncor and Company A, authorized management to provide drafts of the principal agreements to Oncor, and directed Hunton to prepare a written response to Company A.

Later on July 26, 2018, Ms. Gordon sent a letter to Company A on behalf of the conflicts committee responding to the July 18 Proposal received from Company A, which stated that, at the right price and on the right terms and conditions, a combination of Company A and InfraREIT could be an attractive transaction to InfraREIT stockholders. The July 26 letter further stated that (i) the structure of the purchase price in the July 18 Proposal and the resulting uncertainty in the proposed purchase price are not typical for presentation to public company stockholders and that the effective net cash purchase price per share is below a price that is acceptable to the conflicts committee, (ii) Company A needed to advance its discussions with Hunt regarding the asset exchange and certain related transactions, (iii) the conflicts committee was unwilling to grant Company A exclusivity and (iv) the conflicts committee wanted to include the following terms in a definitive agreement: (1) a 30-day go-shop provision, (2) a go-shop break-up fee of 1.5% of equity value for any termination of the definitive agreement in order to enter into a transaction identified during the go-shop period, regardless of when the alternative transaction was entered into, (3) customary fiduciary out provisions and termination rights, providing for a break-up fee of 3.0% of equity value, (4) customary regulatory approval conditions and related termination rights, with a reverse break-up fee payable to InfraREIT of 5.0% of equity value in case those approvals are not obtained, and (5) a provision for approval of the transaction by the stockholders holding a majority of the outstanding InfraREIT shares and an unaffiliated vote provision.

On July 27, 2018, Ms. Gordon and Ms. Wolf, on behalf of the conflicts committee, Mr. Brant Meleski, the Senior Vice President and Chief Financial Officer of InfraREIT, and representatives from Hunton and Evercore, at the direction of the special subcommittee, held a telephone call with representatives from Hunt to inform them that the conflicts committee had decided to proceed both with negotiating definitive agreements with Oncor and also with continuing due diligence and discussions with Company A. Members of the conflicts committee asked Hunt to continue discussions with Company A regarding the transactions and arrangements with Hunt that would be necessary to finalize a transaction with Company A. The conflicts committee also informed Hunt that it remained interested in continuing discussions with Hunt about paths to increase the value to InfraREIT stockholders from the proposed Oncor transaction.

By letter dated July 28, 2018, Company A responded to the conflicts committee’s July 26 letter and stated that, based on the assumptions provided by InfraREIT related to the Company’s indebtedness and the InfraREIT and Hunt transaction expense items, Company A’s indicative price would be $20.92 per share of common stock, which reflected a gross purchase price of $1.35 billion less a $40 million payment to Hunt for termination of the management agreement, a $20 million payment to Hunt for reimbursement of transaction fees and an aggregate of $20 million of transaction fees and lender consent fees payable by InfraREIT. Company A further stated that the indicative purchase price remained subject to completion of due diligence and could change as a result of this process. Company A also repeated its need to have a commitment from InfraREIT to engage in exclusive negotiations with Company A for a reasonable period of time in order to commit the resources to complete due diligence and negotiate and execute definitive agreements. Finally, Company A asked for a response to this proposal from the conflicts committee as soon as possible so that an exclusivity agreement could be entered into by the close of business on August 1, 2018.

On July 30, 2018, the special subcommittee met with senior management and reviewed the July 28 letter received from Company A. The special subcommittee directed senior management to ask Company A for an extension of the deadline referenced in its July 28 letter so that the conflicts committee could consider the proposal at its upcoming meeting on August 2, 2018.

On July 30, 2018 and August 1, 2018, senior management held conference calls with Company A for the purpose of requesting an extension of the August 1, 2018 deadline contained in Company A’s July 28 letter. In the course of such discussions, Company A agreed to withdraw its request for exclusivity. In addition, Company A expressed an interest in having an initial discussion on regulatory matters, but only after progress was made on the other important transaction terms.

On July 30, 2018, senior management held a conference call with Sempra and Oncor where it discussed its reaction to the July 24 letter from Oncor and expressed the Company’s intention to proceed with due diligence and the preparation of definitive agreements. Later that day, in accordance with the July 26 direction from the special subcommittee, senior management sent a draft merger agreement to Sempra, Oncor and Vinson & Elkins LLP, referred to in this proxy statement as “V&E,” counsel to Oncor, which included the draft regulatory terms exhibit referenced in the merger agreement. The draft contemplated Oncor’s acquisition of 100% of the equity interests in InfraREIT and remaining ownership interest in the Operating Partnership and included, among other things, (i) a 30-day go-shop provision, (ii) customary fiduciary out provisions and termination rights, (iii) a breakup fee of 1.5% of net equity consideration for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, and 3.25% of the net equity consideration in respect of a transaction identified following the go-shop period, (iv) a regulatory approval covenant, (v) an unaffiliated vote provision, (vi) a provision permitting InfraREIT to pay its regular quarterly dividend and a pro rata dividend for any partial quarter prior to the closing of the mergers and (vii) a requirement that Sempra and TTI provide a guaranty of Oncor’s obligations under the merger agreement. The draft also included a construct that would prohibit Oncor from refusing to consummate the mergers due to regulatory terms or conditions imposed in the various regulatory processes, unless those terms and conditions rose to the level of a “burdensome condition” (as defined below), and included certain other limited regulatory conditions to the closing of the mergers. Additionally, over the course of the next several weeks, InfraREIT provided Sempra, Oncor and their representatives with additional due diligence information.

On July 31, 2018, Hunt delivered a letter to the conflicts committee in which Hunt undertook to promptly engage and continue discussions with Company A to attempt to reach agreement as to the transactions and arrangements that would be necessary to complete an acquisition of InfraREIT by Company A. In its letter, Hunt reiterated to the conflicts committee that, consistent with past communications to Company A and its advisors, Hunt did not consider that it had reached a fully negotiated term sheet covering these transactions and arrangements with Company A. Hunt confirmed, however, that it had informed Company A that, in this case, alternative arrangements that did not contemplate an investment by Company A in Sharyland were acceptable to Hunt, but other terms remained to be negotiated between Hunt and Company A.

Also on July 31, 2018, the Company sent a revised draft of the asset exchange agreement to Hunt. In the revised draft, the Company (i) added “knowledge” qualifications on certain of the representations and warranties,

(ii) inserted exceptions to certain closing conditions and termination provisions for Sharyland’s knowledge of inaccuracies or breaches at the time the asset exchange agreement is executed and (iii) deleted Hunt’s proposal that the SU Investment be a closing condition and a regulatory approval condition to the asset exchange.

On August 1, 2018, Ms. Gordon and Ms. Wolf, on behalf of the conflicts committee, together with senior management and representatives from Hunton met with Messrs. Hunt, Hernandez and Carter to present the Buy All / Sale proposed term sheet and discuss the alternative approach outlined therein should the Company be unable to execute on the proposed Oncor transaction or another alternative transaction in the coming weeks.

On August 2, 2018, senior management together with representatives from Gibson Dunn, Hunton, Jackson Walker and Eversheds met with Hunt and representatives from Baker Botts L.L.P., referred to in this proxy statement as “Baker Botts,” corporate counsel to Hunt and Sharyland, to discuss the July 31 draft of the asset exchange agreement. Hunt agreed to consider adding certain knowledge qualifications, but otherwise declined to agree to the other key changes included in the Company’s July 31 draft.

On August 2, 2018 and August 3, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed numerous updates regarding InfraREIT’s ongoing efforts, including the status of definitive agreement negotiations with Oncor and the August 1 meeting with Hunt to present the Buy All / Sale proposal.

The conflicts committee also reviewed recent developments with Company A, including Hunt’s commitment to promptly engage with Company A. The conflicts committee then discussed approaching Hunt in an effort to obtain financial concessions from Hunt that would allow for an increase in the price per share of common stock payable to InfraREIT stockholders in a third-party acquisition, such as would result from the relinquishment by Hunt of its contractual termination fee under the management agreement, and it established a time to meet with Hunt regarding these proposed financial concessions. Representatives from Hunton led the conflicts committee through a review of the key terms of the draft merger agreement and asset exchange agreement, and described the other definitive agreements, with Jackson Walker reviewing the regulatory provisions with the conflicts committee.

On August 3, 2018, Baker Botts delivered a draft asset exchange agreement to Oncor and InfraREIT.

On August 7, 2018, Ms. Gordon and Ms. Wolf, on behalf of the conflicts committee, together with senior management, met with Messrs. Hunt, Hernandez and Carter and requested that Hunt make further financial concessions that would allow for an increase in the price per share of common stock payable to InfraREIT stockholders in the proposed Oncor transaction by approximately $0.50 to $1.00 per share.

On August 14, 2018, senior management delivered to Hunt a draft letter agreement, referred to in this proxy statement as the “Side Letter Agreement,” which provided that Sharyland, as operator of SDTS’s assets under leases, would make certain representations and warranties to InfraREIT. The purpose of these requested representations and warranties was to assist InfraREIT in confirming certain representations and warranties that InfraREIT was being asked to make to Oncor in the merger agreement.

On August 15, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed numerous updates regarding InfraREIT’s ongoing efforts, including Company A’s continued due diligence, progress on negotiations with Hunt and progress on definitive agreement negotiations with Oncor. The conflicts committee also discussed the August 7 meeting with Hunt to request financial concessions that would allow for an increase in the price per share of common stock payable to InfraREIT stockholders in the proposed Oncor transaction.

By letter dated August 16, 2018, Hunt responded to the request made by members of the conflicts committee at the August 7 meeting that Hunt make additional financial concessions. Hunt stated that it had already taken several steps to facilitate an acquisition of InfraREIT by Oncor and, in doing so, it had incurred, and was continuing to incur, significant costs and expenses in relation to such acquisition. As a result, Hunt was not willing to make additional financial concessions.

On August 16, 2018, V&E delivered a revised draft of the merger agreement to InfraREIT that, among other things, declined InfraREIT’s request that Sempra and TTI provide a guaranty of Oncor’s obligations under the merger agreement. The revised draft instead contemplated that Sempra and the principal owners of TTI would deliver an equity commitment letter, committing to provide specified amounts of equity financing to Oncor. The revised draft also contemplated, among other items, that (i) InfraREIT pay Oncor a meeting fee of 1% of net equity consideration for any termination by the parties due to the failure to obtain the requisite stockholder approvals, (ii) a breakup fee of 2.0% of total equity value for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, and 4.0% of total equity value in respect of a transaction identified following the go-shop period, (iii) InfraREIT would only have 10 days following expiration of the go-shop period to negotiate definitive agreements with a third party in order to get the benefit of the lower termination fee, (iv) Oncor would have certain match rights in the event a third party made an acquisition proposal that InfraREIT proposed to accept, (v) Oncor would have a termination right in the event that InfraREIT breaches the non-solicitation provisions, (vi) InfraREIT would not be permitted to pay a pro rata dividend for any partial quarter prior to the closing of the mergers and (vii) Hunt would enter into a voting agreement with Oncor whereby Hunt would agree to vote the shares of common stock held by it in favor of the merger proposal. The draft also accepted the general “burdensome condition” construct proposed by InfraREIT, but expanded the events and conditions that could give rise to a burdensome condition, and also added a number of regulatory conditions to the closing of the mergers.

On August 21, 2018, Hunt responded to the conflicts committee’s delivery of the Buy All / Sale term sheet to Hunt on August 1, 2018. Hunt stated that since InfraREIT and Hunt were both engaged in discussions and negotiations with third parties regarding an acquisition of InfraREIT or actions to facilitate the same, Hunt intended to focus its efforts on such discussions and negotiations with a view to resolving the remaining issues and facilitating a third-party acquisition of InfraREIT. Hunt further noted that the transactions InfraREIT outlined in the term sheet would not be acceptable to Hunt and that Hunt was only interested at such time in a transaction whereby it would maintain an ownership interest in a Texas utility.

On August 23, 2018, V&E delivered a revised draft of the asset exchange agreement to InfraREIT and Hunt. Subsequently, on August 24, 2018, Oncor’s regulatory counsel delivered a revised draft of the regulatory conditions to the merger agreement and the asset exchange agreement.

Over the following days, senior management held conference calls with representatives from Gibson Dunn, Eversheds, Hunton and Jackson Walker to discuss and analyze the revised drafts and the transactions.

By letter dated August 27, 2018, Sharyland informed the conflicts committee that it was not willing to enter into any agreement, including the Side Letter Agreement, that would expose Sharyland to liability for claims that may be made under the merger agreement for a breach of some or all of the representations, warranties, and covenants of InfraREIT.

The special subcommittee met on August 28, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and discussed the progress with the proposed Oncor transaction, including various positions taken by Oncor in its most recent draft of the merger agreement and various recent communications from Hunt and Sharyland. The special subcommittee directed management and counsel with respect to certain positions to be included in revised versions of the draft definitive agreements with Oncor, including possible alternatives to the Side Letter Agreement in light of Sharyland’s rejection of that concept. The due diligence progress by Company A was also discussed, including how far they were behind Oncor and a possible timetable for advancing to the negotiation of definitive agreements with Company A. In light of Hunt’s letter of August 21, in which it declined to enter into discussions on the Buy All / Sale proposal, the special subcommittee also discussed alternatives if neither the proposed Oncor transaction nor a potential transaction with Company A were entered into in the near future.

On August 28, 2018, Gibson Dunn delivered a revised draft of the merger agreement to Oncor and its representatives, which (i) rejected Oncor’s request for a no-vote meeting fee, (ii) contained a break-up fee of

1.5% of total equity value for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, and 3.5% of total equity value in respect of a transaction identified following the go-shop period, (iii) provided that InfraREIT would not be limited following expiration of the go-shop period in negotiating definitive agreements with a third party identified during the go-shop period in order to get the benefit of the lower termination fee, (iv) agreed that Oncor would have certain match rights in the event a third party makes an acquisition proposal, (v) rejected Oncor’s request to have a termination right in the event that InfraREIT breaches the no-solicitation provisions, (vi) provided that InfraREIT could pay a pro rata dividend for any partial quarter prior to the closing of the mergers and (vii) noted Hunt’s rejection of the entry by Hunt into a voting agreement. The revised draft also narrowed the instances that would be deemed to give rise to a burdensome condition.

On August 30, 2018, Oncor hosted an in-person meeting for the negotiation of the merger agreement with senior management and representatives from Gibson Dunn, Hunton, Eversheds, Jackson Walker, V&E, Sempra and White and Case LLP, referred to in this proxy statement as “W&C,” counsel to Sempra in order to discuss a number of issues related to the merger agreement, including closing conditions, termination rights, termination fees, payment of dividends and regulatory matters. Representatives of Hunt and Baker Botts also attended the meeting, primarily to provide input on regulatory matters that affected both the merger agreement and the asset exchange agreement. In addition, Hunt indicated that in lieu of a voting agreement, it would agree to the entry into a non-interference agreement with Oncor, which is referred to in this proxy statement as the “non-interference agreement,” which would provide that for a period beginning on the signing of the merger agreement and ending upon the consummation of the mergers or termination of the merger agreement or asset exchange agreement, Hunt (i) would not transfer any shares of common stock or partnership units owned by it, (ii) would not exercise any rights to redeem any partnership units held by it and (iii) would not take any action that InfraREIT would not be permitted to take under the no-solicitation provisions in the merger agreement.

On August 31, 2018, Gibson Dunn delivered a revised draft of the asset exchange agreement to Oncor and Hunt. Later that day, Baker Botts separately delivered a draft of the asset exchange agreement to InfraREIT and Oncor.

On September 4, 2018, the special subcommittee met with representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and discussed the current draft of the asset exchange agreement and the potential resolution of some of the remaining open issues. The special subcommittee was also informed by representatives from Hunton that Company A had held discussions with Hunt regarding the alternative arrangements to facilitate an acquisition of InfraREIT by Company A and it was expected that further progress would be made in negotiations between such parties soon.

On September 5, 2018, V&E delivered a revised draft of the merger agreement to InfraREIT. The revised draft contemplated a breakup fee of 1.875% of net equity consideration for any termination of the definitive agreement in respect of a transaction identified during the go-shop period, 3.75% of the net equity consideration in respect of a transaction identified following the go-shop period, and reasserted several of Oncor’s positions regarding the no-vote meeting fee, go-shop and termination provisions. The revised draft accepted InfraREIT’s position that it could pay a pro rata dividend for any partial quarter prior to the closing of the mergers.

The special subcommittee met on September 6, 2018 with representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and discussed the possible contents of a letter to be delivered to Hunt regarding the asset exchange. The special subcommittee directed that such letter be delivered to Hunt, and such letter was delivered the following day and is discussed below. Later that day, Baker Botts hosted a meeting for the negotiation of the asset exchange agreement with senior management and representatives from Gibson Dunn, Hunton, Hunt, Oncor, V&E, Sempra and W&C.

By letter dated September 6, 2018, Hunt informed the conflicts committee that significant progress had been made since July 31, 2018 in discussions and negotiations with Company A regarding a term sheet between Company A and Hunt with respect to alternative arrangements designed to facilitate an acquisition of InfraREIT by Company A, and it furnished the conflicts committee with a copy of the current draft of the term sheet. Hunt stated that based on the progress made to date, it believed that resolution of remaining open issues could occur during the negotiation of definitive agreements with Company A should the conflicts committee determine to engage in such negotiations. Hunt also stated that it was prepared to commence negotiating definitive agreements with Company A and the conflicts committee providing for the alternative arrangements contemplated by the draft term sheet.

By letter dated September 7, 2018, the conflicts committee proposed to resolve certain outstanding issues with Hunt in the asset exchange agreement. InfraREIT proposed that it would (i) withdraw its objection to having the SU Investment as both a closing condition and a regulatory approval condition in the asset exchange agreement, (ii) withdraw its request that Sharyland enter into the Side Letter Agreement, (iii) agree to terminate a letter agreement that Hunt entered into in connection with the 2017 Asset Exchange Transaction and (iv) agree to terminate at the closing of the asset exchange agreement any other indemnification obligations arising under any agreements between InfraREIT and Hunt. In exchange for these agreements from InfraREIT, the conflicts committee requested that Hunt agree (a) that if the conditions regarding the SU Investment were not satisfied or waived and, as a result, the asset exchange agreement was terminated without closing, Hunt would reimburse InfraREIT for all out-of-pocket expenses incurred by InfraREIT in connection with the transaction with Oncor, (b) to the insertion of certain “knowledge qualifiers” in certain representations by SDTS in the asset exchange agreement, and (c) to the insertion of exceptions to certain closing conditions and termination provisions for Sharyland’s knowledge of inaccuracies or breaches at the time the asset exchange agreement was executed. On September 11, 2018, Hunt responded to the September 7 proposal from the conflicts committee and stated in a letter to the conflicts committee that (1) neither Hunt nor Sharyland was willing to reimburse InfraREIT for costs and expenses incurred by it in connection with a transaction with Oncor, (2) it was willing to insert the knowledge qualifiers in certain representations to be made by SDTS in the asset exchange agreement and (3) it was willing to insert exceptions to certain closing conditions and termination provisions for Sharyland’s knowledge of inaccuracies or breaches at the time the asset exchange agreement is executed.

The special subcommittee met on September 7, 2018 with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee and discussed both the progress on the proposed Oncor transaction and the September 6 letter from Hunt regarding progress in Hunt’s negotiations with Company A. Senior management also reported on the progress of due diligence by both Oncor and Company A. The special subcommittee authorized senior management and the advisors to the conflicts committee to commence negotiations with Company A, including delivering to Company A an initial draft of a definitive merger agreement. In addition, the special subcommittee delegated authority to Ms. Gordon to deliver a letter to Company A informing Company A of the conflicts committee’s desire to begin negotiating definitive transaction agreements.

Over the following days, InfraREIT, with the assistance of representatives from Gibson Dunn, Hunton, Eversheds and Jackson Walker, reviewed and discussed the draft merger agreement delivered by V&E and the regulatory conditions to the mergers and asset exchange. After incorporating discussions and comments from InfraREIT, Eversheds delivered a revised draft of the regulatory conditions to Oncor and Hunt on September 10, 2018 and Gibson Dunn delivered a revised draft of the merger agreement to Oncor on September 11, 2018.

By letter dated September 11, 2018, the conflicts committee informed Company A that senior management and the conflicts committee’s advisors would deliver initial drafts of and begin negotiating definitive agreements for a potential acquisition of InfraREIT by Company A, and that it expected that Hunt would similarly deliver drafts of certain definitive agreements and begin negotiations regarding alternative arrangements to facilitate such acquisition. The conflicts committee encouraged Company A to complete its due diligence on InfraREIT in the subsequent three weeks so that definitive agreements could be completed on the same schedule. The conflicts committee also encouraged Company A to increase its indicative price of $20.92 per share of common stock, and it reminded Company A that it had indicated in its July 28 letter that such an increase might be possible.

On September 12, 2018, V&E delivered a revised draft of the asset exchange agreement to InfraREIT and Hunt.

On September 13, 2018, at the request of the special subcommittee, Gibson Dunn delivered a draft merger agreement to Company A’s counsel, which contained the same material terms as the initial draft sent to Oncor on July 31, 2018, but also included an obligation of Company A to pay a break-up fee to InfraREIT in case regulatory approvals are not obtained in connection with the transaction, which was the same break-up fee initially requested in the Company’s negotiations with Oncor. Shortly thereafter, Baker Botts delivered a draft asset exchange agreement to Company A’s counsel on behalf of Sharyland.

On September 17, 2018, senior management sent Hunt a proposal to resolve certain regulatory issues in the asset exchange agreement. Later that day, senior management and representatives from Hunt, Oncor, Sempra, and their respective counsels held a conference call to discuss the open items in the asset exchange agreement.

On September 18, 2018, senior management and representatives from Oncor, Sempra and their respective counsels held a conference call to discuss the open items in the draft merger agreement, which included, among other things, (i) the decision to make applicable CFIUS filings, (ii) certain requirements in the go-shop provisions, (iii) Oncor’s request that InfraREIT reimburse Oncor’s expenses in the event that the requisite stockholder approval is not obtained and (iv) the amount of any fee to be paid by InfraREIT for any termination of the definitive agreement in respect of a transaction identified during and following the go-shop period.

On September 19, 2018, Mr. Campbell and Mr. Hernandez and a representative from Hunton met with Mr. Clevenger and Mr. Mihalik at their request. In this meeting, Messrs. Clevenger and Mihalik identified certain due diligence issues and stated that InfraREIT would need to make financial concessions in order for Sempra and Oncor to agree to a transaction. Mr. Campbell communicated that InfraREIT was not prepared to make any such concessions. Over the next several days, senior management had telephone calls and met with representatives from Oncor and Sempra to discuss the due diligence issues Oncor and Sempra raised at the September 19 meeting.

On September 20, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed the September 19 meeting among senior management and representatives from Sempra and Oncor, including the due diligence issues and possible need for financial concessions from InfraREIT. Mr. Campbell reported that in subsequent telephone calls since the September 19 meeting, Sempra and Oncor indicated that they had internally discussed solutions to resolve the due diligence concerns that were raised in the September 19 meeting, and, in each call, senior management had reiterated InfraREIT’s position that it would not make any financial concessions. Upon receiving this report, the conflicts committee decided to wait on further developments before taking any other action. The conflicts committee also discussed that initial drafts of the merger agreement and asset exchange agreement had been delivered to Company A, but to date there had been no response from them.

After further evaluation and discussion, Oncor and Sempra communicated to senior management that they were willing to move forward without any additional price concession from InfraREIT and that the due diligence issues raised during the September 19 meeting were on a path to resolution.

On September 26, 2018, Baker Botts delivered a revised draft of the asset exchange agreement to InfraREIT and Oncor. Later that day, V&E delivered a revised draft of the merger agreement to InfraREIT, which incorporated comments from the discussion with InfraREIT the week before. The parties also continued to discuss and negotiate the regulatory terms and conditions in the agreements. Also on September 26, representatives from Hunt responded to the September 17 proposal from InfraREIT to resolve the outstanding issues in the asset exchange agreement. Hunt (i) agreed to the substance of certain of InfraREIT’s regulatory proposals from September 17, (ii) stated that neither Hunt nor Sharyland would reimburse InfraREIT for costs and expenses incurred by it in connection with a transaction with Oncor and (iii) agreed to insert the knowledge qualifiers in certain representations to be made by SDTS in the asset exchange agreement.

On September 28, 2018, the special subcommittee met with senior management and representatives from Hunton, Jackson Walker and Evercore and other members of the conflicts committee. Senior management indicated that the potential Oncor transaction could possibly be finalized as soon as early October. In addition, senior management confirmed that after having followed up on the due diligence matters raised in the prior week, Oncor had reaffirmed its price of $21.00 per share of common stock. Senior management also reported that Company A was progressing with due diligence, but that Company A had not yet provided a response on the draft definitive agreements, and the special subcommittee directed that Company A be encouraged to do so in the next week. After senior management departed the meeting, representatives from Evercore then reviewed Evercore’s preliminary financial analyses of the proposed transaction with Oncor. Representatives from Hunton then discussed summaries of the principal definitive agreements, including issues that remained open, and representatives from Jackson Walker described key regulatory provisions and issues.

On September 29, 2018, a representative from Hunton responded to Hunt’s September 26 proposal on behalf of the conflicts committee and expressed the need to hold the proposal open until the conflicts committee received Oncor’s and Sempra’s views on the regulatory conditions.

Over the following two weeks, senior management and representatives from Oncor, Hunt, Sempra, and their respective counsels exchanged several drafts of the merger agreement, the asset exchange agreement and the related ancillary documents. Additionally, over the course of several days in early October, the parties and their respective counsel held in-person meetings at Oncor’s offices to discuss the transaction, the financing plans, and the related documents.

On October 1, 2018, Company A’s counsel delivered a revised draft of a merger agreement to InfraREIT. Over the following days, senior management, with the assistance of representatives from Gibson Dunn, Hunton, Eversheds and Jackson Walker, reviewed the key issues in such agreement, which included, among other things, Company A’s (i) deletion of a go-shop construct, (ii) addition of provisions to delay the closing in order to arrange financing, (iii) inclusion of a breakup fee of 4.5% of total equity value for any termination of the definitive agreement and (iv) deletion of Company’s A obligation to pay a break-up fee to InfraREIT in case regulatory approvals are not obtained. Company A’s draft also failed to make any comments on the regulatory provisions and instead reserved those comments for a future draft.

On October 3, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and discussed the proposed revisions to the draft merger agreement delivered by Company A on October 1, including that Company A was not yet in a position to comment on any of the regulatory provisions in the draft. The conflicts committee also discussed progress being made by Company A in other areas, including the commencement of its tax due diligence. The remaining open issues relating to the transactions with Oncor and Hunt were also discussed and directional guidance was provided by the conflicts committee to representatives from Evercore, Hunton and Jackson Walker, including authorization to continue negotiations with Oncor and Hunt.

On October 6, 2018, V&E delivered a revised draft of the merger agreement to InfraREIT, which draft reflected, among other items, Oncor’s agreement to eliminate the request for a no-vote expense provision and proposed a break-up fee of 1.75% of net equity consideration for any termination of the merger agreement in respect of a transaction identified during the go-shop period, and a fee of 3.5% of the net equity consideration in respect of a transaction identified following the go-shop period.

On October 8, 2018, senior management, at the direction of the conflicts committee, made a proposal to Oncor to resolve the remaining issues in the merger agreement which included a proposed resolution of the remaining regulatory issues, retaining a break-up fee of 1.5% of net equity consideration for any termination of the merger agreement in respect of a transaction identified during the go-shop period, and agreeing to a fee of 3.5% of the net equity consideration in respect of a transaction identified following the go-shop period. Over the next few days, Oncor and InfraREIT continued to discuss the open issues in the merger agreement.

On October 9, 2018, Gibson Dunn delivered a revised draft of a merger agreement to representatives from Company A. Such draft reflected a number of substantive revisions, including (i) the reinsertion of the deleted go-shop provisions, (ii) questions around Company A’s financing plans and (iii) a breakup fee of 1.5% of equity consideration for any termination of the merger agreement in respect of a transaction identified during the go-shop period, and 3.0% of the equity consideration in respect of a transaction identified following the go-shop period. The regulatory provisions of the draft still remained to be negotiated.

On October 10, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore. Following a summary by senior management of the status of negotiations with both Oncor and Company A, senior management left the meeting and representatives from Hunton and Jackson Walker then reviewed with the conflicts committee the open transaction terms and outstanding regulatory issues. Representatives from Evercore then reviewed Evercore’s preliminary financial analyses of the proposed transaction with Oncor. The conflicts committee also discussed that Company A had yet to respond to the September 11 letter requesting an increase in its indicative price and directed representatives from Evercore to contact Company A’s advisors.

On October 12, 2018, senior management and a representative from Gibson Dunn held a conference call with representatives from Company A and discussed the key issues identified in the draft merger agreement sent by Company A on October 1. Company A indicated that it would not be in a position to send any comments to the regulatory provisions until the following week. Also on October 12, at the direction of the conflicts committee, representatives from Evercore held a telephone call with representatives from Company A’s financial advisor, reminded them of the September 11 letter from the conflicts committee, and inquired as to whether Company A would increase its indicative price. As directed by the conflicts committee, representatives from Evercore stated that the conflicts committee had a meeting scheduled for the morning of October 15 and requested that Company A inform representatives from Evercore before that meeting of the date on which Company A expected to provide a response on its indicative price.

On October 14, 2018, senior management and representatives from Hunt, Oncor and Sempra and their respective legal counsels held a conference call to discuss how to resolve the remaining open issues in the merger agreement, the asset exchange agreement and the ancillary documents, in order to finalize all of the definitive agreements for submission to their respective boards of directors and move forward with the execution of such agreements. Over the following days, the parties, with the assistance of their respective legal counsel, negotiated and finalized the merger agreement, the asset exchange agreement and the related ancillary documents.

On October 15, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore. The potential Oncor transaction was described by senior management as being close to signing with only finalization of the equity commitment letter and the amount of the break-up fees being outstanding major issues. The conflicts committee was informed by senior management that Oncor’s board of directors would be considering approval of the transaction later on October 15. After senior management left the meeting, representatives from Evercore informed the conflicts committee that they had not received a response from Company A or its advisors as requested on the October 12 conference call, and the conflicts committee determined that, absent further communication from Company A, Company A should be contacted at the appropriate time and strongly encouraged to participate in the go-shop process. The conflicts committee also reviewed the open issues remaining in the definitive agreements and gave directions to senior management and representatives from Hunton, including holding firm on the 1.5% break-up fee amount for the go-shop period.

On October 16, 2018, Oncor informed InfraREIT that it would accept the 1.5% break-up fee for the go-shop period with a 3.5% break-up fee following that period.

On October 17, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and were informed by senior management that all outstanding issues with respect to the Oncor transaction had been resolved. Representatives from Evercore reported that, in further discussions with Company A’s financial advisors, it was apparent that Company A would not be in a position to communicate its current view on an indicative price until sometime later in the process. After senior management left the meeting, representatives from Evercore reviewed the history of negotiations with Oncor and Hunt and the terms of the proposal by Oncor. Representatives from Evercore reviewed Evercore’s financial analyses of the Oncor proposal and InfraREIT and then delivered to the conflicts committee Evercore’s oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various limitations and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated stockholders. Additionally, at such meeting, representatives from Hunton and Jackson Walker provided a presentation regarding the terms of the draft merger agreement, the asset exchange agreement and other transaction documents and reviewed with the conflicts committee their duties in connection with their consideration and potential approval of the transaction with Oncor. Following extensive discussion, the conflicts committee unanimously approved the merger agreement and the asset exchange agreement, declared the merger agreement and the asset exchange agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interests of InfraREIT and its stockholders.

Immediately following the conflicts committee meeting, the board of directors convened a meeting and the conflicts committee then advised the board of directors that it had approved the mergers and recommended that the board of directors approve the merger agreement. Following this recommendation, and after discussion with the conflicts committee regarding the conflicts committee’s process and rationale for its recommendation, the board of directors, (a) approved the merger agreement and the transactions contemplated thereby, and the execution and delivery of the merger agreement, (b) directed that the merger agreement be submitted to a vote of the stockholders of InfraREIT and (c) resolved to recommend that the stockholders of InfraREIT vote in favor of the approval of the merger proposal.

Following the board of directors’ approval, the parties finalized the merger agreement and other transaction documents, including the asset exchange agreement, during the evening of October 17, 2018. On October 18, 2018, the parties executed the merger agreement and the Company issued a press release announcing entry into the merger agreement.

Go-Shop Process

Prior to the open of markets on October 18, 2018, InfraREIT, Oncor and Sempra issued separate press releases announcing the mergers and describing the go-shop provisions. The InfraREIT press release described the lower $19.1 million termination fee that would be payable in the event that an acquisition proposal received by November 17, 2018 was accepted as a superior proposal by the conflicts committee and the board of directors prior to December 27, 2018.

At the direction of the conflicts committee, senior management and representatives of Evercore actively encouraged Company A to participate in the go-shop process, including through numerous phone calls throughout the go-shop period, but Company A ultimately declined to enter into a new confidentiality agreement and otherwise engage in the go-shop process.

On the morning of October 18, 2018, at the direction of the conflicts committee, representatives from Evercore began to contact other potential strategic and financial buyers to actively solicit their interest in making an acquisition proposal to acquire InfraREIT. In total, at the direction of the conflicts committee, representatives from Evercore contacted 37 potential acquirers, consisting of 23 potential strategic buyers and 14 potential financial buyers, and two other parties made unsolicited inquiries. Of the potential buyers contacted, 23 potential strategic buyers and 12 potential financial buyers affirmatively indicated they were not interested in acquiring InfraREIT, indicated that they did not wish to enter in a confidentiality agreement and receive more information at such time, or did not respond to inquiries soliciting their participation in the process. One potential strategic buyer and three potential financial buyers, which included a third party that had been identified in the initial Hunt process, referred to in this proxy statement as “Company C,” entered into confidentiality agreements with InfraREIT and HCI, and were then granted access to virtual data rooms containing non-public information about

InfraREIT and HCI and offered the opportunity to participate in discussions and due diligence meetings with representatives from Evercore and senior management.

Throughout the go-shop process, the conflicts committee received weekly briefings from representatives from Evercore and the conflicts committee’s other advisors and directed the activities undertaken in the go-shop process.

On November 15, 2018, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore, who gave an update on the progress of the go-shop process. After senior management left the meeting, a representative from Evercore left the meeting briefly in order to take a telephone call from a representative from Company C. The representative from Company C communicated to the representative from Evercore that it intended to submit an indicative proposal to the conflicts committee the next day. The Evercore representative delivered the news of Company C’s intention to submit an indicative proposal and the conflicts committee then scheduled meetings for November 16 and 17 to address such proposal prior to the expiration of the go-shop period.

On November 16, 2018, Company C delivered a preliminary and non-binding acquisition proposal to representatives of Evercore which contemplated the acquisition by Company C of all of the outstanding equity interests in InfraREIT and the Operating Partnership for $22.00 per share of common stock and partnership unit. The proposal was based on certain assumptions and was subject to several conditions, including completion of a due diligence review of InfraREIT, the negotiation of definitive agreements and the approval of Company C’s board of directors. Later that day, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and reviewed the proposal from Company C. The conflicts committee raised a number of questions about Company C’s proposal, including, among others, (i) whether the purchase price would be reduced by the amount of the termination fee payable to Hunt under the management agreement, the break-up fee payable to Oncor under the merger agreement or any other transaction related fees or expenses, (ii) whether the proposal contemplated an asset exchange between SDTS and Sharyland, (iii) if Company C contemplated a closing date consistent with the planned closing of the merger agreement with Oncor and (iv) whether Company C was prepared to execute definitive agreements with no material substantive differences from the existing merger agreement and asset exchange agreement. The conflicts committee directed senior management and representatives from Hunton and Evercore to contact Company C and obtain clarification on these matters.

Later in the evening on November 16, 2018, Mr. Meleski and representatives from Hunton and Evercore held a conference call with representatives from Company C and the representatives from Company C confirmed that, among other things, (i) the purchase price of $22.00 per share of common stock and partnership unit would not be reduced by the amount of the termination fee payable to Hunt under the management agreement, the break-up fee payable to Oncor under the merger agreement or any other transaction related fees or expenses, (ii) the proposal assumed consummation of an asset exchange between SDTS and Sharyland, (iii) Company C contemplated a closing date consistent with the planned closing of the merger agreement and (iv) Company C was prepared to execute definitive agreements with no material substantive differences from the existing merger agreement and asset exchange agreement, including with respect to the regulatory provisions. At the conclusion of the call and at the direction of the conflicts committee, representatives from Evercore reminded Company C of the timeline that the conflicts committee had to consider acquisition proposals under the merger agreement’s go-shop provision and requested that Company C promptly send a revised indicative proposal to the conflicts committee addressing the clarifications discussed on the call. Company C agreed to promptly send a revised indicative proposal containing such clarifications.

On November 17, 2018, Company C delivered a revised preliminary and non-binding acquisition proposal to representatives of Evercore, which included the clarifications outlined on the conference call the previous evening. Later that day, the conflicts committee met with senior management and representatives from Hunton, Jackson Walker and Evercore and reviewed the revised proposal from Company C. At the request of the conflicts committee, Messrs. Hunt and Hernandez also joined the meeting and confirmed that Hunt would be willing to engage in negotiations with Company C if requested to do so by the conflicts committee. After senior management and the Hunt representatives left the meeting, the conflicts committee consulted with its advisors and determined in good faith that the acquisition proposal from Company C was reasonably likely to lead to a superior proposal and thus determined that Company C should thereafter be designated as an “excluded party” under the merger agreement. Oncor and Hunt were both informed of this determination after the meeting.

Other than Company C, the other third parties that entered into confidentiality agreements informed representatives of Evercore that they were not interested in continuing to explore a potential acquisition of InfraREIT. The go-shop period expired at 11:59 p.m., Dallas, Texas time, on November 17, 2018.

Between November 17, 2018 and December 3, 2018, senior management and representatives from Evercore, at the request of the conflicts committee, communicated several times with Company C and its financial advisor, requesting Company C to advance work expeditiously on its acquisition proposal. Among other things, senior management offered to schedule meetings with Company C regarding due diligence, regulatory strategy, and negotiation of the definitive agreements that would be necessary for any transaction with Company C. At the request of the conflicts committee, Hunt also attempted to initiate contact with Company C and its financial advisor. However, representatives from Company C informed senior management and representatives from Evercore that Company C needed to advance certain other matters on its own before it would be in a position to proceed with further due diligence or negotiate definitive agreements. Ultimately, on December 3, 2018, Company C notified InfraREIT that it was terminating discussions, including withdrawing its acquisition proposal, and was no longer considering a potential transaction with InfraREIT. As a result, Company C no longer qualified as an excluded party.

Reasons for the Mergers

In reaching the decision to approve the merger agreement, declare the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and to recommend approval of the merger proposal to our stockholders, the board of directors and the conflicts committee consulted with senior management, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which the board of directors and the conflicts committee viewed as supporting its decision to approve the merger agreement, declare the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and our stockholders and to recommend approval of the merger proposal to our stockholders.

Attractive Value. The board of directors and the conflicts committee believed that the $21.00 per share price to be paid by Oncor would provide stockholders with attractive value for their shares of common stock. The board of directors and the conflicts committee considered the relationship of the merger consideration to the historic trading ranges of our common stock and the potential trading ranges for our common stock in the future and the likelihood that it could take a considerable period of time before our common stock would trade at a price in excess of the merger consideration, over a sustained period of time, if it ever would, as well as the fact that that the merger consideration constitutes a premium of (i) approximately 18% over the closing price of our common stock of $17.79 per share on January 12, 2018, the last trading day before Hunt filed the January 2018 13D, and (ii) approximately 1.8% over the closing price of our common stock of $20.63 per share on October 17, 2018, the last trading day prior to public announcement of the merger agreement.

Best Price Reasonably Attainable. The board of directors and the conflicts committee believed that the merger consideration was the best price reasonably attainable for our stockholders after considering the following factors, and especially in light of the factors discussed in “ — High Probability of Completion” below:

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the absence of any prior, bona fide expression of interest in acquiring InfraREIT on terms competitive with the transaction agreed to with Oncor, despite (i) our public announcements that we were pursuing de-REIT alternatives, (ii) Hunt’s public announcement on May 24, 2018 that it was engaged in discussions with potential third-party counterparties regarding certain transactions and arrangements involving Hunt that would be implemented in connection with a third-party acquisition, (iii) representatives from Evercore contacting six potential counterparties in June and July 2018, and (iv) the initial Hunt process conducted independently by Hunt that ultimately led to Hunt’s May 2018 13D;

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the improvement in the merger consideration proposed by Oncor from approximately $19.88 per share at the time of its initial indication of interest on May 24, 2018 to $21.00 per share when it delivered its final letter of intent on July 24, 2018;

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the board of directors’ and the conflicts committee’s belief, based on the nature of the negotiations, that the $21.00 per share price to be paid by Oncor is the highest price per share that Oncor was willing to pay and that the terms and conditions of the merger agreement were, in the board of directors’ and the conflicts committee’s view, the most favorable to us and our stockholders to which Oncor was willing to agree;

•	the failure of Company A to make a definitive proposal that was superior to the merger consideration offered by Oncor; and

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the fact that the merger agreement permits us to pay our regular quarterly dividend of $0.25 per share through closing, and a pro rata dividend for any partial quarter prior to closing, and that stockholders may obtain additional value through the dividend.

Best Alternative for Maximizing Stockholder Value. After a review of our current and historical financial condition, results of operations, prospects, business strategy, management team, competitive position, and our industry, the board of directors and the conflicts committee believed that the value offered to our stockholders under the merger agreement is more favorable to our stockholders than the potential value that might have resulted from the possible alternatives to the mergers, including continuing as an independent public company.

The board of directors and the conflicts committee also considered the challenges and risks that we have faced, and would likely continue to face, if we remained an independent company, including:

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as part of any de-REIT alternative, we would begin to record significant deferred income taxes on our balance sheet and also record book federal corporate income taxes on our income statement at a 21% income tax rate;

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over time, repricing our leases with Sharyland to implement the 21% federal corporate income tax allowance, while holding all other inputs constant, would reduce net income attributable to our stockholders per share by approximately $0.30 per year;

•	uncertainty caused by REIT issues raised, but not resolved, in Sharyland’s and SDTS’s 2016 rate case;

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during our next rate case in 2020, our allowed cost of debt would be adjusted relative to the 6.73% cost of debt currently recovered through rates to reflect the actual cost of debt (estimated to be 4.91% as of December 31, 2019), our authorized return on equity would potentially be adjusted, and our authorized capital structure would potentially be adjusted, among other changes;

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the fact that we have not been able to maintain our growth trajectory, including as a result of the determination in March 2016 to postpone consideration of the purchase of the Golden Spread Electric Cooperative interconnection and the assets related to the Cross Valley transmission line, our inability to date to acquire those assets, and uncertainty about our ability to acquire other current and future Hunt development projects;

•	the fact that our ability to achieve meaningful growth in the foreseeable future is unclear;

•	the on-going costs involved with being a public company are expected to continue to be disproportionate to our size;

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as a transmission-focused utility, likely generating an inconsistent profile for capital expenditures and, as a result, an inconsistent profile for earnings and dividend growth, we do not match the criteria for many of the utility industry’s institutional investors;

•	the volatility in our financial performance and stock price resulting from various factors, including the factors described above; and

•	the other risks and uncertainties inherent in business as described in the section entitled “Risk Factors” set forth in our Form 10-K for the year ended December 31, 2017.

Approval by the Conflicts Committee. The board of directors considered the fact that the merger agreement was unanimously approved by all members of the conflicts committee, which is comprised solely of independent directors who are not affiliated with Hunt and are not employees of the Company or any of its subsidiaries, and which consulted with senior management and retained and received advice from outside legal counsel and an independent financial advisor in evaluating and negotiating the terms of the merger agreement.

Fairness Opinion of Evercore. The conflicts committee considered the oral opinion, provided to our conflicts committee at its meeting on October 17, 2018 by representatives from Evercore (subsequently confirmed in writing), that, as of that date, based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth therein, the merger consideration was fair, from a financial point of view, to the holders (other than Hunt) of common stock entitled to receive the merger consideration. For further information, see “—Opinion of the Financial Advisor to the Conflicts Committee” and the full text of the written opinion of Evercore attached as Annex B to this proxy statement.

Approval by the Disinterested Stockholders. The board of directors and the conflicts committee considered the fact that the merger agreement is subject to the approval of our stockholders other than Hunt, and who therefore do not have any interest in the transactions other than in their capacity as stockholders.

Certainty of Value. The board of directors and the conflicts committee considered that the merger consideration was payable in cash and the company merger was not subject to any financing contingency, which would provide certainty of value and liquidity to our stockholders.

High Probability of Completion. The board of directors and the conflicts committee believed that there was a high likelihood that the mergers would be completed based on, among other things:

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Oncor’s experience with the PUCT, as the largest utility in Texas, which supports the board of directors’ belief that Oncor has a high likelihood of being successful in obtaining the necessary approvals from the PUCT;

•	the likelihood and anticipated timing of completing the proposed mergers in light of the nature and scope of the conditions to completion;

•	the agreement of Oncor to use reasonable best efforts to take all actions necessary, proper or advisable to consummate the mergers as promptly as reasonably practicable, subject to certain exceptions;

•	the lack of antitrust impediments to closing;

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the board of directors’ and the conflicts committee’s belief that the July 15, 2019 outside date of the merger agreement (which date may be extended for a period of 90 days to obtain the regulatory approvals required to close the mergers, subject to certain conditions being met) would allow for sufficient time to complete the mergers;

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the fact that the conditions to the closing of the mergers are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains certain carve-outs that make it less likely that adverse changes in our business between announcement and closing of the mergers will provide a basis for Oncor to refuse to consummate the mergers;

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the fact that the merger agreement contains a “burdensome condition” construct that limits Oncor’s ability to refuse to consummate the mergers as a result of terms or conditions imposed as part of the regulatory process;

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the board of directors’ and the conflicts committee’s perception that Oncor is willing to devote the resources necessary to complete the mergers in an expeditious manner based upon, among other things, the business reputation and capabilities of Oncor;

•	the fact that the merger agreement contains no financing condition to the completion of the mergers;

•	the representation of Oncor that it has access to sufficient funds necessary for the payment of the aggregate merger consideration; and

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the fact that both Sempra and the principal owners of TTI have executed an equity commitment letter pursuant to which, subject to the terms and conditions thereof, they have severally committed to provide an aggregate equity contribution of up to $1.330 billion for the purpose of funding a portion of the merger consideration pursuant to, and in accordance with, the merger agreement, and the payment of related fees and expenses in connection with the closing of the mergers. These equity financing commitments exceed the total merger consideration.

Opportunity to Receive Alternative Proposals and to Terminate the Merger Agreement in Order to Accept a Superior Proposal. The board of directors and the conflicts committee considered the terms of the merger agreement permitting us to actively solicit alternative bids for a specified period and thereafter to respond to unsolicited takeover proposals, and it believed that the terms of the merger agreement would not preclude or unreasonably restrict a superior offer from another party, considering:

•	we had a 30-day period following execution of the merger agreement to actively solicit alternative bids pursuant to the go-shop provision;

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our right under the merger agreement to respond to third parties submitting unsolicited takeover proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in discussions or negotiations with any such person, if the board of directors (or the conflicts committee acting on behalf of the board of directors), prior to taking any such actions, determines in good faith (after consultation with its financial advisor and legal counsel) that (i) the failure to take such action would be inconsistent with the directors’ duties under applicable law and (ii) the acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

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our ability to terminate the merger agreement to enter into an alternative acquisition agreement that the board of directors (or the conflicts committee acting on behalf of the board of directors) determines to be a superior proposal, subject to certain conditions, including Oncor’s matching rights and our obligation to pay a fee to Oncor if we exercise that right of termination;

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the board of directors’ right, under the merger agreement, to withhold, withdraw, modify or qualify its recommendation that our stockholders vote to approve the mergers and the other transactions contemplated by the merger agreement under certain circumstances, subject to our obligation to pay the termination fee to Oncor if Oncor elects to terminate the merger agreement in such circumstances;

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the board of directors’ and the conflicts committee’s belief that the termination fee of $44.6 million, or approximately 3.5% of the implied equity value of the Company (or $19.1 million, or approximately 1.5% of the implied equity value of the Company, in the case of acquisition proposals identified during the go-shop period and signed by the Company by December 27, 2018), is reasonable in light of, among other things, the benefits of the mergers to our stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers; and

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the fact that the company merger is subject to the approval of our stockholders (including approval by our stockholders other than Hunt), and our stockholders would be free to reject the company merger by voting against the company merger for any reason, including if a higher offer were to be made prior to the special meeting (in certain cases subject to payment by the Company of a $44.6 million termination fee if we subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

Attractive Terms for the Termination of Multiple Agreements between InfraREIT, SDTS, Sharyland and Hunt. The board of directors and the conflicts committee considered the terms for terminating the various affiliate arrangements with Sharyland and Hunt and determined that the omnibus termination agreement, which governs the termination of these agreements, provided attractive terms for termination. The omnibus termination agreement, taken together with the asset exchange transactions, provide for the following:

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the Operating Partnership is required to pay Hunt Manager a termination fee in the amount of $40.5 million. The payment will be deemed to satisfy InfraREIT’s obligations under the management agreement among InfraREIT, the Operating Partnership and Hunt Manager, as amended;

•	Sharyland and SDTS have agreed to terminate the leases between them; and

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the development agreement is terminated and, as part of the asset exchange, SDTS gains the right to development projects in Texas that connect to SDTS assets that are being developed by Hunt or Sharyland, including the Lubbock Power & Light interconnection.

Risks and Potential Negative Factors. In recommending that our stockholders vote in favor of the proposal to approve the merger proposal, the board of directors and the conflicts committee also considered the risks and potentially negative factors relating to the merger agreement and the mergers, including the following:

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our inability to solicit competing acquisition proposals following the go-shop period and the possibility that the $44.6 million termination fee (or $19.1 million termination fee in the case of acquisition proposals identified during the go-shop period and signed by the Company by December 27, 2018) payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

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the fact that the merger consideration represents a discount of approximately 3.2% to the highest share price of our common stock over the 90 calendar day period ended October 17, 2018 of $21.70 per share, which occurred on September 13, 2018;

•	the fact that, following the completion of the mergers, we will no longer exist as an independent public company and our existing stockholders will not participate in our future earnings or growth;

•	the fact that the mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions to the closing of the mergers including obtaining certain regulatory approvals;

•

the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•

the risks and costs to the Company if the proposed mergers are not consummated, including the significant diversion of the attention of management and other employees of Hunt Manager during the pendency of the transactions, the potential adverse effects on the Company’s relationship with its regulators, potential employee attrition and the potential disruptive effect on business and customer relationships, and the potential that the market’s perception of the Company’s prospects could be adversely affected;

•	the fact that an all-cash merger would be taxable to our U.S. stockholders and potentially some of our non-U.S. stockholders for U.S. federal income tax purposes;

•

the fact that, under Maryland law and our charter, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the mergers;

•	the risk that if the merger agreement is terminated, InfraREIT may be obligated to pay a termination fee of up to $44.6 million under certain circumstances;

•

the significant costs involved in connection with entering into the merger agreement and completing the mergers and the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business; and

•

the fact that some of our directors and executive officers have interests in the mergers that are different from, or in addition to, our stockholders generally (see “— Interests of Our Directors and Executive Officers in the Mergers”).

The foregoing discussion of the factors considered by the board of directors and the conflicts committee is not intended to be exhaustive, but rather includes the material factors considered by the board of directors and the conflicts committee. In reaching the decision to approve the merger agreement, to declare the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and its stockholders and to recommend approval of the merger proposal, the board of directors and the conflicts committee did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors and the conflicts committee did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”

Recommendation of the Board of Directors

The conflicts committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of InfraREIT, approved the merger agreement and the transactions contemplated thereby, including the mergers, and recommended the approval of the merger agreement and the transactions contemplated thereby, including the mergers, to the board of directors. The board of directors, acting on the unanimous recommendation of the conflicts committee, has unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement, including the mergers, to be advisable and in the best interests of the Company and our stockholders. The board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Forward-Looking Financial Information

The Company does not as a matter of course make public forward-looking financial information as to future revenues, earnings, or other results, other than providing estimated ranges of expected earnings as disclosed in regular press releases and investor materials. However, for internal purposes and in connection with the process leading to the execution of the merger agreement, senior management prepared certain projections of future financial and operating performance of the Company on a stand-alone basis for the years 2019 through 2022. These projections are included in this proxy statement because we provided such projections to the conflicts committee, Evercore, Oncor, and other interested parties. Such projections were used by Evercore in connection with the rendering of its fairness opinion to the conflicts committee and performing its related financial analyses, as described in the section entitled “—Opinion of the Financial Advisor to the Conflicts Committee.” The projections that we provided involved assumptions about expected future actions by the Company such as, among other things, SDTS completing an asset exchange with Sharyland, similar to the asset exchange contemplated by the asset exchange agreement, and InfraREIT converting from a REIT into a traditional C-corporation and remaining an independent public company.

The following forward-looking financial information is unaudited and was not prepared with a view toward public disclosure or with a view toward complying with guidelines established by the American Institute of Certified Public Accountants with respect to forward-looking financial information, but, in the view of senior management, was prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of senior management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the forward-looking financial information. This information does not reflect any impact of the mergers and does not take into account the potential consequences should the mergers fail to be consummated, and should not be viewed as accurate or continuing in those contexts.

Neither our independent auditors, nor any other independent accountants, have complied with, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such forward-looking financial information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking information.

The following table sets forth a summary of the forward-looking information we provided to the conflicts committee, Evercore, Oncor, and other interested parties in connection with the process leading to the execution of the merger agreement and during the go-shop period.

	Years Ending December 31,
(In thousands, except per share amounts)	2019E	2020E	2021E	2022E
Revenue	$234,379	$234,966	$217,310	$242,829
Operation and maintenance expenses	13,955	14,388	14,593	15,035
General and administrative expenses	26,598	26,598	26,598	26,598
Earnings before interest, taxes, depreciation and amortization (1)	177,942	178,132	160,269	183,435
Net income	56,765	49,820	46,974	57,253
Non-GAAP net income (2)	56,765	62,691	46,974	57,253
Weighted average diluted shares outstanding	56,190	56,190	56,190	55,113
Non-GAAP EPS (3)	1.01	1.12	0.84	1.04
Capital expenditures	36,559	150,409	138,959	50,759

(1)

Earnings before interest, taxes, depreciation and amortization, which is defined as net income plus interest expense, income tax expense, depreciation expense and amortization expense, is a non-GAAP (defined below) financial measure, as it excludes amounts included in net income, the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States, referred to in this proxy statement as “GAAP.” This measure should not be considered as an alternative to net income, operating income, or other performance measures derived in accordance with GAAP.

(2)

We define non-GAAP net income as net income adjusted in a manner we believe is appropriate to show our core operational performance, which includes adding back an assumed regulatory asset write-down in 2020 resulting from the implementation of the 2020 rate case and related assumptions.

(3)	We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares outstanding.

The forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•

completion of an asset exchange whereby SDTS will exchange its south Texas assets for Sharyland’s Golden Spread Project and other related assets, which includes the right to construct the Lubbock Power & Light interconnection and personal property assets to operate and maintain the post-asset exchange business;

•

payments of an aggregate of $60 million to terminate the management agreement and development agreement, to terminate the leases with Sharyland, to terminate all other agreements among InfraREIT, Hunt and Sharyland, to pay Company advisor fees, and to obtain certain debt consents;

•

conversion to a C-corporation, following which the Company would begin to record book federal income taxes on its income statement at a 21% tax rate and accumulated deferred taxes on its balance sheet;

•	outstanding partnership units held by limited partners in the Operating Partnership (approximately 16.7 million units as of September 30, 2018) are exchanged into shares of InfraREIT common stock;

•	operation and maintenance expenses to operate the post-asset exchange business;

•	general and administrative expenses consistent with a public utility holding company;

•

implementation of 2020 rate case (2019 test year) outcome starting on January 1, 2021, including, among other things, an assumed adjustment to the Company’s authorized return on equity, an assumed adjustment to the Company’s authorized capital structure, a determination of the level of recoverability of certain regulatory assets, the cumulative adjustment to the Company’s revenue requirement, and other regulatory parameters;

•

the reduction, beginning in 2021 in conjunction with the implementation of the rate case, of the embedded cost of debt in SDTS’s tariffs from the current embedded rate of 6.73% to SDTS’s weighted average cost of debt as of December 31, 2019, as part of the anticipated 2020 rate case. The estimated weighted average cost of debt as of December 31, 2019 is 4.91%;

•	maintenance of a targeted consolidated debt to total capitalization of approximately 60%;

•

implementation of a $100 million share repurchase program in the fourth quarter of 2018 (cumulatively, resulting in a reduction from 60.7 million total shares and partnership units outstanding to an estimated total of 55.1 million shares outstanding at the end of 2022);

•	all transactions occur as of January 1, 2019;

•	normal weather;

•	no significant changes in legislative framework;

•	no other significant changes in regulatory framework or adverse regulatory outcomes; and

•	no significant changes in capital markets, including ability to finance operations at reasonable interest rates.

The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by senior management as of the date of the preparation of such forward-looking financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, the matters described in the section entitled “Forward-Looking Statements” beginning on page 21 of this proxy statement. Accordingly, there can be no assurance that the forward-looking financial information is indicative of the future performance of InfraREIT, or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

The forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the mergers. We have not updated or otherwise revised, and do not intend to update or otherwise revise, the forward-looking financial information to reflect circumstances existing since the preparation of such information or to reflect the occurrence of unanticipated events, including in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the forward-looking financial information in this proxy statement to reflect changes in general economic or industry conditions.

The forward-looking financial information provided by us is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposals at the special meeting or to acquire securities of the Company.

Opinion of the Financial Advisor to the Conflicts Committee

The conflicts committee retained Evercore to act as its financial advisor in connection with evaluating the proposed mergers. At the request of the conflicts committee, at a meeting of the conflicts committee held on October 17, 2018, Evercore rendered its oral opinion to the conflicts committee (subsequently confirmed in writing) that, as of October 17, 2018, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth therein, the merger consideration was fair, from a financial point of view, to the unaffiliated stockholders.

The opinion speaks only as of the date it was delivered and not as of the time the mergers will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after October 17, 2018, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent developments or information of which Evercore is, or was, not aware may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

The full text of the written opinion of Evercore, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached hereto as Annex B. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the conflicts committee (in its capacity as such), and only addressed the fairness, from a financial point of view, as of October 17, 2018, to the unaffiliated stockholders of the merger consideration. Evercore’s opinion did not address any other term, aspect or implication of the mergers. Neither Evercore’s opinion, the summary of such opinion nor the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the conflicts committee, the board of directors or any other persons in respect of the mergers, including as to how any holder of the Company common stock or the partnership units should vote or act in respect of the mergers or any other transaction. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and certain Current Reports on Form 8-K, in each case, as filed with or furnished to the SEC by the Company, as applicable, since January 1, 2018;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by senior management;

•

reviewed certain non-public projected financial and operating data and assumptions relating to the Company on a standalone basis, including that the asset exchange and the transactions contemplated by the omnibus termination agreement are executed prior to December 31, 2018, prepared and furnished to Evercore by senior management, and approved for use in connection with Evercore’s opinion by senior management;

•

discussed the past and current operations, financial projections and current financial condition of the Company with senior management (including their views on the risks and uncertainties of achieving such projections);

•	reviewed publicly available research analysts’ estimates for the Company’s future financial performance on a standalone basis;

•	reviewed the reported prices and the historical trading activity of the Company common stock;

•	performed discounted cash flow analyses on the Company based on forecasts and other data provided by senior management;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the Company and the valuation multiples relating to the mergers with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated October 16, 2018;

•	reviewed a draft of the asset exchange agreement dated October 17, 2018;

•	reviewed a draft of the omnibus termination agreement dated October 17, 2018;

•	reviewed a draft of the non-interference agreement dated October 12, 2018; and

•	performed such other analyses and examinations, held such other discussions, and considered such other factors and information that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly-available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to the Company referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management as to the future financial performance of the Company under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to the Company or the assumptions on which they were based. Evercore relied, at the direction of the conflicts committee, without independent verification, upon the assessments of senior management as to the future financial and operating performance of the Company and certain of its subsidiaries and affiliates.

For purposes of rendering its opinion, Evercore relied upon and assumed, without independent verification, that the final versions of the merger agreement, the asset exchange agreement, the omnibus termination agreement and the non-interference agreement, referred to collectively in this section as the “agreements,” would not differ in any respect that is material to Evercore’s analysis from the respective drafts reviewed by it. Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the agreements were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the agreements and that all conditions to the consummation of the transactions contemplated by the agreements, referred to collectively in this section as the “transactions,” would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the transactions or materially reduce the benefits of the transactions to the holders of the Company common stock.

Evercore did not make nor did it assume any responsibility for making any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Operating Partnership, NTX Assets and STX Assets or any of their respective subsidiaries or affiliates, nor was Evercore furnished with any such valuations or appraisals, nor did it evaluate the solvency or fair value of the Company, the Operating Partnership, NTX Assets and STX Assets or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the unaffiliated stockholders, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other of the agreements or any other agreement or instrument contemplated by the agreements or entered into or amended in connection with the transactions, including, without limitation, (i) the fairness, from a financial point of view, of the merger consideration to the holders of the partnership units, (ii) the fairness of the transactions to, or any consideration received in connection therewith by, the holders of the partnership units or any other securities, the creditors or other constituencies of the Company or the Operating Partnership, (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Operating Partnership or any of their respective affiliates, or any class of such persons, whether relative to the merger consideration or otherwise, (iv) the fairness of the terms of or the consideration to be given or received by any party with regard to the assignment arrangement pursuant to which the surviving company will assign a 1% interest in the Operating Partnership to a subsidiary of Oncor, nor as to (v) the fairness of the terms of or the consideration to be given or received by any party with regard to the asset exchange or the SU Investment (as such term is defined in the asset exchange agreement). Evercore assumed that any modification to the structure of the transactions subsequent to its review would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the transactions as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the transactions. Evercore’s opinion did not constitute a recommendation to the conflicts committee, the board of directors or any other persons (including as to how any holder of the Company common stock receiving this proxy statement should act or vote) in respect of the transactions. Evercore expressed no opinion as to the price at which the Company common stock will trade at any time. The opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary Financial Analyses

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the conflicts committee on October 17, 2018 in connection with rendering Evercore’s opinion to the conflicts committee. Each analysis was provided to the conflicts committee prior to Evercore’s delivery of the opinion described herein. However, the following summary does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the Company common stock) that existed as of the close of the market trading day on October 16, 2018, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Financial data for the Company utilized in the financial analyses described below were based on, among other things, financial projections of the Company, on a standalone basis pro forma to give effect to the asset exchange and the transactions contemplated by the omnibus termination agreement (assuming, among other things, that such transactions are executed prior to December 31, 2018), prepared by the senior management, referred to in this proxy statement as the “Company financial projections.”

Evercore performed a series of analyses to prepare a preliminary valuation of the Company. For each analysis, Evercore calculated an implied equity value per share range (i) including a 1.6% size premium, referred to in this proxy statement as the “size premium,” in the calculation of the Company’s cost of equity based on an equity market capitalization of between $1.175 billion and $1.815 billion for the Company and (ii) excluding the size premium. The following is a summary of the material financial analyses performed by Evercore with respect to the Company in preparing Evercore’s opinion:

•	discounted cash flow analysis;

•	dividend discount analysis;

•	peer group trading analysis; and

•	precedent transaction analysis.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to value the Company common stock utilizing the Company financial projections. Evercore calculated an implied equity value per share range of the Company common stock as of January 1, 2019 by discounting back to present value the Company’s discrete unlevered free cash flows from January 1, 2019 through December 31, 2022. Evercore estimated terminal values by (1) applying the perpetuity growth method, utilizing a range of discount rates, a range of estimated perpetuity growth rates and the Company’s assumed terminal year unlevered free cash flows, which was based on unlevered free cash flow for the year ending December 31, 2022 and adjusted to remove changes in working capital, as provided by senior management, and (2) utilizing a range of estimated price-to-earnings, referred to in this section as “P/E,” exit multiples for the “first forward year” (as defined and described under “— Peer Group Trading Analysis” below) to the Company’s net income for the year ending December 31, 2023, which Evercore assumed to be consistent with net income for the year ending December 31, 2022.

Evercore selected a range of discount rates of 6.0% to 7.0% including the size premium and a range of discount rates of 5.0% to 6.0% excluding the size premium based on its professional judgment and expertise, including its analysis of the weighted average cost of capital, referred to in this section as “WACC,” for the Company, taking into account a capital asset pricing model, referred to in this section as “CAPM,” analysis for the Company’s cost of equity, based on an analysis of characteristics of the Company and the selected comparable companies listed under “— Peer Group Trading Analysis” below, referred to in this proxy statement as the “Selected Company Peers.” For the perpetuity growth rate assumption, Evercore selected a range of (0.5)% to 0.5% based on its professional judgment and expertise, taking into consideration the long-term rate of inflation and regulations applicable to many of the Company’s assets, which determine the level of return the Company is able to earn on such assets, among other things. As described under “— Peer Group Trading Analysis” below, for the P/E exit multiple assumption, Evercore selected a range of P/E multiples of 17.1x to 19.1x based on its professional judgment and expertise, taking into account relevant implied P/E exit multiples of the Selected Company Peers, among other things. For both the perpetuity growth approach and the P/E exit multiple approach, Evercore calculated an implied equity value per share range after subtracting net debt from the resulting enterprise value and adjusting for the value of share repurchases assumed in the Company financial projections prior to January 1, 2019.

The Discounted Cash Flow Analysis utilizing the perpetuity growth approach to calculate terminal value resulted in an implied equity value per share range of $7.93 to $16.52 including the size premium and an implied equity value per share range of $11.87 to $24.15 excluding the size premium. The Discounted Cash Flow Analysis utilizing the P/E exit multiple approach to calculate terminal value resulted in an implied equity value per share range of $14.20 to $16.76 including the size premium and an implied equity value per share range of $15.27 to $17.95 excluding the size premium.

Dividend Discount Analysis

Evercore performed a dividend discount analysis to value the Company common stock utilizing the Company financial projections and taking into account the fact that SDTS will be required to file a new rate case in the calendar year 2020 (as described under the section of this proxy statement entitled “— Background of the Mergers”), among other things. Evercore calculated an implied equity value per share range of the Company common stock as of January 1, 2019 by discounting back to present value the Company’s projected total cash flows to equityholders (through dividends and share repurchases) from January 1, 2019 through December 31, 2022. Evercore estimated terminal values by utilizing the perpetuity growth method to derive after-tax valuation ranges based on varying cost of equity discount rates and perpetuity growth rates. Evercore utilized a cost of equity of 7.5% to 9.5% including the size premium and 6.0% to 8.0% excluding the size premium, in each case, based on CAPM and perpetuity growth rates of (0.5)% to 0.5% based on its professional judgment and expertise, taking into consideration the long-term rate of inflation and regulations applicable to many of the Company’s assets, which determine the level of return the Company is able to earn on such assets, among other things. The Dividend Discount Analysis utilizing the foregoing approach resulted in an implied equity value per share range of $8.10 to $10.64 including the size premium and an implied equity value per share range of $9.23 to $13.08 excluding the size premium.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis to value the Company common stock by reviewing and comparing the market values and trading multiples of the following publicly-traded transmission and distribution, referred to in this proxy statement as “T&D,” companies that Evercore deemed to have certain characteristics similar to those of the Company:

•	Eversource Energy;

•	Consolidated Edison, Inc.; and

•	Avangrid, Inc.

Although the Selected Company Peers were compared to the Company for purposes of this analysis, no company used in the peer group analysis is identical or directly comparable to the Company. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the Selected Company Peers, Evercore divided the price per share, based on closing prices as of October 16, 2018, of such company by research analysts’ estimates of earnings per share (per FactSet consensus, which may vary among the group) for calendar years 2018, 2019 and 2020, respectively, to calculate the P/E multiples for each of those years. The mean and median P/E multiples are set forth below.

Benchmark	Mean	Median
2018 P/E	19.1x	19.0x
2019 P/E	18.1x	17.8x
2020 P/E	16.8x	16.8x

To determine the relevant forward year P/E multiple reference ranges to be applied to the Company financial projections for the full 1-year forward and full 2-year forward net income as of the valuation date of January 1, 2019, Evercore first (i) weighted the Selected Company Peers’ median 2018 P/E multiple and 2019 P/E multiple with a 25.0% and a 75.0% weighting, respectively, to arrive at a full 1-year forward P/E multiple of 18.1x and (ii) weighted the Selected Company Peers’ median 2019 P/E multiple and 2020 P/E multiple with a 25.0% and a 75.0% weighting, respectively, to arrive at a full 2-year forward P/E multiple of 17.0x. Evercore then added/subtracted 1.0x multiple to/from each of the full 1-year forward P/E multiple and full 2-year forward P/E multiple to arrive at a full 1-year P/E multiple reference range of 17.1x to 19.1x (the “full 1-year forward P/E”) and a full 2-year P/E multiple reference range of 16.0x to 18.0x (the “full 2-year forward P/E”), respectively. The resulting reference ranges are set forth below.

Benchmark	Reference Range
Full 1-Year Forward P/E	17.1x—19.1x
Full 2-Year Forward P/E	16.0x—18.0x

Utilizing the Company financial projections and taking into account the 2020 rate case as well as certain other considerations related to the specific characteristics of the Company noted by Evercore, Evercore calculated an implied equity value per share range of the Company common stock as of January 1, 2019 by applying the multiple reference ranges for the full 1-year forward P/E and the full 2-year forward P/E to the net income for the years ending December 31, 2021 and 2022, respectively, assuming that the Company financial projections for such years reflected the future “run rate” earnings for the Company after the 2020 rate case. To account for the earnings in 2019 and 2020 exceeding the “run rate” earnings generated in 2021, Evercore added to the total equity value range the amount by which the levered free cash flow (defined as cash flow from operations less capital expenditures) for each of the years ending December 31, 2019 and 2020, respectively, exceeds normalized, post-2020 rate case levered free cash flow generated in the year ending December 31, 2021, in each case, discounting such after-tax cash flows at an after-tax cost of equity discount rate of 8.5% including the size premium and 7.0% excluding the size premium. Evercore also incorporated the value of the assumed share repurchases per the Company financial projections occurring prior to January 1, 2019 to determine value to all current holders of the Company common stock. In addition to the foregoing adjustments, for the analysis based on 2022 net income (or the assumed “run rate” full 2-year forward net income), Evercore deducted the assumed equity financed portion of the projected capital expenditures relating to the Lubbock Power & Light interconnection required to achieve the net income represented by the assumed “run rate” full 2-year forward net income (or the 2022 net income based on the Company financial projections), discounting such equity financed capital expenditures at an after-tax cost of equity discount rate of 8.5% including the size premium and 7.0% excluding the size premium.

The Peer Group Trading Analysis utilizing the foregoing approach to calculate total equity value of the Company resulted in an implied equity value per share range, (1) based on 2021 net income (or the assumed “run rate” full 1-year forward net income) and the full 1-year forward P/E multiple reference range of $15.11 to $16.66 including the size premium and $15.12 to $16.67 excluding the size premium, and (2) based on 2022 net income (or the assumed “run rate” full 2-year forward net income) and the full 2-year forward P/E multiple reference range of $15.77 to $17.65 including the size premium and $15.74 to $17.63 excluding the size premium.

In addition, Evercore calculated an implied equity value per share range of the Company common stock as of January 1, 2019, taking into account the 2020 rate case and certain other considerations related to the specific characteristics of the Company noted by Evercore, by applying the full 1-year forward P/E multiple reference range to the net income for the years ending December 31, 2021 and 2022, respectively, and making the following adjustments to arrive at the total value to equityholders of the Company:

•	to derive the total value to equityholders of the Company based on 2021 net income, applying an after-tax cost of equity discount rate (8.5% including the size premium and 7.0% excluding the size premium) for two years, and adding the present value (applying the same cost of equity discount rates) of the projected cash dividends to equityholders between January 1, 2019 and December 31, 2020 based on the Company financial projections;

•

to derive the total value to equityholders of the Company based on 2022 net income, applying an after-tax cost of equity discount rate (8.5% including the size premium and 7.0% excluding the size premium) for three years, and adding the present value (applying the same cost of equity discount rates) of the projected cash dividends to equityholders between January 1, 2019 and December 31, 2021, based on the Company financial projections; and

•	incorporating the assumed share repurchases occurring prior to January 1, 2019 per the Company financial projections.

The Peer Group Trading Analysis utilizing the foregoing approach to calculate total value to equityholders of the Company resulted in an implied equity value per share range, (1) based on 2021 net income, of $13.66 to $14.97 including the size premium and $13.99 to $15.34 excluding the size premium, and (2) based on 2022 net income, of $15.49 to $16.96 including the size premium and $16.05 to $17.59 excluding the size premium.

Precedent Transaction Analysis

Evercore reviewed publicly available information for selected transactions involving the acquisition of T&D or integrated electric utilities companies that Evercore deemed to have certain characteristics similar to those of the Company announced since January 1, 2012 and selected 17 transactions:

Date Announced	Acquirer	Target
T&Ds:

08/2017	Sempra	Oncor
07/2016	NextEra Energy, Inc.	Oncor
02/2016	Fortis Inc.	ITC Holdings Corp.
02/2015	Iberdrola USA, Inc.	UIL Holdings Corporation
04/2014	Exelon Corporation	Pepco Holdings, Inc.
02/2012	FortisUS Inc.	CH Energy Group, Inc.

Integrated Utilities:

04/2018	CenterPoint Energy, Inc.	Vectren Corporation
01/2018	Dominion Energy, Inc.	SCANA Corporation
07/2017	Hydro One Limited	Avista Corporation
05/2016	Great Plains Energy	Westar, Inc.
02/2016	Algonquin Power & Utilities Corp.	The Empire District Electric Company
09/2015	Emera Inc.	TECO Energy, Inc.
12/2014	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.
10/2014	Macquarie Infrastructure and Real Assets	Cleco Corporation
06/2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.
12/2013	FortisUS Inc.	UNS Energy Corporation
05/2013	MidAmerican Energy Holdings Company	NV Energy, Inc.

Although the selected transactions were compared to the mergers for purposes of this analysis, no selected transaction used in the precedent transaction analysis is identical or directly comparable to the mergers. For each of the selected transactions, Evercore divided the purchase price per share of the target company in each transaction by research analysts’ estimates of earnings per share (per FactSet consensus, which may vary among the group) for the “current year” (as defined below) to calculate the relevant P/E multiple, the resulting multiples are referred to in this section as “full 1-year P/E.” The “current year” refers to the calendar year of the announcement of a transaction if the transaction was announced on or before September 30, or the following calendar year if the transaction was announced after September 30. The mean and median full 1-year P/E multiples for all 17 transactions, as well as for the T&D and integrated utilities transactions separately, are set forth below.

Benchmark	Mean	Median
Full 1-Year P/E (Overall)	22.7x	22.3x
Full 1-Year P/E (T&Ds)	23.3x	22.1x
Full 1-Year P/E (Integrated Utilities)	22.4x	22.4x

Evercore selected a P/E multiple reference range for calendar year 2019, the “current year” for purposes of this analysis, by adding/subtracting 5.0x multiple to/from the mean full 1-year P/E multiple for the T&D transactions listed above. The resulting P/E multiple reference range is set forth below.

Benchmark	Reference Range
Full 1-Year P/E	18.3x—28.3x

Taking into account the 2020 rate case and certain other considerations related to the specific characteristics of the Company noted by Evercore, Evercore calculated an implied equity value per share range of the Company common stock by applying the full 1-year P/E multiple reference range to the Company financial projections for net income for the year ending December 31, 2021, assuming that the Company financial projections for such year reflect the future “run rate” earnings for the Company after the 2020 rate case. To account for the earnings in 2019 and 2020 exceeding the “run rate” earnings generated in the year ending December 31, 2021, Evercore added to the total equity value range the amount by which the levered free cash flow for each of the years ending December 31, 2019 and 2020, respectively, exceeds normalized, post-2020 rate case levered free cash flow generated in the year ending December 31, 2021, discounting such after-tax cash flows at an after-tax cost of equity discount rate of 8.5% including the size premium and 7.0% excluding the size premium. Evercore also incorporated the value of the assumed share repurchases per the Company financial projections occurring prior to January 1, 2019 to determine value to all current holders of the Company common stock.

The Precedent Transaction Analysis utilizing the foregoing approach to calculate total equity value of the Company (including share repurchases) resulted in an implied equity value per share range of $16.04 to $23.78 including the size premium, and an implied equity value per share range of $16.05 to $23.79 excluding the size premium.

Summary of Implied Equity Value Per Share

Evercore analyzed the implied equity value per share resulting from the discounted cash flow analysis, dividend discount analysis, peer group trading analysis and precedent transaction analysis utilized to value the Company common stock. The resulting implied equity value per share reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Including Size Premium	Excluding Size Premium
Discounted Cash Flow Analysis—Perpetuity Growth	$7.93—16.52	$11.87—24.15
Discounted Cash Flow Analysis—P/E Multiples	$14.20—16.76	$15.27—17.95
Dividend Discount Analysis—CAPM	$8.10—10.64	$9.23—13.08
Peer Group Trading Analysis—2021 Net Income; Full 1-Year Forward P/E (based on total equity value)	$15.11—16.66	$15.12—16.67
Peer Group Trading Analysis—2022 Net Income; Full 2-Year Forward P/E (based on total equity value)	$15.77—17.65	$15.74—17.63
Peer Group Trading Analysis—2021 Net Income; Full 1-Year Forward P/E (based on total value to equityholders)	$13.66—14.97	$13.99—15.34
Peer Group Trading Analysis—2022 Net Income; Full 1-Year Forward P/E (based on total value to equityholders)	$15.49—16.96	$16.05—17.59
Precedent Transaction Analysis—2021 Net Income; Full 1-Year P/E (based on total equity value)	$16.04—23.78	$16.05—23.79

Evercore compared the results of the implied equity value per share analysis to the merger consideration, noting that the merger consideration was within or above each of the implied equity value per share ranges derived by Evercore from the aforementioned analyses.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. The conflicts committee selected Evercore to provide financial advice in connection with its evaluation of the mergers because of, among other reasons, Evercore’s experience, reputation and familiarity with the industry and because its investment banking professionals have substantial experience in transactions similar to the mergers. In connection with the review of the mergers, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the conflicts committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, may have deemed various assumptions more or less probable than other assumptions and, as described above, utilized certain assumptions and assessments provided by senior management without independent analysis. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Company common stock. No company used in the above analyses as a comparison is directly comparable to the Company, and no precedent transaction used is directly comparable to the mergers. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its affiliates and advisors.

Evercore prepared these analyses solely for the information and benefit of the conflicts committee and for the purpose of providing an opinion to the conflicts committee as to the fairness of the merger consideration, from a financial point of view, to the unaffiliated stockholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the conflicts committee imposed no other restrictions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The merger consideration was determined through arm’s length negotiations between the Company and Oncor, and the conflicts committee approved the merger agreement and recommended the merger agreement to the board of directors for approval. Evercore provided advice to the conflicts committee during these negotiations. Evercore did not, however, recommend any specific merger consideration to the conflicts committee, the board of directors or the Company or recommend that any specific merger consideration constituted the only appropriate consideration for the mergers. Evercore’s opinion was only one of many factors considered by the conflicts committee in evaluating the mergers and making its recommendation to the board of directors, and the opinion should not be viewed as determinative of the views of the conflicts committee with respect to the mergers.

Under the terms of Evercore’s engagement letter with the conflicts committee, the Company paid Evercore an initial fee of $150,000 upon execution of its engagement letter with the conflicts committee and a fee of $3,000,000 upon Evercore’s rendering of its opinion, which opinion fee was not contingent upon the conclusion reached in Evercore’s opinion or the consummation of the mergers and is fully creditable against any success fee (as defined below). Evercore is entitled to a success fee of $10.8 million if the mergers are consummated. In addition, the Company has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement. The Company also agreed to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates and controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

Since January 1, 2015, Evercore and its affiliates provided financial advisory services to the Company, for which Evercore received a fee of $0.5 million. In addition, since January 1, 2015, Evercore provided financial advisory services regarding matters unrelated to the Company to (i) OpTrust Infrastructure N.A. Inc., referred to in this proxy statement as “OpTrust,” and John Hancock Life Insurance Company (U.S.A.), referred to in this proxy statement as “John Hancock,” each of which owns more than 5% of the Company common stock, (ii) Sempra, an affiliate of Oncor, (iii) OMERS Private Equity (LP Interests), referred to in this proxy statement as “OMERS,” and (iv) GIC Private Limited, referred to in this proxy statement as “GIC.” Evercore Group L.L.C. received fees for the rendering of such services to each of OpTrust, John Hancock, Sempra, OMERS and GIC, including the reimbursement of expenses. Each of the relationships listed above were disclosed to the conflicts committee prior to the formal engagement of Evercore as its independent financial advisor in connection with the proposed mergers, or, if such party’s involvement in the proposed mergers was not made known to Evercore until a later time, promptly after Evercore was informed of such party’s involvement. Except for the relationships listed above, during the two-year period prior to the date of Evercore’s engagement in connection with the mergers, no material relationship existed between Evercore and its affiliates, on the one hand, and the Company, the Operating Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to the Company, the Operating Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC or any of their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In the ordinary course of business, Evercore or its affiliates may actively trade the securities or related derivative securities or financial instruments of the Company, the Operating Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Financing

In connection with the closing of the mergers, Oncor will cause an aggregate of approximately $1.275 billion to be paid to the holders of our common stock and partnership units. Oncor has obtained equity financing commitments from Sempra and the principal owners of TTI to provide an aggregate equity contribution of up to $1.330 billion solely for the purpose of funding a portion of the merger consideration pursuant to, and in accordance with, the merger agreement, and the payment of related fees and expenses in connection with the closing of the mergers. The obligation to provide the equity financing is subject to a number of customary conditions set forth in the equity commitment letter.

Interests of Our Directors and Executive Officers in the Mergers

In considering the recommendation of the board of directors to approve the merger proposal, our stockholders should be aware that our directors and executive officers have certain interests, including financial interests, in the mergers that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. The board of directors was aware of these interests, which are described below, and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the mergers.

Relationships with Hunt

Our business originated in the Hunt organization, and Hunt Manager, our external manager, is a subsidiary of Hunt. All of our officers, including our President and Chief Executive Officer, Mr. Campbell, are employees of Hunt Manager.

In addition to serving as our President and Chief Executive Officer and as a member of our board of directors, Mr. Campbell is also the President and Chief Executive Officer of Hunt Manager as well as the President and Chief Executive Officer of Sharyland. Mr. Hunt, who is also one of our directors, is the Co-Chairman, Co-Chief Executive Officer and Co-President of HCI, which indirectly owns Hunt Manager and Hunt Developer. Mr. Hunt is also the Chairman of Sharyland, which is privately-owned by Mr. Hunt and other members of the family of Mr. Ray L. Hunt and is controlled by Mr. Hunt.

HCI’s ownership and control of Hunt Manager and Hunt’s relationships with our management team and with two of our directors create actual or potential conflicts of interest. Mr. Hunter L. Hunt, through his affiliation with Hunt and Sharyland, has financial interests in the transactions described in this proxy statement to which Hunt or Sharyland is a party, including as a result of the receipt by Hunt Manager of the management termination fee (as defined below) payable under the omnibus termination agreement. Hunt also owns a 1% interest in TTI. Additionally, Hunt controls the compensation of the employees of Hunt Manager, including our executive officers. In determining our executive officers’ compensation, Hunt Manager has granted or in the future may grant compensation or awards to our officers that are based upon the performance of Hunt Manager, Hunt Developer, Sharyland and Hunt generally. As a result, our executive officers and other employees of Hunt Manager may benefit from the financial performance of these entities, including as a result of the receipt by Hunt Manager of the consideration to be paid by us under the omnibus termination agreement, and from any economic benefit that Hunt or Sharyland receives from the mergers or the other transactions described in this proxy statement.

Treatment of Restricted Stock and LTIP Units

Immediately prior to the company merger effective time, any vesting conditions applicable to each outstanding share of Restricted Stock and LTIP Unit will, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto will, automatically and without any required action on the part of the holder thereof, lapse and, as of immediately prior to the company merger effective time, (i) each outstanding share of Restricted Stock will become a fully vested share of common stock and (ii) each outstanding LTIP Unit will be converted into one fully vested partnership unit. As of January 3, 2019, there were 22,674 shares of Restricted Stock held by our directors that have not yet vested.

Indemnification of Our Directors and Officers

The merger agreement provides that, from the company merger effective time through the sixth anniversary thereof, Oncor must cause the surviving company to indemnify and hold harmless each present and former officer or director, including members of the conflicts committee, of the Company and the Company’s subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any administrative suit, claim, action, proceeding, enforcement action, hearing, arbitration, mediation or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company’s subsidiaries or (ii) acts or omissions taken by an indemnified party in their capacity as such or taken at the request of the Company or any of the Company’s subsidiaries, whether asserted or claimed prior to, at or after the company merger effective time, to the fullest extent permitted under applicable law and the Company’s governing documents in effect as of the company merger effective time.

The merger agreement also requires that Oncor cause the surviving company to maintain our directors’ and officers’ liability insurance and fiduciary liability insurance policies in effect on the date of the merger agreement for at least six years after the closing of the mergers (or substitute policies with at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such existing policies, and subject to certain other restrictions set forth in the merger agreement). This requirement is subject to a maximum cost of 300% of the last annual premium paid by the Company for such insurance (which we refer to as the maximum cost). If the cost to maintain or procure such insurance coverage exceeds the maximum cost, Oncor and the surviving company must maintain or procure for such six-year period the most advantageous policies as can be reasonably obtained for the maximum cost. Additionally, the surviving company and the surviving partnership must provide to the indemnified persons the same rights to exculpation, indemnification and advancement of expenses that are provided to the indemnified persons under our and our subsidiaries’ organizational documents in effect as of the date of the merger agreement, and the surviving company and the surviving partnership must assume the contractual indemnification rights with any of our or our subsidiaries’ current or former directors, officers or employees pursuant to specified agreements in effect as of the date of the merger agreement.

Executive Compensation

Because our management agreement provides that Hunt Manager is responsible for managing our affairs, our executive officers, who are employees of Hunt Manager, do not receive compensation from us for serving as our officers. Hunt Manager or one of its affiliates compensates each of our executive officers. Pursuant to the management agreement, we pay Hunt Manager a management fee, and we have no control over the amount or form of consideration Hunt Manager pays our executive officers. As employees of Hunt Manager, retention and severance payments and benefits may, in certain circumstances, become payable to such employees by Hunt Manager following the closing of the mergers.

There are no agreements or understandings, whether written or unwritten, between any executive officers and Oncor or InfraREIT or the Operating Partnership, concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the mergers.

Regulatory Approvals Required to Complete the Mergers

To complete the Mergers, InfraREIT and Oncor must obtain approvals or consents from, or making filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. InfraREIT and Oncor are not currently aware of any other material governmental consents, approvals or filings that are required prior to the completion of the mergers other than those described below. If additional approvals, consents and filings are required to complete the mergers, InfraREIT and Oncor intend to seek such consents and approvals and make such filings.

InfraREIT and Oncor will seek to complete the mergers by mid-2019. Although InfraREIT and Oncor believe that they will receive the required consents and approvals described below to complete the mergers, InfraREIT and Oncor cannot give any assurance as to the timing of these consents and approvals or as to InfraREIT’s and Oncor’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that InfraREIT and Oncor will obtain such consents or approvals on satisfactory terms and conditions.

Hart-Scott-Rodino Antitrust Improvements Act

The mergers are subject to the requirements of the HSR Act, and the related rules and regulations, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice, referred to in this proxy statement as the “Antitrust Division,” and the Federal Trade Commission, referred to in this proxy statement as the “FTC,” and until certain waiting periods have been terminated or have expired. The HSR Act required InfraREIT and Oncor to observe a 30-day waiting period after the submission of their HSR filings before consummating the mergers, unless the waiting period was terminated early.

On November 30, 2018, InfraREIT and Oncor filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC. On December 14, 2018, the FTC granted early termination of the 30-day waiting period required by the HSR Act.

FERC Approval

FERC has jurisdiction to approve the mergers, the asset exchange, and the SU Investment, collectively referred to in this section as the “proposed transactions,” pursuant to Section 203 of the Federal Power Act, referred to in this proxy statement as the “FPA.” Under Section 203 of the FPA, FERC must authorize the proposed transactions if it finds that they are consistent with the public interest. FERC has stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the transaction on:

•	competition in wholesale electric power markets;

•	the applicants’ wholesale power and transmission rates; and

•	state and federal regulation of the applicants.

In addition, Section 203 of the FPA also requires FERC to find that the proposed transactions will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets. If such cross-subsidization or encumbrances were to occur as a result of the proposed transactions, FERC then must find that such cross-subsidization or encumbrances are consistent with the public interest.

FERC will review these factors to determine whether the proposed transactions are consistent with the public interest. If FERC finds that the proposed transactions would adversely affect competition in wholesale electric power markets, rates for transmission or the wholesale sale of electric energy, or regulation, or that the proposed transactions would result in cross-subsidies or improper encumbrances that are not consistent with the public interest, FERC may, pursuant to the FPA, impose remedial conditions intended to mitigate such effects or it may decline to authorize the proposed transactions. FERC is required to rule on a completed section 203 application not later than 180 days from the date on which the completed application is filed. FERC may, however, for good cause, issue an order extending the time for consideration of the application by an additional 180 days. If FERC does not issue an order within the statutory deadline, subject to any extension, then a transaction is deemed to be approved. Sempra, Oncor, Sharyland and SDTS, referred to in this section as the “FERC filing parties,” expect that FERC will approve the proposed transactions without condition within the initial 180-day review period. However, there is no guarantee that FERC will approve the proposed transactions or that it will not extend the time period for its review or impose unsatisfactory terms or conditions as part of its approval.

The FERC filing parties filed their application under Section 203 of the FPA on November 30, 2018. In their application, the FERC filing parties demonstrated that the proposed transactions do not raise any significant competitive issues and that they satisfy the other criteria considered by FERC in its review. Third parties were able to file comments to or protests of the application at FERC until December 21, 2018. In their application, Sempra, Oncor, Sharyland and SDTS have requested that FERC issue an order no later than February 28, 2019, approving the proposed transactions without condition and without a hearing.

Public Utility Commission of Texas

On November 30, 2018, SDTS, Sharyland, Oncor and Sempra filed a Joint Report and Application for Regulatory Approvals with the PUCT requesting approval of the mergers, the asset exchange, and the SU Investment pursuant to PURA §§ 14.101, 37.154, 39.262 and 39.915, as codified in Title II of the Texas Utilities Code. In addition, the application requests PUCT approval of the regulatory terms specified in Exhibit D of the merger agreement. The mergers, the asset exchange and the SU Investment are referred to collectively in this section as the “proposed transactions.”

The Joint Report and Application was docketed as PUCT Docket No. 48929. Third parties typically have 45 days to intervene in the docket. As of January 2, 2019, the Office of Public Utility Counsel, a consortium of Cities Served by Oncor, Texas Industrial Energy Consumers, City of Lubbock and Texas Cotton Ginners’ Association have intervened in the Docket. The PUCT is required by PURA §39.262(m) to rule on certain of the requested approvals within 180 days of the filing, although the PUCT is permitted to extend the 180-day deadline by 60 days if it determines that there is good cause to do so.

To approve the proposed transactions, PURA §§39.262 and 39.915 require that the PUCT must find that the proposed transactions are in the public interest. In making this determination, the PUCT must consider whether the proposed transactions will adversely affect the reliability of service, availability of service or the cost of service currently provided by SDTS and Sharyland. PURA § 14.101 also instructs the PUCT to consider whether the proposed transactions are consistent with the public interest, taking into consideration whether the proposed transactions will result in the transfer of jobs to workers outside of Texas, adversely affect the health or safety of a utility’s customers or employees, or result in a decline in service to customers. The PUCT must also consider the reasonable value of the property, facilities, or securities to be acquired by Oncor and Sempra, and whether SDTS and Sharyland will receive consideration equal to the reasonable value of the assets when it sells, leases, or transfers assets. Finally, PURA §37.154 requires that the PUCT consider whether the North Texas Utility and the South Texas Utility (each as defined below) can provide adequate service under the terms of PURA §37.154 through the operation and maintenance services provided by Oncor.

The Joint Report and Application contains testimony from SDTS, Sharyland, Oncor and Sempra regarding each of the statutory requirements. The testimony also addresses each of the requested regulatory terms described in the merger agreement and provides evidence to support PUCT approval of the requested regulatory terms. However, there is no guarantee that the PUCT will approve the proposed transactions and each of the requested regulatory terms or that the PUCT will not reject the application or impose terms or conditions as part of its approval that constitute a “burdensome condition” (as defined below) under the merger agreement or the asset exchange agreement.

CFIUS Clearance

On November 2, 2018, InfraREIT and Oncor pre-filed a draft joint voluntary notice of the mergers with CFIUS pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, referred to in this proxy statement as “Section 721,” and its implementing regulations. Section 721 empowers the President of the United States of America to review and, if necessary, prohibit or suspend any merger, acquisition or investment that could result in control of the U.S. business by a “foreign person,” referred to in this proxy statement as a “covered transaction,” if the President, after investigation, determines that the foreign person’s control of that U.S. business threatens to impair the national security of the United States and that the national security concerns cannot otherwise be resolved. Pursuant to Section 721, CFIUS has been delegated the authority to receive notices of covered transactions, review covered transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures as needed to address national security concerns and where appropriate submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a covered transaction may, but generally are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification.

As noted, the parties pre-filed a draft joint voluntary notice with CFIUS as per the CFIUS regulations on November 2, 2018, and after receiving feedback from CFIUS, filed the formal joint voluntary notice of the mergers with CFIUS on December 7, 2018, as provided for under Section 721 and its implementing regulations. CFIUS accepted the filing on December 18, 2018. As per the acknowledgement letter from CFIUS, the formal 45-day initial review period commenced on December 19, 2019 and was to conclude no later than February 1, 2019. However, on December 22, 2018, CFIUS indicated that due to a lapse in appropriations caused by the U.S. federal government shutdown, all deadlines for declarations and transactions under CFIUS review or investigation have been tolled. The parties expect to be advised promptly of a new review deadline once appropriations are restored.

The “approval” by CFIUS is a condition to closing the mergers, meaning either (i) receipt of written notice from CFIUS that its review or investigation under Section 721 has been concluded and that either the mergers do not constitute a covered transaction or there are no unresolved national security concerns with respect to the mergers; or (ii) CFIUS will have sent a report to the President requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the closing of the mergers, or the time permitted by applicable law for such action (15 calendar days from the date the President received such report) will have elapsed without any action being announced or taken. There can be no assurance that CFIUS will not require mitigation measures or recommend the President suspend or prohibit the consummation of the merger and, if such recommendation is made, there can be no assurance as to the President’s actions in respect of such recommendation.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax consequences of the company merger to U.S. holders and non-U.S. holders (as defined below) of our common stock whose stock is exchanged for cash pursuant to the company merger. This discussion is based on the provisions of the Code, applicable U.S.

Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, referred to in this proxy statement as the “IRS,” each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or non-U.S. laws, U.S. federal laws other than those pertaining to the U.S. federal income tax or any tax treaty.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined under the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, whose status as a U.S. holder is not overridden by an applicable tax treaty.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is an individual, corporation, trust or estate for U.S. federal income tax purposes and, in each case, is not a U.S. holder.

This discussion applies only to holders of our common stock who hold such stock as a “capital asset” within the meaning of the Code (generally, property held for investment). Further, this discussion is for general informational purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, and it does not apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, persons who are required to recognize income or gain with respect to the company merger no later than such income or gain is required to be reported on an applicable financial statement, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding common stock through such plans or accounts), banks and other financial institutions, certain former citizens or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, REITs, regulated investment companies, “qualified foreign pension funds” (as defined in Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified foreign pension fund, “qualified shareholders” (as defined in Section 897(k)(3) of the Code) or investors therein, non-U.S. holders who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of our outstanding common stock, holders who hold our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction, and holders who acquired our common stock through the exercise of employee stock options or otherwise as compensation).

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners, certain determinations made at the partner level and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding common stock, you should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the company merger to you in light of your particular circumstances.

All holders should consult their tax advisors regarding the specific tax consequences of the company merger to them in light of their particular facts and circumstances, including with respect to the applicability and effect of any U.S. federal, state, local, foreign or other tax laws or any tax treaty.

For U.S. federal income tax purposes, the parties will treat the company merger as if the Company had (1) sold all of its assets to Oncor in exchange for the merger consideration and the assumption of the Company’s liabilities and then (2) made a liquidating distribution of such merger consideration to holders of the Company’s common stock in exchange for such stock.

Consequences of the Company Merger to the Company

As a REIT, generally we are entitled to receive a dividends paid deduction for liquidating distributions. We anticipate that our deemed liquidating distribution in connection with the company merger plus our other distributions to our stockholders during the taxable year of the company merger will exceed the sum of our taxable income recognized as a result of the company merger and other REIT taxable income recognized by us during the taxable year of the company merger, as a result of which we anticipate that we will not be subject to U.S. federal income tax on any gain recognized in connection with the company merger.

Consequences of the Company Merger to U.S. Holders of our Common Stock

The receipt of cash by U.S. holders in exchange for our common stock pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of our common stock that receives cash in exchange for such common stock in the company merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such stock.

If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock surrendered in the company merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at a maximum rate of 20%. Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. The deductibility of capital losses is subject to limitations.

In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

A U.S. holder who has held our common stock for six months or less at the company merger effective time, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such common stock in the company merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such stock.

Consequences of the Company Merger to Non-U.S. Holders of our Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, and so long as our common stock is regularly traded on an established securities market located in the United States within the meaning of applicable U.S. Treasury Regulations at the time of the company merger, a non-U.S. holder will generally not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain or loss recognized on the receipt of cash in exchange for our common stock pursuant to the company merger unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the

United States, and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the company merger and certain other requirements are met; or (3) the non-U.S. holder has directly, indirectly or constructively held more than 10% of our common stock at any time during the shorter of (x) the 5-year period ending with the company merger effective time and (y) the non U.S. holder’s holding period for the stock, referred to in this proxy statement as a “10% non-U.S. holder.” We believe that our common stock is, and at the company merger effective time will be, regularly traded on an established securities market located in the United States (within the meaning of the applicable U.S. Treasury Regulations).

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally will be subject to U.S. federal income tax on such gain on a net basis at the regular U.S. graduated rates in the same manner as a U.S. holder. In addition, a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the company merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the company merger, which may be offset by certain U.S. source capital losses of such non-U.S. holder, if any.

A 10% non-U.S. holder generally would be subject to U.S. federal income tax on all or substantially all of any gain recognized on the receipt of cash in exchange for common stock in the company merger on a net basis at applicable U.S. graduated rates in the same manner as a U.S. holder, and such cash consideration generally would also be subject to U.S. federal withholding tax. A corporate 10% non-U.S. holder may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Exceptions may apply if the 10% non-U.S. holder did not hold more than 10% of our common stock at any time during the 1-year period ending on the date of the company merger and we are domestically controlled. We will be “domestically controlled” if at all times during the 5-year period ending on the date of the company merger less than 50% in value of our stock has been held directly or indirectly by non-U.S. persons. In general, the tax treatment of the deemed liquidating distribution of the merger consideration to a non-U.S. holder that is a 10% non-U.S. holder may be less favorable than the treatment of a sale or exchange of our common stock to a third party, and a 10% non-U.S. holder should consult its tax advisor regarding the tax consequences of the receipt of merger consideration in the company merger.

Notwithstanding the discussion above, a withholding agent could withhold at a rate of up to 30% even if such amount is in excess of the actual withholding tax. However, a non-U.S. holder may be entitled to a refund of excess amounts withheld provided the required information is furnished to the IRS on a timely basis.

Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the company merger, and the possible desirability of selling their common stock to a third party (and considerations relating to the timing of any such sales). In addition, a non-U.S. holder that is a qualified shareholder or a qualified foreign pension fund should consult its tax advisors regarding the tax consequences of the receipt of merger consideration in the company merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments of cash made pursuant to the company merger. Backup withholding will not apply, however, to a holder who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a properly completed and validly executed IRS Form W-9, (2) in the case of a non-U.S. holder, furnishes a properly completed and validly executed applicable IRS Form W-8, or (3) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability (if any) provided the required information is furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of the merger consideration made to (1) a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are non-U.S. entities that have U.S. owners) and satisfies other requirements (or otherwise qualifies for an exemption from these rules), and (2) specified other non-financial foreign entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements (or otherwise qualifies for an exemption from these rules). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. You are encouraged to consult with your tax advisor regarding the possible application of these rules to the payment of the merger consideration.

This discussion of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of our common stock should consult their tax advisors as to the specific tax consequences to them of the company merger, including the effect of any federal, state, local, non-U.S. and other tax laws or any tax treaty.

Delisting and Deregistration of Company Common Stock

If the mergers are completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the principal terms of the merger agreement has been included to provide stockholders with information regarding its terms and is qualified in its entirety by the terms and conditions of the merger agreement. These summaries are not intended to provide any other factual information about InfraREIT, Oncor or their respective subsidiaries, affiliates, businesses, assets or liabilities. The representations, warranties and covenants contained in the merger agreement were made solely for purposes of the merger agreement and as of specific dates; were solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. In addition, such representations, warranties and covenants (i) will not survive consummation of the transactions contemplated thereby, unless otherwise specified in the merger agreement and (ii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of InfraREIT, Oncor or their respective subsidiaries, affiliates, businesses, assets or liabilities. Moreover, information relating to the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the merger agreement and the transactions contemplated thereby contained in other filings by the Company with the SEC.

Additional information about InfraREIT may be found elsewhere in this proxy statement and InfraREIT’s other public filings. See the section of this proxy statement entitled “Additional Information About the Company.”

Structure of the Mergers

The Company Merger

At the company merger effective time, the company merger will occur, pursuant to which the Company will be merged with and into Merger Sub, the separate existence of the Company will cease, and Merger Sub will be the surviving entity, and all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the surviving company, and all debts, liabilities and duties of the Company and Merger Sub will become and will constitute the debts, liabilities and duties of the surviving company.

The Affiliate Contribution

Immediately after the company merger effective time and prior to the partnership merger effective time, Oncor will cause the surviving company to assign a 1% limited partnership interest in the Operating Partnership to an affiliate of Oncor.

The Partnership Merger

At the partnership merger effective time, the partnership merger will occur, pursuant to which Merger Partnership will be merged with and into the Operating Partnership, the separate existence of Merger Partnership will cease, and the Operating Partnership will be the surviving entity, and all the property, rights, privileges, powers and franchises of the Operating Partnership and Merger Partnership will vest in the surviving partnership, and all debts, liabilities and duties of the Operating Partnership and Merger Partnership will become and will constitute the debts, liabilities and duties of the surviving partnership.

Effective Time; Closing Date

On the closing date of the merger agreement, referred to in this proxy statement as the “closing date,” the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware and file articles of merger with the State Department of Assessments and Taxation of Maryland. The company merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as may be mutually agreed to by the parties and specified in the articles of merger and certificate of merger.

On the closing date, the Operating Partnership and Merger Partnership will file a certificate of merger with the Secretary of State of the State of Delaware. The partnership merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as may be mutually agreed to by the parties and specified in the certificate of merger.

Unless otherwise agreed to by the parties, the asset exchange will occur first, followed immediately by the company merger, followed immediately by the affiliate contribution, followed immediately by the partnership merger. As a result of the foregoing, Oncor will own, directly or indirectly, all of the limited partnership interests in the surviving partnership, and the surviving company will not be structured as a REIT.

The closing of the mergers will take place on the third business day after satisfaction or waiver of the conditions to the mergers described under “—Conditions to the Completion of the Mergers” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) or at such other date as may be mutually agreed to in writing by the parties to the merger agreement.

Organizational Documents

At the company merger effective time, the certificate of formation and the limited liability company agreement of Merger Sub, each as in effect immediately prior to the company merger effective time, will be the certificate of formation and the limited liability company agreement, respectively, of the surviving company, until thereafter amended in accordance with each of their respective terms or applicable law.

At the partnership merger effective time, the certificate of limited partnership of the Operating Partnership will be amended in a form reasonably acceptable to Oncor and the Company to reflect the admission of the affiliate of Oncor as the general partner of the Operating Partnership, and, as so amended, will be the certificate of limited partnership of the surviving partnership until further amended in accordance with its terms and applicable law, and the limited partnership agreement of the Operating Partnership will be amended in a form reasonably acceptable to Oncor and the Company, and, as so amended, will be the limited partnership agreement of the surviving partnership until further amended in accordance with its terms, the certificate of limited partnership and applicable law.

Managers; Officers; and General Partner

The managers of Merger Sub immediately prior to the company merger effective time will be the managers of the surviving company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the company merger effective time will be the officers of the surviving company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified.

The affiliate of Oncor will be the general partner, and the surviving company will be the limited partner, of the surviving partnership following the partnership merger.

Treatment of Common Stock

At the company merger effective time, each share of our common stock (other than shares owned, directly or indirectly, by Oncor, Merger Sub or Merger Partnership immediately prior to the company merger effective time, which shares will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor) issued and outstanding immediately prior to the company merger effective time will automatically be converted into the right to receive the per share merger consideration of $21.00 in cash, without interest, and subject to deduction for any required withholding tax. If we declare a distribution in order to maintain the Company’s qualification for taxation as a REIT under the Code, or to avoid the payment of income or excise tax under Sections 857 or 4981 of the Code (or any other entity-level tax), as permitted under the merger agreement, or declare any other distribution on our common stock at or before the company merger effective time (other than the regular quarterly cash dividend of $0.25 per share), the merger consideration will be decreased by an amount equal to the per share amount of such distribution. We do not anticipate that it will be necessary for us to declare a distribution to maintain our REIT status.

Immediately prior to the company merger effective time, (i) any vesting conditions applicable to each outstanding share of Restricted Stock will, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto will, automatically and without any required action on the part of the holder thereof, lapse and (ii) immediately prior to the company merger effective time each share of Restricted Stock will become one fully vested share of common stock entitled to the per share merger consideration in the same manner as the other shares common stock.

Treatment of Interests in Merger Sub

At the company merger effective time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the company merger effective time will remain issued and outstanding as the limited liability company interests of the surviving company, and such limited liability company interests will be the only interests in the surviving company that are issued and outstanding immediately after the company merger effective time.

Treatment of Interests in the Operating Partnership

At the partnership merger effective time, each partnership unit of the Operating Partnership (other than any partnership units held by the surviving company or the affiliate of Oncor) issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into the right to receive the per partnership unit merger consideration of $21.00 in cash, without interest, and subject to deduction for any required withholding tax. If we declare a distribution as described under “—Treatment of Common Stock,” the per partnership unit merger consideration will also be decreased by a corresponding amount.

Immediately prior to the company merger effective time, (i) any vesting conditions applicable to each outstanding LTIP Unit will, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto will, automatically and without any required action on the part of the holder thereof, lapse and (ii) the Company, as the general partner of the Operating Partnership, will exercise its right to cause a forced conversion with respect to the maximum number of LTIP Units then eligible for conversion, such that, as of immediately prior to the company merger effective time, each LTIP Unit will be converted into one partnership unit. All partnership units issued in respect of the LTIP units are entitled to per partnership unit merger consideration in the same manner as the other partnership units.

No Further Ownership Rights

At the company merger effective time or the partnership merger effective time, as applicable, the holders of shares of our common stock and the holders of partnership units (that are converted into the right to receive per share merger consideration or per partnership unit merger consideration, as applicable) will cease to be, and will have no rights as, stockholders of the Company or limited partners of the Operating Partnership other than the right to receive the per share merger consideration or the per partnership unit merger consideration, as applicable, without interest, and subject to deduction for any required withholding tax. The merger consideration paid will be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the shares of common stock or partnership units, as applicable, exchanged therefor.

Payment for Common Stock in the Mergers

On or before the closing, Oncor will deposit, or cause to be deposited, with Equiniti Trust Company, as the paying agent, an amount in cash sufficient to pay the aggregate merger consideration payable to the holders of shares of our common stock and the holders of partnership units pursuant to the merger agreement.

Promptly after the closing, the surviving company will cause the paying agent to mail to each holder of record of a certificate or certificates that, immediately prior to the company merger effective time or the partnership merger effective time, as applicable, represented outstanding shares of our common stock or that represented outstanding partnership units, a letter of transmittal in customary form and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration, as applicable, to which the holder thereof is entitled. The letter of transmittal and instructions will tell you how to surrender your certificates in exchange for the merger consideration.

Holders of book-entry shares of our common stock or the partnership units will not receive a letter of transmittal from the paying agent for their common stock or partnership units. Instead, holders of such book-entry common stock or partnership units will automatically be entitled to receive in exchange therefor the applicable merger consideration to which the holder thereof is entitled.

Upon surrender of a certificate that previously represented shares of our common stock or the partnership units to the paying agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required, the holder of such certificate will be entitled to receive the merger consideration payable in respect of the shares of our common stock or the partnership units previously represented by such certificate and which certificate will be canceled. The merger consideration may be paid to a person other than the person in whose name the certificate so surrendered or book-entry interest is registered, if any such certificate is properly endorsed or otherwise in proper form for transfer or such book-entry interest is properly transferred and the person requesting such payment pays any transfer or other taxes or establishes to the reasonable satisfaction of the surviving corporation or the Operating Partnership, as applicable, that such tax has been paid or is not applicable.

No interest will be paid or will accrue on any cash payable upon surrender of any certificate or in respect of any book-entry common stock or partnership units. Each party making a payment pursuant to the merger agreement or the transactions contemplated thereby, as applicable, will be entitled to deduct and withhold the consideration otherwise payable to any holder of our shares of common stock or partnership units of the Operating Partnership or any amounts otherwise payable pursuant to the merger agreement or the transactions contemplated thereby, as applicable, to any person such amounts as such party is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, and such amounts deducted or withheld and paid over to the appropriate governmental entity will be treated as having been paid to the person in respect of which deduction or withholding was made.

On the closing date, the stock transfer books of the Company and the unit transfer books of the Operating Partnership will be closed and thereafter there will be no further registration of transfers of our common stock or the partnership units.

None of Oncor, Merger Sub, the surviving company, the Operating Partnership, Merger Partnership, the surviving partnership, the Company or the paying agent, or any employee, officer, trustee, director, agent or affiliate thereof, will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of certificates or book-entry common stock or partnership units immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving company, free and clear of any claims or interest of any such holders or their successors, and any former holder who has not theretofore complied with the aforementioned payment procedures will thereafter look only to the surviving company for payment of the merger consideration.

If any portion of the funds that have been made available to the paying agent remain undistributed to the holders of certificates or book-entry interests twelve months after the closing date, the surviving company may require that the paying agent deliver such funds (including any interest received with respect thereto) to the surviving company, and thereafter such holders must look only to the surviving company or the surviving partnership (subject to abandoned property, escheat or other similar laws) only as general creditors thereof for payment of the applicable merger consideration.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the holder’s compliance with the replacement requirements established by the paying agent, the paying agent will deliver, in exchange for such lost, stolen or destroyed certificate, the merger consideration pursuant to the merger agreement.

Representations and Warranties

We and the Operating Partnership, jointly and severally, have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•

the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on the businesses of each of us, the Operating Partnership and our subsidiaries;

•	our charter and bylaws and the similar organizational documents of our subsidiaries;

•	the capital structure and indebtedness of, and the absence of restrictions or encumbrances with respect to the equity interests of each of us, the Operating Partnership and our subsidiaries;

•

our and the Operating Partnership’s power and authority to execute and deliver the merger agreement, and, subject to the approval of our stockholders, to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and the Operating Partnership;

•

the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which we, the Operating Partnership or any of our subsidiaries is a party, in each case as a result of us or the Operating Partnership executing, delivering and performing under, or consummating the transactions contemplated by, the merger agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the merger agreement;

•	our filings since January 1, 2016 and the financial statements contained in those filings;

•	our internal controls over financial reporting and the disclosure controls and procedures;

•	the absence of liabilities required to be recorded on our and our subsidiaries’ consolidated balance sheet under GAAP since December 31, 2017;

•	the accuracy of the information supplied by us in this proxy statement;

•

our and our subsidiaries’ operation in the ordinary course of business and the absence of any material adverse effect (as discussed below) and certain other changes and events, in each case since December 31, 2017;

•

the absence of any pending or threatened civil, criminal or administrative suit, claim, action, proceeding, enforcement action, hearing, arbitration, mediation or investigation against us or our subsidiaries;

•

possession of all permits necessary for us and our subsidiaries to own, lease and operate our and our subsidiaries’ properties and assets and to carry on and operate our and our subsidiaries’ businesses as currently conducted, the absence of a failure by us or our subsidiaries to comply with such permits, and the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws;

•

our and our subsidiaries’ employees and employee benefit plans within the meaning of Section 3(3) of ERISA, stock benefit plans, and multiple employer plans, referred to in this proxy statement as “benefit plans”;

•	environmental matters affecting us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach of or default under the terms of any material contract;

•	our and our subsidiaries’ insurance policies;

•	real property owned and leased by us and our subsidiaries;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	our and our subsidiaries’ regulatory matters;

•

the exemption of the mergers and the merger agreement from the requirements of any moratorium, control share, fair price, affiliate transaction, business combination or other takeover laws and regulations, including in the Maryland General Corporation Law or the Delaware Revised Uniform Limited Partnership Act;

•

our and our subsidiaries compliance since January 1, 2015, in all material respects, with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of all anti-bribery, anti-corruption and anti-money laundering laws;

•	material contracts between us or our subsidiaries, on the one hand, and any officer, director or affiliate of Hunt, us or any of our subsidiaries, on the other hand, since January 1, 2017;

•

no broker, investment banker, financial advisor or other person or entity, other than Evercore, being entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by us or any of our subsidiaries in connection with the transactions contemplated by the merger agreement; and

•	the receipt by the conflicts committee of a fairness opinion of Evercore to the effect that the merger consideration is fair, from a financial point of view, to the holders of our common stock.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect means any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate with any other event, change, circumstance, occurrence, condition, development or effect, has had or would reasonably be expected to (1) have a material adverse effect on the properties, assets, liabilities, business, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or (2) prevent, materially delay or materially impede the performance by us or the Operating Partnership of our obligations under the merger agreement or the consummation of the mergers or any other transactions contemplated by the merger agreement; provided, however, that in the case of clause (1), no event, change, circumstance, occurrence, condition, development or effect will constitute or be taken into account in determining whether there has been or will be a “material adverse effect” to the extent resulting from:

•	changes in general economic, securities, credit or other financial market, business or geopolitical conditions;

•	any outbreak or escalation of hostilities or any acts of war or terrorism;

•

general legal, regulatory, economic or business condition changes or developments arising after the date of the merger agreement in the electric transmission or electric distribution industries in Texas, other than changes or developments that render operationally unusable any of our (or our subsidiaries’) facilities or properties;

•

any adoption, implementation, promulgation, repeal, modification, interpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental entity or by the Electric Reliability Council of Texas, Inc.;

•	changes in GAAP or any applicable accounting regulations or principles or interpretations thereof after the date of the merger agreement;

•	any change in the price or trading volume of the Company’s stock on the NYSE;

•	any failure in and of itself by the Company or any of the Company’s subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions;

•

any action commenced or threatened against, relating to or involving or otherwise affecting the Company or the Company’s subsidiaries which relate to the mergers and the other transactions contemplated by the merger agreement;

•

any action or omission on the part of the Company or any subsidiary of the Company required to be taken or omitted under the terms of the merger agreement, the asset exchange agreement (without giving effect to any waiver by Sharyland thereunder), the omnibus termination agreement or with the consent or at the direction of Oncor; and

•

the execution, announcement or pendency of the merger agreement and the asset exchange agreement and the transactions contemplated thereby, including any loss of, or adverse change in, the relationship of the Company or any of the Company’s subsidiaries with its or their customers, financing sources or suppliers;

provided, further, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in the first four bullets above may be taken into account in determining whether there has been a material adverse effect to the extent such matters, changes, effects or developments have a materially disproportionate and adverse effect on the Company and the Company’s subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in the State of Texas and (y) any condition or requirement of or arising from the regulatory approvals will not constitute, or be deemed to contribute to, a material adverse effect.

The merger agreement also contains customary representations and warranties made, jointly and severally, by Oncor, Merger Sub and Merger Partnership that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•

the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on the businesses of each of Oncor, Merger Sub, Merger Partnership and their subsidiaries;

•	Oncor’s certificate of formation and limited liability company agreement and the similar organizational documents of Merger Sub and Merger Partnership;

•	Oncor’s, Merger Sub’s and Merger Partnership’s power and authority to execute and deliver the merger agreement, and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Oncor, Merger Sub and Merger Partnership;

•

the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which Oncor, Merger Sub, Merger Partnership or any of their subsidiaries is a party, in each case as a result of their executing, delivering and performing under or consummating the transactions contemplated by the merger agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the merger agreement;

•	the accuracy of the information supplied by Oncor, Merger Sub and Merger Partnership in this proxy statement;

•

the absence of any pending or threatened civil, criminal or administrative suit, claim, action, proceeding, enforcement action, hearing, arbitration, mediation or investigation against Oncor, Merger Sub or Merger Partnership;

•	the ownership and operations of Merger Sub and Merger Partnership;

•	the ability of Oncor, Merger Sub and Merger Partnership to finance the transactions contemplated by the merger agreement;

•	the absence of a vote or consent related to the merger agreement of the holders of any class or series of capital stock of Oncor;

•	no ownership or voting rights of Company common stock and partnership units held by Oncor, Merger Sub or Merger Partnership or any of Oncor’s affiliates; and

•

no broker, investment banker, financial advisor or other person or entity, other than Barclays, being entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Oncor, Merger Sub, Merger Partnership or any of their subsidiaries in connection with the transactions contemplated by the merger agreement.

The representations and warranties set forth in the merger agreement will not survive the consummation of the mergers or the termination of the merger agreement.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we have agreed that, between the date of the merger agreement and the earlier of the company merger effective time and the termination of the merger agreement in accordance with its terms, referred to in this proxy statement as the “interim period,” and subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, as required by applicable law or unless Oncor consents in writing, we must, and must cause each of our subsidiaries to:

•	conduct its business in the ordinary course of business, consistent with past practice, in material compliance with applicable laws;

•

use commercially reasonable efforts to preserve substantially intact its business organization, goodwill, ongoing business and present relationships with governmental entities, tenants, customers, suppliers, creditors and other persons or entities with which it has material business relations and the services of its present officers and employees; and

•	maintain our qualification for taxation as a REIT.

We have also specifically agreed that during the interim period, subject to certain exceptions set forth in the merger agreement, certain ancillary agreements and the disclosure schedules delivered in connection therewith, as required by applicable law or unless Oncor consents in writing (which consent may not be unreasonably withheld or delayed), we and our subsidiaries may not:

•	amend or otherwise change, or propose to amend or otherwise change, our charter or bylaws or any similar governing instruments;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class, partnership units or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership units or any equity equivalents (including any share options or share appreciation rights), except (A) issuances of common stock upon redemption or exchange of partnership units pursuant to the partnership agreement or (B) issuances of common stock or partnership units to directors of the Company in accordance with the Company’s director compensation policy as in effect as of the date of the merger agreement;

•

authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective share capital, partnership units or other equity interests, or make any actual, constructive or deemed distribution in respect of any shares of their respective share capital, partnership units or other equity interests, or otherwise make any payments to equityholders in their capacity as such (except for (A) (i) the payment of regular quarterly cash dividends of $0.25 per share of common stock or partnership unit through closing, and a pro rata dividend for any partial quarter prior to closing in the event closing does not coincide with the end of a quarter and (ii) upon consultation with Oncor, the payment of dividends to equityholders necessary to maintain the Company’s qualification as a REIT under the Code and to avoid income or excise tax payments, (B) the payment of dividends or other distributions declared publicly at least five days prior to the date of the merger agreement and (C) any dividend or other distribution by a subsidiary of the Company to the Company or to other subsidiaries of the Company);

•

adjust, split, combine, redeem, repurchase or otherwise acquire any of our respective share capital, partnership units or other equity interests (except (A) the redemption or exchange of partnership units pursuant to the partnership agreement or (B) after reasonable prior notice to Oncor detailing the necessity of such action, in connection with any repurchase deemed necessary in order to maintain its status as a REIT under the Code), or reclassify, combine, split, subdivide or otherwise amend the terms of any of our respective share capital, partnership interests or other equity interests;

•

(A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or, except as permitted by the merger agreement, any assets, securities, real property, personal property, equipment, business or other rights, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than purchases of inventory, supplies and similar materials in the ordinary course of business consistent with past practice or pursuant to existing material contacts; or (B) issue, sell, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or authorize the issuance, sale, disposition, grant or transfer of any corporation, partnership or other business organization or division thereof or any assets, real property, personal property, equipment, business or other rights, or our respective share capital, partnership interests or other equity interests, any securities convertible into or exchangeable or exercisable for any of our respective share capital, partnership interests or other equity interests or such convertible or exchangeable securities, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing material contracts;

•	enter into any agreement with respect to the voting of any of our respective share capital, partnership units or other equity interests;

•

(A) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than a subsidiary of the Company), (B) issue or sell any debt securities or warrants or other rights to acquire any debt security (other than the issuance of trade credit issued in the ordinary course of business), (C) enter into any “keep well” or similar agreement to maintain the financial condition of another entity or (D) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person or entity (other than a guaranty by the Company on behalf of any subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice and in any event not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•

except in connection with transactions or expenditures that are otherwise permitted by the merger agreement, amend in any material respect, terminate (other than at the end of the term), renew or materially extend, or waive any material noncompliance with the terms of or breaches under, any material contract, or enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

•

make any material changes with respect to accounting policies or procedures, except (A) as required by changes in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable law;

•

make any capital expenditures that are not contemplated by the capital expenditures forecast provided by the Company to Oncor, referred to in this proxy statement as the “CapEx Forecast,” except to the extent that any such capital expenditure inconsistent with the CapEx Forecast is (A) reasonably necessary in response to natural disasters, acts of God, fires, terrorist attacks or changes in applicable law, (B) reasonably necessary to satisfy obligations to service customers under applicable law to maintain the safety or reliability of the Company’s or the Company’s subsidiaries’ assets, or (C) required to maintain compliance with Good Utility Practice (as defined in the merger agreement);

•

except (A) as otherwise permitted by the merger agreement, (B) for borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) for purposes of funding ordinary course working capital or (C) pursuant to any mandatory payments under any indebtedness or other similar arrangements in existence on the date of the merger agreement, incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (1) in the ordinary and usual course of business consistent with past practice, (2) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company’s SEC documents filed prior to the date of the merger agreement or (3) fees, costs and expenses incurred in connection with the preparation, execution and performance of the merger agreement and the transactions contemplated thereby;

•	except as otherwise permitted by the merger agreement, take any action that could reasonably be expected to, or fail to take any action the failure of which could reasonably be expected to, (A) cause the Company to fail to qualify for taxation as a REIT for U.S. federal income tax purposes (until the REIT status is terminated by virtue of the company merger), (B) result in a reasonable challenge by the IRS or any other governmental entity to the Company’s qualification for taxation as a REIT for U.S. federal income tax purposes, (C) cause the Operating Partnership to be treated other than as a partnership for U.S. federal income tax purposes or (D) cause any subsidiary of the Company to cease to be treated for U.S. federal income tax purposes as a disregarded entity, partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary,” as the case may be;

•

except in each case if the Company reasonably determines, after prior consultation with Oncor, that such action is reasonably necessary to preserve the Company’s qualification for taxation as a REIT for U.S. federal tax purposes, or to preserve the entity classification of any subsidiary of the Company as a disregarded entity, partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary,” as the case may be, for U.S. federal income tax purposes, (A) file any tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments), (B) except as provided in the merger agreement, amend any tax return, (C) make, change or rescind any tax election that alters the tax classification of any entity, (D) with respect to any material tax election not described in clause (C), make any such tax election that is inconsistent with past practice or change or rescind any such tax election (other than the designation of dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (E) settle or compromise any material tax claim or assessment by any governmental entity, (F) change any tax accounting method, (G) enter into any closing agreement with respect to taxes, (H) request any ruling with respect to taxes from a governmental entity, (I) surrender any right to claim a refund of taxes, or (J) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•

compromise, settle or agree to settle any action (including any action relating to the merger agreement or the transactions contemplated thereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2017;

•	materially amend or terminate the omnibus termination agreement;

•

(A) hire any employee or engage any consultant who is a natural person; (B) enter into, or become bound by, any collective bargaining or other contract with a labor union or representative of employees; (C) amend the management agreement or enter into a new management or similar contract; (D) forgive any loans to any natural person who provides material services to the Company or any subsidiaries of the Company; or (E) except as (1) required by the terms of any previously disclosed benefit plan or (2) expressly permitted by the merger agreement, establish, adopt, amend, enter into, incur any liability under, become obligated to contribute to or terminate any benefit plan (including approving or amending any awards thereunder);

•

enter into any contract that would materially limit or otherwise restrict (A) the Company or any subsidiary of the Company or any successor thereto from engaging or competing in any line of business or conducting its business in any geographic area or (B) the terms or conditions the Company or any subsidiary of the Company (or, after giving effect to the mergers, Oncor or its subsidiaries) can offer to any other person or entity;

•	enter into any new line of business;

•

terminate, cancel or fail to maintain any insurance policy without replacing such coverage with insurance coverage that is substantially similar to insurance coverage maintained on the date of the merger agreement (provided that, if any such replacement coverage cannot be obtained for less than 125% of the last annual premium with respect to the insurance policy being replaced, the Company or subsidiary of the Company, as applicable, must purchase the maximum amount of coverage that can be obtained for 125% of such last annual premium);

•

settle, compromise or adjust any property damage, rent loss or other claim under any insurance policy related to casualty or other damage except for claims which do not exceed $1,000,000 per claim or $2,000,000 in the aggregate;

•	enter into any Company Tax Protection Agreement (as defined in the merger agreement); or

•	agree to take any of the actions described in the preceding bullets.

Access

Subject to certain exceptions and limitations, from and after the date of the merger agreement and prior to the partnership merger effective time or earlier termination of the merger agreement, upon reasonable prior written notice, the Company must, and must cause the Company’s subsidiaries (including the Operating Partnership) and/or Hunt Manager to, afford to Oncor and its representatives reasonable access during normal business hours, consistent with applicable law, to all their respective properties, facilities, personnel, contracts and books and records, including to conduct non-invasive environmental site assessments, and must furnish Oncor with all financial, operating and other data and information as Oncor may reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation must be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company’s subsidiaries. None of the Company, any of the Company’s subsidiaries or Hunt Manager will be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable law (provided that the Company must use reasonable best efforts to allow for such access or disclosure in a manner that does not result in such a loss, breach or violation of such privilege).

Go-Shop and Restrictions on Solicitation of Acquisition Proposals

The merger agreement contains a “go-shop” provision providing for a go-shop period that began on the date of the merger agreement and continued until the go-shop period end time, pursuant to which InfraREIT, InfraREIT’s subsidiaries and their respective representatives had the right to solicit acquisition proposals (as described below) and engage in discussions and negotiations with persons making or seeking to make an acquisition proposal. During a period of up to 40 days following the go-shop period end time, InfraREIT had the right to consider and negotiate any proposal received during the go-shop period that would reasonably be expected to result in a superior proposal (as described below) to allow for bidding between Oncor and any excluded party.

During the go-shop period, at the direction of the conflicts committee, InfraREIT and representatives from Evercore actively solicited competing acquisition proposals from 37 potential acquirers, and two other parties made unsolicited inquiries. Any person or group of persons from whom the Company or any of its representatives received a written acquisition proposal during the go-shop period that the conflicts committee determined in good faith prior to the go-shop period end time, after consultation with its financial advisor and outside legal counsel, either constituted a superior proposal or is reasonably likely to lead to a superior proposal is referred to in this proxy statement as an “excluded party.” On November 16, 2018, prior to the expiration of the go-shop period, Company C delivered a preliminary and non-binding acquisition proposal to representatives from Evercore which provided for the acquisition by Company C of all of the outstanding equity interests in InfraREIT and the Operating Partnership for $22.00 per share of common stock and partnership unit. On November 17, 2018, the conflicts committee determined in good faith that Company C qualified as an excluded party. However, on December 3, 2018, Company C informed InfraREIT that it was terminating discussions and was no longer considering a potential transaction with InfraREIT. As a result, Company C no longer qualified as an excluded party, and no other persons qualify as an excluded party. For additional information, see “The Mergers—Background of the Mergers—Go-Shop Process.”

The go-shop period expired at 11:59 p.m. (Dallas, Texas time) on November 17, 2018. Except as described above, after the go-shop period end time until the company merger effective time or, if earlier, the termination of the merger agreement in accordance with its terms, neither the Company, any of its subsidiaries, nor any of their respective directors, officers or employees may, and the Company must cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries or discussions regarding, or the making of any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any person with respect to, or otherwise knowingly cooperate in any way with, or knowingly facilitate in any way any effort by, any person in connection with, any acquisition proposal or any inquiry, request, indication of interest, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is party or fail to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction;

•

approve or recommend an acquisition proposal, or declare advisable or execute or enter into any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or could reasonably be expected to lead to, an acquisition proposal or requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the mergers or the other transactions contemplated by the merger agreement; or

•	agree or propose publicly to do any of the foregoing.

However, before the company stockholder approval is obtained, if InfraREIT receives an unsolicited, bona fide written acquisition proposal that did not result from a material breach of the provisions of the merger agreement described above and the board of directors (or the conflicts committee acting on behalf of the board of directors) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (1) the failure to take such action would be inconsistent with its duties under applicable law and (2) such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal, then InfraREIT and its representatives may:

•

provide nonpublic information in response to a request therefor by such person or group of persons if the Company receives from such person an executed confidentiality agreement containing terms not materially less favorable to InfraREIT than those contained in the confidentiality agreement to which Oncor is subject, and makes available to Oncor and Merger Sub as promptly as practicable any such information concerning InfraREIT or its subsidiaries that is provided to any such person and that was not previously made available to Oncor or Merger Sub; and

•	engage or participate in any discussions or negotiations with that person and its representatives regarding such acquisition proposal.

Before the company stockholder approval is obtained, the board of directors may (1) outside the context of an acquisition proposal, make a change of recommendation if, upon the occurrence of an intervening event (as defined below), the board of directors (or the conflicts committee acting on behalf of the board of directors) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its duties under applicable law; or (2) terminate the merger agreement or make a change of recommendation if the Company receives a bona fide acquisition proposal after the date of the merger agreement that did not result from a material breach of the merger agreement that the board of directors (or the conflicts committee acting on behalf of the board of directors) determines in good faith, after consultation with the financial advisor to the conflicts committee and its outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, provided that in either case:

•

InfraREIT must have given Oncor at least five business days’ prior written notice that it intends to make a change of recommendation and/or terminate the merger agreement, which notice must specify in reasonable detail the circumstances giving rise to such proposed action and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof or, in the case of an intervening event, the material facts underlying the board of directors’ determination that an intervening event has occurred;

•

after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, InfraREIT must have negotiated, and must have caused its financial and legal advisors to negotiate, in good faith with Oncor and its representatives (to the extent Oncor desires to negotiate) during the five-business-day notice period to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; provided, however, that in the event of any amendment to the material terms of a superior proposal or any material change in the circumstances of an intervening event, the Company must deliver a new written notice to Oncor and a new notice period lasting two business days will commence upon such delivery; and

•

at the end of the five-business-day notice period, the board of directors must have determined in good faith that, after consultation with the financial advisor to the conflicts committee and its outside legal counsel, with respect to a superior proposal giving rise to the notice of change of recommendation, taking into account any changes to the merger agreement made or proposed in writing by Oncor in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the board of directors to make a change of recommendation would continue to be inconsistent with its fiduciary obligations under applicable law.

“acquisition proposal” is defined in the merger agreement to mean any indication of interest, proposal, offer or inquiry, written or oral (whether binding or non-binding), made by any person or group of persons (other than Oncor, Merger Sub and Merger Partnership) with respect to (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, restructuring, refinancing or other similar transaction (whether or not subject to any pre-conditions), or any revisions thereof, involving the Company (or any subsidiary of the Company), (B) any acquisition by any person, which, if consummated would result in, any person (or group of persons) becoming the beneficial owner or having the right to acquire beneficial ownership, directly or indirectly, in one transaction or a series of related transactions, of 20% or more of the total voting power or any class of the equity securities of the Company, (C) any direct or indirect acquisition, purchase, lease, exchange, transfer or license, in a single transaction or a series of related transactions, including by means of the acquisition of shares of any subsidiary of the Company, which if consummated would result in any person or group of persons becoming the owner of assets or properties that constitute 20% or more of the assets and properties (based on fair market value) of the Company and the subsidiaries of the Company, taken as a whole, immediately prior to such transaction, (D) any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of 20% or more of the voting power of any class of equity securities of the Company or 20% or more of the equity interests or general partner interests in the Operating Partnership or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D), in each case, other than the transactions contemplated by the merger agreement.

“superior proposal” is defined in the merger agreement to mean any unsolicited (unless made by an excluded party) bona fide written acquisition proposal (except that, for purposes of this definition, the references in the definition of “acquisition proposal” to “20%” will be replaced by “50%”) which the board of directors has determined in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all legal, financial and regulatory aspects of the transaction described in such acquisition proposal, including the identity of the person making such acquisition proposal, the certainty of closing, the availability of financing and the ability of such person to consummate the transactions contemplated by the acquisition proposal, (A) would reasonably be expected to be consummated in accordance with its terms (if accepted) and (B) is on terms and conditions more favorable to the holders of common stock of the Company (solely in their capacities as such) from a financial point of view than the transactions contemplated by the merger agreement.

Pursuant to the merger agreement, any determination or action to be taken by the board of directors may also be carried out by the conflicts committee or any other committee duly authorized to act on behalf of the board of directors.

InfraREIT Stockholders’ Meeting

Under the merger agreement, we are required, as soon as reasonably practicable (but in no event more than 40 days after the date on which this proxy statement is mailed to the Company’s stockholders), acting through the board of directors, to (i) take all action necessary in accordance with applicable law, the Company’s charter and the Company’s bylaws to duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining the company stockholder approval and (ii) except to the extent that the board of directors may have effected an adverse recommendation change in accordance with the merger agreement, include in this proxy statement the recommendation of the board of directors that the stockholders of the Company vote in favor of the approval of the merger agreement and use its reasonable best efforts to solicit the company stockholder approval (including by soliciting proxies from our stockholders). Unless the board of directors may have effected an adverse recommendation change as permitted by and determined in accordance with the merger agreement, the parties are required to cooperate and use their reasonable best efforts to defend against any efforts by any person, which could reasonably be expected to prevent the company stockholder approval from being obtained; provided, however, that any indication by one or more stockholders of the Company of its or their intent to vote against the adoption of the merger agreement and the approval of the company merger will not, in and of itself, give rise to any such obligation of the Company. We are prohibited from, with certain exceptions described in the merger agreement, postponing or adjourning the special meeting. We are required under the merger agreement to use our reasonable best efforts to ensure the special meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the special meeting are solicited in compliance with applicable laws, the rules of the NYSE and our charter and bylaws.

Financing Cooperation

From the date of the merger agreement until the earlier of the closing date or the termination of the merger agreement, each of the Company and the Operating Partnership agreed to use reasonable best efforts to provide, and to use reasonable best efforts to cause the Company’s other subsidiaries and each of their respective representatives to provide, such cooperation as may be reasonably requested by Oncor in connection with the arrangement of the receipt of proceeds (x) from an issuance of equity by Oncor or any of its direct or indirect equityholders or (y) from an issuance of debt by Oncor or any of its direct or indirect equityholders, including reasonable best efforts to (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information reasonably required in connection with any such financing, all for use in connection therewith, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any such financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Oncor or any of its direct or indirect equityholders in connection with the repayment of indebtedness of the Company, the Operating Partnership and their respective subsidiaries as necessary to consummate the transactions contemplated by the merger agreement and (iv) subject to the terms of the merger agreement, authorize and facilitate discussions, meetings and other engagement by Oncor, its subsidiaries or affiliates, Hunt Manager, its subsidiaries or affiliates, or Sharyland, its subsidiaries or affiliates, with the current lenders, noteholders or other providers of existing indebtedness to the Company or the Company’s subsidiaries for the purpose of obtaining any such debt financing, including by necessary or appropriate waivers of the confidentiality agreement with Oncor to permit such activities.

Oncor has agreed to reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and the Company’s subsidiaries in connection with such cooperation to the extent the information requested was not otherwise prepared or available in the ordinary course of business.

Efforts to Complete the Mergers

The Company, the Operating Partnership, Oncor, Merger Sub and Merger Partnership have agreed to cooperate with each other and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and to do or to cause to be done, and to assist and cooperate with the other parties to consummate and make effective the transactions contemplated by the merger agreement, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documents to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in connection with the execution, delivery and performance of the merger agreement and the consummations of the transactions contemplated thereby, including (i) all filings required by the Company, the Operating Partnership, Oncor, Merger Sub and Merger Partnership under the HSR Act in connection with the transactions contemplated by the merger agreement, (ii) the submission to the PUCT of a single, integrated filing (jointly on behalf of the parties) that requests prior approval of the PUCT of the mergers and the transactions contemplated by the asset exchange agreement and the SU Investment, (iii) a joint filing with the FERC of an application for the approval of the merger agreement and the transactions contemplated thereby, including the mergers, under the FPA and (iv) a joint filing to CFIUS pursuant to the Defense Production Act of 1950, as amended, with respect to the transactions contemplated by the merger agreement.

The Company, the Operating Partnership, Oncor, Merger Sub and Merger Partnership must, and must cause their respective subsidiaries and affiliates to, (1) subject to any restrictions under any regulatory law relating to the exchange of information, use their respective reasonable best efforts to provide to the other parties a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other parties in connection with, all material information that appears in any filing made with, or written materials submitted to, or oral presentations or testimony made to any governmental entity in connection with obtaining the regulatory approvals required to consummate the transactions contemplated by the merger agreement, including the mergers and (2) unless required by applicable law, not schedule, participate in or initiate any meetings or communications with any subject governmental entity in connection with any regulatory approval required to consummate the transactions contemplated by the merger agreement, including the mergers, without giving the other party or its representative a reasonable opportunity to participate in such meeting or communication. The parties are required to keep each other reasonably apprised of all substantive communication with governmental entities or other interested parties in which they participate or of which they are aware regarding the transactions contemplated by the merger agreement.

In connection with obtaining the consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in connection with the execution, delivery and performance of the merger agreement, Oncor, Merger Sub, Merger Partnership, the Company and the Operating Partnership are not required to make any filing in state or federal court to vacate, modify, reverse, remove, file exceptions to, file a motion for rehearing of, or appeal any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or law entered, issued or enacted by any governmental entity that would make consummation of the transactions contemplated by the merger agreement unlawful, that would prevent, enjoin or otherwise prohibit, or in any manner impair, restrain or restrict, the transactions contemplated by the merger agreement or that in any manner prohibits, modifies or alters the merger agreement (or seeks to do the same), even if such decision order, judgment, determination, decree or law imposes or seeks to impose obligations that do not constitute a burdensome condition (as defined in the immediately following paragraph); provided that no party will be required to make any filing whatsoever to challenge any decision, order, judgment, determination or decree of the PUCT or the FERC; provided further, however, that if any of Oncor, Merger Sub, Merger Partnership, the Company or the Operating Partnership files exceptions to or a motion for rehearing or appeal of any permanent, preliminary or temporary injunction, decision, order, judgment, or determination, decree or law entered, issued or enacted by any governmental entity, then no other party will oppose or contest such filing.

The merger agreement provides that a “burdensome condition” means any term or condition, requirement, sanction or law that would, individually or in the aggregate, reasonably be expected to be materially detrimental to the financial condition, business, properties, assets, liabilities or results of operations of (a) Oncor and its subsidiaries, taken as a whole, or (b) Sempra and its subsidiaries, taken as a whole, in each case taking into account the effects of the mergers (it being understood that, for purposes of this clause (a) and clause (b), the financial condition, business, properties, assets, liabilities or results of operations of Oncor and its subsidiaries, taken as a whole, or of Sempra and its subsidiaries, taken as a whole, should be assumed to be of the same size and magnitude as the financial condition, business, properties, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, as of the date of the merger agreement); provided, however, that terms or conditions, requirements, sanctions or laws that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas will not be deemed to be, or contribute to, a burdensome condition (except to the extent such changes or developments have a materially disproportionate and adverse effect on Oncor and its subsidiaries, taken as a whole, after accounting for the effect of the mergers, as compared to other entities engaged in the electric transmission and distribution business in the State of Texas); provided, further, that the approval by the PUCT of any of the regulatory terms or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in substantially the same effect as any of the regulatory terms, will not be deemed to be a burdensome condition, but material adverse variations or changes to any of the regulatory terms may contribute to, or be, a burdensome condition; provided, further, that the PUCT’s refusal of a finding that Oncor can create a regulatory asset to track any make whole payments or other expenses that may be required to extinguish, transfer to Oncor, or restructure the debt of the Company and the Company’s subsidiaries and seek rate recovery of this asset in a future rate case will not constitute or contribute to a burdensome condition.

Indemnification and Insurance

From the closing date until the sixth anniversary of the closing date, Oncor must cause the surviving company to indemnify and hold harmless each present (as of the company merger effective time) and former officer or director, including but not limited to the members of the conflicts committee, of the Company and the Company’s subsidiaries, each referred to in this proxy statement as an “indemnified party,” against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company’s subsidiaries or (ii) acts or omissions taken by an indemnified party in their capacity as such or taken at the request of the Company or any of the Company’s subsidiaries, whether asserted or claimed prior to, at or after the company merger effective time, to the fullest extent the Company would have been permitted under applicable law and the Company’s charter and Company’s bylaws as in effect at the date of the merger agreement. In the event of any such action, (A) each indemnified party will be entitled to advancement from the surviving company, within ten business days of receipt by Oncor or the surviving company from the indemnified party of a request therefor, of expenses incurred in the defense of any action to the fullest extent permitted under applicable law and the Company’s charter and Company’s bylaws as in effect at the date of the merger agreement; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Oncor nor the surviving company may settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such indemnified party hereunder), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such action, suit, proceeding, investigation or claim or such indemnified party otherwise consents, and (C) the surviving company may cooperate in the defense of any such matter.

The certificate of formation and limited liability company agreement of the surviving company must contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s charter and Company’s bylaws, which provisions may not be amended, repealed or otherwise modified for a period of six years from the company merger effective time in any manner that would adversely affect in any material respect the rights thereunder of any such individuals.

For a period of six years from the closing date, the surviving company must either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s subsidiaries in effect on the date of the merger agreement with respect to matters arising on or before the company merger effective time or cause to be provided substitute policies or purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the company merger effective time; provided, however, that after the company merger effective time, the surviving company will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the coverage required to be obtained, but in such case must purchase as much coverage as reasonably practicable for such amount; provided further, that if the surviving company purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the surviving company must purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the company merger effective time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s subsidiaries with respect to matters arising on or before the company merger effective time, covering without limitation the transactions contemplated by the merger agreement, subject to the limitations set forth therein. If such tail prepaid policy has been obtained by the Company prior to the company merger effective time, Oncor must cause such policy to be maintained in full force and effect, for a period of six years from the closing of transactions contemplated by the merger agreement, and cause all obligations thereunder to be honored by the surviving company.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including covenants relating to (1) the filing of this proxy statement, (2) public announcements with respect to the transactions contemplated by the merger agreement, (3) other actions related to takeover statutes and reporting requirements under the Exchange Act and (4) the conduct of the parties prior to the company merger effective time.

Conditions to Completion of the Mergers

Each party’s obligation to complete the mergers is subject to the satisfaction or mutual waiver, at or prior to the closing of the mergers, of the following conditions:

•	the company stockholder approval;

•

no law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers;

•	the final approval of the PUCT, pursuant to the requirements of the Texas Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.0001-66.016, as amended;

•	the final approval of the FERC, pursuant to the FPA;

•	the expiration or termination of the waiting period applicable to the completion of the mergers under the HSR Act; and

•	clearance by CFIUS.

On December 14, 2018, the FTC granted early termination of the 30-day waiting period required by the HSR Act.

The respective obligations of the Company and the Operating Partnership to complete the mergers are subject to the satisfaction or waiver, at or prior to the closing of the mergers, of the following additional conditions:

•

the accuracy of the representations and warranties of Oncor, Merger Sub and Merger Partnership in the merger agreement as of the date of the merger agreement and the closing date of the mergers (except for any representations and warranties expressly related to an earlier date, which representations and warranties must be true and correct only as of such earlier date), except where the failure of such representations or warranties to be accurate would not have a “material adverse effect” on Oncor, Merger Sub or Merger Partnership (it being understood that, for purposes of determining such accuracy, all materiality qualifiers in such representations and warranties will be disregarded);

•

the performance by Oncor, Merger Sub and Merger Partnership in all material respects of all obligations required to be performed by such entities under the merger agreement at or prior to the company merger effective time; and

•

the receipt by the Company of a certificate signed by an executive officer of Oncor, dated as of the closing date, certifying that the conditions set forth in the two preceding bullet points have been satisfied.

The respective obligations of Oncor, Merger Sub and Merger Partnership to complete the mergers are subject to the satisfaction or waiver, at or prior to the closing of the mergers, of the following additional conditions:

•

the accuracy of the representations and warranties of the Company and the Operating Partnership in the merger agreement as of the date of the merger agreement and as of the closing date of the mergers (except for any representations and warranties expressly related to an earlier date, which representations and warranties must be true and correct only as of such earlier date), except where the failure of such representations or warranties to be accurate would not have a “material adverse effect” (it being understood that, for purposes of determining such accuracy, all materiality qualifiers in such representations and warranties will be disregarded); provided that such representations and warranties pertaining to the Company’s capitalization may include de minimis inaccuracies; provided further that such representations and warranties pertaining to the Company’s organization, good standing, qualification, authority and brokers must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the mergers;

•

the performance by the Company and the Operating Partnership in all material respects of all obligations required to be performed by such entities under the merger agreement at or prior to the company merger effective time;

•	the termination of the management agreement, development agreement, leases and other affiliate agreements with Hunt and Sharyland in accordance with the terms of the omnibus termination agreement;

•	the transactions contemplated by the asset exchange agreement will have been consummated;

•

(i) no law or regulatory approval required to consummate the transactions contemplated by the merger agreement, individually or in the aggregate, may contain, include, impose, or require an undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute a burdensome condition and (ii) the following additional items will have been approved by an order issued by the PUCT:

a)	the mergers and the asset exchange, including findings that such transactions are in the public interest

b)	the SU Investment, including findings that the SU Investment is in the public interest;

c)

necessary amendments to the certificates of convenience and necessity of Sharyland, SDTS and Oncor to authorize North Texas Utility and South Texas Utility, and their respective subsidiaries, to own, operate, and maintain their respective post-swap assets;

d)

certain post-closing transactions in which a project entity that SDTS will receive in the asset exchange will be merged into SDTS and in which a separate project entity subsidiary held by Sharyland will be merged into Sharyland, including findings that such transactions are in the public interest;

e)

establishment of separate wholesale transmission rates (including transformation rates) and tariffs for North Texas Utility’s assets and South Texas Utility’s assets on terms that do not vary materially from those proposed by Sharyland, SDTS and Oncor; taken together, the wholesale transmission rates of North Texas Utility and South Texas Utility after the company merger effective time will be equal to Sharyland’s wholesale transmission rate in effect as of the effective time;

f)	a finding that Oncor may consolidate North Texas Utility with Oncor for certain specified purposes;

g)

a finding that Oncor can provide operation and maintenance services to the North Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties; and

h)	the cancellation of Sharyland’s managing member interest in SDTS;

•	the receipt by Oncor of a tax opinion of the Company’s outside tax counsel, dated as of the closing date, in the form attached to the merger agreement;

•

(i) other than compliance by SDTS with respect to the use and/or application of any cash proceeds received by SDTS in connection with the transactions contemplated by the asset exchange agreement and any collateral pledge and/or guarantee obligations arising under the certain senior secured notes, referred to in this proxy statement as the “subject notes,” as a result of such transactions, no make-whole or mandatory prepayment will be due and payable and no default or event of default (as such terms are defined in the subject notes) will exist immediately after giving effect to the closing of the transactions contemplated by the merger agreement and (ii) effective prior to or substantially concurrently with the closing of the transactions contemplated by the merger agreement, each of the terms of the subject notes listed in Schedule A-1 of the merger agreement will have been deleted, modified, removed or amended as referred to therein in all material respects or otherwise be no longer in effect or the subject notes will have otherwise been amended in a manner consented to by Oncor;

•	the absence of a material adverse effect occurring after the date of the merger agreement through the closing date; and

•

the receipt by Oncor of a certificate signed by an executive officer of the Company and the Operating Partnership, dated as of the closing date, to the effect that the conditions set forth in the first, second and eighth preceding bullet points have been satisfied.

On December 21, 2018, certain of the InfraREIT Entities entered into amendments to the subject notes that will be effective at the closing of the mergers and will satisfy the condition in the seventh bullet point above.

No party to the merger agreement may rely, either as a basis for not completing the mergers or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the mergers, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s breach of the merger agreement.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the company merger effective time (whether before or after the company stockholder approval has been obtained, unless otherwise specified) in the following circumstances:

•	by the mutual written consent of Oncor and the Company;

•	by either Oncor or the Company:

•

if the mergers have not been consummated on or before the termination date; provided that the termination date may be extended on one occasion by either Oncor or the Company for a period of 90 days by written notice to the other party if, as of the termination date, all of the closing conditions under the merger agreement (other than the conditions pertaining to certain regulatory approvals) have been satisfied, are capable of being satisfied or would be capable of being satisfied but for the fact that certain regulatory approvals were unable to be obtained at such time; provided further that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the mergers to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•

if an order by a court of competent jurisdiction or other governmental entity restraining, enjoining or otherwise prohibiting the mergers has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the issuance of such order, or the order becoming final and nonappealable, was attributable to the failure of such party to perform any of its obligations under the merger agreement;

•

if the PUCT issues a final order denying the requested approval of the mergers and, within 30 days following the date that such order becomes final, such order has not been vacated or materially modified; or

•

if the special meeting has been duly convened and the company stockholder approval has not been obtained at that meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken.

•	by the Company:

•

if Oncor, Merger Sub or Merger Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the obligation of any party to the merger agreement to effect the mergers and (2) is either not capable of being cured before the termination date or is not cured before the earlier of (x) 30 days following receipt of written notice from InfraREIT to Oncor of such breach or (y) the termination date; provided that InfraREIT does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•

at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Oncor the termination fee described below.

•	by Oncor:

•

if InfraREIT or the Operating Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition to the obligation of any party to the merger agreement to effect the mergers and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 days following receipt of written notice from Oncor to InfraREIT of such breach or the termination date; provided that Oncor does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it, Merger Sub or Merger Partnership is then in material breach of any of their representations, warranties, covenants or agreements in the merger agreement;

•

at any time prior to the time the company stockholder approval is obtained, if the board of directors (or any committee thereof) has made a change of recommendation or allowed InfraREIT or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement);

•

if the PUCT issues a final order imposing a burdensome condition (which has not been accepted by Oncor) and, within 30 days following the date that such order becomes final, such order has not been vacated or materially modified; or

•	if the asset exchange agreement is validly terminated in accordance with its terms.

Termination Fee

InfraREIT will pay Oncor the termination fee of $44.6 million in any of the following circumstances:

•	we terminate the merger agreement in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement;

•	Oncor terminates the merger agreement following the board of directors making an adverse recommendation change; or

•	if all three of the following conditions are satisfied:

(1) the merger agreement is terminated by (a) either InfraREIT or Oncor because the mergers have not been completed on or before the termination date or because the company stockholder approval has not been obtained or (b) Oncor as a result of a breach or failure to perform by InfraREIT or the Operating Partnership of any representation, warranty, covenant or agreement in the merger agreement, which breach (i) gives rise to the failure of a condition to the obligations of Oncor and Merger Sub to complete the mergers related to InfraREIT’s and the Operating Partnership’s representations, warranties, covenants and agreements in the merger agreement and (ii) is either not capable of being cured before the termination date or is not cured before the earlier of 30 days follow receipt of written notice from Oncor of such breach or the termination date, and in each case at the time of the termination, the company stockholder approval has not been obtained;

(2) (a) a bona fide acquisition proposal has been received by the Company, the board of directors or any representative thereof or (b) any person has publicly proposed or publicly announced an intention to make an acquisition proposal and, in the case of a termination pursuant to a failure of the mergers to not be completed on or before the termination date or as a result of a breach or failure to perform by InfraREIT of any representation, warranty, covenant or agreement in the merger agreement, not withdrawn such public proposal or announcement prior to such termination, and in the case of a termination because the company stockholder approval has not been obtained, not publicly withdrawn such public proposal or announcement at least two business days prior to the special meeting; and

(3) within 12 months after such termination, the Company or any Company subsidiary enters into a definitive agreement with respect to any acquisition proposal that is later consummated.

In no event will InfraREIT be required to pay the termination fee on more than one occasion.

Limitations on Remedies

In the event of the termination of the merger agreement and the abandonment of the merger in accordance with the provisions described in the section of this proxy statement entitled “—Termination,” the merger agreement, with certain exceptions as described in the merger agreement, will become void and have no effect, without any liability or obligation on the part of Oncor, Merger Sub, Merger Partnership, the Company or the Operating Partnership (or any of their affiliates or representatives), except that no such termination will relieve (1) InfraREIT of any liability to pay the termination fee to the extent required pursuant to the merger agreement, (2) Oncor, Merger Sub, Merger Partnership, the Company or the Operating Partnership of any liabilities or damages arising out of actual or intentional fraud or a willful and material breach of any covenant or agreement set forth in the merger agreement, or (3) any party of their obligations under the confidentiality agreement between us and Oncor.

Expenses

Except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the mergers are consummated, except that the Company and Oncor have each paid one-half of the applicable filing fee required under the HSR Act.

Amendment or Supplement

The merger agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors (or equivalent governing body) at any time prior to the company merger effective time, whether before or after the company stockholder approval has been obtained; provided, however, that after the company stockholder approval has been obtained, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Jurisdiction; Specific Enforcement

Under the merger agreement, each of the parties has irrevocably agreed that it will bring any legal action or proceeding arising out of or relating to the merger agreement in federal or state court located in Dallas County in the State of Texas.

Each of the parties has agreed that the rights of each party to consummate the mergers and the other transactions contemplated by the merger agreement are special, unique and of extraordinary character and the parties agree that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable damage would occur. Accordingly, each of the Company, the Operating Partnership, Oncor, Merger Sub and Merger Partnership is entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in federal or state court located in Dallas County in the State of Texas, this being in addition to any other remedy to which such party is entitled at law or in equity.

Asset Exchange Transactions

Concurrently with the execution of the merger agreement, SDTS entered into the asset exchange agreement with Oncor and Sharyland, pursuant to which, among other things, SDTS and Sharyland will exchange certain of their existing transmission and distribution assets immediately prior to the consummation of the mergers.

Pursuant to the asset exchange agreement, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated thereby, among other things, Sharyland and SDTS will consummate a joint survivor merger, as a result of which (i) Sharyland will acquire the STX Assets and (ii) SDTS will acquire the NTX Assets. The asset exchange will result in SDTS’s ownership of transmission and distribution assets exclusively in north, central, and west Texas, referred to in this proxy statement as the “North Texas Utility,” and Sharyland’s ownership of transmission and distribution assets in south Texas, referred to in this proxy statement as the “South Texas Utility.” The difference between the net book value of the exchanged assets will be paid in cash at closing. The asset exchange is structured to qualify, in substantial part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Code).

Immediately prior to the consummation of the asset exchange, all of the outstanding equity interests in SDTS held by Sharyland, in its capacity as the managing member of SDTS, will be cancelled.

The asset exchange agreement contains certain customary representations and warranties. The asset exchange agreement also contains customary pre-closing covenants of SDTS and Sharyland, including, among other things, the agreement of each to conduct its business in the ordinary course of business and to refrain from taking specified actions without the consent of the other party.

The completion of the asset exchange is subject to the satisfaction or waiver of a number of other conditions, including, among others, (i) the substantially concurrent consummation of the mergers, (ii) the substantially concurrent closing of the SU Investment (iii) the satisfaction of certain regulatory conditions, including the receipt of the approval of the PUCT and the FERC, (iv) the expiration or termination of the applicable waiting period under the HSR Act, (v) clearance by CFIUS, and (vi) other customary closing conditions. On December 14, 2018, the FTC granted early termination of the 30-day waiting period required by the HSR Act.

The asset exchange agreement also provides for certain termination rights of Sharyland and Oncor, including the right of either party to terminate the asset exchange agreement (i) if the asset exchange is not consummated by the termination date, subject to automatic extension for the same period of time (up to a maximum of 180 days) that the termination date is extended under the merger agreement or (ii) upon the occurrence of other customary specified conditions. The asset exchange agreement will automatically terminate if the merger agreement is validly terminated pursuant to the terms thereof without the mergers and the other transactions contemplated thereby having been consummated.

Other Contemporaneous Transactions

Omnibus Termination Agreement

Concurrently with the execution and delivery of the merger agreement and the asset exchange agreement, the Company, the Operating Partnership and SDTS entered into the omnibus termination agreement with Hunt Developer, EPP, Hunt Manager and Sharyland. Pursuant to the omnibus termination agreement, concurrently with and conditioned upon the closing of the asset exchange, among other things, the Operating Partnership will make a payment of $40,536,000, referred to in this proxy statement as the “management termination fee,” to Hunt Manager which will be deemed to satisfy in full any obligations of the Company, the Operating Partnership or SDTS arising under (i) certain agreements between the Company, the Operating Partnership or SDTS, on one hand, and Sharyland or Hunt, on the other hand, including the management agreement, pursuant to which Hunt Manager externally manages the day-to-day operations of the Operating Partnership, and (ii) all of the existing lease agreements between SDTS and Sharyland. The management termination fee is consistent with the termination fee that is contractually required under the management agreement.

Agreements among Hunt, Oncor and Sempra

Concurrently with the execution of the merger agreement and the asset exchange agreement, Sharyland and Sempra entered into an agreement providing for the SU Investment, pursuant to which an affiliate of Sempra will purchase a 50% limited partnership interest in Sharyland Holdings L.P., which will own a 100% interest in Sharyland, for a purchase price of $98 million. The closing of the SU Investment is a requirement of the asset exchange agreement. Additionally, under a separate agreement that will be entered into by Oncor and Sharyland at closing (subject to certain approvals by the PUCT), Oncor will operate and maintain all of the South Texas Utility’s assets following the closing. Additionally, under a separate agreement that will be entered into by Oncor, Sharyland and, following the closing, SDTS, the parties have agreed to the post-closing allocation of certain development rights for transmission projects that may be proposed by Sharyland in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 3, 2019, by: (i) each director; (ii) each of our executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock and/or OP Units (1)	Percentage of All Shares of Common Stock (2)	Percentage of All Shares of Common Stock and OP Units (3)
5% Holders
Hunt Consolidated, Inc. (4) (5)	15,699,568	26.3%	25.9%
OpTrust N.A. Holdings Trust (6)	4,719,143	10.7%	7.8%
The Vanguard Group (7)	4,649,443	10.6%	7.7%
John Hancock Life Insurance Company (U.S.A) (8)	4,276,235	9.7%	7.0%
Adage Capital Partners, L.P. (9)	3,145,000	7.1%	5.2%
BlackRock Inc. (10)	2,829,610	6.4%	4.7%
Directors and Named Executive Officers
David A. Campbell (11)	224,232	*	*
Stacey H. Doré	—	—	—
Brant Meleski (12)	61,823	*	*
John Gates (13)	29,175	*	*
Storrow M. Gordon (14)	18,491	*	*
Trudy A. Harper (15)	20,312	*	*
Hunter L. Hunt (5)	15,699,568	26.3%	25.9%
Harold R. Logan, Jr. (16)	29,639	*	*
Harvey Rosenblum (17)	16,901	*	*
Ellen C. Wolf (18)	22,533	*	*
All directors and executive officers as a group (10 persons)	15,900,015	26.6%	26.2%

*	Less than 1%.
(1)	Consists of shares of common stock and partnership units in the Operating Partnership.
(2)

Based on an aggregate of 43,997,672 shares of common stock outstanding. In addition, in computing the percentage ownership of a person or group, we have assumed that the partnership units beneficially owned by that person or the persons in the group have been exchanged for shares of common stock on a one-for-one basis and that those shares are outstanding but that no partnership units held by other persons have been exchanged for shares.

(3)

Assumes all partnership units, including all LTIP Units, have been exchanged, one-for-one, for shares of common stock, and, following this exchange, there are an aggregate of 60,727,001 shares of common stock outstanding.

(4)

As reported on Schedule 13D/A filed with the SEC on October 18, 2018. Consists of (i) 6,334 shares of common stock and (ii) 15,170,442 shares of common stock underlying 15,170,442 partnership units held by Hunt Developer, together with 454,102 shares of common stock underlying 454,102 partnership units held by EPP, which is a subsidiary of HCI, for the benefit of current and former employees and service providers to HCI. Although HCI no longer has a pecuniary interest in the partnership units held by EPP, it continues to share voting and investment power with respect to such partnership units. Also includes 68,690 shares of common stock underlying 68,690 partnership units granted as incentive compensation to and held by Mr. Campbell, which are subject to vesting. Although HCI no longer has a pecuniary interest in the partnership units held by Mr. Campbell, Hunt Developer continues to share investment power with respect to such securities. Pursuant to the non-interference agreement, HCI has agreed that, among other things, it will not exercise any rights to redeem any partnership units for a period beginning on the signing of the merger agreement and ending upon the consummation of the mergers or termination of the merger agreement or asset exchange agreement. The address for HCI is 1900 N. Akard Street, Dallas, Texas 75201.
(5)

Mr. Hunt is Co-Chairman, Co-Chief Executive Officer and Co-President of HCI and controls HCI through one or more intermediaries and, therefore, may be deemed the beneficial owner of shares of our common stock. Mr. Hunt has disclaimed beneficial ownership of any shares of our common stock, except to the extent of his pecuniary interest therein. The address for Mr. Hunt is 1900 N. Akard Street, Dallas, Texas 75201.

(6)

As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The filing is made jointly with OPTrust and OPSEU Pension Plan Trust Fund. Their address is 130 King Street W., Suite 700, P.O. Box 197, Toronto, Ontario, M5X 1A6 Canada.

(7)

As reported on Schedule 13G/A filed with the SEC on May 9, 2018. The Vanguard Group reports that it has shared voting power with respect to 14,379 shares of common stock and shared investment power with respect to 52,094 shares of common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)

As reported on Schedule 13G/A filed with the SEC on February 13, 2018. The filing is made jointly with Manulife Financial Corporation. The address for John Hancock is 197 Clarendon Street, Boston, Massachusetts 02116, and the address for Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(9)

As reported on Schedule 13G/A filed with the SEC on February 13, 2018. The filing is made jointly with Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross. The filers report that they share voting and investment power with respect to the common stock and that their address is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(10)

As reported on Schedule 13G filed with the SEC on January 25, 2018. BlackRock Inc. reports that it has sole voting power with respect to 2,741,021 shares of common stock but sole investment power with respect to 2,829,610 shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(11)

Consists of (i) 30,000 shares of common stock and 91,586 shares of common stock underlying 91,586 partnership units held directly by Mr. Campbell and (ii) 102,646 shares of common stock underlying 102,646 partnership units held indirectly by Mr. Campbell through EPP. Mr. Campbell shares investment power with Hunt Developer with respect to 68,690 of the partnership units that he holds directly and shares voting and investment power with respect to the partnership units held by EPP.

(12)

Consists of (i) 10,500 shares of common stock held directly by Mr. Meleski and (ii) 51,323 shares of common stock underlying 51,323 partnership units held indirectly by Mr. Meleski through EPP. Mr. Meleski shares voting and investment power with respect to the partnership units held by EPP.

(13)

Consists of 12,274 shares of common stock and 16,901 shares of common stock underlying 16,901 LTIP Units held directly by Mr. Gates. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

(14)

Consists of 1,590 shares of common stock and 16,901 shares of common stock underlying 16,901 LTIP Units held directly by Ms. Gordon. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

(15)

Consists of 3,411 shares of common stock and 16,901 shares of common stock underlying 16,901 LTIP Units held directly by Ms. Harper. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

(16)

Consists of (i) 7,106 shares of common stock, (ii) 5,632 shares of common stock underlying 5,632 partnership units and (iii) 16,901 shares of common stock underlying 16,901 LTIP Units, in each case held directly by Mr. Logan. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

(17)

Consists of 16,901 shares of common stock underlying 16,901 LTIP Units held directly by Dr. Rosenblum. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

(18)

Consists of (i) 5,632 shares of common stock underlying 5,632 partnership units and (ii) 16,901 shares of common stock underlying 16,901 LTIP Units, in each case held directly by Ms. Wolf. Does not include 3,779 shares of Restricted Stock, none of which will vest within 60 days of the date hereof.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the mergers because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless the board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. The board of directors has made no such determination. However, our stockholders can vote against the merger proposal.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting of stockholders in 2019 only if the mergers are not yet completed. If we hold such an annual meeting, stockholders may submit proposals appropriate for stockholder action at the 2019 Annual Meeting consistent with the regulations of the SEC and Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy distributed by the board of directors with respect to such meeting, the proposal must have been received at our principal executive offices no later than November 23, 2018.

In addition, our current bylaws establish advance notice procedures with regard to certain matters, including stockholder proposals not included in our Proxy Statement, to be brought before an Annual Meeting. In general, our corporate secretary must receive notice of any such proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding Annual Meeting (in the case of the 2019 Annual Meeting, not before October 24, 2018 and not later than November 23, 2018). Such notice must include the information specified in our bylaws.

HOUSEHOLDING

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements, which allows us to send a single proxy statement to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. Many brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that stockholder should contact their broker or send a request to: InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201, telephone number (214) 855-6700. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Similarly, you also may contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

OTHER MATTERS

Pursuant to our bylaws, no business may be transacted at a special meeting of stockholders except as specifically designated in the notice.

ADDITIONAL INFORMATION ABOUT THE COMPANY

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC. Our SEC filings, including this proxy statement, are available to you on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2018, January 10, 2018, February 15, 2018, May 18, 2018, October 18, 2018, December 11, 2018 and December 31, 2018; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of our common stock, to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the information that has been incorporated by reference into this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). A request should be addressed to InfraREIT, Inc., 1900 North Akard Street Dallas, Texas 75201, Attention: Greg Imhoff, Corporate Secretary or by telephone at (214) 855-6700. If you have any questions about this proxy statement, the special meeting or the mergers, or if you would like additional copies of this proxy statement, please contact us at:

InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Greg Imhoff, Corporate Secretary

(214) 855-6700

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 4, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ONCOR ELECTRIC DELIVERY COMPANY LLC,

1912 MERGER SUB LLC,

ONCOR T&D PARTNERS, LP,

INFRAREIT, INC.

and

INFRAREIT PARTNERS, LP

Dated as of October 18, 2018

(continued)

A-ii

(continued)

ANNEXES, EXHIBITS AND SCHEDULES:

Annex A	Defined Terms

Exhibit A	Non-Interference Agreement
Exhibit B	Regulatory Terms
Exhibit C	Tax Opinion

Schedule A-1
Schedule A-2
Schedule A-3

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2018, is entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Parent”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), Oncor T&D Partners, LP, a Delaware limited partnership and a wholly-owned indirect Subsidiary of Parent (“Merger Partnership”), InfraREIT, Inc., a Maryland corporation (the “Company”), and InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”). All capitalized terms have the meanings assigned to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the parties wish to effect a business combination through (i) a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Company Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), (ii) a contribution (the “Affiliate Contribution”) by the Surviving Company of a 1% limited partnership interest in the Partnership to 1912 Holding Partnership, LP, a Delaware limited partnership and an Affiliate of Parent (“Parent Affiliate”), and (iii) immediately following the consummation of the Company Merger and the Affiliate Contribution, a merger of Merger Partnership with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”);

WHEREAS, the Company (i) is the sole general partner of the Partnership and (ii) as of the date hereof, owns approximately 72.42% of the outstanding limited partnership units of the Partnership;

WHEREAS, a conflicts committee of independent, disinterested directors of the Board of Directors of the Company (the “Company Board” and, such committee, the “Conflicts Committee”) has unanimously declared the Company Merger advisable and in the best interests of the Company, and has approved this Agreement, the Company Merger and the other transactions contemplated hereby, on substantially the terms and subject to the conditions set forth herein, and has recommended approval of the same by the Company Board;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Conflicts Committee, has unanimously (a) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (b) determined that this Agreement, the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, the Company and (c) subject to Section 5.4, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement (collectively with the foregoing clauses (a) and (b), the “Company Recommendation”);

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has approved this Agreement, the Company Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Parent and its members for Parent to enter into this Agreement and to consummate the Company Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement, the Company Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Merger Sub and its members for Merger Sub to enter into this Agreement and to consummate the Company Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the general partner of Merger Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Merger Partnership and its limited partners for Merger Partnership to enter into this Agreement and to consummate the Partnership Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, HTS, Parent, and Merger Sub, among others, are entering into a Non-Interference Agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, HTS, among others, agrees to take certain actions to support the consummation of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter executed by Sempra Energy, a California corporation (“Sempra”), and certain direct and indirect equityholders of Texas Transmission Investment LLC, a Delaware limited liability company (the “TTI Members”), dated as of the date of this Agreement, pursuant to which Sempra and the TTI Members have, among other things, and subject to the terms and conditions thereof, committed to provide equity financing to Parent in the amounts set forth therein in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Partnership and certain other parties have entered into the Omnibus Termination Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company and an indirect Subsidiary of the Partnership (“SDTS”), Sharyland Utilities, L.P., a Texas limited partnership (“SU”), and Parent have entered into the Asset Exchange Agreement; and

WHEREAS, Parent, Merger Sub, Merger Partnership, the Company and the Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger Partnership, the Company and the Partnership hereby agree as follows:

ARTICLE I

THE MERGERS AND THE AFFILIATE CONTRIBUTION

Section 1.1 The Mergers and the Affiliate Contribution.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the MGCL, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub. Following the Company Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Company Merger (the “Surviving Company”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Affiliate Contribution Effective Time, Parent shall cause the Surviving Company to assign a 1% limited partnership interest in the Partnership to Parent Affiliate pursuant to an Assignment Agreement in a form reasonably acceptable to Parent and the Company (the “Assignment Agreement”).

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger Partnership shall be merged with and into the Partnership. Following the Partnership Merger, the separate existence of Merger Partnership shall cease, and the Partnership shall continue as the surviving partnership (the “Surviving Partnership”).

Section 1.2 Closing. The closings of the Mergers and the Affiliate Contribution (collectively, the “Closing”) shall take place at 10:00 a.m., Dallas time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas, 75201, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Times.

(a) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall (i) file a certificate of merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the DLLCA and the Laws of the State of Delaware, (ii) file articles of merger (the “Company Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), executed in accordance with the MGCL and (iii) make any and all other filings or recordings required to be made by the Company or Merger Sub under the MGCL and the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Articles of Merger by the SDAT, the filing of the Company Certificate of Merger with the Delaware Secretary of State or on such other date and time as may be mutually agreed to by the parties hereto and specified in the Company Articles of Merger and the Company Certificate of Merger in accordance with the MGCL and the DLLCA (not to exceed five days from the date of filing) (the time the Company Merger becomes effective being the “Company Merger Effective Time”).

(b) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Surviving Company and Parent Affiliate shall execute the Assignment Agreement effecting the Affiliate Contribution. The Affiliate Contribution shall occur and be effective immediately after the Company Merger Effective Time and prior to the Partnership Merger Effective Time (the time the Affiliate Contribution becomes effective being the “Affiliate Contribution Effective Time”).

(c) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date after the Affiliate Contribution Effective Time, the Partnership and Merger Partnership shall (i) file a certificate of merger (the “Partnership Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the DRULPA and (ii) make any and all other filings or recordings required to be made by the Partnership or Merger Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the filing of the Partnership Certificate of Merger with the Delaware Secretary of State or on such other date and time as may be mutually agreed to by the parties hereto and specified in the Partnership Certificate of Merger in accordance with the DRULPA (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

(d) Unless otherwise agreed to in writing, the parties shall cause the Asset Exchange Effective Time, the Company Merger Effective Time, the Affiliate Contribution Effective Time and the Partnership Merger

Effective Time to occur sequentially on the Closing Date. The Asset Exchange Effective Time shall occur first, followed immediately by the Company Merger Effective Time, followed immediately by the Affiliate Contribution Effective Time, followed immediately by the Partnership Merger Effective Time.

Section 1.4 Effects of the Mergers.

(a) The Company Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become and shall constitute the debts, liabilities and duties of the Surviving Company.

(b) The Partnership Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of the Partnership and Merger Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and Merger Partnership shall become and shall constitute the debts, liabilities and duties of the Surviving Partnership.

Section 1.5 Governing Documents.

(a) At the Company Merger Effective Time, (i) the certificate of formation of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of the Partnership shall be amended in a form reasonably acceptable to Parent and the Company to reflect the admission of Parent Affiliate as the general partner of the Partnership, and, as so amended, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) without any further action on the part of the Partnership and Merger Partnership, the limited partnership agreement of the Partnership shall be amended in a form reasonably acceptable to Parent and the Company, and, as so amended, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with its terms, the certificate of limited partnership of the Surviving Partnership and as provided by applicable Law.

(c) Promptly following the Partnership Merger Effective Time, (i) the Parent Affiliate shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as the general partner of the Surviving Partnership, (ii) the Surviving Company shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as a limited partner of the Surviving Partnership, and (iii) the Parent Affiliate and the Surviving Company shall thereafter be admitted to the Surviving Partnership as the successor general partner and a limited partner, respectively, of the Surviving Partnership at the Partnership Merger Effective Time and shall carry on the business of the Surviving Partnership without dissolution as provided in the Partnership Agreement.

Section 1.6 Managers. The managers of Merger Sub immediately prior to the Company Merger Effective Time shall be the managers of the Surviving Company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.8 General Partner. Parent Affiliate shall be the general partner of the Partnership following the Partnership Merger.

Section 1.9 Tax Consequences. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Company Merger Consideration and the assumption of all of the Company’s liabilities, followed by the distribution of such Company Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, pursuant to which the distribution (or deemed distribution) of the Company Merger Consideration to the stockholders of the Company, in complete liquidation of the Company pursuant to Section 331 and Section 562 of the Code, is effected and (c) the Partnership Merger shall be treated as the sale of the Partnership Units held by Persons other than the Surviving Company or Parent Affiliate to Parent in exchange for the Partnership Merger Consideration. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal and, if applicable, state and local tax purposes.

ARTICLE II

EFFECT ON THE EQUITY INTERESTS OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Equity Interests.

(a) Conversion of Company Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company or Merger Sub or the holders of any shares of capital stock of the Company or Merger Sub:

(i) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Per Share Merger Consideration”). The Per Share Merger Consideration may be subject to adjustment in accordance with Section 2.1(c) and the second sentence of Section 5.12. The aggregate amount of cash payable as the Per Share Merger Consideration is hereinafter referred to as the “Company Merger Consideration.” As of the Company Merger Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and (other than Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall cease to exist, and shall thereafter only represent the right for each Company Share to receive the Per Share Merger Consideration to be issued or paid in accordance with Section 2.3.

(ii) Each Company Share owned, directly or indirectly, by Parent, Merger Sub or Merger Partnership immediately prior to the Company Merger Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding as the limited liability company interests of the Surviving Company. Such limited liability company interests shall be the only interests in the Surviving Company that are issued and outstanding immediately after the Company Merger Effective Time.

(b) Conversion of Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Partnership or the Partnership, or the equityholders of Merger Partnership or the Partnership:

(i) Except as set forth in Section 2.1(b)(iii), each limited partnership unit of the Partnership (such units, collectively, the “Partnership Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time (excluding any Partnership Units held by the Surviving Company or Parent Affiliate) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Per Partnership Unit Merger Consideration”). The Per Partnership Unit Merger Consideration may be subject to adjustment in accordance with Section 2.1(c) and the second and third sentences of Section 5.12. The aggregate amount of cash payable as the Per Partnership Unit Merger Consideration is hereinafter referred to as the “Partnership Merger Consideration” and, together with the Company Merger Consideration, the “Merger Consideration.” Except as set forth in Section 2.1(b)(iii), as of the Partnership Merger Effective Time, all Partnership Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Per Partnership Unit Merger Consideration to be issued or paid in accordance with Section 2.3.

(ii) All limited partnership units of Merger Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of Partnership Units equal to the number of Partnership Units converted into the right to receive the Partnership Merger Consideration pursuant to Section 2.1(b)(i).

(iii) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, each Partnership Unit held by the Surviving Company and Parent Affiliate immediately prior to the Partnership Merger Effective Time and the general partner interest in the Partnership shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership Units of the Surviving Partnership held by Parent and Parent Affiliate.

(c) If at any time during the period between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, any change in the outstanding equity of the Company or the Partnership, as applicable, or securities convertible into or exchangeable into or exercisable for such equity, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, for the avoidance of doubt, any cash dividends permitted by clause (a) of the first sentence of Section 5.12) or other similar transaction, as applicable, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable; provided, however, that nothing set forth in this Section 2.1(c) shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

Section 2.2 Treatment of Equity Awards and Plans.

(a) LTIP Units. Immediately prior to the Company Merger Effective Time, (i) any vesting conditions applicable to each outstanding LTIP Unit (as defined in the Company’s 2015 Equity Incentive Plan (the “Stock Plan”)), shall, as provided in Section 4.4(E)(vi) of the Partnership Agreement, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto shall, automatically and without any required action on the part of the holder thereof, lapse and (ii) the Company, as the general partner of the Partnership, shall exercise its right to cause a Forced Conversion (as defined in the Partnership Agreement) with respect to the maximum number of LTIP Units then eligible for conversion in accordance with Section 4.4.E(iii) of the Partnership Agreement, such that, as of immediately prior to the Company Merger Effective Time, each LTIP Unit shall be converted into one Partnership Unit. For the avoidance of doubt, such Partnership Units issued in respect of such LTIP Units shall be treated as Partnership Units for purposes of this Agreement and the holders of such Partnership Units shall be treated as holders of Partnership Units as described in Section 2.1(b).

(b) ESPP. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Company Merger Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s 2015 Non-Qualified Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable Law to (i) ensure that no purchase period shall be authorized or commenced under the ESPP on or after the date of this Agreement, (ii) terminate the ESPP in its entirety at the Company Merger Effective Time with no further rights granted or exercised under the ESPP thereafter and (iii) prohibit the entry of new participants in the ESPP following the date of this Agreement.

(c) At or prior to the Company Merger Effective Time, the Company and the Company Board, both for itself and as the sole general partner of the Partnership, shall adopt any resolutions and take any actions that are necessary or desirable to (i) effectuate the treatment of the LTIP Units pursuant to Section 2.2(a) and (ii) cause the Stock Plan to terminate at the Company Merger Effective Time. The Company shall take all actions necessary to ensure that from and after the Company Merger Effective Time neither Parent nor the Surviving Company will be required to deliver Company Shares, Partnership Units or other capital stock of the Company or the Partnership to any Person pursuant to or in settlement of Company equity awards.

Section 2.3 Exchange and Payment.

(a) Prior to the Closing, Parent, Merger Sub and Merger Partnership shall enter into an agreement (in a form reasonably acceptable to the Company and the Partnership) with Equiniti Trust Company to act as agent for the equityholders of the Company and the Partnership in connection with the Mergers (the “Paying Agent”) to receive the applicable Merger Consideration to which holders of Company Shares or Partnership Units shall become entitled pursuant to this Article II. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Company Merger Consideration and the Partnership Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Company Shares and Partnership Units for the applicable Merger Consideration.

(b) Promptly after the Closing, the Surviving Company shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that (i) immediately prior to the Company Merger Effective Time represented outstanding Company Shares (each, a “Share Certificate”) that were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1(a)(i) and (ii) immediately prior to the Partnership Merger Effective Time represented outstanding Partnership Units (together with the Share Certificates, the “Certificates”) that were converted into the right to receive the Per Partnership Unit Merger Consideration with respect thereto pursuant to Section 2.1(b)(i): (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(i)) to the Paying Agent); and (B) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(i)) in exchange for the applicable Merger Consideration payable with respect thereto pursuant to Section 2.1(a)(i) and Section 2.1(b)(i). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 2.3(i)) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Company Share or Partnership Unit, as applicable, formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be canceled. Promptly after the Closing Date, the Paying Agent shall issue and deliver to each holder of uncertificated Company Shares or Partnership Units represented by book entry (“Book-Entry Interests”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.1(b)(i) in respect of such Book-Entry Interests, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Interests shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Interests on the applicable Merger Consideration payable in respect of Certificates or Book-Entry Interests.

(c) If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Interest is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Interest shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Interest surrendered or shall have established to the satisfaction of the Surviving Company or the Partnership, as applicable, that such Tax either has been paid or is not applicable.

(d) Until surrendered or transferred as contemplated by this Section 2.3, each Certificate or Book-Entry Interest (other than any Certificate or Book-Entry Interest evidencing Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall be deemed at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, to represent only the right to receive the applicable Merger Consideration payable in respect of Company Shares or Partnership Units theretofore represented by such Certificate or Book-Entry Interests, as applicable, pursuant to Section 2.1(a)(i) and Section 2.1(b)(i).

(e) Prior to the Closing, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 10:30 a.m. (Dallas time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Company Shares held of record by DTC or such nominee immediately prior to the Company Merger Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”) and (ii) if the Closing occurs after 10:30 a.m. (Dallas time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, holders of Company Shares or Partnership Units (that are converted into the right to receive Per Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable) shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the Partnership, other than the right to receive the Per Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, as provided under Section 2.1. All cash paid upon the surrender for exchange of Certificates or Book-Entry Interests in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares or Partnership Units, as applicable, formerly represented by such Certificates or Book-Entry Interests. On the Closing Date, the stock transfer books of the Company and the unit transfer books of the Partnership shall be closed and there shall be no further registration of transfers of the Company Shares or Partnership Units (except for the transfer of Partnership Units owned by the Company to the Surviving Company in the Company Merger and the transfer of Partnership Units to Parent Affiliate in the Affiliate Contribution). If, after the Closing, Certificates are presented to the Surviving Company, the Surviving Partnership or the Paying Agent for transfer or transfer is sought for Book-Entry Interests, such Certificates or Book-Entry Interests shall be canceled and exchanged as provided in this Article II.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Company, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s

Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), the Surviving Company shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Company.

(h) At any time following the date that is 12 months after the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Interests, and thereafter such holders shall be entitled to look to the Surviving Company or the Surviving Partnership (subject to abandoned property, escheat or other similar Laws), as applicable, only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificate or Book-Entry Interests.

(i) If any Certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against such Certificates, the Surviving Company or the Surviving Partnership with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) None of Parent, Merger Sub, the Surviving Company, the Partnership, Merger Partnership, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Interests immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, and any former holder of Company Shares or Partnership Units who has not theretofore complied with this Section 2.3 shall thereafter look only to the Surviving Company for payment of their claim for applicable Merger Consideration, without any interest thereon.

Section 2.4 Withholding Rights. Each Person making any payment pursuant to this Agreement or the transactions contemplated hereby shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares or Partnership Units or any amounts otherwise payable pursuant to this Agreement or the transactions contemplated hereby, as applicable, such amounts as such payor is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement and the transactions contemplated hereby, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face) or (b) as disclosed in the Company SEC Documents made available to Parent (provided, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature shall be excluded), the Company and the Partnership jointly and severally represent and warrant to Parent, Merger Sub and Merger Partnership as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and the Company Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and/or operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate with any other event, change, circumstance, occurrence, condition, development or effect, has had or would reasonably be expected to (A) have a material adverse effect on the properties, assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impede the performance by the Company or the Partnership of their obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby, provided, however, that with respect to clause (A), no event, change, circumstance, occurrence, condition, development or effect shall constitute or be taken into account in determining whether there has been or is a Material Adverse Effect to the extent resulting from: (1) changes in general economic, securities, credit or other financial market, business or geopolitical conditions; (2) any outbreak or escalation of hostilities or any acts of war or terrorism; (3) general legal, regulatory, economic or business condition changes or developments arising after the date of this Agreement in the electric transmission or electric distribution industries in Texas, other than changes or developments that render operationally unusable any facility or property of the Company or any of the Company Subsidiaries; (4) any adoption, implementation, promulgation, repeal, modification, interpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity or by ERCOT; (5) changes in GAAP or any applicable accounting regulations or principles or interpretations thereof after the date of this Agreement; (6) any change in the price or trading volume of the Company’s stock on the New York Stock Exchange (the “NYSE”) (provided, that the facts or occurrences giving rise to or contributing to any such change(s) that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (7) any failure in and of itself by the Company or any of the Company Subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (8) any Transaction Litigation (provided, that the facts, events, changes, effects, developments, circumstances or occurrences underlying such Transaction Litigation that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (9) any action or omission on the part of the Company or any Company Subsidiary required to be taken or omitted under the terms of this Agreement, the Asset Exchange Agreement (without giving effect to any waiver by SU thereunder) or the Omnibus Termination Agreement or with the consent or at the direction of Parent; or (10) the execution, announcement or pendency of this Agreement and the Asset Exchange Agreement and the transactions contemplated hereby and thereby, including any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, financing sources or suppliers (provided, that this clause (10) shall not apply to references to

“Material Adverse Effect” in Section 3.4); provided, further, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (1) through (4) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such matters, changes, effects or developments have a materially disproportionate and adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in the State of Texas and (y) any condition or requirement of or arising from the Regulatory Approvals shall not constitute, or be deemed to contribute to, a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent true and complete copies of (i) the Company’s charter (the “Company Charter”), (ii) the Company’s bylaws (the “Company Bylaws”), (iii) the certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”), (iv) the Partnership Agreement and (v) the governing documents of each of the Company Subsidiaries (other than the Partnership), in each case of clauses (i) through (iv), as amended to the date of this Agreement, and each of the foregoing was duly adopted and as so delivered is in full force and effect. None of the Company, the Partnership nor any of their respective Subsidiaries is in violation of any provision of such documents in any material respect.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a complete list of each Company Subsidiary, together with its jurisdiction of organization and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other Person, as applicable, in each Company Subsidiary. Except for the capital stock of, or other equity or voting interests in, the Company Subsidiaries (including, for the avoidance of doubt, the Partnership), the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(d) Except as set forth on Section 3.1(d) of the Company Disclosure Letter, the Company has not exempted any “Person” from any “Common Stock Ownership Limit” or “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 450,000,000 Company Shares and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of September 30, 2018, (A) 43,962,167 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (B) no shares of Preferred Stock were outstanding and (C) an aggregate of 16,742,160 Company Shares are subject to issuance in connection with redemption or exchange rights of holders of Partnership Units in accordance with the terms of the Partnership Agreement. No Company Subsidiary owns any shares of capital stock of the Company. As of September 30, 2018, other than 236,401 Company Shares reserved for issuance under the Stock Plan, 250,000 Company Shares reserved for issuance under the ESPP and the 16,742,160 Company Shares described in clause (C) above, the Company has no shares of capital stock reserved for issuance. Upon any issuance of any Company Shares in accordance with the terms of the Stock Plan, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, (1) there are no outstanding or authorized (x) shares of capital stock or other voting securities of the Company (other than Company Shares that have become outstanding after September 30, 2018, but were reserved for issuance as set forth above), (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) except as set forth in Section 3.2(a) of the Company Disclosure Letter, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (3) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party and (4) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company is not required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940.

(b) The Company is the sole general partner of the Partnership. As of September 30, 2018 the Company holds 43,962,167 Partnership Units. In addition to the Partnership Units held by the Company, as of September 30, 2018, (i) 16,623,853 issued and outstanding Partnership Units (excluding LTIP Units) were held by Persons other than the Company, (ii) 93,491 issued and outstanding LTIP Units were earned, vested and not subject to forfeiture, (iii) 24,816 issued and outstanding LTIP Units were unvested, (iv) 236,401 LTIP Units were reserved under the Stock Plan and available for future issuance pursuant to the Partnership Agreement, and (v) other than the foregoing specified number of units, no other units or equity interests in the Partnership were issued and outstanding. All of the Partnership Units (including LTIP Units) were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). Section 3.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of September 30, 2018 of all holders (other than the Company) of the Partnership Units (including LTIP Units), the number and type of such Partnership Units held, and the grant date, vesting schedule, terms and, where applicable, exercise price of such Partnership Units. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date hereof, there are no (A) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests in the Partnership or any securities convertible into exchangeable for any partnership interests in the Partnership or (B) outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth on Section 3.2(b) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are owned free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.

(c) Except with respect to the Partnership (which is the subject of Section 3.2(b)) or as set forth on Section 3.2(c) of the Company Disclosure Letter, each of the outstanding equity interests in each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Company Subsidiary free and clear of any Liens (other than any transfer and other restrictions under applicable federal and state securities Laws). Neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other securities of the Company or any of Company Subsidiaries.

(d) All dividends or other distributions on the Company Shares and the Partnership Units and any dividends or other distributions on any securities of any of the Company Subsidiaries that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, other than the Company Stockholder Approval and the filing of the Company Certificate of Merger with the Delaware Secretary of State and the Company Articles of Merger with the SDAT, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Merger Partnership, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (the “Bankruptcy Exceptions”)).

(b) The Conflicts Committee unanimously declared the Company Merger advisable and in the best interests of the Company, and has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has recommended approval of the same by the Company Board. On or prior to the date of this Agreement, at a meeting duly called and held, acting on the unanimous recommendation of the Conflicts Committee, the Company Board has unanimously (i) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (ii) determined that this Agreement, the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, the Company, (iii) subject to Section 5.4, resolved to recommend that its stockholders vote to adopt this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement and (iv) directed that this Agreement and the Company Merger be submitted to the stockholders of the Company for their consideration, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby.

(c) The Partnership has all necessary partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Partnership and the Company in its capacity as the general partner of the Partnership, and, other than filing the Partnership Certificate of Merger with the Delaware Secretary of State, no additional proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Partnership. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Merger Partnership, constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms (except to the extent that enforceability may be limited by applicable Bankruptcy Exceptions).

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the Partnership, and the consummation by the Company and the Partnership of the transactions contemplated hereby, do not and will not (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws, the Certificate of Limited Partnership or the Partnership Agreement, as applicable, or the equivalent organizational documents of any of the other Company Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (xii) of Section 3.4(b) have been obtained and all filings described in such clauses have been made, conflict with or violate any federal, state, territorial, provincial, municipal, regional, tribal, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, Order, writ, injunction or decree (collectively, “Law”) applicable to the Company or any Company Subsidiary, or by which any of their respective properties or assets are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination (except pursuant to the Omnibus Termination Agreement), vesting (except as provided in Section 2.2), cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, or result in the creation of any Lien on any of the assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, arrangement, commitment, deed of trust, loan, contract, agreement, lease (whether for real or personal property), easement, license, right of way, permit or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the Partnership, and the consummation by the Company and the Partnership of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under state securities, takeover and “blue sky” laws, (ii) such filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from the PUCT pursuant to authority asserted by the PUCT pursuant to the Texas Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.016, as amended (“PURA”), the PUCT’s regulations thereunder and the approval of the PUCT thereunder (the “PUCT Approval”), (iii) any filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from, ERCOT or the TRE, (iv) such filings with the FERC pursuant to the Federal Power Act (the “Federal Power Act”), and the approval of the FERC thereunder (the “FERC Approval”), (v) such filings with the FCC required to consummate the transactions contemplated by this Agreement (the “FCC Approval”), (vi) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Act Approval” and collectively with the PUCT Approval, the FERC Approval, the FCC Approval and the CFIUS Approval, the “Regulatory Approvals”), (vii) such filings as are necessary to comply with the applicable requirements of the NYSE, (viii) the filing of the Company Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary of State, (ix) the filing of the Company Articles of Merger with the SDAT, (x) the submission of a joint voluntary notice of the transactions contemplated by this Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval, (xi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its Affiliates and (xii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis since January 1, 2016, all forms, reports, statements, certifications, schedules and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (all such forms, reports, statements, certifications, schedules and other documents filed or furnished since January 1, 2016, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents (including any related notes thereto) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated and complied in all material respects with the published rules and regulations of the SEC applicable thereto.

(c) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other Persons who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2016, there have not been any actual or, to the knowledge of the Company, threatened, enforcement actions, penalties, whistleblower reports or material written complaints (and, to the knowledge of the Company, no other material complaints) regarding accounting controls or auditing matters of the Company or any Company Subsidiary.

(d) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company. None of the Company Subsidiaries is currently separately subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2016. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to in the future, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), which is intended to avoid disclosure of any material transaction involving, or material liability of, the Company or any Company Subsidiary that would otherwise be required to be disclosed on the Company’s or any Company Subsidiary’s audited financial statements or other Company SEC Documents.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2017 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Existing Indebtedness.

(a) The Company has made available to Parent correct and complete copies of all Contracts evidencing or securing any Existing Indebtedness of the Company or any Company Subsidiary (the “Existing Loan Documents”).

(b) The Existing Loan Documents are in full force and effect in all material respects. Neither the Company nor any Company Subsidiary is in default in any material respect, nor has it received written notice that it is in default in any material respect, under the Existing Loan Documents that remains uncured or which will not be cured prior to the Closing Date. The Company is current in all payments of principal and interest due under each Existing Loan Document applicable to it through the most recent scheduled payment date prior to the date hereof.

Section 3.8 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither the Company nor the Partnership makes any representation or warranty with respect to any information supplied by Parent, Merger Sub or Merger Partnership or any of their respective Representatives or Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s prior written consent, would constitute a breach of Sections 5.1(b)(v), 5.1(b)(vi), 5.1(b)(x), or 5.1(b)(xxiii) (with respect to Section 5.1(b)(xxiii), solely as it relates to Sections 5.1(b)(v), 5.1(b)(vi) and 5.1(b)(x)).

Section 3.10 Litigation. As of the date of this Agreement, except (a) as set forth on Section 3.10 of the Company Disclosure Letter and (b) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no civil, criminal or administrative suit, claim, action, proceeding, enforcement action, hearing, arbitration, mediation or investigation (each, an “Action”) by or before any Governmental Entity pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties or assets is or are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Except with respect to environmental matters, Taxes and energy regulatory matters (which are the subject of Section 3.13, Section 3.14 and Section 3.19 respectively), (i) the Company and each of the Company Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations, reviews or proceedings, the outcome of which would not reasonably be expected to have a Material Adverse Effect.

(b) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), the Company and each of the Company Subsidiaries have in effect all permits, licenses, certifications, exemptions, registrations, consents, authorizations, franchises, variances, certificates, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), all Permits described in Section 3.11(b) are valid and in full force and effect and the Company and each of the Company Subsidiaries are in compliance with such Permits, except where the failure to be valid, to be in full force and effect or to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), all applications required to have been filed for the renewal of any of the Permits described in Section 3.11(b) have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity, except where the failure to file such applications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12 Employees.

(a) Neither the Company nor any of the Company Subsidiaries has, or has had within the previous six years, any employees. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, no individual natural person (whether directly or through an entity of which he or she is the sole or majority member or owner) is providing material services to the Company or any of the Company Subsidiaries as a consultant or independent contractor. The Company’s activities are managed and operated by Hunt Manager under the Management Agreement. The Company has provided Parent with a complete and accurate copy of the Management Agreement, including all amendments thereto. Other than the Stock Plan or the ESPP, none of the Company, any of the Company Subsidiaries, or any of their ERISA Affiliates, is a party to, sponsors, maintains, contributes to or, within the previous six years, has had any obligations under or with regard to, any Benefit Plans, whether or not subject to ERISA.

(b) None of the Company, the Partnership or any of their ERISA Affiliates have maintained, sponsored, contributed to or had any obligation to contribute to, at any time within the previous six years, any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c) Neither the Company nor any of the Company Subsidiaries is, or has been within the previous six years, a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and there are no pending, or to the knowledge of the Company, threatened, labor strike, picket, dispute, walk-out, work stoppage, slow-down, lockout or other labor disturbance involving the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries is, and at all times during the previous six years has been, in compliance in all material respects with all applicable Laws respecting employment and labor including all Laws relating to terms and conditions of employment, overtime pay, FLSA compliance, employee and independent contractor classification, non-discrimination, non-retaliation, wages and hours, employee leave, recordkeeping, equal employment opportunity, work authorization, immigration, occupational health and safety, collective bargaining, and the full payment of all required social security contributions and employment-related Taxes.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the Company SEC Documents: (i) the Company and each of the Company Subsidiaries and, except as would not reasonably be expected to result in liability to the Company or any of the Company Subsidiaries, each of the properties that the foregoing own, occupy, operate on or lease (“Property”) are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any Property or any other location, including any formerly owned, occupied, operated or leased by the Company or any of the Company Subsidiaries, except under circumstances in compliance with Environmental Law and that would not reasonably be expected to result in liability of the Company or any of the Company Subsidiaries under any applicable Environmental Law; (iii) there has been no Release of Materials of Environmental Concern by the Company or any of the Company Subsidiaries with respect to which investigative, remedial or corrective action is required pursuant to any Environmental Laws at any Property, or to the knowledge of the Company, at any other location, and there has not been any contamination or Release at any Property, or to the knowledge of the Company, at any other location, that is required to be reported by the Company or any of the Company Subsidiaries to a Governmental Entity under Environmental Laws; (iv) neither the Company nor any of the Company Subsidiaries is conducting or responsible for any reporting, investigation or remediation of any actual or alleged Release at any location, including any Property; (v) neither the Company nor any of the Company Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statute or any other Environmental Law, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been formally resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (vi) neither the Company nor any of the Company Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing and (vii) the Company has delivered to Parent copies of all material environmental documents prepared since December 31, 2010, in its possession relating to the Company’s or any Company Subsidiary’s compliance with or liability relating to Environmental Laws or the environmental condition of any property owned, occupied, leased or operated on by the Company or any of the Company Subsidiaries.

(b) Notwithstanding any other representations and warranties in this Agreement, except for Section 3.9 (Absence of Certain Changes or Events), Section 3.11 (Compliance with Laws) and Section 3.16 (Insurance), the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all applicable federal, state, territorial, provincial, municipal, regional, tribal, local or foreign laws, statutes or ordinances, common laws, rules, regulations, standards, judgments, orders, writs, injunctions, decrees, or arbitration awards of a Governmental Entity or requirements of a Governmental Entity agency or an Environmental Permit, relating to human exposure to Materials of Environmental Concern, relating to worker health or safety matters, or relating to the protection of the environment, including the protection of flora and fauna and the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means (A) any hazardous, acutely hazardous, or toxic (or words of similar import) substance, material or waste defined and regulated as such or as a “pollutant” or a “contaminant” under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act or the federal Resource Conservation and Recovery Act; or (B) any petroleum, petroleum product, breakdown product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive material or radon.

(iv) “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, placing, discarding, abandoning, injecting, emptying, dumping, disposal, dispersal, deposit, migration or release of any Materials of Environmental Concern from any source into or upon the environment.

Section 3.14 Taxes.

(a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of the Company Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects.

(b) All Taxes payable on or before the date hereof by or on behalf of the Company or any Company Subsidiary (whether or not shown on a Tax Return) have been fully and timely paid, except those Taxes being contested in good faith or for which adequate reserves or accruals have been provided in accordance with GAAP.

(c) The Company (i) for all taxable years commencing with its taxable year ended December 31, 2015 (the year with respect to which the Company first made the election to be treated as a REIT for U.S. federal income tax purposes) through and including its taxable year ended December 31, 2017, has been operated in conformity for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated, and will continue to operate, in such a manner so as to enable it to qualify for taxation as a REIT from January 1, 2018 through the Company Merger Effective Time and (iii) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify for taxation as a REIT, and no challenge to the Company’s status or qualification for taxation as a REIT is pending or, to the knowledge of the Company, threatened in writing. Section 3.14(c) of the Company Disclosure Letter sets forth each Company Subsidiary and its classification for U.S. federal income tax purposes as of the date hereof, including a list of each (x) “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”), (y) taxable REIT subsidiary within the meaning of Section 856(l)(2) of the Code (each a “Taxable REIT Subsidiary”) and (z) REIT owned directly or indirectly by the Company. Each entity that is listed in Section 3.14(c) of the Company Disclosure Letter as a partnership or limited liability company has, since the later of the date of its formation and the date on which the Company first acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Other than corporations that have jointly elected with the Company to be a Taxable REIT Subsidiary, no entity in which the Company owns an interest is a corporation for U.S. federal income tax purposes. Other than the securities of entities described in this Section 3.14(c), neither the Company nor any Company Subsidiary owns or has owned any securities, as that term is defined in the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1, et seq.).

(d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder), nor has any of them disposed of any such asset during its current taxable year.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of the Company Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) All representations made by Hunt Electric Infrastructure Investments Corporation (formerly known as Hunt Capital Corporation) (“HEIIC”) in the ruling submission(s) in respect to the Internal Revenue Service (the “IRS”) private letter ruling issued to HEIIC on March 13, 2007 (the “Private Letter Ruling”), and all facts referred to in the Private Letter Ruling, continue to be true in all material respects with respect to the assets and revenue of the Company and the Company Subsidiaries, and the Company has made available to Parent complete and correct copies of the IRS private letter ruling request and all other material correspondence with the IRS regarding such ruling submission(s) and, to the knowledge of the Company, any opinions regarding the same. Other than with respect to the Private Letter Ruling, neither the Company nor any Company Subsidiary has requested, has received or is subject to any ruling of a Governmental Entity, or has entered into any written agreement with a Governmental Entity, in each case with respect to Taxes (including, any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law)).

(g) None of the Company or the Company Subsidiaries (i) has been within the past five years or is currently the subject of any audits examinations, investigations or other proceedings in respect of any material Taxes or Tax matters by any Governmental Entity, (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending, (iii) has waived or agreed to an extension of time of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (iv) is subject to any written claim or deficiency for any Tax which has not been satisfied by payment, settled or been withdrawn.

(h) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (ii) in all material respects, properly completed and timely filed all IRS Forms W-2, 1099, and 1042-S required to be filed and (iii) collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or furnished properly completed exemption certificates, and has maintained all such records and supporting documents as and to the extent required by applicable Law.

(i) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement other than (i) any agreement or arrangement between the Company and any Company Subsidiary and (ii) provisions in commercial Contracts not primarily relating to Taxes.

(j) Neither the Company nor any Company Subsidiary has constituted any of (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code), in each case (A) in a distribution of shares qualifying or intended to qualify for tax-free treatment under Section 355 or 356 of the Code since December 7, 2015 or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), or as a transferee or successor.

(l) Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m) Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time and the deemed liquidating distribution occurring at the Company Merger Effective Time (as described in Section 1.9), the Company will have distributed cash for the taxable year that includes the Closing Date and ends at the Company Merger Effective Time to its stockholders of record, in an amount that is at least $50,000,000 greater than the Company’s REIT taxable income and net capital gain for such taxable year through and including the Company Merger Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent and including the taxable gain recognized in the deemed sale described in Section 1.9) and the Company will not be subject to Tax under Section 857(b) or 4981 of the Code in respect of such taxable year.

(n) Beginning with the Company’s taxable year ended December 31, 2015, (i) the Company and the Company Subsidiaries have not incurred any material liability for Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) which have not been previously paid and (ii) since January 1, 2018, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or (B) transfer or similar Taxes arising in connection with a sale, exchange or other transfer of property. Neither the Company nor any Company Subsidiary holds any asset that, if sold at or prior to the Company Merger Effective Time, would be subject to Tax (regardless of the amount of gain or income resulting from such sale) under Section 857(b)(6)(A) of the Code.

(o) There are no Company Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company, threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement.

(p) Section 3.13(p) of the Company Disclosure Letter sets forth each Subsidiary Partnership that has made a valid election under Section 754 of the Code.

(q) As of December 31st of each taxable year of the Company from and since the Company’s taxable year ended December 31, 2015, and as of the date hereof, neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries of the Company) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(r) (i) Neither the Company nor any Company Subsidiary has failed to obtain or comply with any assessment or reassessment with respect to real property to the extent required under applicable Law or otherwise failed to comply in any material respect with applicable Laws relating to the reporting, collection and payment of real property Taxes and (ii) to the knowledge of the Company, there are no proposed reassessments of any real property owned by the Company or any Company Subsidiary that would result in a material increase in the amount of any Tax to which Company or any Company Subsidiary would be subject.

(s) The Company is not a “successor corporation” (within the meaning of Treasury Regulations Section 1.856-8(c)(2)) of InfraREIT, L.L.C.

(t) The Company has complied with the requirements of Section 857(f)(1) of the Code and Treasury Regulations Sections 1.857-8 with respect to each of the Company’s completed taxable years.

(u) None of the Company or any Company Subsidiary has (i) agreed or is required to make an adjustment under Section 481(a) of the Code or any similar provision of state or local tax law by reason of a change in method of accounting prior to the Closing, (ii) entered into a closing agreement prior to the Closing or (iii) engaged in an installment sale or open transaction, or received a prepaid amount, prior to the Closing which, in each case that would require Parent, the Surviving Company or any of their respective Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(v) The Company will not be a “personal holding company” within the meaning of Section 542(a) of the Code for its taxable year that ends at the Company Merger Effective Time.

(w) As used in this Agreement:

(i) “Taxes” means U.S. federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all net income, gross income, alternative minimum, accumulated earnings, capital gain, gross receipts, sales, use, value added, services, ad valorem, environmental, occupation, margins, commercial activity, transfer, franchise, capital stock, capital investment, profits, license, withholding, windfalls, payroll, employment, unemployment, excise, registration, social security, disability, workers’ compensation contributions, estimated, severance, stamp, stamp duty, occupancy, real property, and personal property (tangible and intangible), escheat, or other similar taxes, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any attachments thereto and any amendments thereto.

Section 3.15 Contracts.

(a) Except for this Agreement, the Asset Exchange Agreement and the Omnibus Termination Agreement, the other agreements executed contemporaneously herewith or therewith and Contracts listed on Section 3.15(a) of the Company Disclosure Letter, and except as filed with the SEC, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Contract that:

(i) is filed or required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) relates to any partnership, joint venture, co-investment, limited liability, strategic alliance or similar agreement involving the Company or any Company Subsidiary (other than any such agreement solely between or among the Company and its Subsidiaries);

(iii) contains any non-compete, exclusivity, “most favored nations” or other similar provision that limits or purports to limit, in any material respect, either the type of business in which the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) may engage, the terms or conditions the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) can offer to any other Person, or the geographic area in which the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) may so engage;

(iv) involves any pending or future acquisition or disposition of (A) real property or real property interest or (B) except as in the ordinary course of business consistent with past practice, any material personal property, in each case, with a fair market value in excess of $1,000,000;

(v) involves any pending or contemplated merger, consolidation or similar business combination transaction with the Company or any of the Company Subsidiaries;

(vi) by its terms obligates the Company or any Company Subsidiary to make expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) or entitled to payments (A) in excess of $1,000,000, in any 12-month period or (B) in excess of $2,000,000 in the aggregate over the term of such Contract;

(vii) relates to the settlement or proposed settlement of any dispute or Action in which the amount to be paid in settlement involves (A) the issuance of any securities by the Company or any Company Subsidiary or (B) the payment of any cash or other consideration having a value, in each case, of more than $1,000,000;

(viii) contains a standstill or similar Contract pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of any other Person;

(ix) is of the type that is or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x) involves the lease by the Company or any Company Subsidiary (as lessors) of any Retained Assets;

(xi) was entered into with any Company Subsidiary or any other Person in which the Company holds, directly or indirectly, any ownership interest which relates to the rights of the Company with respect to voting, rights of first offer, rights of first refusal or other similar rights regarding equity interests in such Person;

(xii) evidences a capitalized lease obligation in excess of $5,000,000, or that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, suretyship, “keep well” or other agreement providing for or guaranteeing indebtedness of any Person in excess of $5,000,000 (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), except for any Contract solely among or between the Company and any Company Subsidiary;

(xiii) contains restrictions on the ability of the Company, the Partnership or any Company Subsidiary to pay dividends or other distributions (other than pursuant to the Company Charter, Company Bylaws, the Partnership Agreement or any Existing Loan Document);

(xiv) purports to bind Affiliates of the Company (other than any Company Subsidiary) in any material respect, excluding any Contracts where such Affiliates of the Company are also parties to such Contracts;

(xv) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000, or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction.

Each such Contract described in clauses (i) through (xv) above is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company, or the Company Subsidiary party thereto, has performed all obligations required to be performed under such Material Contracts prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any Company Subsidiary party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary party thereto or, to the knowledge of the Company, by any other party thereto. Neither the Company nor any Company Subsidiary has given or received notice of any violation or default under any Material Contract, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto as in effect as of the date of this Agreement.

(d) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any material Government Contracts.

Section 3.16 Insurance. The Company has made available to Parent all material insurance policies maintained by the Company or any Company Subsidiary (each, an “Insurance Policy”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all Insurance Policies are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) neither the Company nor any Company Subsidiary is in breach or default under any Insurance Policy and (d) neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit the termination or modification, of any Insurance Policy.

Section 3.17 Properties. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title, in fee or valid leasehold, easement, license, right of way or other rights, to the Retained Assets necessary to permit the Company and the Company Subsidiaries to conduct their business with respect to the Retained Assets as currently conducted free and clear of any Liens, options, rights of first refusal, rights of first offer or any similar options to purchase or lease all or any portion of the Retained Assets, conditions, encroachments, easements, rights-of-way, restrictions or other similar encumbrances, other than Permitted Liens. In the case of any such real property leased by the Company or any of the Company Subsidiaries or subject to an easement or other rights of use for the benefit of the Company or any of the Company Subsidiaries, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there exists no uncured breach or default on the part of the Company or any of the Company Subsidiaries or, to the knowledge of the Company, the landlord, under the applicable lease, or the grantor or licensor, under the applicable easement or use agreement. There are no condemnation or eminent domain proceedings (or any consensual agreement in lieu of condemnation or eminent domain) pending, or to the knowledge of the Company threatened in writing, with respect to any real property that the Company or any of the Company Subsidiaries owns, leases or operates in the Retained Assets, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.18 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and the Company Subsidiaries own or have the right to use, pursuant to a license, sublicense, agreement or otherwise, all Intellectual Property required in the operation of their businesses as presently conducted, and none of the foregoing will be adversely impacted by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

(b) Neither the Company nor any of the Company Subsidiaries has infringed, misappropriated, or otherwise violated, directly or indirectly, the Intellectual Property rights of any Person during the past six years and no third party has asserted in a writing delivered to the Company or any of the Company Subsidiaries an unresolved claim that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of such third party; and

(c) To the knowledge of the Company, no third party is infringing misappropriating or otherwise violating on the Company-Owned Intellectual Property.

Section 3.19 Regulatory Matters.

(a) The Company’s Subsidiary, SDTS, is subject to regulation under Texas Law as a “public utility” and an “electric utility” (as such terms are defined in PURA) and as a “transmission service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5). SDTS is not a “holding company” under the Public Utility Holding Company Act of 2005. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is party to any ongoing regulatory proceedings at the PUCT, nor is the Company or any Company Subsidiary party to any ongoing enforcement actions, whether formal or informal, by the PUCT, the TRE, Independent Market Monitor, North American Electric Reliability Corporation or other agency with enforcement authority except for such regulatory proceedings and enforcement actions that have not had and would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Letter, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations, reviews or proceedings, the outcome of which would not reasonably be expected to have a Material Adverse Effect.

Section 3.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Merger Partnership in Section 4.9, the Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws or regulations included in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act) or the DRULPA (collectively, “Takeover Laws”).

Section 3.21 Certain Business Practices. The Company, the Company Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees, consultants and agents, in each case acting on behalf of the Company, have complied in all material respects at all times since January 1, 2015, and are in compliance in all material respects with (a) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and the Company Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of the Company Subsidiaries. None of the Company, any of the Company Subsidiaries and/or, to the knowledge of the Company, any of the Company’s and the Company Subsidiaries’ respective directors, officers, employees, consultants and agents in each case acting on behalf of the Company have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (b) of the immediately preceding sentence, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As used in this Section 3.21, the term “Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. The Company and the Company Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of the Company Subsidiaries operates.

Section 3.22 Affiliate Transactions. Except as set forth in Section 3.22 of the Company Disclosure Letter, no officer, director or Affiliate of Hunt, the Company, or any of the Company Subsidiaries is a party to any material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property used by the Company or any of the Company Subsidiaries or has engaged in any material transaction with the Company or any of the Company Subsidiaries since January 1, 2017.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Group, L.L.C., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent a complete and accurate copy of all Contracts pursuant to which Evercore Group, L.L.C. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

Section 3.24 Opinion of Financial Advisor. Evercore Group, L.L.C. has delivered to the Conflicts Committee its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Shares other than Hunt. A copy of such opinion will be delivered to Parent for informational purposes only on a non-reliance basis promptly following the execution of this Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of the Company and the Partnership acknowledges that none of Parent, Merger Sub, Merger Partnership or any other Person on behalf of Parent or Merger Partnership has made or is making any other express or implied representation or warranty, whether written or oral, with respect to Parent, Merger Sub, Merger Partnership or any of their respective Affiliates and neither the Company nor the Partnership has relied on any representation or warranty by any Person regarding Parent, Merger Sub or Merger Partnership, except as expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER PARTNERSHIP

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), Parent, Merger Sub and Merger Partnership, jointly and severally, represent and warrant to the Company and the Partnership as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Merger Sub and Merger Partnership (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate with any other event, change, circumstance, occurrence, condition, development or effect, has or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent, Merger Sub or Merger Partnership of their respective obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of formation, limited liability company agreement and limited partnership agreement, or equivalent organizational documents of each of Parent, Merger Sub and Merger Partnership, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of the Parent, Merger Sub or Merger Partnership is in violation of any provision of its certificate of formation or limited liability company agreement or equivalent organizational documents in any material respect.

Section 4.2 Authority. Each of Parent, Merger Sub and Merger Partnership has all necessary limited liability company or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, in its capacity as the sole member of Merger Sub and the general partner of Merger Partnership, and no other corporate proceedings on the part of Parent, Merger Sub or Merger Partnership are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Mergers, to the filing of the Partnership Certificate of Merger and the Company Certificate of Merger with the Delaware Secretary of State and the Company Articles of Merger with the SDAT. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Partnership and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership, constitutes a legal, valid and binding obligation of Parent, Merger Sub and Merger Partnership, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable Bankruptcy Exceptions).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership, and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of formation or limited liability company agreement or equivalent organizational documents of Parent, Merger Sub or Merger Partnership, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (xi) of Section 4.3(b) have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Merger Sub or Merger Partnership or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, any Contract to which Parent or Merger Partnership is a party or by which Parent, Merger Sub or Merger Partnership or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership, and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover and “blue sky” laws, (ii) the PUCT Approval, (iii) any filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from, ERCOT or the TRE, (iv) the FERC Approval, (v) FCC Approval, (vi) the HSR Act

Approval, (vii) such filings as necessary to comply with the applicable requirements of the NYSE, (viii) the filing of the Company Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary of State, (ix) the filing of the Company Articles of Merger with the SDAT, (x) the submission of a joint voluntary notice of the transactions contemplated by this Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval and (xi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent, Merger Sub or Merger Partnership for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Merger Sub and Merger Partnership make no representation or warranty with respect to any information supplied by the Company, the Partnership, Hunt or any of their respective Representatives or Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no Action by or before any Governmental Entity pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or Merger Partnership that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.6 Ownership and Operations of Merger Sub and Merger Partnership. Merger Sub and Merger Partnership have been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Company Merger Effective Time and the Partnership Merger Effective Time, respectively, neither Merger Sub nor Merger Partnership will have engaged in any other business activities and will not have incurred any liabilities or obligations other than as contemplated herein. Immediately prior to the Company Merger Effective Time, Parent will be the sole member of Merger Sub. Immediately prior to the Partnership Merger Effective Time, Parent will be the sole general partner of Merger Partnership, and the Surviving Company will be the sole limited partner of Merger Partnership.

Section 4.7 Financing; Solvency.

(a) Parent, Merger Sub and Merger Partnership will have available to them on the Closing Date, sufficient cash, available committed lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II, and to pay all related fees and expenses.

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), from Sempra and the TTI Members pursuant to which Sempra and the TTI Members have, among other things, and subject to the terms and conditions thereof, committed to provide equity financing to Parent in the amounts set forth therein, which shall, combined, and, together with its available committed lines of credit, be at least the amount necessary for Parent, Merger Sub and Merger Partnership to satisfy their obligations under this Agreement, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement. The Equity Commitment Letter expressly provides, and will continue to expressly provide until the earlier of the Closing and the valid termination of this Agreement in accordance with the terms of this Agreement, that each of the Company and the Partnership is a third-party beneficiary thereof that is entitled to cause Parent to obtain the equity financing provided for under the Equity Commitment Letter subject to the terms and conditions set forth therein and in this Agreement. As of the date hereof, the Equity Commitment Letter is in full force and effect and, to the knowledge of Parent, is a legal, valid and binding obligation of Sempra and the TTI Members, enforceable against Sempra and the TTI Members in accordance with its terms, subject to the Bankruptcy Exceptions. There is no default under the Equity Commitment Letter by Sempra and the TTI Members, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by Sempra or the TTI Members.

(c) Assuming that (i) the conditions to the obligation of Parent, Merger Sub and Merger Partnership to consummate the Mergers have been satisfied or waived, and (ii) the representations and warranties set forth in Article III are true and correct, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, Parent, the Surviving Company and each Subsidiary of the Surviving Company (including, for the avoidance of doubt, the Surviving Partnership), will be Solvent. Parent, Merger Sub and Merger Partnership are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger Sub (which shall have occurred prior to the Company Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the general partner of Merger Partnership (which shall have occurred prior to the Partnership Merger Effective Time) is the only vote or consent of the holders of any partners of Merger Partnership necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.

Section 4.9 Ownership of Company Shares. As of the date of this Agreement, neither Parent, Merger Sub or Merger Partnership, nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Company Shares or Partnership Units or holds any rights to acquire or vote any Company Shares or Partnership Units, except pursuant to this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or Merger Partnership.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent, Merger Sub and Merger Partnership acknowledges that none of the Company, the Partnership or any other Person on behalf of the Company or the Partnership has made or is making any other express or implied representation or warranty, whether written or oral, with respect to the Company, the Partnership, or any of the other Company Subsidiaries or their respective Affiliates, businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership and the other Company Subsidiaries or with respect to any other information provided to Parent, Merger Sub or Merger Partnership or their respective Representatives in connection with the Mergers or the transactions contemplated by this Agreement. Neither the Company, the Partnership nor any other Person will have or be subject to any liability to Parent, Merger Sub, Merger Partnership or any other Person resulting from the distribution to Parent, Merger Sub or Merger Partnership, or Parent’s, Merger Sub’s or Merger Partnership’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or Merger Partnership in certain “data rooms” or management presentations in expectation of, or in connection with, the Mergers or the transactions contemplated by this Agreement.

Section 4.12 Access to Information. Each of Parent, Merger Sub and Merger Partnership (a) has had an opportunity to discuss and ask questions regarding the business of the Company and the Company Subsidiaries

(including, for the avoidance of doubt, the Partnership) with the management of the Company, (b) has had access to the books and records of the Company and the Company Subsidiaries, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and the Company Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and the Company Subsidiaries, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company and the Partnership.

(a) Each of the Company and the Partnership covenants and agrees that, during the period from the date hereof until the Company Merger Effective Time or the earlier termination of this Agreement, except (i) as permitted or required by (A) this Agreement, (B) the Asset Exchange Agreement (without giving effect to any or waiver by SU thereunder) or (C) the Omnibus Termination Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of the Company Subsidiaries (including, for the avoidance of doubt, the Partnership), to (x) conduct its business in the ordinary course of business, consistent with past practice, in material compliance with all applicable Laws, (y) use commercially reasonable efforts to preserve substantially intact its business organization, goodwill, ongoing business and present relationships with Governmental Entities, tenants, customers, suppliers, creditors and other Persons with which it has material business relations and the services of its present officers and employees and (z) maintain the Company’s qualification for taxation as a REIT; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Company Merger Effective Time, except (w) as required or expressly permitted by (1) this Agreement, (2) the Asset Exchange Agreement (without giving effect to any waiver by SU thereunder) or (3) the Omnibus Termination Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law or (z) unless Parent shall otherwise consent in writing (which consent, other than with respect to clauses (i), (ii) and (iii), shall not be unreasonably withheld or delayed), neither the Company nor any of the Company Subsidiaries shall:

(i) amend or otherwise change, or propose to amend or otherwise change, its charter or bylaws or any similar governing instruments;

(ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except (A) issuances of Company Shares upon redemption or exchange of Partnership Units pursuant to the Partnership Agreement or (B) issuances of Company Shares or Partnership Units to directors of the Company in accordance with the Company’s director compensation policy as in effect as of the date of this Agreement as set forth in Section 5.1(b)(iii) of the Company Disclosure Letter;

(iv) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective share capital, partnership interests or other equity interests, or make any actual, constructive or deemed distribution in respect of any shares of their respective share capital, partnership interests or other equity interests, or otherwise make any payments to equityholders in their capacity as such (except for (A) the payment of dividends or other distributions described in Section 5.12, (B) the payment of dividends or other distributions declared publicly at least five days prior to the date of this Agreement and (C) any dividend or other distribution by a Company Subsidiary to the Company or to other Company Subsidiaries);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any of their respective share capital, partnership interests or other equity interests (except (A) the redemption or exchange of Partnership Units pursuant to the Partnership Agreement or (B) after reasonable prior notice to Parent detailing the necessity of such action, in connection with any repurchase deemed necessary in order to maintain its status as a REIT under the Code), or reclassify, combine, split, subdivide or otherwise amend the terms of any of their respective share capital, partnership interests or other equity interests;

(vi) (A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or, except as permitted by Section 5.1(b)(xi), any assets, securities, real property, personal property, equipment, business or other rights, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than purchases of inventory, supplies and similar materials in the ordinary course of business consistent with past practice or pursuant to existing Material Contracts listed on Section 3.14 of the Company Disclosure Letter; or (B) issue, sell, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or authorize the issuance, sale, disposition, grant or transfer of any corporation, partnership or other business organization or division thereof or any Retained Assets, assets, real property, personal property, equipment, business or other rights, or their respective share capital, partnership interests or other equity interests, any securities convertible into or exchangeable or exercisable for any of their respective share capital, partnership interests or other equity interests or such convertible or exchangeable securities, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Material Contracts;

(vii) enter into any agreement with respect to the voting of any of their respective share capital, partnership interests or other equity interests;

(viii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), (B) issue or sell any debt securities or warrants or other rights to acquire any debt security (other than the issuance of trade credit issued in the ordinary course of business), (C) enter into any “keep well” or similar agreement to maintain the financial condition of another entity or (D) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of any of the Company Subsidiaries), in each case, other than in the ordinary course of business consistent with past practice and in any event not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(ix) except in connection with transactions or expenditures that are otherwise permitted by this Section 5.1(b), amend in any material respect, terminate (other than at the end of the term), renew or materially extend, or waive any material noncompliance with the terms of or breaches under, any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(x) make any material changes with respect to accounting policies or procedures, except (A) as required by changes in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(xi) make any capital expenditures that are not contemplated by the capital expenditures forecast provided by the Company to Parent, a copy of which is provided in Section 5.1(b)(xi) of the Company

Disclosure Letter (the “CapEx Forecast”), except to the extent that any such capital expenditure inconsistent with the CapEx Forecast is (A) reasonably necessary in response to natural disasters, acts of God, fires, terrorist attacks or changes in applicable Law, (B) reasonably necessary to satisfy obligations to service customers under applicable Law to maintain the safety or reliability of the Company’s or the Company Subsidiaries’ assets, or (C) required to maintain compliance with Good Utility Practice;

(xii) except (A) as otherwise permitted by this Section 5.1(b), (B) for borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) for purposes of funding ordinary course working capital or (C) pursuant to any mandatory payments under any indebtedness or other similar arrangements in existence on the date of this Agreement, incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (1) in the ordinary and usual course of business consistent with past practice, (2) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (3) fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby;

(xiii) subject to clauses (iv) and (v) of this Section 5.1(b), take any action that could reasonably be expected to, or fail to take any action the failure of which could reasonably be expected to, (A) cause the Company to fail to qualify for taxation as a REIT for U.S. federal income tax purposes (until the REIT status is terminated by virtue of the Company Merger), (B) result in a reasonable challenge by the IRS or any other Governmental Entity to the Company’s qualification for taxation as a REIT for U.S. federal income tax purposes, (C) cause the Partnership to be treated other than as a partnership for U.S. federal income tax purposes or (D) cause any Company Subsidiary to cease to be treated for U.S. federal income Tax purposes as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be; provided, however, if taking an action (or refraining therefrom) described in this clause (xiii) would be otherwise required or prohibited, as applicable, by any other clause in this Section 5.1(b), the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action as Parent reasonably recommends;

(xiv) except in each case if the Company reasonably determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the Company’s qualification for taxation as a REIT for U.S. federal tax purposes, or to preserve the entity classification of any Company Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be, for U.S. federal income tax purposes, (A) file any Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (B) except as provided in Section 5.15, amend any Tax Return, (C) make, change or rescind any Tax election that alters the Tax classification of any entity, (D) with respect to any material Tax election not described in clause (C) of this Section 5.1(b)(xiv), make any such Tax election that is inconsistent with past practice or change or rescind any such Tax election (other than the designation of dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (E) settle or compromise any material Tax claim or assessment by any Governmental Entity, (F) change any Tax accounting method, (G) enter into any closing agreement with respect to Taxes, (H) request any ruling with respect to Taxes from a Governmental Entity, (I) surrender any right to claim a refund of Taxes, or (J) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xv) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2017;

(xvi) materially amend or terminate the Omnibus Termination Agreement;

(xvii) (A) hire any employee or engage any consultant who is a natural person; (B) enter into, or become bound by, any collective bargaining or other Contract with a labor union or representative of employees; (C) amend the Management Agreement or enter into a new management or similar Contract; (D) forgive any loans to any natural person who provides material services to the Company or any Company Subsidiaries; or (E) except as (1) required by the terms of any previously disclosed Benefit Plan or (2) expressly permitted by Section 5.1(b)(iii), establish, adopt, amend, enter into, incur any liability under, become obligated to contribute to or terminate any Benefit Plan (including approving or amending any awards thereunder);

(xviii) enter into any Contract that would materially limit or otherwise restrict (A) the Company or any Company Subsidiary or any successor thereto from engaging or competing in any line of business or conducting its business in any geographic area or (B) the terms or conditions the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) can offer to any other Person;

(xix) enter into any new line of business;

(xx) terminate, cancel or fail to maintain any Insurance Policy without replacing such coverage with insurance coverage that is substantially similar to insurance coverage maintained on the date hereof (provided that, if any such replacement coverage cannot be obtained for less than 125% of the last annual premium with respect to the Insurance Policy being replaced, the Company or Company Subsidiary, as applicable, shall purchase the maximum amount of coverage that can be obtained for 125% of such last annual premium);

(xxi) settle, compromise or adjust any property damage, rent loss or other claim under any Insurance Policy related to casualty or other damage except for claims which do not exceed $1,000,000 per claim or $2,000,000 in the aggregate;

(xxii) enter into any Company Tax Protection Agreement; or

(xxiii) agree to take any of the actions described in (i) through (xxii).

Section 5.2 Conduct of Business of Parent and Merger Partnership Pending the Merger. From and after the date hereof and prior to the Partnership Merger Effective Time, and except as may otherwise be required by applicable Law, each of Parent, Merger Sub and Merger Partnership shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ (including, for the avoidance of doubt, the Partnership’s) operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give the Company or the Partnership, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (Dallas time) on the 30th day following the date hereof (the “Go-Shop Period End Time”), the Company, the Company Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate, facilitate or encourage the making of any Acquisition Proposal, including by way of furnishing information with respect to the Company and the Company Subsidiaries to any Person and its Representatives pursuant to a legally binding executed confidentiality agreement on terms that, taken as a whole, are at least as restrictive to the other party as those contained in the

Confidentiality Agreement (it being understood that such confidentiality agreement (A) shall contain a standstill provision at least as restrictive as the standstill provision contained in the Confidentiality Agreement (provided, that, for the avoidance of doubt, such agreement may permit the submission of an Acquisition Proposal to the Company Board on a confidential basis) and (B) shall not include any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Mergers or the other transactions contemplated by this Agreement or to comply with its obligations under this Agreement) (any confidentiality agreement described in this clause (i) being referred to as an “Acceptable Confidentiality Agreement”); provided, that a copy of all such non-public information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as practicable (and, in any event, within 24 hours) after such information has been furnished to such Person (or its Representatives) and (ii) participate in discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Notwithstanding the occurrence of the Go-Shop Period End Time, the Company and its Representatives may continue to engage in the activities described in this Section 5.4 with respect to any Excluded Party, for the avoidance of doubt, so long as such Excluded Party continues to be an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party, following the Go-Shop Period End Time.

(b) No Solicitation or Negotiation. Except as otherwise expressly provided by this Section 5.4 and subject to Section 5.4(d) and Section 5.4(g), the Company agrees that, from the Go-Shop Period End Time until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Article VII, and subject to the other provisions of this Section 5.4, neither the Company, any of the Company Subsidiaries, nor any of their respective directors, officers or employees, shall, and the Company shall cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries or discussion regarding, or the making of any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, enter into, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.4(b)) or negotiations regarding, or provide any information or data to any Person with respect to, or otherwise knowingly cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Acquisition Proposal or any inquiry, request, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction;

(iv) approve or recommend an Acquisition Proposal, or declare advisable or execute or enter into any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(a)) or requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers or the other transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”); or

(v) agree to or propose publicly to do any of the foregoing.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of the Company or any Company Subsidiary or their respective Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

(c) Exceptions. Notwithstanding anything to the contrary in this Agreement (including anything stated elsewhere in this Section 5.4), from the Go-Shop Period End Time until the time, but not after, the Company Stockholder Approval is obtained, or the earlier termination of this Agreement in accordance with Article VII, if the Company receives an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.4, then, (i) the Company may provide nonpublic information in response to a request therefor by such Person if the Company has received or receives from such Person an Acceptable Confidentiality Agreement, and makes available to Parent and Merger Sub as promptly as practicable (and, in any event, within 24 hours) any such information concerning the Company or any Company Subsidiary that the Company or its Representatives provides to any such Person and that was not previously made available to Parent or Merger Sub, and (ii) the Company may engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal if, prior to taking any of the actions described in clause (i) or (ii), the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (1) the failure to take such action would be inconsistent with its duties under applicable Law, (2) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(d) Notice. From the date hereof until the Go-Shop Period End Time, the Company shall (i) advise Parent in writing once every five (5) Business Days of the entry into an Acceptable Confidentiality Agreement by the Company or any of its Representatives during the preceding five (5) Business Day period, (ii) provide to Parent in writing once every five (5) Business Days a summary of any inquiries or requests for discussion or negotiation which could reasonably be expected to lead to an Acquisition Proposal and (iii) notify Parent within one (1) Business Day of any written Acquisition Proposal or any material modification of or material amendment to the status or terms of any such Acquisition Proposal, and provide complete and unredacted copies of all material documentation relating to such Acquisition Proposal, including in each case of clauses (i) through (iii) notifying Parent of the identity of the Person entering into an Acceptable Confidentiality Agreement or making any such Acquisition Proposal, request, inquiry, indication of interest, proposal or offer. From and after the Go-Shop Period End Time until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, the Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal or any material modification of or material amendment to the status or terms of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation which could reasonably be expected to lead to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, request, inquiry, indication of interest, proposal or offer and the material terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, inquiries, indications of interest, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of the status and terms of any such proposals or offers (including providing complete and unredacted copies of all material documentation relating to such Acquisition Proposal, request, inquiry, indication of interest, proposal, offer or proposed agreement) and the status of any such discussions or negotiations. None of the Company or any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing the information set forth in this Section 5.4(d) to Parent.

(e) Definitions. As used in this Agreement:

(i) “Acquisition Proposal” means any indication of interest, proposal, offer or inquiry, written or oral (whether binding or non-binding), made by any Person or group of Persons (other than Parent, Merger Sub and Merger Partnership) with respect to (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, restructuring, refinancing or other similar transaction (whether or not subject to any pre-conditions), or any revisions thereof, involving the Company (or any Company Subsidiary), (B) any acquisition by any Person, which, if consummated would result in, any Person (or group of Persons) becoming the beneficial owner or having the right to acquire beneficial ownership, directly or indirectly, in one transaction or a series of related transactions, of 20% or more of the total voting power or any class of the equity securities of the Company, (C) any direct or indirect acquisition, purchase, lease, exchange, transfer or license, in a single transaction or a series of related transactions, including by means of the acquisition of shares of any Company Subsidiary, which if consummated would result in any Person or group of Persons becoming the owner of assets or properties that constitute 20% or more of the assets and properties (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (D) any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of 20% or more of the voting power of any class of equity securities of the Company or 20% or more of the equity interests or general partner interests in the Partnership or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D), in each case, other than the transactions contemplated by this Agreement.

(ii) “Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the Go-Shop Period End Time that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal (such determination to be made no later than the Go-Shop Period End Time); provided, that any such Person or group shall cease to be an Excluded Party upon the earliest to occur of the following: (A) in the case of a group of Persons, the members of such group that were members of such group immediately prior to the Go-Shop Period End Time no longer constitute, or would no longer be reasonably capable of constituting, more than 50% of the equity financing of such group of Persons at all times following the Go-Shop Period End Time; (B) such Person’s or group’s Acquisition Proposal is withdrawn, terminated or expires (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal); (C) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Person’s or group’s Acquisition Proposal no longer constitutes a Superior Proposal or is no longer reasonably likely to lead to a Superior Proposal; and (D) 11:59 p.m. (Dallas time) on the 70th day following the date hereof.

(iii) “Superior Proposal” means any unsolicited (unless made by an Excluded Party) bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced by “50%”) which the Company Board has determined in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all legal, financial and regulatory aspects of the transaction described in such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, the certainty of closing, the availability of financing and the ability of such Person to consummate the transactions contemplated by the Acquisition Proposal, (A) would reasonably be expected to be consummated in accordance with its terms (if accepted) and (B) is on terms and conditions more favorable to the holders of Company Shares (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by Section 5.4(g) and any different time period likely to be required to consummate such Acquisition Proposal relative to the transactions contemplated by this Agreement).

(f) No Adverse Recommendation Change or Alternative Acquisition Agreement. Except as expressly permitted by Section 5.4(g), the Company Board (or any committee thereof) shall not:

(i) (A) withhold, withdraw or fail to make when required by this Agreement (or publicly propose or resolve to withhold, withdraw or fail to make when required by this Agreement) the Company Recommendation, (B) qualify, amend or modify (or publicly propose or resolve to qualify, amend or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (C) fail to include the Company Recommendation in the Proxy Statement, (D) approve, endorse, adopt or recommend (or propose to approve, endorse, adopt or recommend) an Acquisition Proposal, (E) if any Acquisition Proposal that is structured as a tender offer or exchange offer for outstanding Company Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, make any public recommendation other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such Acquisition Proposal, (F) if an Acquisition Proposal other than an Acquisition Proposal subject to Regulation 14D shall have been publicly announced or disclosed, fail to recommend against such Acquisition Proposal or fail to reaffirm the Company Recommendation on or prior to the earlier of (1) the date that is five Business Days prior to the Company Stockholders Meeting and (2) 10 Business Days (which for this purpose shall be used as such term is used in Rule 14d-9 of the Exchange Act) after such Acquisition Proposal shall have been publicly announced or disclosed (or such fewer number of days as remains prior to the Company Stockholders Meeting), or (G) resolve or agree to do any of the foregoing (any of the actions described in the foregoing clauses (A) through (F), an “Adverse Recommendation Change”); or

(ii) approve, adopt, publicly declare advisable or recommend (or agree to, resolve or publicly propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(g) Adverse Recommendation Change. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Company Stockholder Approval is obtained, the Company Board may (i) following receipt of a bona fide Acquisition Proposal after the execution of this Agreement that did not result from a material breach of this Section 5.4 and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, if such Acquisition Proposal has not been withdrawn and continues to be a Superior Proposal, (A) make an Adverse Recommendation Change or (B) terminate this Agreement pursuant to Section 7.1(c)(ii) and concurrently enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, or (ii) in response to a material event, occurrence, development or state of facts or circumstances that was not known to the Company Board prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), other than the receipt, existence or terms of an Acquisition Proposal, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof (an “Intervening Event”), make an Adverse Recommendation Change, in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect an Adverse Recommendation Change under this Section 5.4(g) or terminate this Agreement pursuant to Section 7.1(c)(ii) unless:

(i) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five Business Days in advance of taking such actions (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 5.4(d) with respect to such Superior Proposal, including describing the material terms and conditions of, and attaching an unredacted copy of the most recent draft of, the Superior Proposal that is the basis of such action and the material terms of any financing commitment related thereto (it being understood that such material terms shall include the identity of the Person making such Superior Proposal), and, in the case such action is proposed to be taken in connection with an Intervening Event, the material facts underlying the Company Board’s determination that an Intervening Event has occurred;

(ii) the Company shall have, and shall have caused its financial and legal advisors to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement such that it would cause such Acquisition Proposal to no longer constitute a Superior Proposal (or, in the case of an Adverse Recommendation Change in response to an Intervening Event, such that the failure to effect an Adverse Recommendation Change would not be inconsistent with the directors’ duties under applicable Law);

provided, however, that in the event of any amendment to the financial terms or any other material terms of such Superior Proposal or any material change in the facts or circumstances relating to an Intervening Event, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 5.4(g)(ii) with respect to such new Determination Notice and a new Notice Period (with such Notice Period and each subsequent Notice Period having a term of two Business Days) shall commence upon the delivery of such new Determination Notice; and

(iii) at or following the end of such Notice Period, the Company Board, after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to Section 5.4(g)(ii), shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that in the case of a Superior Proposal, the Acquisition Proposal continues to constitute a Superior Proposal (or, in the case of an Adverse Recommendation Change in response to an Intervening Event, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the directors’ duties under applicable Law), taking into account any changes to this Agreement proposed in writing by Parent in response to the Determination Notice or otherwise.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.4 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making a “stop-look-and listen” communication to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company stockholders) and (iii) making any other disclosure to the stockholders if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to make such disclosure would be inconsistent with the directors’ duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.4(g).

(i) No-Shop Period. From and after the Go-Shop Period End Time, except as otherwise provided in Section 5.4(a), the Company, the Company Subsidiaries and each of their respective officers and directors will, and the Company will cause its, its Affiliates’ and the Company Subsidiaries’ employees and other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly (and, in any event, within 24 hours of the Go-Shop Period End Time or, with respect to each Excluded Party, once such Person ceases to be an Excluded Party) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished by the Company or any Company Subsidiary or their respective Representatives to any such Person with whom a confidentiality agreement related to a strategic transaction was entered into at any time in accordance with the terms of such confidentiality agreement and shall cease providing any further information to any such Person or its Representatives and it will immediately terminate all access granted to any such Person and its Representatives to any physical or electronic data room. The Company agrees that it will promptly inform its Representatives of the obligations undertaken in this Section 5.4(i).

Section 5.5 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the submission of the PUCT Filing (but in any event, no more than 10 days after the date on which the PUCT Filing is submitted), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement in preliminary form relating to the Company Stockholders Meeting and, subject to Section 5.4(g), shall include the Company Recommendation in the Proxy Statement.

(b) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent, Merger Sub and Merger Partnership will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. In furtherance of the foregoing, the Company shall, upon written request, provide legal counsel to Parent with a reasonable opportunity to review and comment on the Proxy Statement, all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in the form and content reasonably satisfactory to Parent. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof, and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon.

(c) As promptly as reasonably practicable (but no more than 40 days after the date on which the Proxy Statement is mailed to the Company’s stockholders), the Company, acting through the Company Board, shall (i) take all action necessary in accordance with applicable Law, the Company Charter and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(g), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of this Agreement and use its reasonable best efforts to solicit the Company Stockholder Approval (including by soliciting proxies from the Company’s stockholders). Unless the Company Board shall have effected an Adverse Recommendation Change as permitted by and determined in accordance with Section 5.4(g), the parties shall cooperate and use their reasonable best efforts to defend against any efforts by any Person, which could reasonably be expected to prevent the Company Stockholder Approval from being obtained; provided, however, that any indication by one or more stockholders of the Company of its or their intent to vote against the adoption of this Agreement and the approval of the Company Merger will not, in and of itself, give rise to any such obligation of the Company. The Company shall not postpone or adjourn the Company Stockholders Meeting; provided, however, that (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for no more than 10 Business Days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent (and only to the extent) that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and Parent, that such adjournment, recess or postponement is necessary under applicable Law for the filing and distribution of any amended or supplemental disclosure. Upon written request, the Company shall keep Parent reasonably informed regarding the status of the proxy solicitation, including, if requested, by promptly providing daily voting reports. The Company shall use its reasonable best efforts to ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws. The Company agrees that, unless this Agreement shall have been validly terminated in accordance with Article VII, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting and mail the Proxy Statement to the Company’s stockholders shall not be affected by an Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company, the Company Board or any committee thereof of any Acquisition Proposal. The Company agrees that no matters shall be brought before the Company Stockholders Meeting other than the adoption of this Agreement and approval of the Company Merger and the other transactions contemplated by this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Partnership Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, and subject to Section 5.7(b)(viii), the Company shall, and shall cause the Company Subsidiaries (including, for the avoidance of doubt, the Partnership) and/or Hunt Manager to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to all their respective properties, facilities, personnel, contracts and books and records, including to conduct non-invasive environmental site assessments, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries. None of the Company, any of the Company Subsidiaries or Hunt Manager shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (provided that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in such a loss, breach or violation of such privilege).

(b) Except as otherwise expressly permitted or contemplated by this Agreement, each party shall continue to abide by the terms of the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(c) Without limiting the foregoing, each of Parent, Merger Sub and Merger Partnership shall comply with its obligations under all applicable data protection Laws relating to personally identifiable information provided to such parties by the Company or the Partnership in connection with the transactions contemplated by this Agreement (“PII”), shall hold all PII in confidence, and comply with the Company and the Partnership’s reasonable written instructions regarding the handling of PII consistent with applicable PURA provisions, ERCOT Protocols and practices and other applicable Law.

Section 5.7 Further Action; Efforts.

(a) Notwithstanding anything to the contrary in this Section 5.7, for the avoidance of doubt, in connection with the transactions contemplated by this Agreement, including in connection with obtaining the Regulatory Approvals, each party shall have exclusive final approval, acting reasonably, over any testimony that will be made to any Governmental Entity by any of its Representatives, any written responses to discovery requests directed to that specific party and any oral presentations of evidence made on behalf of that specific party. For the avoidance of doubt, this exclusive right of final approval shall not apply to joint pleadings filed in connection with the PUCT Filing.

(b) Subject to the terms and conditions set forth in this Agreement, the Company and the Partnership, on the one hand, and Parent, Merger Sub and Merger Partnership, on the other hand, shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties to consummate and make effective the transactions contemplated by this Agreement, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the following:

(i) The Company, Parent and the Partnership shall, and shall cause their respective Affiliates to, make all filings required of the Company, the Partnership, Parent, Merger Sub and Merger Partnership under the HSR Act in connection with the transactions contemplated by this Agreement, which shall be filed as promptly as reasonably practicable, and in any event no later than 45 days from the date hereof. Each of the Company and Parent shall bear their own costs of complying with this Section 5.7(b), and the Company and Parent shall each pay 50% of the applicable filing fee required under the HSR Act with respect to the transactions contemplated by this Agreement.

(ii) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall submit to the PUCT a single, integrated filing (jointly on behalf of the parties, including, to the extent applicable, the other parties to the transactions referred to below) that requests prior approval by the PUCT of the Mergers, the transactions contemplated by the Asset Exchange Agreement and the SU Investment (as defined in the Asset Exchange Agreement) (the “PUCT Filing”) as promptly as reasonably practicable after the Go-Shop Period End Time, but in no event later than 45 days after the date hereof. Parent, Merger Sub, Merger Partnership, the Company and the Partnership further agree that the PUCT Filing shall contain, at a minimum, all of the terms and undertakings set forth in Exhibit B hereto (the “Regulatory Terms”).

(iii) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall jointly file with the FERC an application for the FERC Approval as promptly as reasonably practicable, but in no event later than 45 days after the date hereof.

(iv) The parties shall jointly submit a draft and a final notice to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. In furtherance of the foregoing, within one day after the date hereof, the parties shall jointly contact the Staff Chair of CFIUS to inform CFIUS of the transaction, the identity of counsel to the parties and that a notice will be filed pursuant to the DPA. The parties shall use reasonable best efforts to submit a draft notice to CFIUS within 14 calendar days after the date hereof and to submit a final notice to CFIUS as soon as reasonably practicable following the date that CFIUS provides comments to the draft notice. Parent shall pay any applicable filing fee imposed by CFIUS under the DPA applicable to the transactions contemplated under this Agreement.

(v) Subject to Laws relating to the exchange of information, Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall, and shall cause their respective Subsidiaries and Affiliates, to, use their respective reasonable best efforts to provide the other parties a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other parties in connection with, all material information that appears in any filing made with, or written materials submitted to, or oral presentations or testimony made to any Governmental Entity in connection with obtaining the Regulatory Approvals. In particular, unless prohibited by Law or a Governmental Entity, no party shall make any filing, notification, submission of written materials or presentations to a Governmental Entity in connection with the Regulatory Approvals without first providing the other parties with a copy of such notification in draft form and giving such other parties a reasonable opportunity to comment on its content before it is filed with the relevant Governmental Entities, and such first party shall consider all reasonable comments timely made by the other parties in this respect. In exercising the foregoing rights and obligations, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall act reasonably and as promptly as reasonably practicable.

(vi) Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall not schedule, participate in or initiate any meetings or communications with any Subject Governmental Entity in connection with the Regulatory Approvals without giving the other party or its Representatives a reasonable opportunity to participate in such meeting or communication unless prohibited by the applicable Subject Governmental Entity. Without limiting the foregoing, the parties hereto shall keep each other reasonably apprised of all substantive communications with Governmental Entities or Other Interested Parties in which they participate or of which they are aware regarding the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.7 shall prevent, limit or restrict any party or its Affiliates from (A) interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any PUCT staff in connection with proceedings before the PUCT, other than proceedings with respect to the PUCT Filing and (B) responding to unsolicited inquiries related to the transactions contemplated by this Agreement from any Governmental Entity (provided, further, that in the case of clause (B), such party will notify the other parties to this Agreement of any such unsolicited inquiries and such party’s response to the inquiries as promptly as reasonably practicable).

(vii) Parent, Merger Sub and Merger Partnership, on the one hand, or the Company and the Partnership, on the other hand shall be permitted to schedule, participate in or initiate any meetings or communications with any Other Interested Party without giving the other parties or their respective Representatives the opportunity to participate in any such meeting or communication (an “Interested Party Communication”); provided, however, that promptly following any Interested Party Communication, each party participating in such Interested Party Communication shall provide a reasonable summary of such communication to each party that did not participate therein.

(viii) Notwithstanding the foregoing, (A) commercially and/or competitively sensitive information and materials of a party will be provided to the other parties on an outside counsel-only basis while, to the extent feasible, making a version from which the commercial and/or competitively sensitive information has been redacted available to the other party and (B) no party will be required to provide the other party any personal identifying information that is submitted to CFIUS pursuant to the DPA.

(c) The Company and the Partnership, on the one hand, and Parent, Merger Sub and Merger Partnership, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, Merger Partnership, the Company, the Partnership or any of their respective Subsidiaries to or with any Governmental Entity in connection with the Regulatory Approvals.

(d) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.7, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall use its reasonable best efforts to take, or cause to be taken, the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including, for the avoidance of doubt, the FCC, the FERC and the PUCT) with jurisdiction over any Regulatory Approvals of information and documents reasonably requested by any such court or Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) obtaining the Regulatory Approvals as expeditiously as possible, provided that obtaining any such approval does not constitute a Burdensome Condition; and

(iii) the avoidance of the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that, individually or in the aggregate, would reasonably be expected to prevent, enjoin or otherwise prohibit, or materially impair, restrain or restrict, the transactions contemplated by this Agreement, provided that such avoidance does not constitute a Burdensome Condition.

(e) Notwithstanding anything to the contrary in this Agreement, the “reasonable best efforts” standard set forth in this Section 5.7 shall not in any event be construed to require Parent, Merger Sub, Merger Partnership or any of their respective Affiliates or direct or indirect equityholders, or permit or require (except as contemplated by this Agreement (excluding this Section 5.7) or the Asset Exchange Agreement (excluding Section 5.05 thereof)) the Company, the Partnership or any of their respective Affiliates without the prior written consent of Parent to (i) sell or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner (except as contemplated by this Agreement or the Asset Exchange Agreement), (iii) agree to any order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding, that would constitute a Burdensome Condition or (iv) in connection with the CFIUS Approval, offer or agree to mitigation provisions that limit the right of any member of Parent to retain or exercise its governance rights, including any amendments, modifications, waivers or other changes to the governing agreements of Parent.

(f) Nothing in this Agreement shall require Parent, Merger Sub, Merger Partnership, the Company or the Partnership to make any filing in state or federal court to vacate, modify, reverse, remove, file exceptions to, file a motion for rehearing of, or appeal any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law entered, issued or enacted by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement unlawful, that would prevent, enjoin or otherwise prohibit, or in any manner impair, restrain or restrict, the transactions contemplated by this Agreement or that in any manner prohibits, modifies or alters this Agreement (or seeks to do the same), even if such decision order, judgment, determination, decree or Law imposes or seeks to impose obligations that do not constitute a Burdensome Condition; provided that no party shall be required to make any filing whatsoever to challenge any decision, order, judgment, determination or decree of the PUCT or the FERC; provided further, however, that if any of Parent, Merger Sub, Merger Partnership, the Company or the Partnership files exceptions to or a motion for rehearing or appeal of any permanent, preliminary or temporary injunction, decision, order, judgment, or determination, decree or Law entered, issued or enacted by any Governmental Entity, then no other Party shall oppose or contest such filing.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to Parent, Merger Sub, Merger Partnership, this Agreement, the Mergers or any of the other transactions contemplated hereby, the Company and the Company Board shall take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters.

(a) The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, (ii) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any Company Subsidiary which relate to the Mergers or the other transactions contemplated hereby (“Transaction Litigation”) or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (iii) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

(b) The Company and Parent shall keep the other parties reasonably informed with respect to the status of any Transaction Litigation if any such other party is not a party thereto. The Company shall reasonably consult with Parent and its Representatives with respect to the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation or consent thereto unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Indemnification, Exculpation and Insurance.

(a) From the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause the Surviving Company to indemnify and hold harmless each present (as of the Company Merger Effective Time) and former officer or director, including but not limited to the members of the Conflicts Committee, of the Company and the Company Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (ii) acts or omissions taken by an Indemnified Party in their capacity as such or taken at the request of the Company or any of the Company Subsidiaries, whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent the Company would have been permitted under applicable Law and the Company Charter and Company Bylaws as in effect at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement from the Surviving Company, within 10 Business Days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor, of expenses incurred in the defense of any Action to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as in effect at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Company shall cooperate in the defense of any such matter.

(b) The certificate of formation and limited liability company agreement of the Surviving Company shall contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would adversely affect in any material respect the rights thereunder of any such individuals.

(c) For a period of six years from the Closing Date, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries in effect on the date hereof (accurate and complete copies of which have been previously made available to Parent) with respect to matters arising on or before the Company Merger Effective Time or cause to be provided substitute policies or purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Company Merger Effective Time; provided, however, that after the Company Merger Effective Time, the Surviving Company shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Company purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated hereby, subject to the limitations set forth in this Section 5.10, and such “tail policy” shall satisfy the provisions of this Section 5.10(c). If such tail prepaid policy has been obtained by the Company prior to the Company Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for a period of six years from the Closing Date, and cause all obligations thereunder to be honored by the Surviving Company.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Company Merger Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives.

(f) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Dividends. From and after the date hereof and prior to the Partnership Merger Effective Time, (a) the Company may make distributions to its stockholders, the Partnership may make distributions to the Company, and any direct or indirect Company Subsidiary may make distributions to the Partnership, to allow for regular quarterly cash dividends of $0.25 per share to be paid on the Company Shares and Partnership Units (including, in the event the Closing does not coincide with the end of a quarter, a prorated portion of the $0.25 per share quarterly cash dividend on the Company Shares and Partnership Units for the quarter in which the Closing occurs) and (b) upon consultation with Parent, the Company shall make distributions to its stockholders (and as necessary the Partnership shall make distributions to the Company, and any direct or indirect Subsidiary of the Partnership may make distributions to the Partnership, as needed in order to facilitate such distributions by the Company) so as to (i) maintain the Company’s qualification for taxation as a REIT under the Code and (ii) avoid the payment of income or excise tax under Sections 857 or 4981 of the Code (or any other entity-level Tax), in each case taking into account the taxable gain recognized in the deemed sale and subsequent deemed liquidating distribution occurring at the Company Merger Effective Time (as described in Section 1.9). If the Company is required to pay a distribution described in clause (b) of the first sentence of this Section 5.12, or if the Company declares any other distribution on the Company Shares on or prior to the Company Merger Effective Time (other than as described in clause (a) of the first sentence of this Section 5.12), the Per Share Merger Consideration shall be decreased by the amount of the per Company Share amount of any such distribution(s). For the avoidance of doubt and consistent with Section 2.1(b)(i), any reduction in the Per

Share Merger Consideration pursuant to the provisions of this Section 5.12 will give rise to an identical reduction in the Per Partnership Unit Merger Consideration.

Section 5.13 Public Announcements. Except with respect to (a) an Adverse Recommendation Change, (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents, in each case under this clause (b), to the extent such disclosure is still accurate in all material respects (and not misleading), (c) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or (d) in connection with a dispute between the parties hereto regarding the transactions contemplated hereby, each of Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 5.14 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent (including, for the avoidance of doubt, the Surviving Company or the Surviving Partnership) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Company Merger Effective Time, on the part of the Surviving Company to cause such Company Subsidiary to take such action.

Section 5.15 Tax Matters.

(a) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 5.1(b)(iv), 5.1(b)(v), 5.1(b)(xiii), 5.1(b)(xiv) and 5.12, the Company shall take all actions, and refrain from taking all actions, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, and upon consultation with Parent, as necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, (ii) will not become liable for U.S. federal income Tax under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) and similar provisions of state or local Tax law and (iii) preserves the U.S. federal income Tax status of any Company Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be. After the date of this Agreement and prior to the Company Merger Effective Time, the Company shall cooperate in good faith to address all reasonable requests of Parent with respect to maintenance of the Company’s qualification for taxation as a REIT for the Company’s 2015 through 2017 taxable years (including with respect to the filing of the 2017 IRS Form 1120-REIT) and the continuation of such qualification for taxation as a REIT for the taxable year ending with the Company Merger Effective Time.

(b) Parent and the Company shall, upon written request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c) On and after the Company Merger Effective Time, Parent and the Surviving Company shall take all commercially reasonable actions, and refrain from taking all actions, as customary to enable the Company to qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date; provided, however, that nothing in this Section 5.15(c) shall obligate Parent or the Surviving Company to take or pursue any Action in a court.

(d) The Company shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account any applicable extensions of time) all Tax Returns for the Company and each Company Subsidiary required to be filed (taking into account any applicable extensions of time) prior to the Closing Date for all taxable periods ending prior to the Closing Date, including timely filing of Tax Returns for the fiscal year ended December 31, 2017 (taking into account any applicable extensions of time) to the extent such Tax Returns are required to be filed prior to the Closing Date. Any such Tax Returns prepared by the Company shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law, this Agreement or with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed). The Company shall pay all Taxes shown as due on such Tax Returns. In the case of Tax Returns that both relate to income Taxes or the Texas franchise Tax for taxable periods ending prior to the Closing Date and are to be filed by the Company after the date of this Agreement and on or prior to the Closing Date, the Company shall provide to Parent copies of such Tax Returns at least thirty (30) calendar days prior to the due date of such Tax Returns (including applicable extensions). Parent shall cause to be timely filed all Tax Returns for the Company and each Company Subsidiary that are required to be filed on or after the Closing Date.

(e) On the Closing Date, prior to the Company Merger, the Company shall deliver to Parent a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and including any additional information as may be required by Treasury Regulations promulgated under Section 1446(f)(2). On the Closing Date, prior to the Partnership Merger, the Partnership shall deliver to Parent a duly executed certificate of non-foreign status from each Person that constitutes and is treated as a partner for U.S. federal income tax purposes (or, in the case of any such Person that is a disregarded entity, such Person’s sole owner for U.S. federal income tax purposes) and that has provided such a certificate to the Partnership. The receipt of such certificates by Parent shall not be a condition to the Partnership Merger or the other transactions contemplated hereby, but if Parent has not received such certificate from or with respect to a partner (or such partner’s sole owner, as applicable), Parent shall be entitled to withhold any applicable U.S. tax on cash distributed to or on behalf of such Person (as determined by Parent in its sole discretion), in accordance with Sections 1445 and 1446(f) of the Code.

Section 5.16 Stock Exchange Delisting. The Company shall cooperate with Parent and take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Company Merger Effective Time, and, in any event, no more than 10 days after the Closing Date.

Section 5.17 Financing.

(a) From the date of this Agreement until the earlier of the Closing Date and the Termination Date, each of the Company and the Partnership agrees to use reasonable best efforts to provide, and to use reasonable best efforts to cause the Company Subsidiaries (other than the Partnership) and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Parent in connection with the arrangement of the receipt of proceeds (x) from an issuance of equity by Parent or any of its direct or indirect equityholders (the “Equity Financing”) or (y) from an issuance of debt by Parent or any of its direct or indirect equityholders (the “Debt Financing,” with the Equity Financing and Debt Financing each referred to hereafter as a “Financing”), including reasonable best efforts to (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information reasonably required in connection with any

Financing, all for use in connection therewith, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Parent or any of its direct or indirect equityholders in connection with the repayment of indebtedness of the Company, the Partnership and their respective Subsidiaries as necessary to consummate the transactions contemplated by this Agreement and (iv) subject to Section 5.19(a), authorize and facilitate discussions, meetings and other engagement by Parent, its Subsidiaries or Affiliates, Hunt Manager, its Subsidiaries or Affiliates, or SU, its Subsidiaries or Affiliates, with the current lenders, noteholders or other providers of Existing Indebtedness to the Company or the Company Subsidiaries for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities. Parent shall reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and the Company Subsidiaries in connection with cooperation provided for in this Section 5.17(a) to the extent the information requested was not otherwise prepared or available in the ordinary course of business. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Sempra or its Affiliates shall be deemed to be a “Representative” of Sempra for the purposes of the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between Sempra Energy and the Company. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Parent or its Affiliates shall be deemed to be a “Representative” of Parent for purposes of the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Termination Date and the Closing Date, it is understood that Parent or any of its direct or indirect equityholders may seek to market and consummate all or a portion of any Financing. In this regard, and for the avoidance of doubt, each of the Company and the Partnership acknowledges that its cooperation obligations set forth in Section 5.17(a) include the obligation upon the reasonable request of Parent to use its reasonable best efforts to cooperate with any such efforts; provided, that such cooperation obligations are limited to those set forth in Section 5.17(a).

(c) Prior to the Closing Date, none of the Company, the Company Subsidiaries and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Financing or their performance of their respective obligations under this Section 5.17 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with the arrangement of any Financing and the performance of their respective obligations under this Section 5.17 and any information utilized in connection therewith (other than arising from information provided by the Company or the Company Subsidiaries specifically for use in the Financing pursuant to Section 5.17(a)). Each of the Company and the Partnership hereby consents to the use of the logos of the Company, the Partnership and their respective Subsidiaries in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, the Partnership or any of their respective Subsidiaries or the reputation or goodwill of the Company, the Partnership or any of their respective Subsidiaries.

(d) Parent, Merger Sub and Merger Partnership acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by Parent or any of its direct or indirect equityholders or any of their Affiliates of the proceeds of, the Financing.

(e) Parent shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace the Equity Commitment Letters if such amendment, modification, waiver or voluntary replacement (i) adds new (or adversely modifies any existing) conditions to the consummation of the equity financing as compared to those in the Equity Commitment Letters, each as in effect on the date of this Agreement, in a manner that would make any portion of the equity financing less likely to be timely obtained, (ii) adversely affects the ability of Parent to enforce its rights against other parties to the Equity Commitment Letters or any definitive agreements relating to the equity financing as so amended, replaced, supplemented or otherwise modified, in any material respect, relative to the ability of Parent to enforce its rights against such other parties to the Equity Commitment Letters, each as in effect on the date hereof or in the applicable definitive agreements relating to the equity financing, (iii) reduces the aggregate amount of the equity financing (other than reductions of any amounts thereof constituting increases thereto after the date hereof), or (iv) would otherwise prevent, impede or delay the consummation of any of the transactions contemplated hereby; provided, that for the avoidance of doubt no consent from the Company shall be required for any amendment, replacement, supplement or modification of the Equity Commitment Letters that is limited to adding any direct or indirect equityholders of Parent that have not executed the Equity Commitment Letters as of the date of this Agreement.

Section 5.18 APM Private Letter Ruling.

(a) Parent and the Partnership shall use commercially reasonable efforts to, as promptly as reasonably practicable after the date of this Agreement, jointly prepare and file with the IRS written requests (collectively, the “Ruling Request,” and together with all related materials and supplements thereto filed or to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling or rulings (the “APM Private Letter Ruling”) to the effect that a normalization violation will not occur if the Partnership does not adjust existing accumulated deferred federal income tax balances to account for the consequences of the basis adjustment under Section 743(b) of the Code resulting from the Mergers.

(b) Each party shall provide the other party and its tax counsel with copies of, and a reasonable opportunity to review and comment on, drafts of all proposed IRS Submissions prepared by the first party and will incorporate any comments or suggested revisions as are reasonably requested by the other party or its tax counsel with respect thereto; provided, however, that the rights to review and comment granted hereunder shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. To the extent that a party, in its good faith judgment, considers any information included in such IRS Submissions (or drafts thereof) to be confidential, such party may require that any such documents provided to the other party be redacted to exclude such information. Subject to the foregoing, a party filing an IRS Submission shall provide the other party with copies of such IRS Submission promptly following the filing thereof.

(c) A Representative of each of Parent and the Partnership shall be given the opportunity to participate in all substantive scheduled communications with the IRS concerning the IRS Submissions, including all substantive scheduled conference calls and in-person meetings. In addition, each party (i) shall keep the other party reasonably informed and shall consult in good faith with the other party and its tax counsel with respect to any issue relating to the IRS Submissions and (ii) shall provide the other party with copies of all correspondence, notices, and other written materials received from the IRS and shall otherwise keep the other party and its tax counsel advised of significant developments, and of any substantive communications, in each case, regarding the IRS Submissions and the Mergers. Each party agrees to cooperate and use its commercially reasonable efforts to assist in obtaining the APM Private Letter Ruling requested in the Ruling Request. Each party agrees to use commercially reasonable efforts to provide any appropriate information and additional representations as requested by the IRS in order to issue the APM Private Letter Ruling. No additional rulings will be requested unless mutually agreed by the parties.

(d) To the extent that the procedures described in Section 5.18(b) and Section 5.18(c) differ from the procedures applicable to any other regulatory filings described in this Agreement, the procedures described in Section 5.18(b) and Section 5.18(c) shall govern.

(e) Each of the parties hereby expressly acknowledges and agrees that the obligations of the parties to consummate the Mergers are not conditioned in any way on the issuance or receipt of the APM Private Letter Ruling or on obtaining any specific ruling from the IRS requested in the IRS Submission.

(f) Parent shall bear, and reimburse the Partnership for, all out-of-pocket costs incurred by the Partnership in connection with the Ruling Request, the IRS Submissions and the APM Private Letter Ruling.

Section 5.19 Debt Matters.

(a) For a period of 60 days after the date hereof (the “Consent Period”), the Company shall have the exclusive right to seek, and shall use its reasonable best efforts to obtain, the consent of the relevant number of holders under each of the Subject Notes (the “Noteholders”) to an amendment to the terms of the Subject Notes substantially on the terms set forth on Schedule A-1 and Schedule A-2 hereto, together with any modified terms (x) as may be acceptable to Parent or (y) that are reasonably necessary to meet the conditions set forth in Section 6.3(h)(i) (the “Noteholder Consents”). During the Consent Period, except upon the prior written request of the Company, Parent shall not, and shall cause its Representatives and Affiliates not to, schedule, participate in or initiate any meetings or communications with any of the Noteholders or, subject to Section 5.14, make any public statements with respect to the subject matter of this Section 5.19. Prior to commencing the solicitation of the Noteholder Consents pursuant to this Section 5.19(a), the Company shall provide Parent a reasonable opportunity to review and comment on the material documents by which the Noteholder Consents will be solicited or effected and will consider comments from Parent in good faith. As reasonably requested by Parent, the Company shall provide information regarding the status of the Noteholder Consent process.

(b) In furtherance of the provisions of this Section 5.19, Parent and the Company shall cooperate with the other party and use their reasonable best efforts to satisfy the conditions set forth in Section 6.3(h). For purposes of this Section 5.19, “reasonable best efforts” shall include the parties hereto taking actions consistent with the Company’s obligations under Section 5.17, subject to the terms set forth on Schedule A-3 hereto.

(c) Following the good faith determination by the Company that it has satisfied the conditions set forth in Section 6.3(h) (other than to the extent that any effective Noteholder Consent is conditioned upon the consummation of the Closing), the Company shall be entitled to notify Parent in writing of such determination (a “Consent Determination”). Following Parent’s receipt of such Consent Determination, the Company shall be deemed to have satisfied the conditions set forth in Section 6.3(h) in full (subject only to the effectiveness of the amendments to the Subject Notes prior to or substantially concurrently with the Closing), unless Parent delivers a written notice to the Company that details the basis of Parent’s objections to the Consent Determination (an “Objection Notice”) no later than the end of the period of 10 Business Days commencing on the date upon which the Consent Determination was delivered to Parent (the “Objection Period”). If Parent does not deliver an Objection Notice to the Company prior to the expiration of the Objection Period, then the Company shall be deemed to have satisfied the conditions set forth in Section 6.3(h) (subject only to the effectiveness of the amendments to the Subject Notes prior to or substantially concurrently with the Closing) unless and except to the extent that after the expiration of the Objection Period but prior to the effectiveness of the Closing an intervening event occurs with respect to SDTS that will cause the conditions set forth in clause (i) of Section 6.3(h) not to be met prior to or substantially concurrently with the effectiveness of the Closing and the same is not cured or otherwise waived and/or consented to by the Noteholders prior to or substantially concurrently with the Closing.

Section 5.20 Rate Case Cooperation.

(a) From and after the Go-Shop Period End Time until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with Article VII or (iii) the date on which the PUCT Approval is received, the Company shall cooperate with Parent in preparing Rate Case Material. In furtherance of the foregoing, the Company shall, and shall cause the Company Subsidiaries (including, for the avoidance of doubt, the Partnership) and/or Hunt Manager to, afford to Parent and its Representatives reasonable access to all of their respective properties, facilities, personnel, contracts, books and records and financial, operating and other data and information in accordance with Section 5.6.

(b) For purposes of this Section 5.20, “Rate Case Material” means any documentation, studies or other material reasonably necessary to support Parent in prosecuting a ratemaking proceeding for the Retained Assets.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, mutual waiver by the Company (on behalf of itself and the Partnership) and Parent (on behalf of itself, Merger Sub and Merger Partnership) (except that Section 6.1(a)(ii) is not waivable), at or prior to the Closing of the following conditions:

(a) Stockholder Approval. Approval of this Agreement and the transactions contemplated hereby (including the Mergers) shall have been obtained from (i) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter and (ii) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter, excluding for purposes of such calculation any Company Shares held by Hunt (together, the “Company Stockholder Approval”).

(b) No Injunctions or Legal Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement (each, an “Order”).

(c) Regulatory Approvals. The Regulatory Approvals shall have been obtained and have become final (provided, that, with respect to the PUCT Approval, “final” shall be as defined in the Administrative Procedure Act, Tex. Gov’t Code Ann. § 2001.144 (“APA 2001.144”)) and each of the Regulatory Approvals shall remain in full force and effect.

Section 6.2 Conditions to the Obligations of the Company and the Partnership. The obligation of each of the Company and the Partnership to effect the Mergers is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (on behalf of itself and the Partnership), at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger Partnership set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations or warranties shall be true and correct at and as of such earlier date), except where the failure of such representations or warranties to be true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent, Merger Sub and Merger Partnership. Each of Parent, Merger Sub and Merger Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received on the Closing Date a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to the Obligations of Parent, Merger Sub and Merger Partnership. The obligation of each of Parent, Merger Sub and Merger Partnership to effect the Mergers is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent (on behalf of itself, Merger Sub and Merger Partnership), at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) and (iii), below, each of the representations and warranties of the Company and the Partnership set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations or warranties shall be true and correct at and as of such earlier date), except where the failure of such representations or warranties to be true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded), (ii) each of the representations and warranties of the Company and the Partnership contained in Section 3.2(a) and Section 3.2(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date) except for de minimis inaccuracies, and (iii) each of the representations and warranties of the Company and the Partnership contained in the first sentence of Section 3.1(a) (Organization, Good Standing and Qualification), Section 3.3(a) (Authority) and Section 3.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date).

(b) Performance of Obligations of the Company. Each of the Company and the Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Omnibus Termination Agreement. The Subject Agreements and the Subject Leases (each as defined in the Omnibus Termination Agreement) shall have been terminated in accordance with the terms of the Omnibus Termination Agreement, and all other provisions of the Omnibus Termination Agreement shall remain unchanged without modification or amendment from the terms in effect as of the date hereof.

(d) Asset Exchange Agreement. The Merger (as defined in the Asset Exchange Agreement) shall have been consummated.

(e) Officers’ Certificate. Parent shall have received on the Closing Date certificates signed by an executive officer of the Company and the Partnership certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(i).

(f) Absence of Burdensome Condition; Regulatory Approvals. (i) No Law or any Regulatory Approvals, individually or in the aggregate, shall contain, include, impose, or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute a Burdensome Condition and (ii) Items 1, 2, 3, 4, 5, 7, 10 and 13 of the Regulatory Terms shall have been approved by an order issued by the PUCT.

(g) Tax Opinion. Parent shall have received a tax opinion of Baker Botts LLP, tax counsel to the Company (or such other law firm as may be reasonably approved by Parent), dated as of the Closing Date in the form of Exhibit C attached hereto (the “Tax Opinion”). The Tax Opinion will be subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in officer’s certificates executed by the Company and the Company Subsidiaries, provided that Parent is given a reasonable opportunity to review and reasonably comment on such representations.

(h) Company Debt. (i) Other than compliance by SDTS with respect to the use and/or application of any cash proceeds received by SDTS in connection with the transactions contemplated by the Asset Exchange Agreement and any collateral pledge and/or guarantee obligations arising under the Subject Notes as a result of such transactions, no make-whole or mandatory prepayment will be due and payable and no Default or Event of

Default (as such terms are defined in the Subject Notes) will exist immediately after giving effect to the Closing and (ii) effective prior to or substantially concurrently with the Closing, each of the terms of the Subject Notes listed in Schedule A-1 hereto shall have been deleted, modified, removed or amended as referred to therein in all material respects or otherwise be no longer in effect or the Subject Notes shall have otherwise been amended in a manner consented to by Parent.

(i) Absence of Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred an event, change, circumstances, occurrence, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub, Merger Partnership, the Company or the Partnership may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub and Merger Partnership, and any termination by the Company also being an effective termination by the Partnership):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 15, 2019 (the “Initial Termination Date”); provided, that if as of such date all the conditions to Closing, other than the conditions set forth in Section 6.1(c), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 6.1(c) is not satisfied, the Initial Termination Date may be extended on one occasion by either Parent or the Company for a period of 90 days by written notice to the other party (the Initial Termination Date, as extended pursuant to this Section 7.1(b)(i), being the “Termination Date”); provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted directly in, the failure of the Mergers to be consummated by the Termination Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if the issuance of such Order was attributable to the failure of such party to perform its obligations under this Agreement;

(iii) if the PUCT issues a final (as defined in APA 2001.144) order denying the requested PUCT Approval and, within 30 days following the date that such order becomes final within the meaning of APA 2001.144, such order has not been vacated or materially modified; or

(iv) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if Parent, Merger Sub or Merger Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Termination Date; or, if curable prior to the Termination Date, has not been cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company is in compliance with its obligations under Section 5.4 in all material respects, (C) to the extent permitted by, and effected in accordance with Section 5.4(g), the Company Board approves, and the Company enters into concurrently with the termination of this Agreement, an Alternative Acquisition Agreement with respect to such Superior Proposal and (D) prior to or concurrently with (and as a condition to) such termination, the Company pays Parent the applicable Termination Fee due under Section 7.3;

(d) by Parent:

(i) if the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Merger Sub or Merger Partnership is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if: (A) the Company Board shall have made an Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(d)(ii)(A) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting; or (B) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.4);

(iii) if the PUCT issues a final (as defined in APA 2001.144) order imposing a Burdensome Condition (which has not been accepted by Parent) and, within 30 days following the date that such order becomes final within the meaning of APA 2001.144, such order has not been vacated or materially modified; or

(iv) if the Asset Exchange Agreement is validly terminated in accordance with its terms.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger Partnership, the Company or the Partnership (or any of their Affiliates or Representatives), except that the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3 (Fees and Expenses), Section 5.10 (Indemnification, Exculpation and Insurance), Section 5.17(c) (Financing) and Article VIII (General Provisions) shall survive the termination of this Agreement; provided, however, that none of Parent, Merger Sub, Merger Partnership, the Company or the Partnership shall be released from any liabilities or damages arising out of actual and intentional fraud or a Willful and Material Breach of any covenant or agreement set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in Section 5.7(b)(i) or this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or by Parent pursuant to Section 7.1(d)(i) and (A) (1) prior to the Termination Date in the event of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) or (2) prior to the Company Stockholders Meeting in the event of a termination pursuant to Section 7.1(b)(iv), (x) a bona fide Acquisition Proposal shall have been received by the Company, the Company Board or any Representative of the Company or (y) any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, with respect to clauses (x) and (y), in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), not withdrawn prior to such termination, and in the case of a termination pursuant to Section 7.1(b)(iv) not publicly withdrawn at least two Business Days prior to the Company Stockholders Meeting and (B) within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (provided, that for purposes this Section 7.3(b)(ii), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) that is later consummated, then promptly (but in no event later than three Business Days) after the consummation of such Acquisition Proposal, the Company shall pay to Parent the Termination Fee;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then prior to or concurrently with (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then promptly, but in no event later than two Business Days, after the date of such termination, the Company shall pay to Parent the Termination Fee.

“Termination Fee” shall mean an amount equal to $44,600,000; provided, that if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) to enter into a Superior Proposal with any Excluded Party, then the Termination Fee shall mean an amount equal to $19,100,000, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent.

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Merger Partnership would not enter into this Agreement. The Company acknowledges that the Termination Fee is not a penalty, but is liquidated damages, in reasonable amounts that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent, Merger Sub or Merger Partnership commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent, Merger Sub or Merger Partnership its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus two percent per annum.

(e) Notwithstanding anything to the contrary in this Agreement, except in the case of actual and intentional fraud or a Willful and Material Breach of this Agreement by the Company, if this Agreement is terminated under circumstances in which the Company is required to pay the Termination Fee and the Termination Fee is actually paid to Parent in accordance with this Section 7.3, the payment of the Termination Fee (and any amounts payable pursuant to Section 7.3(d)) shall be Parent’s, Merger Sub’s and Merger Partnership’s sole and exclusive remedy against the Company and its Affiliates, and their respective shareholders and Representatives, relating to or arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated by this Agreement or thereby

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors (or equivalent governing body) at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver; Any Determinations, Decisions, Etc. At any time prior to the Company Merger Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Whenever a determination, decision, approval, notice or consent of the Company is permitted or required pursuant to or otherwise in connection with this Agreement, including, without limitation Section 5.4, Section 7.4 and Section 7.5, such determination, decision, approval, notice or consent must be authorized or made by the Conflicts Committee.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. This Article VIII and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in Article II (Effect on the Equity Interests of the Constituent Corporations; Exchange of Certificates), Section 7.3(a) (Fees and Expenses) and Section 5.10 (Indemnification, Exculpation and Insurance) shall survive the consummation of the Mergers. This Article VIII and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub, Merger Partnership, the Surviving Company or the Surviving Partnership, to:

1616 Woodall Rogers Frwy.

Dallas, TX 75202

Attention: Matthew C. Henry and Michael L. Davitt

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention: Christopher R. Rowley and Alan J. Bogdanow

(ii) if to the Company or the Partnership, to:

1900 N. Akard Street

Dallas, TX 75201-2300

Attention: Stacey H. Doré

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Doug Rayburn

and with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Whenever this Agreement (other than in Section 5.4) indicates that the Company has “made available” any document or other item to Parent, Merger Sub or Merger Partnership, such statement will mean that such document or other item was (i) provided in hard copy format or via e-mail for review by Parent’s Representatives or uploaded to the Intralinks electronic data room, in each case, prior to the date that is twenty-four (24) hours prior to the date hereof or (ii) provided in any Company SEC Document filed or furnished (and publicly available) prior to the date that is one Business Day prior to the date hereof, or incorporated by reference into any such document. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

Section 8.4 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.5 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10 (Indemnification, Exculpation and Insurance) which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, from and after the Company Merger Effective Time and (b) from and after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the rights of holders of Company Shares or Partnership Units, as applicable, to receive the applicable Merger Consideration set forth in Article II. The rights granted pursuant to this Section 8.5 shall only be enforceable on behalf of the holders of Company Shares and Partnership Units by the Company and the Partnership, respectively, in their sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in such claims shall attach to the Company Shares and Partnership Units, as applicable, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company or the Partnership with respect to such claims (net of expenses incurred by the Company or the Partnership in connection therewith) may, in the sole and absolute discretion of the Company or the Partnership, as applicable, be (i) distributed, in whole or in part, by the Company or the Partnership, as applicable, to the holders of record Company Shares and Partnership Units as of any date determined by the Company or the Partnership, as applicable, or (ii) retained by the Company or the Partnership, as applicable, for the use and benefit of the Company or the Partnership on behalf of its respective holders in any manner the Company or the Partnership, as applicable, deems fit. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that (a) the provisions of the DLLCA and the MGCL applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger and the provisions of the DRULPA applicable to the authorization, effectiveness and effects of the Partnership Merger will apply to the Partnership Merger and (b) the applicable Law of the State of Maryland shall apply to the statutory standard of conduct governing acts by the directors of the Company Board in connection with this Agreement.

Section 8.7 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that prior to making the initial PUCT Filing, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub or Merger Partnership, in which event all references herein to Merger Sub or Merger Partnership, as applicable, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub or Merger Partnership, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, further, that any such designation shall not relieve Parent from any of its obligations hereunder or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement. Nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub or Merger Partnership to any controlled Affiliate of Parent. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. Each of the parties acknowledges and agrees that the rights of each party to consummate the Mergers and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and the parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable damage would occur. Accordingly, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in Dallas County in the State of Texas, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing to the contrary, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with specifically enforcing the Equity Commitment Letter, or Parent’s obligation to cause the Equity Financing to be funded pursuant to the Equity Commitment Letter, shall be subject to the requirements that (i) all conditions in Section 6.1 and Section 6.2 are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the Company or the Partnership seeks specific performance pursuant to this Section 8.9 capable of being satisfied if the Closing were to occur at such time), and (ii) the Company has irrevocably confirmed in a written notice to

Parent that if the Equity Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

Section 8.10 Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

Section 8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 8.12.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub, Merger Partnership, the Company and the Partnership acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and has participated jointly in negotiating and drafting this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Liability of Financing Source Parties. Notwithstanding anything to the contrary contained herein and except as set forth in the Equity Commitment Letter, the Company and the Partnership agree that neither of them nor any other Company Subsidiary shall have any rights or claims against any Person providing the Financing or any of their respective current, former and future direct or indirect equityholders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Financing Source Parties”) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source Parties shall have any rights or claims against the Company, the Partnership or any other Company Subsidiary in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties. In addition, in no event will any Financing Source Parties be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

Oncor Electric Delivery Company LLC
a Delaware limited liability company

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

MERGER SUB:

1912 Merger Sub LLC,
a Delaware limited liability company

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

MERGER PARTNERSHIP:

Oncor T&D Partners, LP,
a Delaware limited partnership

By:	Oncor Electric Delivery Company LLC,
its general partner

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

COMPANY:

InfraREIT, Inc.,
a Maryland corporation

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

PARTNERSHIP:

InfraREIT Partners, LP,
a Delaware limited partnership

By:	InfraREIT, Inc.,
its general partner

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex A

Defined Terms

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Acquisition Proposal” has the meaning set forth in Section 5.4(e)(i).

“Action” has the meaning set forth in Section 3.10.

“Adverse Recommendation Change” has the meaning set forth in Section 5.4(f)(i).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for purposes of this Agreement, Hunt and SU are deemed not to be Affiliates of the Company or the Company Subsidiaries.

“Affiliate Contribution” has the meaning set forth in the Recitals.

“Affiliate Contribution Effective Time” has the meaning set forth in Section 1.3(b).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning given in Section 5.4(b)(iv).

“APA 2001.144” has the meaning set forth in Section 6.1(c).

“APM Private Letter Ruling” has the meaning set forth in Section 5.18(a).

“Asset Exchange Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof and entered into by and between SU, SDTS and Parent.

“Asset Exchange Effective Time” means the Effective Time as defined in the Asset Exchange Agreement.

“Assignment Agreement” has the meaning set forth in Section 1.1(b).

“Bankruptcy Exceptions” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment, consulting, retention, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, phantom equity, incentive, bonus, retirement, supplemental retirement, profit sharing, insurance, medical, welfare, material fringe or other material benefit plan, program, policy, practice, agreement, contract, arrangement or other obligation.

“Book-Entry Interests” has the meaning set forth in Section 2.3(b).

“Burdensome Condition” means any term or condition, requirement, sanction or Law that would, individually or in the aggregate, reasonably be expected to be materially detrimental to the financial condition, business, properties, assets, liabilities or results of operations of (a) Parent and its Subsidiaries, taken as a whole, or (b) Sempra and its Subsidiaries, taken as a whole, in each case taking into account the effects of the Mergers (it being understood that, for purposes of this clause (a) and clause (b), the financial condition, business, properties, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or of Sempra and its Subsidiaries, taken as a whole, should be assumed to be of the same size and magnitude as the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement); provided, however, that terms or conditions, requirements, sanctions or Laws that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas shall not be deemed to be, or contribute to, a Burdensome Condition (except to the extent such changes or developments have a materially disproportionate and adverse effect on the Parent and its Subsidiaries, taken as a whole, after accounting for the effect of the Mergers, as compared to other entities engaged in the electric transmission and distribution business in the State of Texas); provided, further, that the approval by the PUCT of any of the Regulatory Terms or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in substantially the same effect as any of the Regulatory Terms, shall not be deemed to be a Burdensome Condition, but material adverse variations or changes to any of the Regulatory Terms may contribute to, or be, a Burdensome Condition; provided, further, that the PUCT’s refusal of Item 14 in the Regulatory Terms shall not constitute or contribute to a Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Surviving Company and all Company Subsidiaries will become Subsidiaries of Parent upon consummation of the Mergers and will be subject to the conditions and requirements imposed on Subsidiaries of Parent pursuant to the Order in Docket No. 47675 issued by the PUCT on March 8, 2018, in each case, by virtue of the fact that the Company will become a Subsidiary of Parent, and any confirmation or reinstatement of such existing conditions or requirements by any Governmental Entity on Subsidiaries of Parent in connection with any approval sought under this Agreement shall not be deemed to be a Burdensome Condition; provided, further, that subject to Section 5.7(e), a Burdensome Condition shall not be deemed to exist by virtue of any mitigation arrangement with CFIUS under the DPA to obtain CFIUS Approval that would restrict the ability of Parent’s foreign owners from accessing or operating Parent’s business, operations or its assets or from having physical, virtual or electronic access to the assets of Parent, including tangible assets, data and sensitive personal information, and being involved in decision-making regarding the distribution, sale and delivery of electric power (other than board-level decision-making).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CapEx Forecast” has the meaning set forth in Section 5.1(b)(xi).

“Certificate of Limited Partnership” has the meaning set forth in Section 3.1(b).

“Certificates” has the meaning set forth in Section 2.3(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written notification issued by CFIUS that it has determined (i) that the Mergers and the other transactions contemplated by this Agreement are not a “covered transaction” pursuant to the DPA or (ii) there are no unresolved national security concerns with respect to the transactions and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the transactions, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Mergers and the other transactions contemplated by this Agreement, either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the Mergers and the other transactions contemplated by this Agreement has expired without any action being announced or taken, or (ii) the President has announced a decision not to take any action to suspend or prohibit the Mergers and the other transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 1.9.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Merger” has the meaning set forth in Section 1.3(a).

“Company Board” has the meaning set forth in the Recitals, and, with respect to any determination or action to be taken by the Company Board after the date of this Agreement, shall also mean the Conflicts Committee or any other committee duly authorized to act on behalf of such board.

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Merger” has the meaning set forth in the Recitals.

“Company Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Company Merger Effective Time” has the meaning set forth in Section 1.3(a).

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of the Company Subsidiaries.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Shares” has the meaning set forth in Section 2.1(a)(i).

“Company Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.5(c).

“Company Subsidiary” means any Subsidiary of the Company. The Partnership and its Subsidiaries are deemed to be Company Subsidiaries.

“Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Subsidiary Partnership, and that requires the Company or any Company Subsidiary (a) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (b) to retain or not to dispose of assets, or engage in transactions of comparable Tax effect, (c) to make or refrain from making a Tax election, (d) to only dispose of assets in a particular manner, (e) to operate (or refrain from operating) in a particular manner, (f) to use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (g) to use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code or (iii) pursuant to which limited partners of a Subsidiary Partnership have guaranteed, indemnified or assumed debt of the Subsidiary Partnership.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(b).

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent Determination” has the meaning set forth in Section 5.19(c).

“Consent Period” has the meaning set forth in Section 5.19(a).

“Contract” has the meaning set forth in Section 3.4(a).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt Financing” has the meaning set forth in Section 5.17(a).

“Delaware Secretary of State” has the meaning set forth in Section 1.3(a).

“Determination Notice” has the meaning set forth in Section 5.4(g)(i).

“DLLCA” has the meaning set forth in the Recitals.

“DPA” means the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, the regulations promulgated thereunder, 31 C.F.R. Part 800 and any executive order issued pursuant to the DPA.

“DRULPA” has the meaning set forth in the Recitals.

“DTC” has the meaning set forth in Section 2.3(e).

“DTC Payment” has the meaning set forth in Section 2.3(e).

“Environmental Laws” has the meaning set forth in Section 3.13(c)(i).

“Environmental Permits” has the meaning set forth in Section 3.13(c)(ii).

“Equity Commitment Letters” has the meaning set forth in Section 4.7(b).

“Equity Financing” has the meaning set forth in Section 5.17(a).

“ERCOT” means the Electric Reliability Council of Texas, Inc.

“ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability and settlement (including customer registration) policies, rules, guidelines, procedures, standards and criteria of ERCOT including all policies, guidelines, procedures, forms and applications contained within the “Other Binding Documents” adopted by ERCOT.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 2.2(b).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Excluded Party” has the meaning set forth in Section 5.4(e)(ii).

“Existing Indebtedness” means, with respect to any Person, all (i) indebtedness, notes payable, accrued interest payable or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) indebtedness evidenced by a note, bond, debenture, letters of credit, security or similar instrument (including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock) or similar instrument, (iii) liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any similar transaction designated to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (v) direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) obligations to pay the deferred purchase price of property, services or equipment, and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Existing Indebtedness or any obligation of another Person which is secured by assets of the Company or any Company Subsidiary.

“Existing Loan Documents” has the meaning set forth in Section 3.7(a).

“FCC” means the Federal Communications Commission.

“FCC Approval” has the meaning set forth in Section 3.4(b).

“FCPA” has the meaning set forth in Section 3.21.

“Federal Power Act” has the meaning set forth in Section 3.4(b).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” has the meaning set forth in Section 3.4(b).

“Financing” has the meaning set forth in Section 5.17(a).

“Financing Source Parties” has the meaning set forth in Section 8.16.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“GAAP” has the meaning set forth in Section 3.5(b).

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods and acts generally accepted in ERCOT.

“Go-Shop Period End Time” has the meaning set forth in Section 5.4(a).

“Government Contract” means any Contract to which the Company or any Company Subsidiary is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Government Official” has the meaning set forth in Section 3.21.

“Governmental Entity” means any governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator, regional reliability authority or other governmental body.

“HCI” means Hunt Consolidated, Inc., a Delaware corporation.

“HEIIC” has the meaning set forth in Section 3.14(f).

“HSR Act” has the meaning set forth in Section 3.4(b).

“HSR Act Approval” has the meaning set forth in Section 3.4(b).

“HTS” means Hunt Transmission Services, L.L.C., a Delaware limited liability company.

“Hunt” means HCI and its Affiliates (including, for the avoidance of doubt, HTS, Electricity Participant Partnership, L.L.C. and Hunt Manager, but excluding the Company and the Company Subsidiaries).

“Hunt Manager” means Hunt Utility Services, LLC, a Delaware limited liability company.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Initial Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Insurance Policy” has the meaning set forth in Section 3.16.

“Intellectual Property” means: (i) trademarks, trademark applications, service marks and trade names; (ii) copyrights; (iii) licenses; (iv) domain names; (v) patents and patent applications; and (vi) trade secrets.

“Interested Party Communication” has the meaning set forth in Section 5.7(b)(vii).

“Intervening Event” has the meaning set forth in Section 5.4(g).

“IRS” has the meaning set forth in Section 3.14(f).

“IRS Submissions” has the meaning set forth in Section 5.18(a).

“knowledge of Parent” means the actual knowledge, after reasonable investigation, of Matthew C. Henry, Michael L. Davitt or John Stewart.

“knowledge of the Company” means the actual knowledge, after reasonable investigation, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” has the meaning set forth in Section 3.4(a).

“Liens” has the meaning set forth in Section 3.2(b).

“LTIP Units” has the meaning set forth in the Partnership Agreement.

“Management Agreement” means the Management Agreement, dated as of January 29, 2015, among the Company, the Partnership and Hunt Utility Services, LLC, as amended.

“Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Material Contract” has the meaning set forth in Section 3.15(a).

“Materials of Environmental Concern” has the meaning set forth in Section 3.13(c)(iii).

“Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Merger Partnership” has the meaning set forth in the Preamble.

“Merger Sub” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“MGCL” has the meaning set forth in the Recitals.

“North Texas Utility” means Sharyland Distribution & Transmission Services, L.L.C. after the consummation of the transactions contemplated by the Asset Exchange Agreement.

“Noteholder Consents” has the meaning set forth in Section 5.19(a).

“Noteholders” has the meaning set forth in Section 5.19(a).

“Notice Period” has the meaning set forth in Section 5.4(g)(i).

“NYSE” has the meaning set forth in Section 3.1(a).

“Objection Notice” has the meaning set forth in Section 5.19(c).

“Objection Period” has the meaning set forth in Section 5.19(c).

“Omnibus Termination Agreement” means that certain Omnibus Termination Agreement dated as of the date hereof and entered into by and among the Company, the Partnership, HCI, HTS, Hunt Manager, SU, SDTS and Electricity Participant Partnership, L.L.C..

“Order” has the meaning set forth in Section 6.1(b).

“Other Interested Party” means the Texas Office of Public Utility Counsel and any other Person (other than a Subject Governmental Entity) that is intervening in, or may reasonably be expected to intervene in, an Action with respect to any Regulatory Approval.

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 10, 2015, among the Company, Hunt-InfraREIT, L.L.C. and the other persons whose names are set forth on the partner registry as limited partners.

“Partnership Certificate of Merger” has the meaning set forth in Section 1.3(c).

“Partnership Merger” has the meaning set forth in the Recitals.

“Partnership Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Partnership Merger Effective Time” has the meaning set forth in Section 1.3(c).

“Partnership Units” has the meaning set forth in Section 2.1(b)(i).

“Paying Agent” has the meaning set forth in Section 2.3(a).

“Payment Fund” has the meaning set forth in Section 2.3(a).

“Per Partnership Unit Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Permits” has the meaning set forth in Section 3.11(b).

“Permitted Liens” means (i) statutory liens for current Taxes not yet due and delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of the Company Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, (iv) liens granted to any lender (or any agent thereof) at the Closing in connection with any financing by the Parent, Surviving Company or Surviving Partnership of the transactions contemplated hereby, (v) any right, interest, title or other Lien of a lessor or sublessor of real property leased or subleased by Company or Company Subsidiaries as provided in any lease, sublease or other similar agreement made available to Parent, Merger Sub or Merger Partnership and (vi) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and the Company Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“PII” has the meaning set forth in Section 5.6(c).

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Private Letter Ruling” has the meaning set forth in Section 3.14(f).

“Property” has the meaning set forth in Section 3.13(a).

“Proxy Statement” has the meaning set forth in Section 3.8.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Approval” has the meaning set forth in Section 3.4(b).

“PUCT Filing” has the meaning set forth in Section 5.7(b)(ii).

“PURA” has the meaning set forth in Section 3.4(b).

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.14(c).

“Rate Case Material” has the meaning set forth in Section 5.20(b).

“Regulatory Approvals” has the meaning set forth in Section 3.4(b).

“Regulatory Terms” has the meaning set forth in Section 5.7(b)(ii).

“REIT” has the meaning set forth in Section 3.14(c).

“Release” has the meaning set forth in Section 3.13(c)(iv).

“Representative” of a Person means any officer, trustee, director, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such Person. For the avoidance of doubt, (i) Hunt Manager (except for individual employees of Hunt Manager listed on Section 1.1(b) of the Company Disclosure Letter) is deemed to be a Representative of the Company and the Partnership and (ii) any Person who acts in accordance with written instructions from the Company in accordance with Section 2 of the Non-Interference Agreement is deemed to be a Representative of the Company and the Partnership for purposes of Section 5.4.

“Retained Assets” means the “SDTS Retained Assets” as defined in the Asset Exchange Agreement.

“Ruling Request” has the meaning set forth in Section 5.18(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SDAT” has the meaning set forth in Section 1.3(a).

“SDTS” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.5(a).

“Sempra” has the meaning set forth in the Recitals.

“Share Certificate” has the meaning set forth in Section 2.3(b).

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (i) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors,

(ii) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (iii) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“South Texas Utility” means Sharyland Utilities, L.P. after the consummation of the transactions contemplated by the Asset Exchange Agreement.

“Stock Plan” has the meaning set forth in Section 2.2(a).

“SU” has the meaning set forth in the Recitals.

“SU Purchase Agreement” has the meaning set forth in the Asset Exchange Agreement.

“Subject Governmental Entity” means the PUCT, the PUCT staff, the FERC, the FERC staff, ERCOT, the United States Department of Justice, the Federal Trade Commission (including its staff) or offices of elected officials (including the elected officials and their staff members).

“Subject Notes” means, collectively, (i) the senior secured notes issued by Transmission and Distribution Company, L.L.C. to The Prudential Insurance Company of America and affiliates in an aggregate principal amount of $25,000,000 that bear interest at 8.50% per annum and mature on December 30, 2020, (ii) the senior secured notes issued by SDTS to The Prudential Insurance Company of America in an aggregate principal amount of $110,000,000 that bear interest at 6.47% per annum and mature on September 30, 2030 and (iii) the senior secured notes issued by SDTS to The Prudential Insurance Company of America and affiliates in an aggregate principal amount of $53,500,000 that bear interest at 7.25% per annum and mature on December 30, 2029, together with the note purchase agreements referred to on Schedule A-1 hereto governing such notes.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person. For the avoidance of doubt, SDTS and its Subsidiaries (prior to giving effect to the Asset Exchange Agreement) are each deemed to be a Subsidiary of the Company and the Partnership.

“Subsidiary Partnership” means any Company Subsidiary that is a partnership for U.S. federal income tax purposes.

“Superior Proposal” has the meaning set forth in Section 5.4(e)(iii).

“Surviving Company” has the meaning set forth in Section 1.1(a).

“Surviving Partnership” has the meaning set forth in Section 1.1(c).

“Takeover Laws” has the meaning set forth in Section 3.20.

“Tax Returns” has the meaning set forth in Section 3.14(w)(ii).

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.14(c).

“Taxes” has the meaning set forth in Section 3.14(w)(i).

“Tax Opinion” has the meaning set forth in Section 6.3(g).

“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Transaction Litigation” has the meaning set forth in Section 5.9(a).

“TRE” means the Texas Reliability Entity, Inc.

“TTI Members” has the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the intent that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement (it being agreed that the failure of the Company and the Partnership, on the one hand, and Parent, Merger Sub, and Merger Partnership, on the other hand, to consummate the Mergers when required under the terms of this Agreement will constitute a Willful and Material Breach).

Exhibit A

Non-Interference Agreement

This NON-INTERFERENCE AGREEMENT, dated as of October 18, 2018 (this “Agreement”), is made and entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Parent”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Hunt Transmission Services, L.L.C., a Delaware limited liability company (“HTS”), Electricity Participant Partnership, LLC, a Delaware limited liability company (“EPP”), Hunt Consolidated, Inc., a Delaware corporation (“Hunt Consolidated”), and Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland”).

RECITALS

WHEREAS, as of the date hereof, HTS is the owner of 6,334 shares of common stock, par value $0.01 per share (“Common Stock”), of InfraREIT, Inc., a Maryland corporation (the “Company”), and 15,170,442 common units (“Common Units”, and together with the Common Stock, the “Subject Securities”) representing limited partnership interests in InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, as of the date hereof, EPP is the owner of 454,102 Common Units (the “EPP Units”);

WHEREAS, each of HTS and EPP are subsidiaries of Hunt Consolidated;

WHEREAS, the Company is the general partner of the Partnership, which is governed and administered in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 10, 2015 (as amended, the “Partnership Agreement”);

WHEREAS, concurrently with the execution and delivery hereof, Parent, Merger Sub, Oncor T&D Partners, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent (“Merger Partnership”), the Company and the Partnership are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including (i) the merger of the Company with and into Merger Sub and (ii) the merger of Merger Partnership with and into the Partnership (collectively, the “Mergers”);

WHEREAS, HTS, EPP, Hunt Consolidated and Sharyland (collectively, the “Hunt Parties”) are not parties to the Merger Agreement and are not bound by the terms thereof;

WHEREAS, Hunt Consolidated and its subsidiaries and affiliates, including Sharyland, are willing to take certain actions in order to facilitate the acquisition of the Company and the Partnership by Parent pursuant to the Merger Agreement;

WHEREAS, concurrently with the execution and delivery hereof, Sharyland, Sharyland Distribution & Transmission Services, L.L.C, a Texas limited liability company and a subsidiary of the Partnership (“SDTS”), and Parent are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Asset Exchange Agreement”), that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including an exchange of certain assets held by Sharyland and its subsidiaries for certain assets held by SDTS;

WHEREAS, Parent and Merger Sub have requested that, as a condition to Parent and Merger Sub entering into the Merger Agreement, each of the Hunt Parties enter into this Agreement in order to confirm that that they will not take certain actions that could be expected to interfere with the approval, implementation and consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein and the mutual benefits to be gained from the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Covenant Not to Redeem; Transfer Restrictions.

(a) Each of the Hunt Parties agrees that, during the period commencing on the date hereof and ending on the earliest of (i) the date upon which the Asset Exchange Agreement is validly terminated in accordance with its terms, (ii) the date upon which the Merger Agreement is validly terminated in accordance with its terms and (iii) the date upon which the Mergers are consummated in accordance with the terms of the Merger Agreement (the “Restricted Period”), each of the Hunt Parties who owns any Common Units shall not exercise any right it has or may have to require the Partnership to redeem any Common Units held by such Hunt Party in accordance with Section 8.6 of the Partnership Agreement.

(b) Each of the Hunt Parties agrees that, during the Restricted Period, each of the Hunt Parties who owns any Subject Securities shall not Transfer any such Subject Securities or enter into any agreement, arrangement or understanding with any Person granting options, rights of first offer or refusal, or any voting rights with respect to such Subject Securities, or grant any power of attorney with respect thereto; provided, however, that each Hunt Party shall be entitled to Transfer Subject Securities to (i) any other Hunt Party or (ii) any Affiliate who executes a joinder to this Agreement in a form reasonably acceptable to Parent. As used in this Agreement, the term “Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other understanding providing for any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), of any Subject Securities. Notwithstanding the foregoing, the restrictions set forth in this Section 1(b) shall not apply to (x) pledges of equity interests or assets in the ordinary course of business by Hunt Consolidated or any Affiliate of Hunt Consolidated so long as the principal assets of such Affiliate do not consist of the Subject Securities or (y) the administration, in the ordinary course of business, of any outstanding awards of Participant Interests (as defined in EPP’s organizational documents).

2. Covenants Regarding Acquisition Proposals. Each of Parent and Merger Sub acknowledges and agrees that the Hunt Parties and their Subsidiaries (as defined below) and Affiliates (as defined below) and the respective Representatives (as defined below) of the Hunt Parties and their Subsidiaries and Affiliates shall, solely at the request of or in cooperation with the Company, have the right to take any action that the Company or its Subsidiaries or their respective Representatives are entitled to take under Section 5.4 of the Merger Agreement, including any action relating to soliciting, initiating, facilitating or encouraging the making of any Acquisition Proposal (as defined in the Merger Agreement) that the Company and its Subsidiaries and their respective Representatives are entitled to take prior to or after the Go-Shop Period End Time (as defined in the Merger Agreement). In addition, each of the Hunt Parties severally agrees that, during the Restricted Period, such Hunt Party shall not, and shall cause its Subsidiaries and their respective Representatives not to, take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking under Section 5.4 of the Merger Agreement, including any action of the type described in Section 5.4(b)(i)-(v) of the Merger Agreement (if and to the extent the Company, its Subsidiaries or their respective Representatives are prohibited from taking any such action). Notwithstanding anything contained in this Section 2, each Hunt Party, its Subsidiaries, Affiliates and Representatives shall be permitted to refer any inbound inquiry regarding an Acquisition Proposal to the Company or its Representatives so long as such inquiry was not the result of a violation by a Hunt Party of its obligations under this Section 2. The parties hereto agree that, in connection with determining for purposes of this Section 2 whether the Company is prohibited from taking any action under Section 5.4 of the Merger Agreement, the Hunt Parties shall be entitled to rely conclusively, and without any investigation or any inquiry of or notice to any party to this Agreement, on any written instructions delivered by an officer of the Company (which may be in the form of an email message) stating that the Company is not prohibited from taking such action. As used herein, (i) the term “Affiliate” has the meaning set forth in the Merger Agreement, except that the Company, the Partnership and their Subsidiaries and HUS (as defined below) shall not be deemed Affiliates of any of the Hunt Parties, (ii) the term “HUS” shall mean Hunt Utility Services, LLC, a Delaware limited liability company, (iii) the term “Representatives” means, with respect to a person or entity, the officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, brokers, finders and other agents or representatives of such person or entity; provided, however, that any directors, officers (including the Chief Executive Officer), employees or other agents of the Company, the Partnership or any of their Subsidiaries, including SDTS, and of HUS, in each case, solely acting in their respective capacity as such, shall not be considered Representatives of the Hunt Parties (but this proviso shall not be construed to relieve the Company or the Partnership or any of their Subsidiaries or their respective Representatives from any obligations it, he or she may have under the terms of Section 5.4 of the Merger Agreement) and (iv) the term “Subsidiary” has the meaning set forth in the Merger Agreement, except that HUS shall not be deemed a Subsidiary of any of the Hunt Parties.

3. Representations and Warranties of the Hunt Parties. Each Hunt Party (severally as to itself and not jointly) hereby represents and warrants to Parent and Merger Sub as follows:

(a) Such Hunt Party is duly incorporated or formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation or formation.

(b) Such Hunt Party has all necessary corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by such Hunt Party has been duly and validly authorized by all necessary corporate, limited liability company or partnership action on the part of such Hunt Party, and no other corporate, limited liability company or partnership proceedings on the part of such Hunt Party are necessary to authorize this Agreement.

(d) This Agreement has been duly and validly executed and delivered by such Hunt Party and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Hunt Party, enforceable against such Hunt Party in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e) The execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of such Hunt Party, (ii) violate any Law applicable to such Hunt Party or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material Contract to which such Hunt Party is a party or by which it is otherwise bound.

(f) Except for any required filings by such Hunt Party with the Securities and Exchange Commission, the execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

(g) As of the date hereof, such Hunt Party is the record holder or beneficial owner of the Common Stock and Common Units as indicated the Recitals, except that the EPP Units are held for the benefit of current and former employees and services providers to Hunt Consolidated. As of the date hereof,, such Hunt Party does not own, of record or beneficially, any capital stock or other securities of the Company or the Partnership other than the Common Stock and Common Units set forth in the Recitals. As of the date hereof, other than certain forfeiture rights related to unvested (x) EPP Units and (y) certain restricted equity awards held by current and former employees and service providers to Hunt Consolidated, such Hunt Party does not own, of record or beneficially, any rights to purchase or acquire any shares of capital stock or other equity interests of the Company or the Partnership except as set forth in the Recitals. None of the Subject Securities are subject to any Contract to which such Hunt Party is a party providing for the Transfer by such Hunt Party of any of the Subject Securities, other than as required by EPP’s organizational documents with respect to the EPP Units.

(h) As of the date hereof, there is no Action or Order pending or, to the knowledge of such Hunt Party, threatened against, such Hunt Party or any of its Affiliates, that could reasonably be expected to impair or adversely affect the ability of such Hunt Party to perform such Hunt Party’s obligations hereunder.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to each Hunt Party as follows:

(a) Each of Parent and Merger Sub is duly formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of formation.

(b) Each of Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub has been duly and validly authorized by all necessary limited liability company action on the part of each of Parent and Merger Sub, and no other limited liability company proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement.

(d) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each Hunt Party, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of either Parent or Merger Sub, (ii) violate any Law applicable to Parent or Merger Sub or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), under, any material Contract to which either Parent or Merger is a party or by which either of them is otherwise bound.

(f) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

5. Termination. This Agreement shall terminate and be of no further force or effect immediately upon the expiration of the Restricted Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, that (a) nothing set forth in this Section 5 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (b) the provisions of this Section 5 and Section 7 (other than Section 7(e)) shall survive any termination of this Agreement.

6. Regulatory Matters.

i. In the case of any Joint Authorizations (as defined below) required to be obtained in connection with the transactions contemplated by the Merger Agreement or the Asset Exchange Agreement (collectively, the “Transactions”), each Hunt Party shall prepare and file, or cause its Subsidiaries to prepare and file, in cooperation with the Parent, Merger Sub and the Company (and any other parties to such agreements), any notice, report or other filing with any Governmental Entity to the extent such notice, report or other filing is reasonably required to be filed with such Governmental Entity in order to obtain such Joint Authorizations. As used herein, the term “Joint Authorization” means any authorization from a Governmental Entity required under applicable Law to consummate or make effective the Transactions, including any authorizations contemplated to be obtained under the terms of the Merger Agreement or the Asset Exchange Agreement, if and to the extent that any notice, report or other filing is required to be made by a Hunt Party or its Subsidiaries in connection therewith.

ii. Subject to Laws relating to the exchange of information, the Hunt Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to provide the Company and Parent a reasonable opportunity to review in advance and, to the extent practicable, consult with Company and Parent on and consider in good faith the views of the Company and Parent in connection with, all material information that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining a Joint Authorization.

7. Miscellaneous.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without the prior written consent of the other parties shall be null and void; provided, however, that (x) if, prior to making the initial PUCT Filing, Parent exercises its rights under the Merger Agreement to designate another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub, (A) Parent shall provide notice of such designation to the Hunt Parties and (B) all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not relieve Parent from any of its obligations hereunder and (y) nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub to any controlled Affiliate of Parent. The Company shall be a third party beneficiary of the obligations of the Hunt Parties under Section 6, subject to the written agreement on the part of the Company to observe and comply with the same obligations as are imposed on the Parent and Merger Sub under Section 6(b). Subject to the first sentence of this Section 7(a), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and, solely with respect to Section 6, the Company, and no other person shall have any right, obligation or benefit hereunder.

(b) Nothing in this Agreement shall be interpreted as giving rise to the creation or formation of a “group” by any of the parties hereto for purposes of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, or any other similar provision of applicable Law.

(c) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

(d) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

(e) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Matthew C. Henry and Michael L. Davitt

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: Christopher R. Rowley and Alan J. Bogdanow

if to any of the Hunt Parties:

c/o Hunt Consolidated, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Legal Department

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton and M. Preston Bernhisel

(f) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(g) With respect to any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates:

(i) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(ii) Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (I) the suit, action or proceeding in any such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7(h).

(i) All fees and expenses incurred in connection with this Agreement and the performance by the parties of their obligations hereunder shall be paid and borne by the party or parties incurring such fees or expenses.

(j) This Agreement and any written amendments to the foregoing satisfying the requirements of Section 7(d) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(k) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

(l) No Hunt Party (nor any designee or Representative of any Hunt Party) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company or the Partnership shall be deemed to make any agreement or understanding in this Agreement in its, his or her capacity as a director, trustee, officer or fiduciary of the Company or the Partnership. The parties acknowledge and agree that this Agreement is entered into by each Hunt Party solely in its capacity as the record holder or beneficial owner of Subject Securities and nothing in this Agreement shall restrict, limit or affect (or require such Hunt Party to attempt to restrict, limit or affect) in any respect any actions taken by such Hunt Party or its designees or Representatives who is a director, trustee, officer or fiduciary of the Company or the Partnership in his, her or its capacity as a director, trustee, officer or fiduciary of the Company or the Partnership, and, for the avoidance of doubt, except as otherwise set forth in the Merger Agreement, any breach by the Hunt Parties of any of their obligations under this Agreement shall not be deemed a breach by the Company or its Subsidiaries (as defined in the Merger Agreement) or their respective Representatives (as defined in the Merger Agreement) under Section 5.4 of the Merger Agreement. No Hunt Party nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Hunt Party or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of the Company or the Partnership, it being understood that any action taken (or failure to take action) by such Hunt Party or its designees or Representative in such capacity shall have no effect on the obligations of such Hunt Party under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 7(l) shall in any way modify, alter or amend any of the terms of the Merger Agreement.

(m) Each Hunt Party consents to and authorizes the publication and disclosure by the Company, the Partnership, Parent and Parent’s Affiliates of an accurate summary of the nature of its commitments, arrangements and understandings under this Agreement in any proxy statement or other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. The Company and the Parent shall give the Hunt Parties a reasonable opportunity to review and comment on any references in any such document to this Agreement prior to the time such document is filed with the Securities and Exchange Commission or used by the Company or the Parent for any other purpose.

(n) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(o) In the event of conflict between this Agreement, on the one hand, and the Merger Agreement, the Asset Exchange Agreement or the SU Purchase Agreement (as defined in the Asset Exchange Agreement), on the other hand, the parties acknowledge and agree that the terms of this Agreement shall control with respect to the subject matter hereof.

(p) Until the expiration of the Restricted Period, each Hunt Party shall notify Parent promptly of any acquisition of Common Stock or Common Units, which Common Stock or Common Units shall become subject to this Agreement upon such acquisition. Each Hunt Party agrees that in connection with any Transfers (to the extent permitted) of Subject Securities by such Hunt Party, such Hunt Party will, as promptly as practicable following the completion thereof, notify Parent in writing of such Transfer.

(q) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 7(g) of this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement for the posting of any bond or security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARENT:

ONCOR ELECTRIC DELIVERY COMPANY, LLC

By:
Name:
Title:

MERGER SUB:

1912 MERGER SUB LLC

By:
Name:
Title:

HUNT PARTIES:

HUNT TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

ELECTRICITY PARTICIPANT PARTNERSHIP, LLC

By:
Name:
Title:

HUNT CONSOLIDATED, INC.

By:
Name:
Title:

SHARYLAND UTILITIES, L.P.

By:
Name:
Title:

Exhibit B

Regulatory Terms

Requested Regulatory Findings:

The parties will, at a minimum, request approval in the PUCT Filing of the following:

1)

The transactions contemplated by this Agreement and the Asset Exchange Agreement (the “North Texas Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the North Texas Transactions are in the public interest.

2)

The transactions contemplated by the SU Purchase Agreement (the “South Texas Transactions” and combined with the North Texas Transactions, the “Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the South Texas Transactions are in the public interest.

3)

Necessary amendments to the certificates of convenience and necessity of SU, SDTS and Parent under PURA § 37.154 to authorize North Texas Utility and South Texas Utility, and their respective subsidiaries, to own, operate, and maintain their respective post-swap assets.

4)

The post-Closing transactions in which GS Project Entity, L.L.C. will be merged into SDTS and CV Project Entity, L.L.C. will be merged into SU under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the transactions are in the public interest.

5)

Establishment of separate wholesale transmission rates (including transformation rates) and tariffs for North Texas Utility’s assets and South Texas Utility’s assets on terms that do not vary materially from those proposed by SU, SDTS and Parent. Taken together, the wholesale transmission rates of North Texas Utility and South Texas Utility after the Company Merger Effective Time shall be equal to SU’s wholesale transmission rate in effect as of the Company Merger Effective Time.

6)	A finding that Parent may consolidate North Texas Utility with Parent for ratemaking purposes and make a combined rate filing in Parent’s next base rate case, to be filed no later than October 2021.

7)

A finding that Parent may consolidate North Texas Utility with Parent for calculation and reporting of its Earnings Monitor Report and for purposes of compliance with the final Order in Docket No. 47675 (Finding of Fact No. 56).

8)

A finding that the cash equity contributions invested by Parent’s owners used to directly finance the North Texas Transaction will be included in the calculations reported in Parent’s Earnings Monitor Report solely for purposes of determining compliance with Parent’s debt to equity ratio requirement as set by the final Order in Docket No. 47675 (Finding of Fact No. 56).

9)	South Texas Utility’s filing of a base rate case no later than December 31, 2020 based on a test year ending one year after the Closing.

10)

A finding that Parent can provide operation and maintenance services to the North Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

11)

A finding that Parent can provide operation and maintenance services to assets in which Parent holds a joint undivided interest with the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

12)

A finding that Parent can provide operation and maintenance services to the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

13)	The cancellation of SU’s interest in SDTS including all of SU’s Equity Interests (as defined in the Asset Exchange Agreement) and related economic and management interests in SDTS.

14)

A finding that Parent can create a regulatory asset to track any make whole payments or other expenses that may be required to extinguish, transfer to Parent, or restructure the debt of the Company and the Company Subsidiaries and seek rate recovery of this asset in a future rate case.

Commitments

The PUCT Filing will, at a minimum, contain the following proposed commitments by Parent, Sempra and SU:

A)	Parent and Sempra will commit that North Texas Utility will be governed and managed within the existing ring-fencing structure that governs Parent today.

B)	Parent and SU will amend their respective existing codes of conduct to include North Texas Utility, South Texas Utility or any new Affiliates resulting from the Transactions.

C)

Parent and SU each will commit to provide to their respective ratepayers in the form of bill credits 90% of interest savings that it realizes, as a result of improved credit quality of the North Texas Utility and South Texas Utility, if any, and debt issuance savings that it realizes, if any.

Annex B

PRIVILEGED AND CONFIDENTIAL

October 17, 2018

The Conflicts Committee of the Board of Directors of

InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Members of the Conflicts Committee of the Board of Directors:

We understand that InfraREIT, Inc., a Maryland corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oncor (“Merger Sub”), Oncor T&D Partners, LP, a Delaware limited partnership and a wholly-owned indirect subsidiary of Oncor (“Merger Partnership”), InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”), and the Company, which is the sole general partner of the Partnership and as of the date hereof owns approximately 72.4% of the outstanding limited partnership units of the Partnership.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) the Company will be merged with and into Merger Sub (the “Company Merger”) with Merger Sub continuing as the surviving entity (the “Surviving Company”), (ii) the Surviving Company will assign a 1% limited partnership interest in the Partnership to 1912 Holding Partnership, LP, a Delaware limited partnership and an affiliate of Oncor (“Oncor Affiliate”) pursuant to an assignment agreement in a form reasonably acceptable to Oncor and the Company (the “Assignment Agreement”) and (iii) the Merger Partnership will be merged with and into the Partnership with the Partnership as the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). As a result of the Mergers, among other things, each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares owned, directly or indirectly, by Oncor, Merger Sub or Merger Partnership) shall be converted into the right to receive $21.00 in cash (the “Per Share Merger Consideration”). Each limited partnership unit of the Partnership (such units, collectively, the “Partnership Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time (excluding any Partnership Units held by the Surviving Company or the Oncor Affiliate) shall be converted into the right to receive $21.00 in cash (the “Per Partnership Unit Merger Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

Concurrently with the execution and delivery of the Merger Agreement, Oncor, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company and an indirect subsidiary of the Partnership (“SDTS”), and Sharyland Utilities, L.P., a Texas limited partnership that holds equity interests in, and is the managing member of, SDTS (“SU”), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Asset Exchange Agreement”, and the transactions contemplated thereby, the “Asset Exchange”). As a result of the Asset Exchange, among other things, (i) all of SU’s interests in SDTS will be cancelled, causing SDTS to become a wholly-owned, indirect subsidiary of the Partnership, and (ii) through a joint survivor merger of SU and SDTS, (a) SDTS will receive certain assets owned by SU that are currently used in SU’s electric transmission and distribution business (the “SU Business’’) in Central, North and West Texas (“Golden Spread”) (and assume certain liabilities arising in connection therewith), certain regulatory assets and rights to certain development projects, plus $18.6 million in cash on December 31, 2018 (as estimated by management of the Company) and (b) SU will receive certain assets owned by SDTS that are currently used in the SU Business in the vicinity of the Texas-Mexico border (“South Texas”) (and assume certain liabilities arising in connection therewith). In addition, the Company, the Partnership, SDTS, Hunt Consolidated, Inc., a Delaware corporation (“HCI”), Hunt Transmission Services, L.L.C., a Delaware limited liability company (“HTS”), Electricity Participant Partnership, L.L.C., a Delaware limited liability company (“EPP”), Hunt Utility Services, LLC, a Delaware limited liability company (“HUS”), and SU will, concurrently with the execution and delivery of each of the Asset Exchange Agreement and Merger Agreement, enter into an Omnibus Termination Agreement, dated as of the date hereof (the “Omnibus Termination Agreement”), pursuant to which, at the closing of the Asset Exchange, the Partnership will pay (or will cause to be paid) to HUS the Termination Amount (as defined in the Omnibus Termination Agreement) as consideration for the termination of the Subject Agreements (as defined in the Omnibus Termination Agreement) and Subject Leases (as defined in the Omnibus Termination Agreement) and to consummate the other transactions contemplated thereby. Furthermore, as a condition to Oncor and Merger Sub entering into the Merger Agreement, Oncor, Merger Sub, HTS, EPP, HCI and SU will, concurrently with the execution and delivery of each of the Asset Exchange Agreement and Merger Agreement, enter into a Non-Interference Agreement, dated as of the date hereof (the “Non-Interference Agreement”, and together with the Merger Agreement, the Asset Exchange Agreement, the Assignment Agreement and the Omnibus Termination Agreement, the “Agreements”), pursuant to which, among other things, HCI and its subsidiaries and affiliates, including SU, will take certain actions in order to facilitate, and refrain from taking certain actions that would be expected to interfere with, the approval, implementation and consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

You, in your capacity as the Conflicts Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), have asked us whether, in our opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders (other than Hunt) of Company Shares entitled to receive the Per Share Merger Consideration (such holders, the ‘‘Unaffiliated Shareholders’’).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and certain Current Reports on Form 8-K, in each case, as filed with or furnished to the U.S. Securities and Exchange Commission by the Company, as applicable, since January 1, 2018;

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)

reviewed certain non-public projected financial and operating data and assumptions relating to the Company on a standalone basis, including that the Asset Exchange and the transactions contemplated by the draft Omnibus Termination Agreement are executed prior to December 31, 2018, prepared and furnished to us by the management of the Company, and approved for use in connection with this opinion by the management of the Company;

(iv)

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v)	reviewed publicly available research analysts’ estimates for the Company’s future financial performance on a standalone basis;

(vi)	reviewed the reported prices and the historical trading activity of the Company Shares;

(vii)	performed discounted cash flow analyses on the Company based on forecasts and other data provided by management of the Company;

(viii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)

compared the financial performance of the Company and the valuation multiples relating to the transactions contemplated by the draft Merger Agreement with those of certain other transactions that we deemed relevant;

(x)	reviewed a draft of the Merger Agreement dated October 16, 2018;

(xi)	reviewed a draft of the Asset Exchange Agreement dated October 17, 2018;

(xii)	reviewed a draft of the Omnibus Termination Agreement dated October 17, 2018;

(xiii)	reviewed a draft of the Non-Interference Agreement dated October 12, 2018; and

(xiv)	performed such other analyses and examinations, held such other discussions, and considered such other factors and information that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the future financial and operating performance of the Company and certain of its subsidiaries and affiliates.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Agreements will be executed and delivered in the form of the draft reviewed by us, that the representations and warranties of each party contained in the Agreements are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the transactions contemplated by the Agreements (the “Transactions”) will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transactions or materially reduce the benefits of the Transactions to the holders of the Company Shares.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Partnership, Golden Spread and South Texas or any of their respective subsidiaries or affiliates, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company, the Partnership, Golden Spread and South Texas or any of their respective subsidiaries or affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Unaffiliated Shareholders, from a financial point of view, of the Per Share Merger Consideration. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Mergers or any term or aspect of any of the other Agreements or any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, (i) the fairness, from a financial point of view, of the Per Partnership Unit Merger Consideration to the holders of the Partnership Units, (ii) the fairness of the proposed Transactions to, or any consideration received in connection therewith by, the holders of the Partnership Units or any other securities, the creditors or other constituencies of the Company or the Partnership, (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or the Partnership or any of their respective affiliates, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise, (iv) the fairness of the terms of or the consideration to be given or received by any party with regard to the Assignment Agreement, nor as to (v) the fairness of the terms of or the consideration to be given or received by any party with regard to the Asset Exchange or the SU Investment (as such term is defined in the Asset Exchange Agreement). We have assumed that any modification to the structure of the Transactions will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. This letter, and our opinion, does not constitute a recommendation to the Committee, the Board or to any other persons in respect of the Transactions, including as to how any holder of the Company Shares should act or, if applicable, vote in respect of the Transactions. We express no opinion herein as to the price at which the Company Shares will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Mergers are consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and received fees for the rendering of these services including the reimbursement of expenses. During the period from January 1, 2015 to the date hereof, Evercore Group L.L.C. provided financial advisory services regarding matters unrelated to the Company to (i) OpTrust Infrastructure N.A. Inc. (“OpTrust”) and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”), each of which owns more than 5% of the Company Shares, (ii) Sempra Energy (“Sempra”), an affiliate of Oncor, (iii) OMERS Private Equity (LP Interests) (“OMERS”) and (iv) GIC Private Limited (“GIC”). Evercore Group L.L.C. received fees for the rendering of such services to each of OpTrust, John Hancock, Sempra, OMERS and GIC, including the reimbursement of expenses. Except for the relationships listed above, no material relationship existed between Evercore Group L.L.C. and its affiliates, on the one hand, and the Company, the Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC or any of their respective affiliates, on the other hand, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, the Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC or any of their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Partnership, Hunt, Oncor, OpTrust, John Hancock, Sempra, OMERS, GIC and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Committee in connection with their evaluation of the proposed Mergers and, with the Committee’s consent, is also for the information and benefit of the Board in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the Unaffiliated Shareholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Robert A. Pacha
Senior Managing Director

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hifr Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 6, 2019.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on February 6, 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by phone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	To adopt the Agreement and Plan of Merger, dated as of October 18, 2018, as it may be amended from time to time (the “merger agreement”), by and among InfraREIT, Inc., a Maryland corporation (“InfraREIT”), InfraREIT Partners, LP, a Delaware limited partnership and subsidiary of InfraREIT, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Oncor, and Oncor T&D Partners, LP, a Delaware limited partnership and a wholly owned indirect subsidiary of Oncor, and approve the company merger and the other transactions contemplated by the merger agreement (the “merger proposal”); and	☐ For	☐ Against	☐ Abstain

2.	To approve any adjournment(s) of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

InfraREIT, Inc.

SPECIAL MEETING OF STOCKHOLDERS

Thursday, February 7, 2019

11:00 a.m. Central Time

InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

InfraREIT, Inc.
1900 North Akard Street
Dallas, Texas 75201	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders of InfraREIT, Inc. on February 7, 2019.

The undersigned hereby constitute(s) and appoint(s) David A. Campbell and Brant Meleski and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of InfraREIT, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of InfraREIT, Inc. to be held on February 7, 2019 and at any adjournments or postponements thereof, upon matters referred to in the Notice of the Special Meeting of Stockholders of InfraREIT, Inc. and related Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference and revoke any proxy heretofore given with respect to such meeting.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSALS 1 AND 2. The proxies cannot vote your shares unless you sign and return this card.

See reverse for voting instructions.